As filed with the Securities and Exchange Commission on May 28, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COLONY BANKCORP, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	58-1492391 (I.R.S. Employer Identification No.)
115 South Grant Street
Fitzgerald, Georgia 31750
(229) 426-6000
(Address, including zip code, and telephone number, including area, of registrant’s principal executive offices)

T. Heath Fountain
President and Chief Executive Officer
Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, Georgia 31750
(229) 426-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all communications to:

Jonathan S. Hightower Kevin E. Strachan Fenimore, Kay, Harrison & Ford, LLP 191 Peachtree Street NE Suite 849 Atlanta, Georgia 30303 Telephone: (770) 282-5111	Mark C. Kanaly William W. Hooper Alston & Bird LLP One Atlantic Center 1201 W. Peachtree Street Atlanta, Georgia 30309 Telephone: (404) 881-7000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act. (check one)

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☒
						Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $1.00 per share	$3,987,898.00	N/A	$54,858,327	$5,986
(1)Represents the maximum number of shares of Colony Bankcorp, Inc. ("Colony") common stock that could be issued in connection with the merger described herein. Pursuant to Rule 416, this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions. In the event the number of shares of common stock required to be issued to consummate the merger described herein is increased after the date this registration statement is declared effective, Colony will register such additional shares in accordance with Rule 413 under the Securities Act of 1933, as amended (the “Securities Act”), by filing a registration statement pursuant to Rule 462(b) or Rule 429 under the Securities Act, as applicable, with respect to such additional shares.
(2)Pursuant to Rule 457(f)(2) and Rule 457(f)(3) under the Securities Act and solely for the purposes of calculating the registration fee, the proposed maximum aggregate offering price is based on (1) the product of (A) the book value of SouthCrest Financial Group, Inc. (“SouthCrest”) stock of $10.18 per share as of December 31, 2020, by (B) 7,768,964, which represents the maximum number of shares of SouthCrest stock to be exchanged in the merger to which this registration statement relates less (B) the estimated amount of cash to be paid by Colony to the SouthCrest shareholders in the merger ($24,229,727).
(3)Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0001091.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this joint proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY – SUBJECT TO COMPLETION, DATED MAY 28, 2021
JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Colony Bankcorp, Inc. and SouthCrest Financial Group, Inc.:
On April 22, 2021, Colony Bankcorp, Inc., or “Colony,” and SouthCrest Financial Group, Inc., or “SouthCrest,” entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, pursuant to which SouthCrest will merge with and into Colony, with Colony surviving the merger. Immediately following the merger, SouthCrest’s wholly-owned banking subsidiary, SouthCrest Bank, National Association, will merge with and into Colony’s wholly-owned banking subsidiary, Colony Bank, a Georgia state-chartered bank, with Colony Bank as the surviving bank.
Pursuant to the merger agreement, each share of SouthCrest stock, including all shares of SouthCrest common stock, SouthCrest preferred stock designated as Series AAA Preferred Stock (“SouthCrest series AAA preferred stock”), and SouthCrest preferred stock designated as Series D Convertible Perpetual Preferred Stock (“SouthCrest series D preferred stock” and, collectively with SouthCrest common stock and SouthCrest series AAA preferred stock, “SouthCrest stock”), issued and outstanding immediately prior to the effective time of the merger will convert into, at the election of the holder and subject to allocation procedures described in the merger agreement, the right to receive (the consideration such holder receives, the “merger consideration”): (i) an amount of cash, without interest, equal to $10.45 (the “per share cash consideration”) or (ii) 0.7318 shares of Colony common stock (the “per share stock consideration”). The merger consideration is also subject to downward adjustment if SouthCrest’s tangible equity capital (as defined in the merger agreement) is less than the minimum amount required by the merger agreement at closing.
At the effective time of the merger, each unit of SouthCrest phantom stock outstanding immediately prior to the effective time of the merger will be converted automatically (without any further action on part of the holder thereto) into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of

SouthCrest phantom stock units held by such holder and (2) the per share cash consideration, less applicable taxes. At the effective time of the merger, each option to purchase shares of SouthCrest common stock will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of SouthCrest common stock subject to such option and (2) the excess, if any, of the per share cash consideration over the exercise price per share of SouthCrest common stock under such option, less applicable taxes.
Although the number of shares of Colony common stock that SouthCrest shareholders will receive as per share stock consideration is fixed, the market value of the merger consideration will fluctuate with the market price of Colony common stock and will not be known at the time SouthCrest or Colony shareholders vote on the merger. Colony common stock is currently quoted on the Nasdaq Global Select Market under the symbol “CBAN.” Based on the last reported sale price of Colony common stock of $15.00 per share on April 21, 2021, the last full trading day before the public announcement of the merger agreement, the 0.7318 exchange ratio represented approximately $10.98 in value for each share of SouthCrest stock to be converted into Colony common stock. Based on the closing sale price of Colony common stock of  $[      ] per share on [      ], 2021, the latest practicable trading date prior to the printing of this joint proxy statement/prospectus, the exchange ratio represented approximately $[      ] in value for each share of SouthCrest stock to be converted into Colony common stock. In aggregate, including both the per share stock consideration and the per share cash consideration, the value of the merger consideration to be received in respect of each share of SouthCrest stock is $10.83 based on the April 21, 2021 closing price of Colony common stock and $[      ] based on the [      ] closing price of Colony common stock.
The number of shares of Colony common stock offered by Colony and issuable in the merger is 3,987,898 shares, subject to downward adjustment based on SouthCrest’s tangible equity capital at closing and certain potential anti-dilutive adjustments described in this joint proxy statement/prospectus. Following the completion of the merger, former SouthCrest shareholders will own approximately 29.59% of the combined company based upon the number of Colony shares outstanding as of [      ]. We urge you to obtain current market quotations for the price of Colony common stock (trading symbol “CBAN”). SouthCrest common stock is quoted on the OTC Pink Market under the symbol “SCSG.”
Colony will hold a special meeting of its shareholders (which we refer to as the “Colony special meeting”) on       ], 2021, at [      ] time, at [      ], where Colony shareholders will be asked to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration (which we refer to as the “Colony merger proposal”), and related matters. SouthCrest will hold its annual meeting of its shareholders (which we refer to as the “SouthCrest annual meeting”) on [      ], 2021, at [      ] local time, at [      ], where SouthCrest shareholders will be asked to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “SouthCrest merger proposal”), a proposal to elect two Class II directors, and related matters as described in this joint proxy statement/prospectus. The merger cannot be completed unless, among other things, holders of a majority of the outstanding shares of SouthCrest stock vote to approve the SouthCrest merger proposal and the Colony merger proposal receives more votes in favor of or “FOR” the Colony merger proposal than against, assuming a quorum is present at the Colony special meeting. Colony and SouthCrest are sending you this joint proxy statement/prospectus to ask you to vote in favor of these and other matters described in this joint proxy statement/prospectus.
Each of Colony and SouthCrest expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, with the result that the SouthCrest stock exchanged for Colony common stock will generally be tax-free.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COLONY COMMON STOCK OR SOUTHCREST STOCK YOU OWN. To ensure your representation at the Colony special meeting or SouthCrest annual meeting, as applicable, please follow the voting instructions in the enclosed joint proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend your shareholder meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at your shareholder meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
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The Colony board of directors has unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration, are in the best interests of Colony and its shareholders and declared that the merger agreement is advisable and (2) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby. The Colony board of directors unanimously recommends that Colony shareholders vote “FOR” the Colony merger proposal and “FOR” the other matters to be considered at the Colony special meeting.
The SouthCrest board of directors has unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of SouthCrest and its shareholders and declared that the merger agreement is advisable and (2) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby. The SouthCrest board of directors unanimously recommends that SouthCrest shareholders vote “FOR” the SouthCrest merger proposal, “FOR” the election of the two Class II director nominees, and “FOR” the other matters to be considered at the SouthCrest annual meeting.
This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about Colony and SouthCrest and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 30 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Colony from documents that have been filed with the Securities and Exchange Commission that are incorporated in this joint proxy statement/prospectus by reference.
We look forward to a successful completion of the merger and thank you for your prompt attention to this important matter.
Sincerely,

T. Heath Fountain President and Chief Executive Officer Colony Bankcorp, Inc.	Brian D. Schmitt President and Chief Executive Officer SouthCrest Financial Group, Inc.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Colony or SouthCrest, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this joint proxy statement/prospectus is [      ], 2021, and it is first being mailed or otherwise delivered to Colony shareholders and SouthCrest shareholders on or about [      ], 2021.
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SOUTHCREST FINANCIAL GROUP, INC.
1475 Peachtree Street NE
Suite 200
Atlanta, Georgia 30309
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON [      ], 2021
To the shareholders of SouthCrest Financial Group, Inc.:
NOTICE IS HEREBY GIVEN that SouthCrest Financial Group, Inc. (which we refer to as “SouthCrest”) will hold its annual meeting of shareholders (which we refer to as the “SouthCrest annual meeting”) on [      ], 2021 at [       ], at [      ], local time, to consider and vote upon the following matters:
•To consider and vote upon a proposal to approve the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated April 22, 2021, by and between Colony Bankcorp, Inc. (“Colony”) and SouthCrest, pursuant to which SouthCrest will merge with and into Colony (which we refer to as the “merger”), with Colony surviving the merger, and approve the merger, each as more fully described in the accompanying joint proxy statement/prospectus (which we refer to as the “SouthCrest merger proposal”)
•To elect two Class II directors to the SouthCrest board of directors (which we refer to as the “SouthCrest Class II director nominee proposal”); and
•To consider and vote upon a proposal to adjourn the SouthCrest annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the SouthCrest merger proposal (which we refer to as the “SouthCrest adjournment proposal”).
The affirmative vote of a majority of the outstanding shares of SouthCrest stock, including all shares of SouthCrest common stock, SouthCrest preferred stock designated as Series AAA Preferred Stock (“SouthCrest series AAA preferred stock”), and SouthCrest preferred stock designated as Series D Convertible Perpetual Preferred Stock (“SouthCrest series D preferred stock” and, collectively with SouthCrest common stock and SouthCrest series AAA preferred stock, “SouthCrest stock”), entitled to vote thereon is required to approve the SouthCrest merger proposal.
The Class II directors of the SouthCrest board of directors will be elected by a plurality of votes cast by the holders of SouthCrest common stock for the election of Class II directors at the SouthCrest annual meeting, regardless of the number of votes received by any director nominee. Assuming a quorum is present, approval of the SouthCrest adjournment proposal (if necessary or appropriate) requires that the number of votes cast in favor of or “FOR” the SouthCrest adjournment proposal exceed the number of votes cast “AGAINST” the SouthCrest adjournment proposal. SouthCrest will transact no other business at the annual meeting, except for business properly brought before the annual meeting or any adjournment or postponement thereof.
SouthCrest shareholders must approve the SouthCrest merger proposal in order for the merger to occur. If SouthCrest’s shareholders fail to approve the SouthCrest merger proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the SouthCrest annual meeting, including the election of two Class II directors. Please review the joint proxy statement/prospectus carefully.
SouthCrest shareholders are entitled to dissenters’ rights under the provisions of the Georgia Business Corporation Code (which we refer to as the “GBCC”) in connection with the proposed merger. If the merger is completed, shareholders perfecting their dissenters’ rights are entitled, if they have complied with the provisions of the GBCC regarding rights of dissenting shareholders, to be paid the “fair value” of their shares in cash, as provided in the relevant sections of the GBCC. A copy of the applicable statutory provisions of the GBCC is included with the accompanying joint proxy statement/prospectus as Annex D, and a summary of the provisions can be found under the section of the joint proxy statement/prospectus entitled “The Merger—Dissenters’ Rights.” It is a
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condition to the consummation of the merger that holders of no more than 7.5% of the outstanding shares of SouthCrest stock exercise dissenters’ rights.
The SouthCrest board of directors has fixed the close of business on [       ], 2021 as the record date for the annual meeting. Only SouthCrest shareholders of record as of the record date are entitled to notice of the annual meeting, or any adjournment or postponement of the annual meeting. All holders of SouthCrest stock who held shares on the record date, including holders of shares of SouthCrest series AAA preferred stock, and holders of shares of SouthCrest series D preferred stock, are entitled to vote on the SouthCrest merger proposal at the SouthCrest annual meeting. All holders of SouthCrest common stock who held shares on the record date are entitled to vote on the SouthCrest Class II director nominee proposal and on the SouthCrest adjournment proposal at the SouthCrest annual meeting. Holders of shares of SouthCrest series AAA preferred stock and holders of shares of SouthCrest series D preferred stock are not entitled to vote with respect to the SouthCrest Class II director nominee proposal or the SouthCrest adjournment proposal. Any shareholder entitled to attend and vote at the SouthCrest annual meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF SOUTHCREST STOCK YOU OWN. Whether or not you plan to attend the SouthCrest annual meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
The SouthCrest board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that SouthCrest shareholders vote “FOR” the SouthCrest merger proposal and that holders of SouthCrest common stock vote “FOR” the election of the Class II director nominees and “FOR” the SouthCrest adjournment proposal (if necessary or appropriate).

BY ORDER OF THE BOARD OF DIRECTORS,

Brian D. Schmitt
President and Chief Executive Officer
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Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, Georgia 31750
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [      ], 2021
To the shareholders of Colony Bankcorp, Inc.:
NOTICE IS HEREBY GIVEN that Colony Bankcorp, Inc. (which we refer to as “Colony”) will hold a special meeting of its shareholders (which we refer to as the “Colony special meeting”) on [      ], 2021 at [      ], at [      ], local time, to consider and vote upon the following matters:
•To consider and vote upon a proposal to approve the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of April 22, 2021, by and between Colony and SouthCrest Financial Group, Inc. (which we refer to as “SouthCrest”) and the transactions contemplated by the merger agreement, including the merger of SouthCrest with and into Colony (which we refer to as the “merger”) and the issuance of shares of Colony’s common stock as merger consideration, each as more fully described in the accompanying joint proxy statement/prospectus (which we refer to as the “Colony merger proposal”); and
•To consider and vote upon a proposal to adjourn the Colony special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Colony merger proposal (which we refer to as the “Colony adjournment proposal”).
Approval of the Colony merger proposal requires that the number of votes in favor or “FOR” the Colony merger proposal exceed the number of votes “AGAINST” the Colony merger proposal. Approval of the Colony adjournment proposal (if necessary or appropriate) requires that the number of votes cast in favor of or “FOR” the Colony adjournment proposal exceed the number of votes cast “AGAINST” the Colony adjournment proposal. Colony will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.
Colony shareholders must approve the Colony merger proposal in order for the merger to occur. If the Colony shareholders fail to approve the Colony merger proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Colony special meeting. Please review the joint proxy statement/prospectus carefully.
The Colony board of directors has fixed the close of business on [      ], 2021 as the record date for the special meeting. Only Colony shareholders of record as of the record date are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. Any shareholder entitled to attend and vote at the Colony special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COLONY COMMON STOCK YOU OWN. Whether or not you plan to attend the Colony special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
The Colony board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger
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consideration, and unanimously recommends that Colony shareholders vote “FOR” the Colony merger proposal and “FOR” the Colony adjournment proposal (if necessary or appropriate).

BY ORDER OF THE BOARD OF DIRECTORS,

T. Heath Fountain
President and Chief Executive Officer
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ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Colony from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Colony at no cost from the SEC’s website at http://www.sec.report. Colony has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting Colony at the contact information set forth below:
Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, Georgia 31750
Attn: Corporate Secretary
Telephone: (229) 426-6000
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your respective company’s shareholder meeting, or [      ], 2021 if you are a Colony Shareholder and [      ], 2021 if you are a SouthCrest Shareholder.
If you are a Colony shareholder and have any questions about the merger agreement, the merger, the Colony special meeting or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card or need help voting your shares of Colony common stock, please contact Edward L. Bagwell at Colony by phone at (229) 426-6000 or by email to lbagwell@colonybank.com.
If you are a SouthCrest shareholder and have any questions about the merger agreement, the merger, the SouthCrest annual meeting or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card or need help voting your shares of SouthCrest stock, please contact Andrew Borrmann at SouthCrest by phone at (855) 972-2265 or by email to andy.borrmann@southcrestbank.com.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [      ], 2021, and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to the shareholders of Colony or SouthCrest nor the issuance by Colony of shares of Colony common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding SouthCrest has been provided by SouthCrest and information contained in this document regarding Colony has been provided by Colony. See “Where You Can Find More Information” beginning on page 162 for more details.
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TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1
SUMMARY	13
SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	26
RISK FACTORS	30
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS	38
COLONY BANKCORP, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2021	40
COLONY BANKCORP, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2020	42
COLONY BANKCORP, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2021	44
SOUTHCREST ANNUAL MEETING OF SHAREHOLDERS	46
Date, Time and Place of SouthCrest Annual Meeting	46
Matters to be Considered	46
Recommendation of the SouthCrest Board of Directors	46
Record Date and Quorum	46
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote	47
Voting and Revocation of Proxies	47
Shares Held in “Street Name”; Broker Non-Votes	48
Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers	48
Solicitation of Proxies; Expenses	48
Dissenters’ Rights	48
Attending the SouthCrest Annual Meeting	49
SouthCrest Merger Proposal	49
SouthCrest Adjournment Proposal	50
Assistance	51
COLONY SPECIAL MEETING OF SHAREHOLDERS	52
Date, Time and Place of Colony Special Meeting	52
Matters to be Considered	52
Recommendation of the Colony Board of Directors	52
Record Date and Quorum	52
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote	52
Voting and Revocation of Proxies	53
Shares Held in “Street Name”; Broker Non-Votes	53
Solicitation of Proxies; Expenses	54
Attending the Colony Special Meeting	54
Colony Merger Proposal	54
Colony Adjournment Proposal	54
Assistance	55
THE MERGER	56
Terms of the Merger	56
Background of the Merger	57
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QUESTIONS AND ANSWERS
The following are answers to certain questions you may have regarding the merger, the Colony special meeting, and the SouthCrest annual meeting. We urge you to read carefully the remainder of this joint proxy statement/prospectus, including the annexes and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section may not provide all the information that might be important to you in determining how to vote.
Unless the context otherwise requires, references in this joint proxy statement/prospectus to “Colony” refer to Colony Bankcorp, Inc., a Georgia corporation, and its subsidiaries, including Colony Bank, a Georgia state-chartered bank and the wholly-owned subsidiary of Colony Bankcorp, Inc. Additionally, unless the context otherwise requires, references to “SouthCrest” refer to SouthCrest Financial Group, Inc., a Georgia corporation, and its subsidiaries, including SouthCrest Bank, National Association, a national association and the wholly-owned subsidiary of SouthCrest Financial Group, Inc.
Q:          What is the merger?
A:          Colony and SouthCrest have entered into an Agreement and Plan of Merger on April 22, 2021 (which we refer to as the “merger agreement”), pursuant to which SouthCrest will merge with and into Colony, with Colony continuing as the surviving entity (which we refer to as the “merger”). Immediately following the merger, SouthCrest’s wholly-owned banking subsidiary, SouthCrest Bank, National Association, (which we refer to as “SouthCrest Bank”), a national banking association, will merge with and into Colony’s wholly-owned banking subsidiary, Colony Bank, a Georgia state-chartered bank, with Colony Bank as the surviving bank (which we refer to as the “bank merger”), pursuant to the terms of the Bank Plan of Merger and Merger Agreement entered into by Colony Bank and SouthCrest Bank on April 22, 2021 (which we refer to as the “bank merger agreement”).
SouthCrest will hold an annual meeting of its shareholders (which we refer to as the “SouthCrest annual meeting”) and Colony will hold a special meeting of its shareholders (which we refer to as the “Colony special meeting”) to obtain, among other things, the required shareholder approvals in connection with the merger, and you are being provided with this joint proxy statement/prospectus in connection with those shareholder meetings. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. We urge you to read carefully this joint proxy statement/prospectus and the merger agreement in their entirety.
Q:          Why am I receiving this joint proxy statement/prospectus?
A:          We are delivering this document to you because it is a joint proxy statement being used by the SouthCrest and Colony boards of directors to solicit proxies of their respective shareholders in connection with approval and adoption of the merger agreement and related matters. In order to complete the merger, among other things:
•SouthCrest shareholders must approve the merger agreement and the transactions contemplated thereby, including the merger; and
•Colony shareholders must approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration.
Holders of SouthCrest common stock are also being asked to elect two Class II directors to the SouthCrest board of directors for a three-year term. SouthCrest has nominated the following persons to serve as Class II directors: Michael D. McRae and Harold W. Wyatt, III.
In order to approve and adopt the merger agreement and related matters, SouthCrest and Colony have each called a meeting of their respective shareholders. This document serves as a joint proxy statement for both the SouthCrest annual meeting and the Colony special meeting and describes the proposals to be presented at the meetings.

This document is also a prospectus that is being delivered to SouthCrest shareholders because Colony is offering shares of its common stock to SouthCrest shareholders in connection with the merger.
This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:          What will SouthCrest shareholders receive in the merger?
A:          If the merger is completed, each share of SouthCrest capital stock, including all shares of SouthCrest common stock, SouthCrest preferred stock designated as Series AAA Preferred Stock (“SouthCrest series AAA preferred stock”), and SouthCrest preferred stock designated as Series D Convertible Perpetual Preferred Stock (“SouthCrest series D preferred stock” and, collectively with SouthCrest common stock and SouthCrest series AAA preferred stock, “SouthCrest stock”) issued and outstanding immediately prior to the effective time of the merger will convert into, at the election of the holder and subject to allocation procedures described in the merger agreement, the right to receive (the consideration such holder receives, the “merger consideration”): (i) an amount of cash, without interest, equal to $10.45 (the “per share cash consideration”), (ii) 0.7318 shares (which ratio we refer to as the “exchange ratio”) of Colony common stock (the “per share stock consideration”), or (iii) a combination thereof.
The merger consideration is also subject to downward adjustment based on SouthCrest’s tangible equity capital at closing. If SouthCrest’s tangible equity capital, as defined in the merger agreement, is less than $49,950,000 if the closing occurs on or before July 31, 2021, $50,475,000 if the closing occurs on or after August 1, 2021 but before September 1, 2021, or $51,000,000 if the closing occurs on or after September 1, 2021 (each such amount, as applicable as of the effective time, we refer to as the “SouthCrest equity minimum”), Colony shall have the option to adjust the merger consideration downward by an amount that is reflective of the overall shortfall between the SouthCrest equity minimum and SouthCrest’s tangible equity capital at closing.
If SouthCrest provides notice of its intention to terminate the merger agreement as a result of certain changes in the trading price of Colony common stock relative to the price of KBW NASDAQ Regional Banking Index, Colony has the option to adjust the exchange ratio such that the aggregate value of the merger consideration is equal to or greater than the lesser of (i) an amount equal to $72,446,137 or (ii) an amount equal to $21,600,438 plus the product of the index ratio, 0.85, 3,987,898, and the average Colony closing price, divided by the Colony ratio.
Colony will not issue any fractional shares of Colony common stock in the merger. Instead, a SouthCrest shareholder who otherwise would have received a fraction of a share of Colony common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the average of the daily closing prices for shares of Colony common stock for the twenty consecutive full trading days ending on the trading day immediately preceding the fifth business day prior to the date of closing of the merger on which such shares are actually traded on the Nasdaq Global Select Market as reported by Bloomberg L.P. by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Colony common stock to which such shareholder would otherwise be entitled to receive.
Q:          When is the election deadline?
A:          The deadline for SouthCrest shareholders to make their elections to receive the per share cash consideration, the per share stock consideration, or a combination thereof in exchange for each share of SouthCrest stock they hold (which we refer to as the “election deadline”) is 5:00 p.m. Eastern time on the later of (1) [      ], 2021, the date of the SouthCrest annual meeting or (2) the date that Colony and SouthCrest agree is as near as practicable to five business days prior to the closing date. The election deadline may also be automatically extended ten business days in the event that the merger consideration is adjusted based on SouthCrest’s tangible equity capital at closing or the exchange ratio is adjusted due to a decline in the price of Colony common stock.

Q:          What is the process for making an election to receive the per share cash consideration, per share stock consideration, or a combination thereof?
A:          Each SouthCrest shareholder may make an election to exchange their shares of SouthCrest stock for the per share cash consideration, the per share stock consideration, or a combination thereof. Colony’s appointed exchange agent, American Stock Transfer & Trust Company, LLC, is mailing to each holder of record of SouthCrest stock an election form containing instructions and materials necessary for each SouthCrest shareholder to elect the form of per share merger consideration they prefer to receive in the merger. Those election materials will provide the deadline by which such elections must be received. As stated above, the election deadline will be the later of [     ], 2021 or a date that the parties agree is approximately five business days prior to closing. These election materials will also provide instructions and a letter of transmittal necessary for the holders of SouthCrest stock to tender their certificates in exchange for the merger consideration. If you do not receive the election materials by [      ], please contact the Colony’s exchange agent by phone at (800) 937-5549 or by email at help@astfinancial.com.
Each SouthCrest shareholder may (i) elect to receive the per share cash consideration with respect to each share of SouthCrest stock held, (ii) elect to receive the per share stock consideration with respect to each share of SouthCrest stock held, (iii) elect to receive a mix of the per share cash consideration and the per share stock consideration, or (iv) indicate that such shareholder makes no such election. Shares of SouthCrest stock for which a valid election to receive the per share cash consideration has been made on or prior to the election deadline are referred to as “cash election shares.” Shares for which a valid election to receive the per share stock consideration has been made on or prior to the election deadline are referred to as “stock election shares.” Shares of SouthCrest stock for which no valid election was made on or prior to the election deadline are referred to as “no-election shares.” SouthCrest shareholder elections are subject to adjustment as described below.
Q:          What happens if the per share stock consideration is oversubscribed or undersubscribed?
A:          The merger agreement provides that no more than 3,987,898 shares of Colony common stock shall be issued in the merger. Based on the exchange ratio and assuming no adjustments to merger consideration, approximately 5,450,000 shares of SouthCrest stock shall be converted Colony common stock, with the remainder being converted to cash.
In the event that the aggregate amount of per share stock consideration that SouthCrest shareholders have elected to receive exceeds 3,987,898 shares of Colony common stock:
•all cash election shares will be converted into the right to receive the per share cash consideration;
•all no-election shares will be converted into the right to receive the per share cash consideration; and
•stock election shares will be deemed to be cash election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,987,898 shares.
In the event that the aggregate amount of per share stock consideration that SouthCrest shareholders have elected to receive is less than 3,987,898 shares of Colony common stock (the difference between the amount of per share stock consideration as elected and 3,987,898 we refer to as the “shortfall number”):
•all stock election shares will be converted into the right to receive the per share stock consideration;
•if all no-election shares, when converted to the per share stock consideration, is less than or equal to the shortfall number, then all no-election shares will be converted into the right to receive the per share stock consideration and cash election shares will be deemed to be stock election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,987,898 shares (after taking into consideration the stock election shares and the converted no-election shares); and

•if all no-election shares, when converted to the per share stock consideration, is greater than the shortfall number, then no-election shares deemed to be stock election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,987,898 shares (after taking into consideration the stock election shares) and all cash election shares will be converted into the right to receive the per share cash consideration.
For more information, see “The Merger Agreement—Election Procedures; Allocation of Merger Consideration; Exchange of Certificates” beginning on page 96.
Q:          What happens to outstanding SouthCrest restricted stock awards in the merger?
A:          Immediately prior to the effective time of the merger, all outstanding shares of SouthCrest stock subject to vesting restrictions granted under SouthCrest benefit plans (with we refer to as “SouthCrest restricted stock”) will become fully vested. At the effective time of the merger, each share of SouthCrest restricted stock that is outstanding prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive, at the election of the holder, either the per share cash consideration or the per share stock consideration in respect of each share of SouthCrest restricted stock.
Q:          What happens to outstanding SouthCrest phantom stock units in the merger?
A:          At the effective time of the merger, each unit of SouthCrest phantom stock outstanding immediately prior to the effective time of the merger will be converted automatically (without any further action on part of the holder thereto) into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of SouthCrest phantom stock units held by such holder and (2) the per share cash consideration, less applicable taxes. Such payments in respect of SouthCrest phantom stock units shall only be made to those holders who remain employed by SouthCrest as of the effective time.
Q:          What happens to outstanding options to purchase shares of SouthCrest common stock in the merger?
A:          At the effective time of the merger, each option to purchase shares of SouthCrest common stock, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of SouthCrest common stock subject to such option and (2) the excess, if any, of the per share cash consideration over the exercise price per share of SouthCrest common stock under such option, less applicable taxes.
Q:          Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?
A:          Yes. Although the number of shares of Colony common stock that SouthCrest shareholders will receive is fixed, the market value of the per share stock consideration and the aggregate merger consideration will fluctuate with the market price of Colony common stock and will not be known at the time SouthCrest shareholders vote on the merger. Colony common stock is currently quoted on the Nasdaq Global Select Market under the symbol “CBAN.”
Q:          What will happen to shares of Colony common stock in the merger?
A:          Nothing. Each share of Colony common stock outstanding will remain outstanding as a share of Colony common stock following the effective time of the merger.
Q:          When and where are the SouthCrest annual meeting and the Colony special meeting?
A:          SouthCrest Annual Meeting: The SouthCrest annual meeting will be held on [      ], 2021, at [      ], local time, at [      ].
Colony Special Meeting: The Colony special meeting will be held on [      ], 2021, at [      ], local time, at [      ].

Q:          Who is entitled to vote at each shareholder meeting?
A:          SouthCrest Annual Meeting: All holders of SouthCrest stock who held shares at the close of business on [      ], 2021 (which we refer to as the “SouthCrest record date”), including holders of SouthCrest series AAA preferred stock and SouthCrest series D preferred stock, are entitled to receive notice of and to vote on the SouthCrest merger proposal at the SouthCrest annual meeting, provided that such shares of SouthCrest stock remain outstanding on the date of the SouthCrest annual meeting. Holders of shares of SouthCrest series AAA preferred stock and SouthCrest series D preferred stock are not entitled to vote on the SouthCrest Class II director nominee proposal or the SouthCrest adjournment proposal with respect to such shares of SouthCrest preferred stock. All holders of SouthCrest common stock who held shares at the close of business on the SouthCrest record date are entitled to receive notice of and to vote on the SouthCrest adjournment proposal at the SouthCrest annual meeting, provided that such shares of SouthCrest stock remain outstanding on the date of the SouthCrest annual meeting.
Colony Special Meeting: All holders of Colony common stock who held shares at the close of business on [      ], 2021 (which we refer to as the “Colony record date”) are entitled to receive notice of and to vote at the Colony special meeting, provided that such shares of Colony common stock remain outstanding on the date of the Colony special meeting.
Q:          What are SouthCrest shareholders being asked to vote on and why is this approval necessary?
A:          SouthCrest shareholders are being asked to vote on the following proposals at the SouthCrest annual meeting:
•the approval of the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “SouthCrest merger proposal”);
•the election of two Class II directors to the SouthCrest board of directors for a three-year term (which we refer to as the “SouthCrest Class II director nominee proposal”); and
•the approval of the adjournment of the SouthCrest annual meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the SouthCrest merger proposal (which we refer to as the “SouthCrest adjournment proposal”).
Shareholder approval of the SouthCrest merger proposal is required for completion of the merger. SouthCrest will transact no other business at the SouthCrest annual meeting, except for business properly brought before the SouthCrest annual meeting or any adjournment or postponement thereof.
Each director of SouthCrest and SouthCrest Bank as well as certain significant shareholders of SouthCrest (which collectively constitute approximately [      ]% of the outstanding SouthCrest shares based on the shares outstanding as of the SouthCrest record date) have entered into voting agreements with Colony agreeing to, among other things, vote their shares of SouthCrest stock in favor of the merger agreement and the transactions contemplated thereby and against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of SouthCrest in the merger agreement.
Q:          What are Colony shareholders being asked to vote on and why is this approval necessary?
A:          Colony shareholders are being asked to vote on the following proposals at the Colony special meeting:
•the approval of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration (which we refer to as the “Colony merger proposal”); and
•the approval of the adjournment of the Colony special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Colony merger proposal (which we refer to as the “Colony adjournment proposal”).

Shareholder approval of the Colony merger proposal is required for completion of the merger. Colony will transact no other business at the Colony special meeting, except for business properly brought before the Colony special meeting or any adjournment or postponement thereof.
Each director of Colony and Colony Bank (which collectively constitute approximately [      ]% of the outstanding shares of Colony common stock based on the shares outstanding as of the Colony record date) have entered into voting agreements with SouthCrest agreeing to, among other things, vote their shares of Colony common stock in favor of the merger agreement and the transactions contemplated thereby, including the issuance of shares of Colony common stock as merger consideration in the merger.
Q:          What constitutes a quorum at each shareholder meeting?
A:          SouthCrest Annual Meeting: The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of SouthCrest stock entitled to vote on a proposal is necessary in order to constitute a quorum for purposes of the matters being voted on at the SouthCrest annual meeting. With respect to the SouthCrest merger proposal, quorum will exist if at least a majority of the total number of shares of SouthCrest stock outstanding as of the SouthCrest record date, including holders of SouthCrest series AAA preferred stock and SouthCrest series D preferred stock, are present, in person or represented by proxy, at the SouthCrest annual meeting. With respect to the SouthCrest Class II director nominee proposal and the SouthCrest adjournment proposal, quorum will exist if at least a majority of the total number of shares of SouthCrest common stock outstanding as of the SouthCrest record date are present, in person or by proxy, at the SouthCrest annual meeting.
Colony Special Meeting: The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Colony common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Colony special meeting.
Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists.
Q:          What vote is required to approve each proposal at the SouthCrest annual meeting?
A:          SouthCrest merger proposal: Approval of the SouthCrest merger proposal requires the affirmative vote of a majority of the outstanding shares SouthCrest stock entitled to vote thereon. All outstanding shares of SouthCrest stock, including shares of SouthCrest series AAA preferred stock and SouthCrest series D preferred stock, are entitled to vote on the SouthCrest merger proposal. All shares of SouthCrest stock will vote as a single class. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the SouthCrest merger proposal, it will have the same effect as a vote “AGAINST” the SouthCrest merger proposal. SouthCrest shareholders must approve the SouthCrest merger proposal in order for the merger to occur. If the SouthCrest shareholders fail to approve the merger proposal, the merger will not occur.
SouthCrest Class II director nominee proposal: Two Class II directors will be elected by a plurality of the votes cast for the election of the Class II directors, meaning that the nominees who receive the most affirmative votes, regardless of the actual number of votes for the director nominee, will be elected to serve as Class II directors on the SouthCrest board of directors. Only shares of SouthCrest common stock are entitled to vote on the SouthCrest Class II director nominee proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the SouthCrest Class II director nominee proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.
SouthCrest adjournment proposal: Approval of the SouthCrest adjournment proposal (if necessary or appropriate) requires that the number of votes cast in favor of or “FOR” the SouthCrest adjournment proposal exceed the number of votes cast “AGAINST” the SouthCrest adjournment proposal. Only shares of SouthCrest common stock are entitled to vote on the SouthCrest adjournment proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark

“ABSTAIN” on your proxy card, with respect to the SouthCrest adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal. SouthCrest’s shareholders are not required to approve the SouthCrest adjournment proposal in order for the merger to occur. If SouthCrest’s shareholders fail to approve the SouthCrest adjournment proposal, but approve the SouthCrest merger approval, the merger may nonetheless occur.
Q:          Do holders of SouthCrest series AAA preferred stock or SouthCrest series D preferred stock have rights in connection with the merger that are different from or addition to the rights of holders of SouthCrest common stock ?
A:          In connection with the merger, holders of SouthCrest series AAA preferred stock and SouthCrest series D preferred stock will receive the same merger consideration for their shares of SouthCrest stock as the holders of SouthCrest common stock. Holders of SouthCrest series AAA preferred stock are entitled to vote on the merger as a single voting group with other shares of SouthCrest stock pursuant to the GBCC and the terms of the SouthCrest series AAA preferred stock. Holders of SouthCrest series D preferred stock are entitled to vote on the merger as a single voting group with other shares of SouthCrest stock pursuant to the GBCC. In addition, pursuant to the designations for the SouthCrest series D preferred stock, SouthCrest is required to obtain the consent of the holders of Series D preferred stock prior to entering into a merger agreement or agreement in connection with a business consolidation that would have the effect of changing any preference or any relative or other right provided for the benefit of the holders of SouthCrest’s Series D preferred stock. SouthCrest has entered into an agreement with the holder of Series D preferred stock whereby such holder has consented to the merger. For the purposes of the SouthCrest merger proposal, shares of SouthCrest common stock, shares of SouthCrest series AAA preferred stock, and shares of SouthCrest series D preferred stock will vote together as a single voting group.
Holders of SouthCrest series AAA preferred stock and SouthCrest series D preferred stock are not entitled to vote on the SouthCrest Class II director nominee proposal or the SouthCrest adjournment proposal.
Q:          What vote is required to approve each proposal at the Colony special meeting?
A:          Colony merger proposal: Approval of the Colony merger proposal requires that the number of votes in favor or “FOR” the Colony merger proposal exceed the number of votes “AGAINST” the Colony merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Colony merger proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal. Colony shareholders must approve the Colony merger proposal in order for the merger to occur. If Colony shareholders fail to approve the merger proposal, the merger will not occur.
Colony adjournment proposal: Assuming a quorum is present, approval of the Colony adjournment proposal (if necessary or appropriate) requires that the number of votes cast in favor of or “FOR” the Colony adjournment proposal exceed the number of votes cast “AGAINST” the Colony adjournment proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Colony adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal. Colony’s shareholders are not required to approve the Colony adjournment proposal in order for the merger to occur. If Colony’s shareholders fail to approve the Colony adjournment proposal, but approve the Colony merger proposal, the merger may nonetheless occur.
Q:          What are the conditions to completion of the merger?
A:          The obligations of SouthCrest and Colony to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions, approval of the SouthCrest merger proposal by SouthCrest’s shareholders and the Colony merger proposal by Colony’s shareholders. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 108.

Q:          When will the merger be completed?
A:          We will complete the merger on the first calendar day of the month after all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and the approval of the SouthCrest merger proposal by SouthCrest’s shareholders and the Colony merger proposal by Colony’s shareholders. While we expect the merger to be completed as early as the third quarter of 2021, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.
Q:          How does the SouthCrest board of directors and the Colony board of directors recommend that I vote?
A:          The SouthCrest board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that SouthCrest shareholders vote “FOR” the SouthCrest merger proposal, “FOR” the election of Michael D. McRae and Harold W. Wyatt, III as Class II directors for a term expiring at the 2024 annual meeting of the shareholders, and “FOR” the SouthCrest adjournment proposal (if necessary or appropriate).
The Colony board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration, and unanimously recommends that Colony shareholders vote “FOR” the Colony merger proposal and “FOR” the Colony adjournment proposal (if necessary or appropriate).
Q:          What do I need to do now?
A:          After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly using the instructions below.
Q:          How do I vote?
A:          If you are a holder of record of SouthCrest stock as of [      ], 2021, the SouthCrest record date, you may submit your proxy before the SouthCrest annual meeting in any of the following ways:
•by mail, by completing, signing, dating and returning the enclosed proxy card to SouthCrest using the enclosed postage-paid envelope;
•by telephone, by calling toll-free 1 (800) 652-8683 and following the recorded instructions; or
•via the internet, by accessing the website www.envisionreports.com/scsg and following the instructions on the website.
If you are a shareholder of record of Colony as of [      ], 2021, the Colony record date, you may submit your proxy before the Colony special meeting in any of the following ways:
•by mail, by completing, signing, dating and returning the enclosed proxy card to Colony using the enclosed postage-paid envelope;
•by telephone, by calling toll-free [      ] and following the recorded instructions; or
•via the internet, by accessing the website [      ] and following the instructions on the website.
If you intend to submit your proxy by mail, your completed proxy card must be received prior to your respective company’s shareholder meeting. Colony shareholders who intend to submit a proxy by telephone or via the internet must do so by 11:59 p.m. Eastern time on the day before the Colony special meeting. SouthCrest shareholders who intend to submit a proxy by telephone or via the internet must do so by 11:59 p.m.. Eastern time on the day before the SouthCrest annual meeting.

If you are a shareholder of record of SouthCrest as of the SouthCrest record date or a shareholder of record of Colony as of the Colony record date, you may also cast your vote in person at your respective company’s shareholder meeting. If you plan to attend your respective company’s shareholder meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. Each of SouthCrest and Colony reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. Whether or not you intend to be present at the shareholder meeting, you are urged to complete, sign, date and return the enclosed proxy card to SouthCrest or Colony, as applicable, in the enclosed postage-paid envelope or submit a proxy by telephone or via the internet as described on the enclosed instructions as soon as possible. If you are then present and wish to vote your shares in person, your original proxy may be revoked by attending and voting at the relevant company’s shareholder meeting.
If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at the relevant company’s shareholder meeting.
Q:          What is the difference between a shareholder of record and a “street name” holder?
A:          If you are a shareholder of either SouthCrest or Colony and if your shares of SouthCrest or Colony stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of stock. If your shares of stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” If your shares are held in street name, this joint proxy statement/prospectus and the proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.
Q:          If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?
A:          No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to SouthCrest (with respect to SouthCrest shareholders) or Colony (with respect to Colony shareholders) by voting in person at the SouthCrest annual meeting or the Colony special meeting, as applicable, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.
Q:          How are broker non-votes and abstentions treated?
A:          Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. The SouthCrest merger proposal, SouthCrest adjournment proposal, Colony merger proposal and the Colony adjournment proposal are all non-routine matters, and a broker or nominee does not have discretionary voting power with respect to the proposals. As a result, we do not expect any broker non-votes at either the Colony special meeting or the SouthCrest annual meeting.
Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the SouthCrest merger proposal because Georgia law requires the SouthCrest merger proposal to be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. However, abstentions and broker non-votes will not have the effect of a vote “AGAINST” the SouthCrest adjournment proposal, the Colony merger proposal, and the Colony adjournment proposal.

Q:          What will happen if I return my proxy card without indicating how to vote?
A:          If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of SouthCrest stock represented by your proxy will be voted as recommended by the SouthCrest board of directors with respect to such proposals or the shares of Colony common stock represented by your proxy will be voted as recommended by the Colony board of directors with respect to such proposals, as the case may be.
Q:          How many votes do I have?
A:          Holders of SouthCrest stock and holders of Colony common stock are entitled to one vote on each proposal they are entitled to vote on at the respective company’s shareholder meeting for each share of SouthCrest stock or Colony common stock owned as of the record date for the respective company’s shareholder meeting, as applicable.
Q:          Can I change my vote?
A:          SouthCrest shareholders: Yes. If you are the record holder of your SouthCrest shares, you may revoke your proxy in any one of three ways: (1) you may submit another properly completed proxy card bearing a later date which is received prior to the SouthCrest annual meeting; (2) you may send a written notice which is received prior to the SouthCrest annual meeting that you are revoking your proxy to: SouthCrest Financial Group, Inc., 1475 Peachtree Street NE, Suite 200, Atlanta, Georgia 30309, Attention: Corporate Secretary; (3) you may cast a new vote by telephone or via the internet at any time before 11:59 p.m. Eastern time on the day before the SouthCrest annual meeting; or (4) you may attend the SouthCrest annual meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the SouthCrest annual meeting will not, by itself, revoke your proxy.
Colony shareholders: Yes. If you are the record holder of your Colony shares, you may revoke your proxy in any one of four ways: (1) you may submit another properly completed proxy card bearing a later date which is received prior to the special meeting; (2) you may send a written notice which is received prior to the special meeting that you are revoking your proxy to: Colony Bankcorp, Inc., 115 South Grant Street, Fitzgerald, Georgia 31750, Attention: Corporate Secretary; (3) you may cast a new vote by telephone or via the internet at any time before 11:59 p.m. Eastern time on the day before the Colony special meeting; or (4) you may attend the special meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the special meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.
Q:          Will SouthCrest be required to submit the SouthCrest merger proposal to its shareholders even if SouthCrest’s board of directors has withdrawn, modified or qualified its recommendation?
A:          Yes. Unless the merger agreement is terminated before the SouthCrest annual meeting, SouthCrest is required to submit the merger proposal to its shareholders even if SouthCrest’s board of directors has withdrawn, modified or qualified its recommendation.
Q:          Do SouthCrest directors and executive officers have interests in the merger that are different from, or in addition to, the interests of SouthCrest shareholders?
A:          Yes. In considering the recommendation of the SouthCrest board of directors with respect to the merger agreement, you should be aware that SouthCrest’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of SouthCrest’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of SouthCrest’s shareholders include, but are not limited to, accelerated vesting and payouts under benefit awards, payments to certain executives pursuant to existing employment and change in control agreements, entry into new employment agreements with Colony and Colony Bank, and continued indemnification and directors’ and officers’ insurance coverage under the merger agreement. For a more complete description of these interests, see “The Merger—Interests of SouthCrest’s Directors and Executive Officers in the Merger” beginning on page 86.

Q:          Are SouthCrest shareholders entitled to dissenters’ rights?
A:          Yes. Under Georgia law, record holders of shares of SouthCrest stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those dissenters’ rights, a SouthCrest shareholder must follow exactly the procedures specified under Georgia law. A copy of Article 13 of the GBCC is attached as Annex D to this joint proxy statement/prospectus. The value determined in the appraisal process may be more or less than the value a SouthCrest shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with the applicable provisions of Georgia law will result in the loss of the right of appraisal. For further information, see “The Merger — Dissenters’ Rights” on page 90.
Pursuant to the merger agreement, Colony will not be obligated to consummate the merger if dissenters’ rights are properly asserted with respect to 7.5% or more of the outstanding shares of SouthCrest stock.
Q:          Are Colony shareholders entitled to dissenters’ rights?
A:          No.
Q:          What are the U.S. federal income tax consequences of the merger to SouthCrest shareholders?
A:          The merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger so qualifies, SouthCrest shareholders, except SouthCrest shareholders who exercise their dissenters' rights, are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares of SouthCrest stock for shares of Colony common stock pursuant to the merger. However, SouthCrest shareholders should expect to recognize gain or loss in connection with cash received in the merger, whether they receive such cash in exchange for cash election shares, stock election shares or no-election shares that are reallocated to receive cash, or in lieu of a fractional share of Colony common stock they would otherwise be entitled to receive.
The obligations of Colony and SouthCrest to complete the merger are subject to, among other customary closing conditions described in this joint proxy statement/prospectus, the receipt of an opinion from Fenimore, Kay, Harrison & Ford, LLP (with respect to Colony) and Alston & Bird LLP (with respect to SouthCrest), dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
For further information, see the section of this joint proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 157 for a general discussion of the material U.S. federal income tax consequences of the merger. The U.S. federal income tax consequences described above may not apply to all SouthCrest shareholders. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.
Q:          What happens if the merger is not completed?
A:          If the merger is not completed, holders of SouthCrest stock will not receive any consideration for their shares in connection with the merger. Instead, SouthCrest will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, SouthCrest may be required to pay a termination fee. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement —Termination Fee” beginning on page 111 for a discussion of the circumstances under which termination fees will be required to be paid.
Q:          What happens if I sell my shares after the applicable record date but before the relevant company’s shareholder meeting?
A:          Each of the SouthCrest record date and the Colony record date is earlier than the date of the SouthCrest annual meeting or the Colony special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of SouthCrest stock or Colony common stock, as applicable, after the applicable record date but before the date of the applicable shareholder meeting, you will retain your right to vote at such shareholder meeting (provided that such shares remain outstanding on the date of such shareholder meeting), but, with respect to SouthCrest stock, you will not have the right to receive the merger consideration to be received by SouthCrest’s shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of SouthCrest stock through completion of the merger.
Q:          If I am a SouthCrest shareholder, should I send in my SouthCrest stock certificates now?
A:          No. Please do not send in your SouthCrest stock certificates with your proxy. Prior to the election deadline, Colony’s exchange agent, American Stock Transfer & Trust Company, LLC, will send you instructions for exchanging your shares of SouthCrest stock for your portion of the merger consideration. See “The Merger Agreement—Election Procedures; Allocation of Merger Consideration; Exchange of Certificates” beginning on page 96.
Q:          Who may I contact if I cannot locate my SouthCrest stock certificate(s)?
A:          If you are unable to locate your original SouthCrest stock certificate(s), you should contact SouthCrest Financial Group, Inc., 1475 Peachtree Street NE, Suite 200, Atlanta, Georgia 30309, Attention: Corporate Secretary. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as Colony or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.
Q:          What should I do if I receive more than one set of voting materials?
A:          Shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of stock that you own.
Q:          Whom should I call with questions?
A:          SouthCrest shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of SouthCrest stock, please contact Andrew Borrmann at SouthCrest by phone at (855) 972-2265 or by email to andy.borrmann@southcrestbank.com.
Colony shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Colony common stock, please contact Edward L. Bagwell at Colony by phone at (229) 426-6000 or by email to lbagwell@colonybank.com.

SUMMARY
This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this document incorporates by reference important business and financial information about Colony. For a description of this information, please see “Where You Can Find More Information” beginning on page 162. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Additional Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Companies (page 116)
Information about Colony
Colony Bankcorp, Inc. is a financial holding company headquartered in Fitzgerald, Georgia, and the parent company of Colony Bank, a Georgia state-chartered bank and community-based financial institution. Colony operates a full-service commercial, consumer, and mortgage borrowing business through 29 locations throughout Georgia. As of March 31, 2021, on a consolidated basis, Colony had total assets of $1.8 billion, total net loans of $1.1 billion, total deposits of $1.5 billion and shareholders’ equity of $143.5 million.
Colony’s common stock is listed on the Nasdaq Global Select Market under the symbol “CBAN.”
Colony’s principal office is located at 115 South Grant Street, Fitzgerald, Georgia 31750, and its telephone number at that location is (229) 426-6000.
Information about SouthCrest
SouthCrest Financial Group, Inc. is a bank holding company headquartered in Atlanta, Georgia, and the parent company of SouthCrest Bank, a national banking association that offers a full range of banking products and services from nine full-service branch locations located throughout northwestern Georgia. As of March 31, 2021, SouthCrest had $707.1 million in total assets, $313.9 million in total loans, $607.6 million in total deposits and $57.5 million in shareholders’ equity.
SouthCrest’s principal office is located at 1475 Peachtree Street NE, Suite 200, Atlanta, Georgia 30309, and its telephone number at that location is (678) 810-1103.
The Merger (page 56)
Colony and SouthCrest have entered into the merger agreement, pursuant to which SouthCrest will merge with and into Colony, with Colony continuing as the surviving corporation. Immediately following the merger, SouthCrest Bank, SouthCrest’s wholly-owned banking subsidiary, will merge with and into Colony Bank, Colony’s wholly-owned banking subsidiary, with Colony Bank as the surviving bank.
The terms and conditions by which SouthCrest will merge with and into Colony are contained in the merger agreement, a copy of which is attached to this document as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. We encourage you to read that agreement carefully, as it is the legal document that governs the merger.
Merger Consideration (page 94)
If the merger agreement is approved by the respective shareholders of SouthCrest and Colony, all other conditions to consummation of the merger are satisfied or waived and the merger is completed, each share of SouthCrest stock issued and outstanding immediately prior to the effective time of the merger (including shares of SouthCrest series AAA preferred stock, SouthCrest series D preferred stock and SouthCrest restricted stock) will convert into, at the election of the holder and subject to the allocation procedures in the merger agreement, the right to receive either: (i) an amount of cash, without interest, equal to $10.45 or (ii) 0.7318 of Colony common stock; provided, however, that the aggregate number of shares of Colony common stock to be issued as merger consideration in the merger shall be 3,987,898. The merger consideration is also subject to downward adjustment based on SouthCrest’s tangible equity capital at closing, as described in this joint proxy statement/prospectus. Following the completion of the merger, former SouthCrest shareholders will own approximately 29.59% of the combined company based on the number of shares of Colony common stock outstanding as of [      ].
Although the number of shares of Colony common stock that SouthCrest shareholders will receive is fixed, the market value of the per share stock consideration and the aggregate merger consideration will fluctuate with the market price of Colony common stock and will not be known at the time SouthCrest shareholders vote on the merger. Colony common stock is currently quoted on the Nasdaq Global Select Market under the symbol “CBAN.” Based on the last reported sale price of Colony common stock of $15.00 per share on April 21, 2021, the last full trading day before the public announcement of the merger agreement, the 0.7318 exchange ratio represented approximately $10.98 in value for each share of SouthCrest stock to be converted into Colony common stock. Based on the closing sale price of Colony common stock of  $[      ] per share on [      ], 2021, the latest practicable trading date prior to the printing of this joint proxy statement/prospectus, the exchange ratio represented approximately $[      ] in value for each share of SouthCrest stock to be converted into Colony common stock. In aggregate, including both the per share stock consideration and the per share cash consideration, the value of the merger consideration to be received in respect of each share of SouthCrest stock is $10.83 based on the April 21, 2021 closing price of Colony common stock and $[      ] based on the [      ] closing price of Colony common stock. Additionally, Colony will not issue any fractional shares of Colony common stock in the merger. Instead, a SouthCrest shareholder who otherwise would have received a fraction of a share of Colony common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the average of the daily closing prices for shares of Colony common stock for the twenty consecutive full trading days ending on the trading day immediately preceding the fifth business day prior to the date of closing of the merger on which such shares are actually traded on the Nasdaq Global Select Market as reported by Bloomberg L.P. (which we refer to as the “average Colony closing price”) by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Colony common stock to which such shareholder would otherwise be entitled to receive.
The merger consideration is subject to downward adjustment based on SouthCrest’s tangible equity capital at closing. If SouthCrest’s tangible equity capital, as defined in the merger agreement, is less than $49,950,000 if the closing occurs on or before July 31, 2021, $50,475,000 if the closing occurs on or after August 1, 2021 but before September 1, 2021, or $51,000,000 if the closing occurs on or after September 1, 2021 (each such amount, as applicable as of the effective time, we refer to as the “SouthCrest equity minimum”), Colony shall have the option to adjust the merger consideration downward by an amount that is reflective of the overall shortfall between the SouthCrest equity minimum and SouthCrest’s tangible equity capital at closing.
If SouthCrest provides notice of its intention to terminate the merger agreement as a result of certain changes in the trading price of Colony common stock relative to the price of KBW NASDAQ Regional Banking Index, Colony has the option to adjust the exchange ratio such that the aggregate value of the merger consideration is equal to or greater than the lesser of (i) an amount equal to $72,446,137 or (ii) an amount equal to $21,600,438 plus the product of the index ratio, 0.85, 3,987,898, and the average Colony closing price, divided by the Colony ratio.
Treatment of SouthCrest Restricted Stock (page 95)
Immediately prior to the effective time of the merger, all outstanding shares of SouthCrest stock subject to vesting restrictions granted under SouthCrest benefit plans (with we refer to as “SouthCrest restricted stock”) will become fully vested. At the effective time of the merger, each share of SouthCrest restricted stock that is outstanding prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive, at the election of the holder, either the per share cash consideration or the per share stock consideration in respect of each share of SouthCrest restricted stock.

Treatment of SouthCrest Phantom Stock Unit Awards (page 95)
At the effective time of the merger, each unit of SouthCrest phantom stock outstanding immediately prior to the effective time of the merger will be converted automatically (without any further action on part of the holder thereto) into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of SouthCrest phantom stock units held by such holder and (2) the per share cash consideration, less applicable taxes. Such payments in respect of SouthCrest phantom stock units shall only be made to those holders who remain employed by SouthCrest as of the effective time.
Treatment of Options to Purchase Shares of SouthCrest Common Stock (page 95)
At the effective time of the merger, each option to purchase shares of SouthCrest common stock, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of SouthCrest common stock subject to such option and (2) the excess, if any, of the per share cash consideration over the exercise price per share of SouthCrest common stock under such option, less applicable taxes.
Election Procedures; Allocation of Merger Consideration; Exchange of Certificates (page 96)
The merger agreement allows each SouthCrest shareholder to make an election to exchange their shares of SouthCrest stock for either the per share cash consideration, the per share stock consideration, or a combination thereof. No less than twenty business days prior to the election deadline, Colony’s exchange agent will mail to each holder of record of each share of SouthCrest stock an election form and a letter of transmittal and instructions for electing the holder’s merger consideration and the surrender of the holder’s SouthCrest stock certificate(s) for the merger consideration (including cash in lieu of any fractional shares of Colony common stock). Those election materials provide the deadline by which such elections must be received, which is the later of [      ], 2021 (the date of the SouthCrest annual meeting) or a date that the parties agree is approximately five business days prior to closing.
Each SouthCrest shareholder may (i) elect to receive the per share cash consideration with respect to each share of SouthCrest stock held, (ii) elect to receive the per share stock consideration with respect to each share of SouthCrest stock held, (iii) elect to receive a mix of the per share cash consideration and the per share stock consideration, or (iv) indicate that such shareholder makes no such election. Shares for which a valid election to receive the per share cash consideration has been made on or prior to the election deadline are referred to as “cash election shares.” Shares for which a valid election to receive the per share stock consideration has been made on or prior to the election deadline are referred to as “stock election shares.” Shares for which no valid election was made on or prior to the election deadline are referred to as “no-election shares.”
The aggregate number of shares of Colony common stock to be issued to SouthCrest shareholders pursuant to the merger is fixed (other than for adjustment as described below) at 3,987,898 shares. If the elections received from SouthCrest shareholders result in an oversubscription or an undersubscription of the per share stock consideration, then Colony’s exchange agent will allocate among the SouthCrest shareholders rights to receive the per share cash consideration and per share stock consideration.
In the event that the aggregate amount of per share stock consideration that SouthCrest shareholders have elected to receive exceeds 3,987,898 shares of Colony common stock:
•all cash election shares will be converted into the right to receive the per share cash consideration;
•all no-election shares will be converted into the right to receive the per share cash consideration; and
•stock election shares will be deemed to be cash election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,987,898 shares.

In the event that the aggregate amount of per share stock consideration that SouthCrest shareholders have elected to receive is less than 3,987,898 shares of Colony common stock (the difference between the amount of per share stock consideration as elected and 3,987,898 we refer to as the “shortfall number”):
•all stock election shares will be converted into the right to receive the per share stock consideration;
•if the number of no-election shares, when converted to the per share stock consideration, is less than or equal to the shortfall number, then all no-election shares will be converted into the right to receive the per share stock consideration and cash election shares will be deemed to be stock election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,987,898 shares (after taking into consideration the stock election shares and the converted no-election shares); and
•if the number of no-election shares, when converted to the per share stock consideration, is greater than the shortfall number, then no-election shares deemed to be stock election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,987,898 shares (after taking into consideration the stock election shares) and all cash election shares will be converted into the right to receive the per share cash consideration.
After the effective time of the merger, the exchange agent shall deliver to each former SouthCrest shareholder (other than holders of shares as to which dissenters’ rights of appraisal have been perfected), upon proper completion of a letter of transmittal and the surrender of such SouthCrest shareholder’s certificates representing all shares of SouthCrest stock owned at the effective time, the merger consideration that each such SouthCrest shareholder is entitled to receive pursuant to the election and allocation procedures described above.
Recommendation of the SouthCrest Board of Directors (page 46)
The SouthCrest board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that SouthCrest’s shareholders vote “FOR” the SouthCrest merger proposal and “FOR” the SouthCrest adjournment proposal (if necessary or appropriate). For the factors considered by the SouthCrest board of directors in reaching its decision to approve the merger agreement, see “The Merger—SouthCrest’s Reasons for the Merger; Recommendation of the SouthCrest Board of Directors” on page 59.
Opinion of SouthCrest’s Financial Advisor (page 61 and Annex B)
On April 22, 2021, Janney Montgomery Scott LLC (which we refer to as “Janney”) rendered to SouthCrest its written opinion letter with respect to the fairness, from a financial point of view, to the holders of SouthCrest stock, as of the date of the opinion, of the merger consideration to be received in connection with the merger by such holders pursuant to the terms of the merger agreement. Janney’s opinion was directed to the SouthCrest board of directors and did not address any other aspect or implication of the merger. The references to Janney’s opinion in this joint proxy statement/prospectus are qualified in their entirety by reference to the full text of Janney’s written opinion, which is included as Annex B to this joint proxy statement/prospectus, and Janney’s opinion sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Janney in preparing its opinion.
Neither Janney’s opinion, nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to the SouthCrest board of directors or any shareholder of SouthCrest as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. Janney’s opinion was furnished for the use and benefit of the SouthCrest board of directors (in its capacity as such) in connection with its evaluation of the merger and should not be construed as creating, and Janney will not be deemed to have, any fiduciary duty to the SouthCrest board of directors, SouthCrest, any security holder or creditor of SouthCrest or any other person, regardless of any prior or ongoing advice or relationships.

For further information, please see the section entitled “The Merger—Opinion of SouthCrest’s Financial Advisor” on page 61.
Recommendation of the Colony Board of Directors (page 71)
The Colony board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration, and unanimously recommends that Colony shareholders vote “FOR” the Colony merger proposal and “FOR” the Colony adjournment proposal (if necessary or appropriate). For the factors considered by the Colony board of directors in reaching its decision to approve the merger agreement, see “The Merger—Colony’s Reasons for the Merger; Recommendation of the Colony Board of Directors” on page 71.
Opinion of Colony’s Financial Advisor (page 61 and Annex C)
On April 22, 2021, at the request of the Colony board of directors, representatives of Hovde Group, LLC (which we refer to as “Hovde”) rendered Hovde’s opinion, dated April 22, 2021, to the Colony board of directors that, as of such date and based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion, the aggregate consideration, consisting of (1) the per share merger consideration of either 0.7318 shares of Colony common stock or $10.45 in cash, subject to certain adjustments and allocations set forth in the merger agreement to holders of shares of SouthCrest stock, including SouthCrest restricted stock, (2) the per share cash consideration to be paid to holders of SouthCrest phantom stock units, and (3) cash amounts paid to holders of options to purchase shares of SouthCrest stock, to be issued and paid in the merger pursuant to the merger agreement is fair, from a financial point of view, to Colony.
The full text of the written opinion of Hovde, dated April 22, 2021, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex C to this document. Hovde provided its opinion for the information and assistance of the Colony board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be issued and paid in the merger pursuant to the merger was fair, from a financial point of view, to Colony as of April 22, 2021. The opinion of Hovde did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Hovde opinion does not constitute a recommendation to the Colony board of directors, the Colony shareholders, the SouthCrest board of directors, the SouthCrest shareholders or any shareholder or any other person as to how such person should act with respect to the merger or any other matter.
For further information, please see the section entitled “The Merger—Opinion of Colony’s Financial Advisor” on page 74.
SouthCrest Annual Meeting of Shareholders (page 46)
SouthCrest will hold its annual meeting of shareholders on [      ], 2021, at [      ], local time, at [      ]. At the annual meeting, SouthCrest shareholders will be asked to vote on the SouthCrest merger proposal, the SouthCrest Class II director nominee proposal, and the SouthCrest adjournment proposal.
The SouthCrest board of directors has fixed the close of business on [      ], 2021 as the record date for determining the holders of SouthCrest stock entitled to receive notice of, and to vote at, the SouthCrest annual meeting. As of the SouthCrest record date, there were [      ] shares of SouthCrest common stock, [      ] shares of SouthCrest series AAA preferred stock, and [      ] shares of SouthCrest series D preferred stock outstanding and entitled to vote at the SouthCrest annual meeting held by [      ] holders of record. For the purposes of the SouthCrest merger proposal, shares of SouthCrest common stock, shares of SouthCrest series AAA preferred stock, and shares of SouthCrest series D preferred stock will vote together as a single voting group. Holders of shares of SouthCrest series AAA preferred stock, and shares of SouthCrest series D preferred stock are not entitled to vote with respect to the SouthCrest Class II director nominee proposal or the SouthCrest adjournment proposal.
Shareholder approval of the SouthCrest merger proposal is required to complete the merger. SouthCrest will transact no business other than as listed above at the SouthCrest annual meeting, except for business properly brought before the SouthCrest annual meeting or any adjournment or postponement thereof. Each share of SouthCrest stock entitles the holder thereof to one vote at the SouthCrest annual meeting on each proposal such holder is entitled to vote upon at the SouthCrest annual meeting.
The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of SouthCrest stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the SouthCrest annual meeting. With respect to the SouthCrest merger proposal, quorum will exist if at least a majority of the total number of shares of SouthCrest stock outstanding as of the SouthCrest record date are present, in person or represented by proxy, at the SouthCrest annual meeting. With respect to the SouthCrest Class II director nominee proposal and the SouthCrest adjournment proposal, quorum will exist if at least a majority of the total number of shares of SouthCrest common stock outstanding as of the SouthCrest record date are present, in person or by proxy, at the SouthCrest annual meeting.
Approval of the SouthCrest merger proposal requires the affirmative vote of a majority of the outstanding shares of SouthCrest stock entitled to vote thereon. Assuming a quorum is present, Class II directors will be elected by a plurality of the votes cast for the election of Class II directors at the SouthCrest annual meeting, meaning that the two nominees who receive the most affirmative votes, regardless of the actual number of votes for the director nominee, will be elected to serve as Class II directors on the SouthCrest board of directors. Assuming a quorum is present, approval of the SouthCrest adjournment proposal (if necessary or appropriate) requires that the number of votes cast in favor of or “FOR” the SouthCrest adjournment proposal exceed the number of votes cast “AGAINST” the SouthCrest adjournment proposal. SouthCrest shareholders must approve the SouthCrest merger proposal in order for the merger to occur. SouthCrest shareholders are not, however, required to approve the SouthCrest adjournment proposal in order for the merger to occur. If SouthCrest shareholders fail to approve the SouthCrest adjournment proposal, but approve the SouthCrest merger proposal, the merger may nonetheless occur. Election of Class II directors in the SouthCrest Class II director nominee proposal will have no effect on the merger.
Each director of SouthCrest and SouthCrest Bank as well as certain significant shareholders of SouthCrest (which collectively constitute approximately [       ]% of the outstanding SouthCrest shares as of the SouthCrest record date) have entered into voting agreements with Colony agreeing to, among other things, vote their shares of SouthCrest stock in favor of the merger agreement and the transactions contemplated thereby and against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of SouthCrest in the merger agreement.
Even if you expect to attend the annual meeting of shareholders, SouthCrest recommends that you promptly complete and return your proxy card in the enclosed return envelope. Alternatively, you may vote through the internet or by telephone. Information and applicable deadlines for voting by internet or by telephone are set forth in the enclosed proxy card instructions.
Colony Special Meeting of Shareholders (page 52)
Colony will hold a special meeting of its shareholders on [       ], 2021, at [      ], local time, at [      ]. At the special meeting, Colony shareholders will be asked to vote on the Colony merger proposal and the Colony adjournment proposal.
The Colony board of directors has fixed the close of business on [      ], 2021 as the record date for determining the holders of Colony common stock entitled to receive notice of, and to vote at, the Colony special meeting. As of the Colony record date, there were [      ] shares of Colony common stock outstanding and entitled to vote at the Colony special meeting held by [      ] holders of record.
Shareholder approval of the Colony merger proposal is required to complete the merger. Colony will transact no business other than as listed above at the Colony special meeting, except for business properly brought before the Colony special meeting or any adjournment or postponement thereof. Each share of Colony common stock entitles the holder thereof to one vote at the Colony special meeting on each proposal to be considered at the Colony special meeting.

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Colony common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Colony special meeting.
Approval of the Colony merger proposal requires that the number of votes in favor or “FOR” the Colony merger proposal exceed the number of votes “AGAINST” the Colony merger proposal. Assuming a quorum is present, approval of the Colony adjournment proposal (if necessary or appropriate) requires that the number of votes cast in favor of or “FOR” the Colony adjournment proposal exceed the number of votes cast “AGAINST” the Colony adjournment proposal. Colony shareholders must approve the Colony merger proposal in order for the merger to occur. Colony shareholders are not, however, required to approve the Colony adjournment proposal in order for the merger to occur. If the Colony shareholders fail to approve the Colony adjournment proposal, but approve the Colony merger proposal, the merger may nonetheless occur.
Each director of Colony and Colony Bank (which collectively constitute approximately [       ]% of the outstanding shares of Colony common stock as of the Colony record date) has entered into voting agreements with SouthCrest agreeing to, among other things, vote their shares of Colony common stock in favor of the merger agreement and the transactions contemplated thereby.
Even if you expect to attend the special meeting of shareholders, Colony recommends that you promptly complete and return your proxy card in the enclosed return envelope. Alternatively, you may vote through the internet or by telephone. Information and applicable deadlines for voting by internet or by telephone are set forth in the enclosed proxy card instructions.
Interests of SouthCrest’s Directors and Executive Officers in the Merger (page 86)
In considering the recommendation of the SouthCrest board of directors with respect to the merger agreement, SouthCrest shareholders should be aware that certain of SouthCrest’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of SouthCrest shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of SouthCrest shareholders include:
•accelerated vesting and payouts under benefit plans;
•payments under existing employment and change in control agreements with SouthCrest for five executive officers;
•new employment agreements with Colony and Colony Bank for four executive officers;
•right to continued indemnification and insurance coverage under the merger agreement;
•board representation on the board of directors of Colony and Colony Bank for two directors.
The SouthCrest board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. For a more complete description of these interests, see “The Merger—Interests of SouthCrest’s Directors and Executive Officers in the Merger” beginning on page 86.
Board Composition and Management of Colony after the Merger (page 86)
Effective upon the closing of the merger, Colony will increase the size of the Colony board of directors by two members and two current directors of SouthCrest will be appointed to the board of directors of Colony and Colony Bank. Colony and SouthCrest currently anticipate that Brian Schmitt, the current Chief Executive Officer and President of SouthCrest, and Harold W. Wyatt, III, will be the SouthCrest directors appointed to the board of directors of Colony. Otherwise, the current members of the board of directors of Colony following the effective time shall be the members of the board of directors of Colony immediately prior to the effective time.

At the effective time, the executive officers of Colony will remain the same, except that Brian Schmitt, the current Chief Executive Officer and President of SouthCrest, will be appointed as Executive Vice Chairman of the board of directors of Colony and Colony Bank.
Regulatory Approvals Required for the Merger (page 92)
To complete the merger, the parties must receive the prior approval, or a waiver of the applicable approval requirements, of the Board of Governors of the Federal Reserve (which we refer to as the “Federal Reserve”) as well as approvals by the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the Georgia Department of Banking and Finance (which we refer to as the “GDBF”). The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Although neither Colony nor SouthCrest knows of any reason why the regulatory approvals cannot be obtained, Colony and SouthCrest cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.
Conditions to Complete the Merger (page 108)
Currently, SouthCrest and Colony expect to complete the merger as early as the third quarter of 2021. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. SouthCrest’s and Colony’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions, among others:
•the approval of the merger agreement and merger by the requisite vote of Colony shareholders and SouthCrest shareholders;
•the receipt of required regulatory approvals or waivers, including the approval or waiver from the Federal Reserve and the approvals of the FDIC and GDBF, which are necessary to consummate the merger and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition;
•the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;
•the effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;
•each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, confirming the merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
•the termination of certain investor agreements by SouthCrest as set forth the merger agreement;
•receipt of certain consents, approvals, and amendments by SouthCrest to terminate or fully satisfy obligations of SouthCrest under certain SouthCrest employee benefit plans as set forth in the merger agreement;
•the absence of 7.5% or more of the outstanding shares of SouthCrest’s stock exercising their dissenters’ rights;
•the absence of any material adverse change in the financial condition, business or results of operations of SouthCrest, SouthCrest Bank, Colony or Colony Bank;

•the continued accuracy of the representations and warranties made by the parties in the merger agreement; and
•the performance by each party of its respective obligations under the merger agreement.
Neither SouthCrest nor Colony can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. For more information see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 108.
Agreement Not to Solicit Other Offers (page 106)
Under the merger agreement, SouthCrest has agreed that it will not, and will cause its representatives not to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Colony) any information or data with respect to SouthCrest or any of its subsidiaries or otherwise relating to an acquisition proposal, (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SouthCrest is a party, or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
However, prior to obtaining SouthCrest’s required shareholder approval, SouthCrest may, under certain specified circumstances, participate in negotiations or discussions with any third party making an acquisition proposal and provide confidential information to such third party (subject to a confidentiality agreement). SouthCrest must notify Colony promptly (but in no event later than 24 hours) after the receipt of such acquisition proposal.
Additionally, prior to obtaining SouthCrest’s required shareholder approval, SouthCrest may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the merger and/or terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal if it determines in good faith, after consultation with and having considered the advice of outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal and that failure to take such actions more likely than not would cause it to violate its fiduciary duties to SouthCrest’s shareholders under applicable law. However, SouthCrest cannot take any of those actions in response to a superior proposal unless it provides Colony with a five business day period to negotiate in good faith to enable Colony to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.
Termination of the Merger Agreement (page 109)
The merger agreement can be terminated at any time prior to the effective time of the merger in the following circumstances, whether before or after approval of the SouthCrest merger proposal by the SouthCrest shareholders or approval of the Colony merger proposal by the Colony shareholders:
•upon the mutual written agreement of the parties if the board of directors of each so determines by a vote of a majority of the members of the entire board;
•by either party if any requisite regulatory approval is denied by a final, nonappealable action of any governmental authority or an application therefor shall have been permanently withdrawn at the request of a governmental authority;
•by either party (1) if the requisite SouthCrest vote shall not have been obtained at the SouthCrest annual meeting, or (2) if the requisite Colony vote shall not have been obtained at the Colony special meeting; provided, that no party may terminate the merger agreement if such party has breached in any material respect any of its obligations under the merger agreement that caused the failure to obtain the requisite SouthCrest or Colony shareholder approval at the respective meeting;
•by either party (provided such party is not then in material breach of the merger agreement) if there has been a material breach of the merger agreement by the other party thereto and such breach either has not been cured within 30 days after notice from the non-breaching party or such breach cannot be cured;
•by either party if the merger has not been consummated by the close of business on December 31, 2021 (which shall be automatically extended to March 31, 2022 if the only outstanding condition to closing is receipt of only or more of the requisite regulatory approvals), unless a failure to comply with the terms of the agreement or breach of a representation or warranty by the party desiring to terminate the merger agreement has materially contributed to the failure to consummate the merger by either such date;
•by Colony if (1) SouthCrest has breached its covenant not to solicit acquisition proposals, (2) the SouthCrest board of directors withdraws, qualifies, amends, modifies, withholds, or fails to affirm its recommendation to its shareholders with regard to the SouthCrest merger proposal, (3) the SouthCrest board of directors has materially breached its obligation to call, given notice, and hold a meeting of the shareholders of SouthCrest for the purpose of voting on the SouthCrest merger proposal, (4) the SouthCrest board of directors has resolved to accept or recommends another acquisition proposal, or (3) the SouthCrest board of directors fails to publicly recommend against another publicly announced acquisition proposal within three days after receipt of notice from Colony;
•by SouthCrest if the Colony board of directors (1) withdraws, qualifies, amends, modifies, withholds, or fails to affirm its recommendation to its shareholders with regard to the Colony merger proposal or (2) the Colony board of directors has materially breached its obligation to call, given notice, and hold the Colony special meeting; or
•by SouthCrest if at any time before the receipt of approval for the merger from SouthCrest’s shareholders, SouthCrest receives an unsolicited proposal for the acquisition of all or substantially all of SouthCrest’s capital stock or assets and the SouthCrest board of directors determines that such acquisition proposal is superior, from a financial point of view, to the merger agreement and it enters into a binding definitive agreement with respect to such acquisition proposal; provided, however, that Colony may renegotiate the terms of the merger agreement such that the SouthCrest board of directors may not accept the third party proposal on the basis that it is superior, from a financial point of view, to Colony’s.
SouthCrest also may terminate the merger agreement if both of the following conditions are met during any time period beginning on the fifth business day prior to closing (which we refer to as the “determination date”):
•the number obtained by dividing the average Colony closing price by $15.00 (the “Colony ratio”) is less than 0.85; and
•the Colony ratio is less than the number obtained by (i) dividing the average of the daily closing value of the KBW NASDAQ Regional Banking Index for the 20 consecutive trading days ending on the determination date (the “index ratio”) by [$120.51] and (ii) subtracting 0.15 from such index ratio.
If SouthCrest elects to exercise this termination right, prompt written notice must be provided to Colony. Colony then has the option, within five business days following its receipt of such written notice, to adjust the exchange ratio such that the aggregate value of the merger consideration is equal to or greater than the lesser of (i) an amount equal to $72,446,137.50 or (ii) an amount equal to $21,600,438 plus the product of the index ratio, 0.85, 3,987,898, and the average Colony closing price, divided by the Colony ratio. If Colony elects to make this adjustment, Colony must provide prompt written notice to SouthCrest, which shall contain the revised exchange ratio. Once this notice is received by SouthCrest, the merger agreement shall continue in full force and effect.

Termination Fee (page 111)
If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the SouthCrest board of directors, SouthCrest may be required to pay to Colony a termination fee equal to $3.2 million. This termination fee could discourage other companies from seeking to acquire or merge with SouthCrest. For more information, see “The Merger Agreement—Termination Fee” beginning on page 111.
Expenses and Fees (page 111)
Each party will bear all expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.
Amendment, Waiver and Extension of the Merger Agreement (page 111)
SouthCrest and Colony may jointly amend the merger agreement, and each of SouthCrest and Colony may waive its right to require the other party to comply with particular provisions of the merger agreement. However, SouthCrest and Colony may not amend the merger agreement or waive their respective rights after the SouthCrest shareholders have approved the SouthCrest merger proposal or Colony shareholders have approved the Colony merger proposal if the amendment or waiver would legally require further approval by the SouthCrest shareholders or the Colony shareholders, as applicable, without first obtaining such further approval.
Comparison of Shareholders' Rights (page 146)
The rights of SouthCrest’s shareholders will change as a result of the merger due to differences in Colony’s and SouthCrest’s governing documents. See “Comparison of Shareholders’ Rights” beginning on page 146 for a description of the material differences in shareholders’ rights under each of the Colony and SouthCrest governing documents.
Risk Factors (page 30)
You should consider all the information contained in this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the factors described under the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 30.
Ancillary Agreements to the Merger Agreement (page 113)
SouthCrest Voting Agreements
As a condition to Colony entering into the merger agreement, each director of SouthCrest and SouthCrest Bank as well as certain significant shareholders of SouthCrest who have voting power over shares of SouthCrest stock entered into a voting agreement in the form attached as Exhibit A to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the voting agreement, each such person agreed, among other things, to vote the shares of SouthCrest stock held of record by such person (1) to approve the merger agreement and the merger (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement and the merger) and (2) against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of SouthCrest in the merger agreement.
Colony Voting Agreements
As a condition to SouthCrest entering into the merger agreement, each director of Colony who has voting power over shares of Colony common stock entered into a voting agreement in the form attached as Exhibit B to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the voting agreement, each such person agreed, among other things, to vote the shares of Colony common stock held of record by such person (1) to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement) and (2) against any action or agreement that would result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Colony or such director contained in the merger agreement.
Director Restrictive Covenant Agreements
At the time of the execution of the merger agreement, each director of SouthCrest and SouthCrest Bank entered into a Non-Competition and Non-Disclosure Agreement (which we refer to as a “director restrictive covenant agreement” with Colony in the form attached as Exhibit D to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the director restrictive covenant agreement, each such director agreed to, among other things, (1) not disclose or use any confidential information or trade secrets of SouthCrest for any purpose for so long as such information remains confidential information or a trade secret, (2) for a period of two years following the closing of the merger, not engage in certain competitive activities with Colony, including not soliciting employees and customers of SouthCrest, and (3) for a period of two years following the closing of the merger, not serve as a director, officer, manager, or employee of another financial institution in counties in Georgia in which SouthCrest Bank operates a banking office as of the closing of the merger and each county contiguous to each of such counties.
Claims Letters
At the time of the execution of the merger agreement, each director of SouthCrest and SouthCrest Bank executed a letter agreement with Colony in the form attached as Exhibit E to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the letter agreement, each such director released and discharged, effective upon the consummation of the merger, SouthCrest and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Colony and Colony Bank), from any and all liabilities or claims that the director and/or officer has or claims to have as of the effective time of the merger, with certain exceptions.
Agreement Terminating Certain SouthCrest Investor Agreements
A condition to Colony’s obligations to complete the merger is the termination by SouthCrest of certain investor agreements between the sole holder of SouthCrest series D preferred stock (which we refer to as the “series D holder”) and SouthCrest. At the time of the merger agreement, SouthCrest, Colony, and the series D holder executed a termination agreement pursuant to which the series D holder agreed to terminate the investor agreements related to the shares of SouthCrest series D preferred stock held by the series D holder as of the effective time of the merger and provided the series D holder’s consent to the merger, the merger agreement, and all transactions contemplated thereby.
Dissenters’ Rights (page 90)
Under Georgia law, record holders of shares of SouthCrest stock are entitled to exercise statutory rights of dissent and appraisal and receive payment of the fair value of their shares in cash as determined by an appraisal process. To exercise those dissenters’ rights, a SouthCrest shareholder must not vote in favor of the SouthCrest merger proposal and comply with the statutory requirements of Georgia law concerning dissenters’ rights of appraisal.
To be eligible to demand payment for their shares, SouthCrest shareholders must file with SouthCrest, prior to the vote on the SouthCrest merger proposal, a written notice of such holder’s intention to demand payment for the fair value of their shares if the merger is completed. Voting against the SouthCrest merger proposal alone will not entitle a SouthCrest shareholder to cash payment for their shares. Please see “The Merger—Dissenters’ Rights,” beginning on page 90 for a discussion of the statutory requirements SouthCrest shareholders are required to follow to perfect their dissenters’ rights of appraisal.
A copy of Article 13 of the GBCC is attached as Annex D to this joint proxy statement/prospectus. Failure to strictly comply with these provisions may result in the loss of appraisal rights. The value determined in the appraisal process may be more or less than the value a SouthCrest shareholder would receive in the merger under the terms of the merger agreement.
Pursuant to the merger agreement, Colony will not be obligated to consummate the merger if rights of dissenters are properly asserted with respect to more than 7.5% of the outstanding shares of SouthCrest stock.
Accounting Treatment (page 156)
Colony will account for the merger as a business combination using the acquisition method of accounting for financial reporting purposes.
Material U.S. Federal Income Tax Consequences of the Merger (page 157)
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the merger agreement will constitute a “plan of reorganization” as such term is used in Section 354 and 361 of the Code. It is a condition to the respective obligations of Colony and SouthCrest to complete the merger that each of Colony and SouthCrest receives a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, to that effect. These opinions, however, will not bind the Internal Revenue Service or the courts, which could take a contrary view. Based upon a qualification of the merger as a reorganization under the Code, holders of SouthCrest stock who exchange their shares of SouthCrest stock for shares of Colony common stock generally will not recognize gain or loss with respect to the receipt of Colony common stock in the merger. Holders of SouthCrest stock generally will be subject to tax with respect to any cash consideration received as well as cash received instead of fractional shares of Colony common stock.
The U.S. federal income tax consequences described above may not apply to all holders of SouthCrest stock. Your tax consequences will depend on your individual situation. Accordingly, Colony and SouthCrest strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Trading Markets and Dividends (page 88)
Colony’s common stock is listed on the NASDAQ Global Select Market under the symbol “CBAN.”
SouthCrest common stock is quoted on the OTC Pink Market under the symbol “SCSG.” The common stock has traded only sporadically and in limited volume.
Under the merger agreement, SouthCrest is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger, other than its regular quarterly cash dividend $0.06 per share, without the prior written consent of Colony. SouthCrest’s ability to pay dividends is also subject to state and federal laws and regulations.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of Colony, SouthCrest, and the combined company following the proposed merger and statements for periods after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Colony, SouthCrest, the proposed merger, or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.
These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this joint proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.
The forward-looking statements contained or incorporated by reference in this joint proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:
•the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require SouthCrest to pay a termination fee to Colony;
•the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approvals of SouthCrest and Colony shareholders;
•the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;
•risks associated with the timing of the completion of the merger;
•management time and effort may be diverted to the resolution of merger-related issues;
•the risk that the businesses of Colony and SouthCrest will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;
•Colony’s ability to achieve the synergies and value creation contemplated by the proposed merger with SouthCrest;
•the expected growth opportunities or costs savings from the merger with SouthCrest may not be fully realized or may take longer to realize than expected;
•revenues following the merger may be lower than expected as a result of losses of customers or other reasons;

•potential deposit attrition, higher than expected costs, customer loss and business disruption associated with Colony’s integration of SouthCrest, including, without limitation, potential difficulties in maintaining relationships with key personnel;
•the outcome of any legal proceedings that may be instituted against Colony or SouthCrest or their respective boards of directors;
•limitations placed on the ability of Colony and SouthCrest to operate their respective businesses by the merger agreement;
•the effect of the announcement of the merger on Colony’s and SouthCrest’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;
•customer acceptance of the combined company’s products and services;
•the amount of any costs, fees, expenses, impairments and charges related to the merger;
•fluctuations in the market price of Colony common stock and the related effect on the market value of the merger consideration that SouthCrest shareholders will receive upon completion of the merger;
•business and economic conditions, particularly those affecting the financial services industry and our primary market areas;
•the impact of the COVID-19 pandemic on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the U.S. economy (including, without limitations, the CARES Act), and the resulting effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers;
•adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions related to the COVID-19 pandemic, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic, including, but not limited to, the Paycheck Protection Program;
•factors that can impact the performance of our loan portfolio, including real estate values and liquidity in our primary market areas, the financial health of our borrowers and the success of various projects that we finance;
•credit and lending risks associated with our construction and development, commercial real estate, commercial and industrial and residential real estate loan portfolios;
•our ability to attract and maintain business banking relationships with well-qualified businesses, real estate developers and investors with proven track records in our market areas;
•changes in interest rate environment, including changes to the federal funds rate, and competition in our markets may result in increased funding costs or reduced earning assets yields, thus reducing our margins and net interest income;
•our ability to successfully manage our credit risk and the sufficiency of our allowance for loan losses;
•the adequacy of our reserves (including allowance for loan losses) and the appropriateness of our methodology for calculating such reserves;
•the concentration of our business within our geographic areas of operation in Georgia and neighboring markets;

•inability of our risk management framework to effectively mitigate credit risk, interest rate risk, liquidity risk, price risk, compliance risk, operational risk, strategic risk and reputational risk;
•external economic, political and/or market factors, such as changes in monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve, inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits, which may have an adverse impact on our financial condition;
•continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than we are;
•challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;
•restraints on the ability of the Bank to pay dividends to us, which could limit our liquidity;
•increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all;
•a failure in the internal controls we have implemented to address the risks inherent to the business of banking;
•inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance;
•changes in our management personnel or our inability to retain motivate and hire qualified management personnel;
•disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems and those affecting the third-party vendors who perform our critical processing functions;
•an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies;
•fraudulent and negligent acts by our clients, employees or vendors and our ability to identify and address such acts;
•compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters, and our ability to maintain licenses required in connection with commercial mortgage origination, sale and servicing operations;
•changes in our accounting standards;
•changes in federal tax law or policy; and
•other risks and factors identified in this joint proxy statement/prospectus under the heading “Risk Factors.”
Any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus. Colony and SouthCrest do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Colony, SouthCrest or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS
Because of the fixed exchange ratio and the fluctuation of the market price of Colony common stock, SouthCrest shareholders cannot be certain of the precise value of the per share stock consideration they will be entitled to receive.
Pursuant to the merger agreement, each share of SouthCrest stock issued and outstanding immediately prior to the effective time of the merger will be converted into, at the election of the holder and subject to adjustment and allocation procedures described in the merger agreement, the right to receive: (i) an amount of cash, without interest, equal to $10.45 or (ii) 0.7318 shares of Colony common stock. The market value of Colony common stock may vary from the market value on the date Colony and SouthCrest announced the merger, on the date that this joint proxy statement/prospectus is mailed, on the date of the SouthCrest annual meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of Colony common stock. Any fluctuation in the market price of Colony common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Colony common stock that SouthCrest shareholders may receive. Stock price changes may result from a variety of factors that are beyond the control of Colony and SouthCrest, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the SouthCrest annual meeting, SouthCrest shareholders will not know the precise market value of the per share stock consideration they may receive at the effective time of the merger. SouthCrest shareholders should obtain current sale prices for shares of Colony common stock before voting their shares at the SouthCrest annual meeting.
Because the merger agreement allows for adjustments to the merger consideration, the consideration holders of SouthCrest stock receive in the merger may be materially diminished.
The merger agreement calls for the consideration payable to holders of shares of SouthCrest stock in the merger to be reduced if the tangible equity capital, as defined in the merger agreement, of SouthCrest at closing of the merger is less than $49,950,000 if the closing occurs on or before July 31, 2021, $50,475,000 if the closing occurs on or after August 1, 2021 but before September 1, 2021, or $51,000,000 if the closing occurs on or after September 1, 2021. Management of SouthCrest, using information available to it prior to the execution of the merger agreement believed that SouthCrest would be able to achieve the minimum equity requirement prior to closing. However, the calculation of tangible equity capital pursuant to the merger agreement involves a number of factors, including, but not limited to, earnings of SouthCrest prior to closing, professional fees related to the merger, contract termination fees, compensatory payments, and other accounting adjustments that may be necessary.
Due to the complexity of the calculation of tangible equity capital and the uncertainty of the earnings to SouthCrest prior to closing of the merger, there is no assurance that SouthCrest shareholders will receive the per share merger consideration of either (i) an amount of cash, without interest, equal to $10.45 or (ii) 0.7318 of Colony common stock. Moreover, there is no requirement that SouthCrest re-solicit shareholder approval if the aggregate merger consideration is reduced, and there is no limit on the amount by which it may be reduced. By approving the merger agreement, SouthCrest shareholders are approving the completion of the merger with any downward adjustment in the consideration to be paid to holders of SouthCrest stock consistent with the terms of the merger agreement.
The merger may not be consummated unless important conditions are satisfied.
Colony and SouthCrest expect the merger to close as early as the third quarter of 2021, but the acquisition is subject to the satisfaction of a number of closing conditions. Satisfaction of many of these conditions is beyond Colony’s and SouthCrest’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of Colony and SouthCrest may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:
•the approval of the merger agreement and merger by the requisite vote of Colony shareholders and SouthCrest shareholders;

•the receipt of required regulatory approvals, including the approval or waiver from the Federal Reserve and the approvals of the FDIC and GDBF, which are necessary to consummate the merger, without the imposition of any materially burdensome regulatory condition, and the expiration of all statutory waiting periods;
•the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;
•the effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;
•each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, confirming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;
•the absence of 7.5% or more of the outstanding shares of SouthCrest’s stock exercising their dissenters’ rights;
•the termination by SouthCrest of certain investor agreements identified by Colony;
•the absence of any event, facts, or circumstances that have or may reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of SouthCrest, SouthCrest Bank, Colony, or Colony Bank;
•the continued accuracy of the representations and warranties made by the parties in the merger agreement; and
•the performance by each party of its respective obligations under the merger agreement.
As a result, the merger may not close as scheduled or at all. In addition, either Colony or SouthCrest may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 108.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that Colony does not anticipate or cannot be met.
Before the transactions contemplated by the merger agreement may be completed, various approvals or consents must be obtained from various federal and state governmental entities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Colony and SouthCrest do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Colony following the merger, any of which might have a material adverse effect on Colony following the merger. Neither party is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose certain burdensome conditions on Colony or SouthCrest, as described more fully in “The Merger– Regulatory Approvals Required for the Merger” beginning on page 92.
Colony may be unsuccessful in integrating the operations of the businesses it has acquired or expects to acquire in the future, including SouthCrest.
From time to time, Colony evaluates and acquires businesses that it believes complement its existing business. The acquisition component of Colony’s growth strategy depends on the successful integration of these acquisitions.

Colony faces numerous risks and challenges to the successful integration of acquired businesses, including the following:
•the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into Colony’s existing business;
•limitations on Colony’s ability to realize the expected cost savings and synergies from an acquisition;
•challenges related to integrating acquired operations, including Colony’s ability to retain key employees and maintain relationships with significant customers and depositors;
•challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets; and
•discovery of previously unknown liabilities following an acquisition associated with the acquired business.
If Colony is unable to successfully integrate the businesses it acquires, Colony’s business, financial condition and results of operations may be materially adversely affected.
SouthCrest’s officers and directors have interests in the merger in addition to or different from the interests that they share with you as a SouthCrest shareholder.
Some of SouthCrest’s executive officers participated in negotiations of the merger agreement with Colony, and the SouthCrest board of directors approved the merger agreement and is recommending that SouthCrest shareholders vote to approve the merger agreement. In considering these facts and the other information included in or incorporated by reference into this joint proxy statement/prospectus, you should be aware that certain of SouthCrest’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as a SouthCrest shareholder. These interests include, as a result of the merger, accelerated vesting and payouts under benefit plans, payments under existing employment and change in control agreements with SouthCrest for five executive officers, new employment agreements with Colony and Colony Bank for four executive officers, right to continued indemnification and insurance coverage under the merger agreement, and board representation on the board of directors of Colony and Colony Bank. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of SouthCrest to support or approve the merger and the merger agreement. For further discussion of the interests of SouthCrest’s directors and officers in the merger, see “The Merger—Interests of SouthCrest’s Directors and Executive Officers in the Merger” beginning on page 86.
The fairness opinions delivered by the respective financial advisors to Colony and SouthCrest will not reflect changes in circumstances between the date of the merger agreement and the completion of the merger.
The Colony board of directors received a fairness opinion from Hovde on April 22, 2021 and the SouthCrest board of directors received a fairness opinion from Janney on April 22, 2021. Such opinions have not been updated as of the date of this joint proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of Colony and SouthCrest, general market and economic conditions and other factors that may be beyond the control of Colony and SouthCrest may alter the value of Colony or SouthCrest or the prices of shares of Colony common stock or SouthCrest stock by the time the merger is completed. The opinions do not speak as of the time the merger is completed or as of any date other than the date of the opinions, nor do they contemplate any adjustments to the merger consideration. Management of Colony is not aware of any material changes in Colony’s operations or performance since the delivery of the Hovde opinion or that are anticipated to occur before the special meeting takes place or before the merger is completed. Management of SouthCrest is not aware of any material changes in SouthCrest’s operations or performance since the delivery of the Janney opinion or that are anticipated to occur before the SouthCrest annual meeting takes place or before the merger is completed. A copy of the Hovde and Janney fairness opinions are included as Annex B and Annex C, respectively, to this joint proxy statement/prospectus. For a description of the opinion that Colony received from its financial advisor, please refer to “The Merger – Opinion of Colony’s Financial Advisor” beginning on page 74. For a description of the opinion that SouthCrest received from its financial advisor, please refer to “The Merger – Opinion of SouthCrest’s Financial Advisor” beginning on page 61.
The merger agreement contains provisions granting both Colony and SouthCrest the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to December 31, 2021 (subject to extension to March 31, 2022 if the only outstanding condition to closing is the receipt of regulatory approvals) and the right of SouthCrest to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the SouthCrest board of directors. If the merger is not completed, the ongoing business of SouthCrest could be adversely affected and SouthCrest will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section. In addition, SouthCrest may provide Colony with notice of its intention to terminate the merger agreement as a result of certain changes in the trading price of Colony common stock relative to the price of KBW NASDAQ Regional Banking Index; however, Colony has the option to adjust the exchange ratio to prevent such a termination of the merger agreement. See “The Merger Agreement –Termination of the Merger Agreement” beginning on page 109.
Termination of the merger agreement could negatively impact SouthCrest and Colony.
If the merger agreement is terminated before closing there may be various consequences. For example, SouthCrest’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, SouthCrest will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated and the SouthCrest board of directors seeks another merger or business combination, SouthCrest shareholders cannot be certain that SouthCrest will be able to find a party willing to pay the equivalent or greater consideration than that which Colony has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, SouthCrest may be required to pay Colony a termination fee. See “The Merger Agreement – Effect of Termination” beginning on page 111.
Further, if the merger agreement is terminated and the merger is not consummated, Colony’s stock price may decline to the extent that its current market price reflects a market assumption that the merger will be completed. In addition, the reputation of Colony as an acquirer may be harmed and, as a result, it may make it more difficult for Colony to consummate future acquisitions.
Colony and SouthCrest will incur significant, non-recurring merger-related transaction and integration costs in connection with the merger, which could adversely affect either company’s financial condition and results of operations.
Colony and SouthCrest each have incurred and expect to continue to incur substantial costs in connection with the negotiation and completion of the merger and combining the businesses and operations of the two companies, and additional unanticipated transaction- and merger-related costs may be incurred prior to or following the consummation of the merger. Whether or not the merger is consummated, Colony and SouthCrest expect to continue to incur substantial expenses associated with planning for and completing the merger and combining the operations of the two companies, including such non-recurring expenses as legal, accounting and financial advisory fees, printing fees, data processing and other fees related to formulating integration and conversion plans. Although Colony and SouthCrest expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Colony following completion of the merger.

The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire SouthCrest and limit SouthCrest’s ability to pursue alternatives to the merger.
The merger agreement prohibits SouthCrest from initiating, soliciting, encouraging or facilitating certain third-party acquisition proposals. In addition, SouthCrest has agreed to pay Colony a termination fee of $3.2 million if the merger agreement is terminated because SouthCrest decides to enter into or close another acquisition transaction. These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of SouthCrest from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire SouthCrest than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.
Colony and SouthCrest will be subject to business uncertainties and SouthCrest will be subject to contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Colony and SouthCrest. These uncertainties may impair the ability of Colony or SouthCrest to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Colony or SouthCrest to seek to change existing business relationships. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of SouthCrest may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If any key employees of Colony or SouthCrest depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, SouthCrest’s business prior to the merger closing and Colony’s business after the merger closes could be harmed. In addition, subject to certain exceptions, SouthCrest has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing the merger. See “The Merger Agreement – Covenants and Agreements – Conduct of Business Prior to the Completion of the Merger” beginning on page 100 for a description of the restrictive covenants applicable to SouthCrest.
The merger with SouthCrest may distract Colony’s management from its other responsibilities.
The acquisition of SouthCrest could cause Colony’s management to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of Colony. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Colony.
The combined company may be unable to retain Colony and/or SouthCrest personnel successfully after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Colony and SouthCrest. It is possible that these employees may decide not to remain with Colony and SouthCrest, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating SouthCrest to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Colony and SouthCrest may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.
Colony and SouthCrest may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.
Each of the conditions to the obligations of Colony and SouthCrest to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Colony and SouthCrest if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. Similarly, Colony may agree to certain modifications to the items included in the calculation of the SouthCrest closing equity. The boards of directors of Colony and SouthCrest may evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and re-solicitation of proxies are necessary. Colony and SouthCrest, however, generally do not expect any such waiver to be significant enough to require re-solicitation of shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.
SouthCrest shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of Colony than they had on SouthCrest before the merger.
SouthCrest shareholders will have a much smaller percentage ownership interest and effective voting power in Colony compared to their ownership interest and voting power in SouthCrest prior to the merger. Consequently, SouthCrest shareholders will have significantly less influence on the management and policies of Colony after the merger than they now have on the management and policies of SouthCrest. If the merger is consummated, current SouthCrest shareholders will own approximately 29.59% of the combined company based upon the number of Colony shares outstanding as of [      ]. Accordingly, former SouthCrest shareholders will own less than the outstanding voting stock of the combined company than current Colony shareholders and would, as a result, be outvoted by current Colony shareholders if such current Colony shareholders voted together as a group.
Future capital needs could result in dilution of shareholder investment.
Colony’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of Colony common stock. New investors may also have rights, preferences and privileges senior to Colony’s shareholders which may adversely impact its shareholders.
Shares of Colony common stock to be received by holders of SouthCrest stock as a result of the merger will have rights different from the shares of SouthCrest stock.
Upon completion of the merger, the rights of former SouthCrest shareholders will be governed by the Articles of Incorporation, as amended, and Amended and Restated Bylaws of Colony. Accordingly, certain rights associated with SouthCrest stock may differ from the rights associated with Colony common stock. See “Comparison of Shareholders’ Rights” beginning on page 146 for a discussion of the different rights associated with Colony common stock.
Colony may fail to realize some or all of the anticipated benefits of the merger.
The success of the merger will depend on, among other things, Colony’s ability to successfully combine the businesses of Colony and SouthCrest. If Colony is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.
Colony and SouthCrest have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Colony or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of SouthCrest could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Colony and SouthCrest during the pre-merger period and for an undetermined time after the consummation of the merger.

Colony’s and SouthCrest’s historical and pro forma condensed combined consolidated financial information may not be representative of Colony’s results as a combined company.
The unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what Colony’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the merger had they been completed on the dates indicated. Such unaudited pro forma condensed combined financial statements are based upon preliminary estimates to record the SouthCrest identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the identifiable assets and identifiable liabilities of SouthCrest as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” beginning on page 38.
The market price of Colony common stock after the merger may be affected by factors different from those affecting SouthCrest stock or Colony common stock currently.
The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting Colony’s or SouthCrest’s results of operations and the market prices of shares of Colony common stock. Accordingly, the historical financial results of Colony and SouthCrest and the historical market prices of shares of Colony common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the businesses of Colony and of certain factors to consider in connection with that business, see the documents incorporated by reference by Colony into this joint proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 162.
The market price of the combined company’s common stock may decline as a result of the merger.
The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, Colony and SouthCrest shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current Colony and SouthCrest shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.
The merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Each of Colony and SouthCrest intends and expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the obligation of each of Colony and SouthCrest to complete the merger is conditioned upon the receipt, by each company, of a U.S. federal income tax opinion to that effect from Colony’s and SouthCrest’s respective legal counsels. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the Internal Revenue Service (“IRS”) or the courts. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then the merger would be treated as a taxable sale of the assets of SouthCrest to Colony followed by a taxable liquidation of SouthCrest. Generally, the deemed sale of the assets of SouthCrest would result in the gain or loss equal to the difference between (1) the fair market value of the merger consideration and (2) the adjusted tax basis in such assets held by SouthCrest. Such gain or loss, as applicable, would be allocated to, and recognized by, the holders of SouthCrest stock and would increase (in the case of gain) and decease (in the case of loss) the adjusted tax basis in such holder’s SouthCrest stock. Generally, the deemed distribution of the merger consideration distributed in respect of each share of SouthCrest stock would result in gain or loss equal to the difference between (1) the fair market value of the merger consideration distributed in respect of each share of SouthCrest stock and (2) the adjusted tax basis in the shares of such SouthCrest stock surrendered in exchange therefor. The consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
SouthCrest and/or Colony may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.
Any lawsuits filed in connection with the proposed merger could prevent or delay completion of the merger and result in substantial costs to SouthCrest and Colony, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against SouthCrest, its board of directors or Colony or its board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect Colony’s business, financial condition, results of operations and cash flows.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the merger based on the historical financial statements and accounting records of Colony and SouthCrest after giving effect to the merger, including the expected issuance of 3,987,898 shares of Colony common stock to SouthCrest’s shareholders pursuant to the merger agreement, and the merger-related pro forma adjustments as described in the notes below. The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting. Under this method, SouthCrest’s assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of Colony. Any difference between the purchase price for SouthCrest and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by Colony in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of Colony issued after the acquisition will reflect the results attributable to the acquired operations of SouthCrest beginning on the date of completion of the acquisition.
The unaudited pro forma combined condensed financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020, which requires the depiction of the accounting for the transaction, which we refer to as “transaction accounting adjustments,” and allows, but does not require, presentation of the reasonably estimable cost savings and revenue enhancements and other transaction effects that have occurred or are reasonably expected to occur, which we refer to as “management’s adjustments.” Colony has elected not to present management’s adjustments and will only be presenting transaction accounting adjustments in the following unaudited pro forma condensed combined financial information. Pro forma adjustments are included only to the extent they are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying notes. Colony’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.
The unaudited pro forma combined consolidated balance sheet combines the historical consolidated balance sheets of Colony and SouthCrest, giving effect to the merger as if it had been consummated on March 31, 2021. The unaudited pro forma combined consolidated statements of income for the three months ended March 31, 2021 and for the year ended December 31, 2020 combine the historical consolidated statements of income of Colony and SouthCrest, giving effect to the merger as if it had been consummated on January 1, 2020.
The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of acquisition. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma income statement information does not include anticipated cost savings or revenue enhancements, which management believes will result from combining certain operating procedures, nor does it include one-time merger-related expenses which will be expensed against income.
Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Colony’s consolidated statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to SouthCrest’s shareholders’ equity, including results of operations from March 31, 2021 through the date the merger is completed will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited transaction accounting adjustments presented herein. The pro forma calculations, shown herein, assume a closing price for Colony common stock of $15.60, which represents the closing price of Colony common stock on March 31, 2021.

The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period.
The unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes of Colony and SouthCrest which are included with this joint proxy statement/prospectus or incorporated by reference herein.
The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Colony common stock or the actual or future results of operations of Colony for any period. Actual results may be materially different than the pro forma information presented.

COLONY BANKCORP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2021
(all amounts are in thousands)

	Colony Historical	SouthCrest Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and due from banks	$16,150	$8,196	$(30,477)	A	$(6,131)
Fed Funds sold	2,253	15,720	—		17,973
Interest-bearing deposits in banks	163,185	35,035	—		198,220
Cash and cash equivalents	181,588	58,951	(30,477)		210,062
Investment securities available for sale, at fair value	433,729	289,112	—		722,841
Other investments, at cost	2,703	8,196	—		10,899
Loans held for sale	28,429	—	—		28,429
Loans	1,062,775	314,162	(4,712)	B	1,372,225
Allowance for loan losses	(12,693)	(3,713)	3,713	C	(12,693)
Loans, net	1,050,082	310,449	(999)		1,359,532
Premises and equipment	32,790	8,568	1,045	D	42,403
Other real estate owned	518	447	(224)	E	742
Goodwill	15,992	—	29,996	F	45,988
Other intangible assets	2,096	1,002	1,780	G	4,878
Bank-owned life insurance	31,581	23,140	—		54,721
Other assets	19,538	7,208	—		26,746
Total Assets	$1,799,046	$707,073	$1,121		$2,507,240
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits
Noninterest-bearing	$384,830	$131,767	$—		$516,597
Interest-bearing	1,141,054	475,864	—		1,616,918
Total deposits	1,525,884	607,631	—		2,133,515
Federal Home Loan Bank advances	22,500	30,000	—		52,500
Paycheck Protection Program Liquidity Facility	60,602	—	—		60,602
Other borrowings	37,542	7,595	—		45,137
Other liabilities	9,031	4,300	547	H	13,878
Total Liabilities	1,655,559	649,526	547		2,305,632
Stockholders' equity:
Preferred stock	—	5,630	(5,630)	I	—
Common stock	9,499	6,376	(2,388)	I, J	13,487
Paid in capital	43,224	60,727	(4,896)	I, J, K	99,055
Retained earnings (Accumulated deficit)	88,939	(12,375)	10,677	L	87,241
Accumulated other comprehensive income, net of taxes	1,825	2,837	(2,837)	M	1,825
Treasury stock	—	(5,648)	5,648	N	—
Total stockholders' equity	143,487	57,547	574		201,608
Total liabilities and stockholders' equity	$1,799,046	$707,073	$1,121		$2,507,240

__________________
A.Includes cash consideration paid to SouthCrest, the cash out value of 252,500 stock options with a weighted average exercise price of $7.22 and 173,500 phantom shares (both cashed out at $10.45 per share), and SouthCrest transaction costs.
B.Reflects purchase accounting adjustment to record SouthCrest’s loans at fair value
C.In accordance with purchase accounting guidance, SouthCrest’s allowance for loan losses has been eliminated.
D.Adjustment to property and equipment to reflect the estimated fair value of acquired premises and equipment, net.
E.Adjustment to other real estate owned to reflect the estimated fair value.
F.Adjustment to record estimated goodwill associated with the merger.
G.Adjustment to eliminate the historical SouthCrest other intangibles and record an estimated core deposit intangible of $2.7 million related to the merger.
H.Net of deferred liability entries associated with merger.
I.Adjustment to reflect the conversion of SouthCrest’s Series D & Series AAA convertible preferred stock into common stock on a 1:1 basis. SouthCrest repurchased $4.0 million or 412,371 shares of Series D convertible preferred stock in Q1 2021.
J.Adjustments to common stock to eliminate SouthCrest common stock of $0.3 million par value and record the issuance of Colony common stock to SouthCrest common shareholders of $4.0 million par value
K.Adjustments to paid in capital to eliminate SouthCrest's capital surplus of $60.7 million and record the issuance of Colony common stock in excess of par value to SouthCrest common shareholders of $55.8 million.
L.Adjustment to eliminate SouthCrest's accumulated deficit of ($11.9) million offset by purchase accounting adjustments included herein.
M.Adjustment to eliminate SouthCrest's accumulated other comprehensive gain of $2.8 million.
N.Adjustment to eliminate SouthCrest's treasury stock of $5.6 million.

COLONY BANKCORP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2020
(all amounts are in thousands, except per share data)

	Colony Historical	SouthCrest Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Interest income
Loans, including fees	$55,550	$16,330	$133	A	$72,013
Deposits with other banks and short term investments	438	161	—		599
Investment securities	7,137	5,335	—	B	12,472
Total interest income	63,125	21,826	133		85,084
Interest expense
Deposits	5,599	2,221	—		7,827
Interest on borrowed funds	2,281	669	—		2,943
Total interest expense	7,880	2,890	—		10,770
Net interest income	55,245	18,936	133		74,314
Provision for loan losses	6,558	600	(600)	C	6,558
Net interest income after provision for loan losses	48,687	18,336	733		67,756
Noninterest income
Service charges on deposit accounts	5,293	1,436	—		6,729
Mortgage fee income	9,149	—	—		9,149
Gain on sale of securities	926	1,782	—		2,708
BOLI income	743	553	—		1,296
Other noninterest income	8,133	1,678	—		9,811
Total noninterest income	24,244	5,449	—		29,693
Noninterest expense
Salaries and employee benefits	34,141	9,328	—		43,469
Occupancy and equipment	5,311	1,958	—	D	7,269
Amortization of intangibles	785	23	394	E	1,202
Acquisition related expenses	862	—	7,732	F	8,594
Other noninterest expense	17,202	4,961	—		22,163
Noninterest expense	58,301	16,270	8,126		82,697
Income before income taxes	14,630	7,515	(7,392)		14,753
Income taxes	2,815	1,321	(1,552)	G	2,584
Net Income	$11,815	$6,194	$(5,840)		$12,169
Net income per share of common stock
Basic	$1.24	$0.79			$0.90
Diluted	$1.24	$0.79			$0.90
Weighted average shares outstanding, basic	9,498,783	7,846,683	3,987,898	H	13,661,880
Weighted average shares outstanding, diluted	9,498,783	7,874,273	3,987,898	H	13,661,880
__________________
A.Adjustment to interest income to record the estimated accretion for the net discount on acquired loans and leases.
B.Estimated fair value adjustments would not have a material impact on the income stream of the security portfolio.

C.The provision for loan losses is eliminated and included in the loan fair value adjustment. Provision based on new loan production considered immaterial.
D.Estimated fair value adjustments would not have a material impact on depreciation expense based on the assets remaining useful life.
E.Estimate of amortization of the core deposit intangible based on the amount estimated for SouthCrest, amortized on an accelerated basis over 10 years. Additionally, SouthCrest’s core deposit intangible amortization associated with prior acquisitions was eliminated.
F.Adjustment to reflect combined pre-tax merger-related transaction costs of $7.7 million.
G.Income taxes were adjusted to reflect the tax effects of SouthCrest being taxed using Colony’s statutory rate of 21% for 2020.
H.Adjustments to weighted-average shares of Colony common stock outstanding to eliminate weighted-average shares of SouthCrest common stock outstanding and record shares of Colony common stock outstanding, calculated using an exchange ratio of 0.7318 per share for 72.5% of SouthCrest's shares (stock consideration). SouthCrest outstanding common stock includes restricted shares and assumes the conversion of SouthCrest’s Series D & Series AAA convertible preferred stock into common stock on a 1:1 basis.

COLONY BANKCORP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(all amounts are in thousands)

	Colony Historical	SouthCrest Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Interest income
Loans, including fees	$13,573	$3,821	$33	A	$17,427
Deposits with other banks and short term investments	53	10	—		63
Investment securities	1,750	1,620	—	B	3,370
Total interest income	15,376	5,451	33		20,860
Interest expense
Deposits	654	525	—		1,179
Interest on borrowed funds	439	154	—		593
Total interest expense	1,093	679	—		1,772
Net interest income	14,283	4,772	33		19,088
Provision for loan losses	500	—	—	C	500
Net interest income after provision for loan losses	13,783	4,772	33		18,588
Noninterest income
Service charges on deposit accounts	1,222	294	—		1,516
Mortgage fee income	3,995	—	—		3,995
(Loss) gain on sale of securities	(4)	816	—		812
BOLI income	208	131	—		339
Other noninterest income	3,155	466	—		3,621
Total noninterest income	8,576	1,707	—		10,283
Noninterest expense
Salaries and employee benefits	9,955	2,291	—		12,246
Occupancy and equipment	1,326	463	—	D	1,789
Amortization of intangibles	175	26	98	E	299
Acquisition related expenses	176	24	7,708	F	7,908
Other noninterest expense	4,150	1,323	—		5,473
Noninterest expense	15,782	4,127	7,806		27,715
Income before income taxes	6,577	2,352	(7,772)		1,157
Income taxes	1,658	447	(1,943)	G	162
Net Income	$4,919	$1,905	$(5,829)		$995
Net income per share of common stock
Basic	$0.52	$0.25			$0.07
Diluted	$0.52	$0.25			$0.07
Weighted average shares outstanding, basic	9,498,783	7,693,370	4,081,756	H	13,580,539
Weighted average shares outstanding, diluted	9,498,783	7,740,015	4,081,756	H	13,580,539
__________________
A.Adjustment to interest income to record the estimated accretion for the net discount on acquired loans and leases.
B.Estimated fair value adjustments would not have a material impact on the income stream of the security portfolio.

C.The provision for loan losses is eliminated and included in the loan fair value adjustment. Provision based on new loan production considered immaterial.
D.Estimated fair value adjustments would not have a material impact on depreciation expense based on the assets remaining useful life.
E.Estimate of amortization of the core deposit intangible based on the amount estimated for SouthCrest, amortized on an accelerated basis over 10 years. Additionally, SouthCrest’s core deposit intangible amortization associated with prior acquisitions was eliminated.
F.Adjustment to reflect combined pre-tax merger-related transaction costs of $7.7 million.
G.Income taxes were adjusted to reflect the tax effects of SouthCrest being taxed using Colony’s statutory rate of 21% for 2020.
H.Adjustments to weighted-average shares of Colony common stock outstanding to eliminate weighted-average shares of SouthCrest common stock outstanding and record shares of Colony common stock outstanding, calculated using an exchange ratio of 0.7318 per share for 72.5% of SouthCrest's shares (stock consideration). SouthCrest outstanding common stock includes restricted shares and assumes the conversion of SouthCrest’s Series D & Series AAA convertible preferred stock into common stock on a 1:1 basis.

SOUTHCREST ANNUAL MEETING OF SHAREHOLDERS
Date, Time and Place of SouthCrest Annual Meeting
The SouthCrest annual meeting of shareholders will be held on [      ], 2021 at [      ], at [      ] local time. On or about [      ], 2021, SouthCrest commenced mailing this document and the enclosed forms of proxy cards to its shareholders entitled to vote at the SouthCrest annual meeting.
Matters to be Considered
At the SouthCrest annual meeting, the holders of SouthCrest stock will be asked to consider and vote upon the SouthCrest merger proposal. In addition, holders of SouthCrest common stock will be asked to elect two Class II directors to the SouthCrest board of directors and, if necessary, the SouthCrest adjournment proposal. Completion of the merger is conditioned on, among other things, SouthCrest shareholder approval of the SouthCrest merger proposal. SouthCrest shareholders may also consider any other business that properly comes before the SouthCrest annual meeting or any adjournment thereof. At this time, the SouthCrest board of directors is unaware of any other matters that may be presented for action at the annual meeting.
Recommendation of the SouthCrest Board of Directors
On April 20, 2021, the SouthCrest board of directors unanimously approved the merger agreement and the transactions contemplated thereby. Based on SouthCrest’s reasons for the merger described in the section of this joint proxy statement/prospectus entitled “The Merger—SouthCrest’s Reasons for the Merger; Recommendation of the SouthCrest Board of Directors” beginning on page 59, the SouthCrest board of directors believes that the merger is in the best interests of SouthCrest shareholders. The SouthCrest board of directors has also nominated each of Michael D. McRae and Harold W. Wyatt, III to serve as a Class II director of SouthCrest for a three-year term.
Accordingly, the SouthCrest board of directors unanimously recommends that its shareholders vote “FOR” the SouthCrest merger proposal, “FOR” the election of Michael D. McRae and Harold W. Wyatt, II as Class II directors of SouthCrest, and, if necessary, that holders of SouthCrest common stock vote “FOR” the SouthCrest adjournment proposal.
Record Date and Quorum
The SouthCrest board of directors has fixed the close of business on [      ], 2021 as the SouthCrest record date, which is the date for determining the holders of SouthCrest stock entitled to receive notice of and to vote at the SouthCrest annual meeting. As of the SouthCrest record date, there were an aggregate of [      ] shares of SouthCrest stock entitled to vote at the SouthCrest annual meeting or any adjournment thereof, including [      ] shares of SouthCrest common stock, [      ] shares of SouthCrest series AAA preferred stock and [      ] shares of SouthCrest series D preferred stock. Such outstanding shares of SouthCrest stock were held by an aggregate of [      ] holders of record. For the purposes of the SouthCrest merger proposal, all shares of SouthCrest common stock, SouthCrest series AAA preferred stock and SouthCrest series D preferred stock will vote together as a single voting group. Holders of shares of SouthCrest series AAA preferred stock and SouthCrest series D preferred stock are not entitled to vote with respect to the SouthCrest Class II director nominee proposal or the SouthCrest adjournment proposal. Each share of SouthCrest stock entitles the holder to one vote at the SouthCrest annual meeting on each proposal such holder is entitled to vote at the SouthCrest annual meeting.
The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of SouthCrest stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the SouthCrest annual meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists. No business may be transacted by the holders of SouthCrest stock at the SouthCrest annual meeting unless a quorum is present.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
The SouthCrest Merger Proposal. The affirmative vote of the holders of at least a majority of the outstanding shares of SouthCrest stock, voting together as a single group, is required to approve the SouthCrest merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the SouthCrest merger proposal, it will have the same effect as a vote “AGAINST” the proposal.
The SouthCrest Class II Director Nominee Proposal. The Class II directors of SouthCrest will be elected by a plurality of votes cast. As a result, Class II director nominees who receive the most affirmative votes, regardless of the actual number of votes for the director nominee, will be elected to serve as a Class II director on the SouthCrest board of directors for a three-year term. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the SouthCrest Class II director nominee proposal, it will have no effect on the outcome of the election of the Class II directors.
The SouthCrest Adjournment Proposal. Approval of the SouthCrest adjournment proposal (if necessary or appropriate) requires that the number of votes cast in favor of or “FOR” the SouthCrest adjournment proposal exceed the number of votes cast “AGAINST” the SouthCrest adjournment proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the SouthCrest adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.
The SouthCrest board of directors encourages you to complete, date and sign the enclosed proxy card that is applicable to your shares of SouthCrest stock and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters.
Voting and Revocation of Proxies
Proxies, in the form enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the SouthCrest merger proposal, “FOR” the election of Michael D. McRae and Harold W. Wyatt, III as Class II directors of SouthCrest for a three-year term, and “FOR” the SouthCrest adjournment proposal, if applicable.
If you are a shareholder of record of SouthCrest as of [      ], 2021, the SouthCrest record date, you may submit your proxy before the SouthCrest annual meeting in any of the following ways:
•by mail, by completing, signing, dating and returning the enclosed proxy card to SouthCrest using the enclosed postage-paid envelope;
•by telephone, by calling toll-free 1 (800) 652-8683 and following the recorded instructions; or
•via the internet, by accessing the website www.envisionreports.com/scsg and following the instructions on the website.
If you intend to submit your proxy by telephone or via the internet, you must do so by 11:59 p.m. Eastern time on the day before the SouthCrest annual meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the SouthCrest annual meeting.
If you are the record holder of your SouthCrest shares, you may revoke your proxy at any time before it is voted at the annual meeting by:
•giving written notice to the Chief Financial Officer of SouthCrest;
•submitting another properly completed proxy card bearing a later date which is received prior to the SouthCrest annual meeting;

•sending a written notice which is received prior to the annual meeting that you are revoking your proxy to: SouthCrest Financial Group, Inc., 1475 Peachtree Street NE, Suite 200, Atlanta, Georgia 30309, Attention: Andrew Borrmann;
•casting a new vote by telephone or via the internet at any time before 11:59 p.m. Eastern time on the day before the SouthCrest annual meeting; or
•attending the annual meeting and notifying the election officials that you wish to revoke your proxy and vote in person.
Attendance at the SouthCrest annual meeting will not, by itself, revoke your proxy. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.
Shares Held in “Street Name”; Broker Non-Votes
Banks, brokers and other nominees who hold shares of SouthCrest stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the SouthCrest annual meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. As a result, we do not expect any broker non-votes at the SouthCrest annual meeting.
If your broker, bank or other nominee holds your shares of SouthCrest stock in “street name,” your broker, bank or other nominee will vote your shares of SouthCrest stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.
Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers
Each director of SouthCrest and SouthCrest Bank, solely in their capacity as shareholders of SouthCrest, and certain significant shareholders of SouthCrest have entered into voting agreements with Colony pursuant to which they have agreed to vote their shares of SouthCrest stock in favor of the approval of the merger agreement and the merger and against the approval or adoption of any proposal made in opposition to the merger. As of the SouthCrest record date, [      ] shares of SouthCrest stock, or approximately [      ]% of the outstanding shares of SouthCrest stock entitled to vote at the SouthCrest annual meeting, are bound by the voting agreements.
Solicitation of Proxies; Expenses
This proxy solicitation is made by the SouthCrest board of directors. SouthCrest is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus to SouthCrest shareholders. Proxies will be solicited through the mail. Additionally, directors and officers of SouthCrest intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. SouthCrest will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, SouthCrest retains the discretion to engage a third-party proxy solicitor to assist SouthCrest in soliciting proxies from the SouthCrest shareholders.
Dissenters’ Rights
SouthCrest shareholders are entitled to assert dissenters’ rights with respect to the merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of Article 13 of the Georgia Business Corporation Code, or GBCC. Please see “The Merger—Dissenters’ Rights,” beginning on page 90, and the full text of Article 13 of the GBCC, which is reproduced in full in Annex D to this joint proxy statement/prospectus, for additional information.
Attending the SouthCrest Annual Meeting
All shareholders of SouthCrest as of the SouthCrest record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the SouthCrest record date, are invited to attend the SouthCrest annual meeting. Shareholders of record of SouthCrest stock can vote in person at the SouthCrest annual meeting. If you are not a shareholder of record as of the SouthCrest record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the SouthCrest annual meeting. If you plan to attend the SouthCrest annual meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, all SouthCrest shareholders must bring a form of personal photo identification with you in order to be admitted. SouthCrest reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the SouthCrest annual meeting is prohibited without SouthCrest’s express written consent.
A SouthCrest shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to attend the SouthCrest annual meeting in person must bring proof of beneficial ownership as of the SouthCrest record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares or the voting instruction form provided by the broker.
SouthCrest Merger Proposal
SouthCrest is asking its shareholders to approve the SouthCrest merger proposal. Holders of SouthCrest stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. In addition, holders of SouthCrest stock should read the documents incorporated by reference herein for further information about Colony.
After careful consideration, the SouthCrest board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of SouthCrest and its shareholders. See “The Merger—SouthCrest’s Reasons for the Merger; Recommendation of the SouthCrest Board of Directors” beginning on page 59 of this joint proxy statement/prospectus for a more detailed discussion of the SouthCrest board of directors’ recommendation.
The SouthCrest board of directors unanimously recommends a vote “FOR” the SouthCrest merger proposal.
SouthCrest Class II Director Nominee Proposal
The board of directors of SouthCrest is comprised of eight members and divided into three classes. Class I has three members, Class II has two members, and Class III has three members. All directors serve for staggered terms of three years each. The term of each class expires at the annual meeting in the years indicated below and upon the election and qualification of the director’s successor.

The following table shows for each nominee and continuing director: (i) his or her name, (ii) his or her age as of the record date, 2021, (iii) how long he or she has been a director of SouthCrest, and (iv) his or her business experience, position(s) with SouthCrest, other than as a director, or his or her principal occupation.

Name (Age)	Director Since	Business Experience and Position with the Company
Class II Director Nominees (For Term Expiring 2024)
Michael D. McRae (70)	2004	Attorney with the firm of McRae, Stegall, Peek, Harman, Smith and Manning, LLP since 1999; also serves as director of SouthCrest Bank. Mr. McRae is Secretary of the Corporation.
Harold W. Wyatt, III (52)	2008	Owner, Wyatt Realty Company, LLC and Wyatt Capital, LLC; Vice President of Carter & Associates, 2000-2006.
Class I Continuing Directors (For Term Expiring 2023)
Robert D. Baker (63)	2012	President, Duffey Southeast, Inc. since 2001. Also serves as a director of SouthCrest Bank.
Brian D. Schmitt (59)	2016	President and Chief Executive Officer, SouthCrest Bank and SouthCrest Financial Group, Inc. since 2016; Mr. Schmitt was previously employed as Executive VP, Director-Mergers & Acquisitions by Heritage Financial Group, Inc. from 2014 to 2016, and as President and CEO of The PrivateBank and Trust Company's Georgia division from 2006 to 2014.
George T. Hovis (62)	2016	Founder and president of Hovis Homes, Inc. since 1980.
Class III Continuing Directors (For Term Expiring 2022)
Joan B. Cravey (70)	2006	Chair of SouthCrest Financial Group, Inc. since 2011. Retired from practice as a complex litigation attorney in the Atlanta area, where she had practiced law for over 20 years. Also serves as a director of SouthCrest Bank.
Tony Scavuzzo (39)	2013	Principal, Castle Creek Capital, since 2009. Corporate Financial Analyst at MB Financial Bank, 2003 to 2009.
Daniel G. Broos (64)	2016	Managing member of Brighton Partners, LLC, a private equity investment firm, since 2003.
The election of the Class II directors will require approval of a plurality of the shares voted at the annual meeting for each Class II director.
The SouthCrest board of directors unanimously recommends holders of SouthCrest common stock vote “FOR” the re-election of Michael D. McRae and Harold W. Wyatt, III as Class II directors for a term expiring at the 2024 annual meeting of the shareholders. The Class II directors’ terms will expire earlier if the merger is completed.
SouthCrest Adjournment Proposal
The SouthCrest annual meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the SouthCrest annual meeting to approve the SouthCrest merger proposal.
If, at the SouthCrest annual meeting, the number of shares of SouthCrest stock present or represented and voting in favor of the SouthCrest merger proposal is insufficient to approve the SouthCrest merger proposal, SouthCrest intends to move to adjourn the SouthCrest annual meeting in order to enable the SouthCrest board of directors to solicit additional proxies for approval of the SouthCrest merger proposal. In that event, SouthCrest will ask the holders of SouthCrest common stock to vote upon the SouthCrest adjournment proposal, but not the SouthCrest merger proposal.
In this proposal, SouthCrest is asking the holders of SouthCrest common stock to authorize the holder of any proxy solicited by the SouthCrest board of directors on a discretionary basis to vote in favor of adjourning the

SouthCrest annual meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from SouthCrest shareholders who have previously voted.
The SouthCrest board of directors unanimously recommends a vote “FOR” the SouthCrest adjournment proposal.
Assistance
If you need assistance in completing your proxy card, have questions regarding SouthCrest’s annual meeting or would like additional copies of this joint proxy statement/prospectus, please contact Andrew Borrmann, Chief Financial Officer of SouthCrest by phone at (678) 734-3505 or by email at andy.borrmann@southcrestbank.com.

COLONY SPECIAL MEETING OF SHAREHOLDERS
Date, Time and Place of Colony Special Meeting
The Colony special meeting of shareholders will be held on [      ], 2021 at [      ], at [      ] local time. On or about [      ], 2021, Colony commenced mailing this document and the enclosed forms of proxy cards to its shareholders entitled to vote at the Colony special meeting.
Matters to be Considered
At the Colony special meeting, the holders of Colony common stock will be asked to consider and vote upon the Colony merger proposal and, if necessary, the Colony adjournment proposal. Completion of the merger is conditioned on, among other things, Colony shareholder approval of the Colony merger proposal. No other business may be conducted at the Colony special meeting.
Recommendation of the Colony Board of Directors
On April 22, 2021, the Colony board of directors unanimously approved the merger agreement and the transactions contemplated thereby. Based on Colony’s reasons for the merger described in the section of this joint proxy statement/prospectus entitled “The Merger—Colony’s Reasons for the Merger; Recommendation of the Colony Board of Directors” beginning on page 71, the Colony board of directors believes that the merger and the issuance of shares of Colony common stock as merger consideration is in the best interests of Colony shareholders. Accordingly, the Colony board of directors unanimously recommends that its shareholders vote “FOR” the Colony merger proposal and, if necessary, vote “FOR” the Colony adjournment proposal.
Record Date and Quorum
The Colony board of directors has fixed the close of business on [      ], 2021 as the Colony record date, which is the date for determining the holders of Colony common stock entitled to receive notice of and to vote at the Colony special meeting. As of the Colony record date, there were [      ] shares of Colony common stock outstanding and entitled to notice of, and to vote at, the Colony special meeting or any adjournment thereof, and such outstanding shares of Colony common stock were held by [      ] holders of record. Each share of Colony common stock entitles the holder to one vote at the Colony special meeting on each proposal to be considered at the Colony special meeting.
The holders of a majority of the shares of Colony common stock issued and outstanding and entitled to vote at the Colony special meeting must be present, either in person or by proxy, to constitute a quorum at the Colony special meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists. No business may be transacted by the holders of Colony common stock at the Colony special meeting unless a quorum is present.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
The Colony Merger Proposal. Approval of the Colony merger proposal requires that the number of votes cast in favor of or “FOR” the Colony merger proposal exceed the number of votes cast “AGAINST” the Colony merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Colony merger proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.
The Colony Adjournment Proposal. Approval of the Colony adjournment proposal (if necessary or appropriate) requires that the number of votes cast in favor of or “FOR” the Colony adjournment proposal exceed the number of votes cast “AGAINST” the Colony adjournment proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Colony adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.

The Colony board of directors encourages you to complete, date and sign the enclosed proxy card that is applicable to your shares of Colony common stock and return it promptly in the enclosed postage-paid envelope, or vote by phone or internet, so that your voice is heard on these matters.
Voting and Revocation of Proxies
Proxies, in the forms enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the Colony merger proposal and “FOR” the Colony adjournment proposal, if applicable.
If you are a shareholder of record of Colony as of [      ], 2021, the Colony record date, you may submit your proxy before the Colony special meeting in any of the following ways:
•by mail, by completing, signing, dating and returning the enclosed proxy card to Colony using the enclosed postage-paid envelope;
•by telephone, by calling toll-free [      ] and following the recorded instructions; or
•via the internet, by accessing the website [      ] and following the instructions on the website.
If you intend to submit your proxy by telephone or via the internet, you must do so by 11:59 p.m. Eastern time on the day before the Colony special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Colony special meeting.
If you are the record holder of your Colony shares, you may revoke your proxy at any time before it is voted at the special meeting by:
•giving written notice to the Corporate Secretary of Colony;
•submitting another properly completed proxy bearing a later date which is received prior to the Colony special meeting;
•casting a new vote by telephone or via the internet at any time before 11:59 p.m. Eastern time on the day before the Colony special meeting; or
•attending and voting in person at the Colony special meeting.
All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Colony Bankcorp, Inc., 115 South Grant Street, Fitzgerald, Georgia 31750, Attn: Corporate Secretary. Attendance at the Colony special meeting will not, by itself, revoke your proxy. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.
Shares Held in “Street Name”; Broker Non-Votes
Banks, brokers and other nominees who hold shares of Colony common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Colony special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. As a result, we do not expect any broker non-votes at the Colony special meeting.
If your broker, bank or other nominee holds your shares of Colony common stock in “street name,” your broker, bank or other nominee will vote your shares of Colony common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Solicitation of Proxies; Expenses
This proxy solicitation is made by the Colony board of directors. Colony is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus to Colony shareholders. Proxies will be solicited through the mail. Additionally, directors and officers of Colony intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. Colony will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, Colony retains the discretion to engage a third-party proxy solicitor to assist Colony in soliciting proxies from the Colony shareholders.
Attending the Colony Special Meeting
All shareholders of Colony as of the Colony record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the Colony record date, are invited to attend the Colony special meeting. Shareholders of record of Colony common stock can vote in person at the Colony special meeting. If you are not a shareholder of record as of the Colony record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Colony special meeting. If you plan to attend the Colony special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, all Colony shareholders must bring a form of personal photo identification with you in order to be admitted. Colony reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Colony special meeting is prohibited without Colony’s express written consent.
A Colony shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to attend the Colony special meeting in person must bring proof of beneficial ownership as of the Colony record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares or the voting instruction form provided by the broker.
Colony Merger Proposal
Colony is asking its shareholders to approve the Colony merger proposal. Holders of Colony common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Colony board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration, to be advisable and in the best interest of Colony and its shareholders. See “The Merger—Colony’s Reasons for the Merger; Recommendation of the Colony Board of Directors” beginning on page 71 of this joint proxy statement/prospectus for a more detailed discussion of the Colony board of directors’ recommendation.
The Colony board of directors unanimously recommends a vote “FOR” the Colony merger proposal.
Colony Adjournment Proposal
The Colony special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Colony special meeting to approve the Colony merger proposal.
If, at the Colony special meeting, the number of shares of Colony common stock present or represented and voting in favor of the Colony merger proposal is insufficient to approve the Colony merger proposal, Colony intends to move to adjourn the Colony special meeting in order to enable the Colony board of directors to solicit additional proxies for approval of the Colony merger proposal. In that event, Colony will ask the holders of Colony common stock to vote upon the adjournment proposal, but not the Colony merger proposal.
In this proposal, Colony is asking the holders of Colony common stock to authorize the holder of any proxy solicited by the Colony board of directors on a discretionary basis to vote in favor of adjourning the Colony special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Colony shareholders who have previously voted.
The Colony board of directors unanimously recommends a vote “FOR” the Colony adjournment proposal.
Assistance
If you need assistance in completing your proxy card, have questions regarding Colony’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Edward L. Bagwell at Colony by phone at (229) 426-6000 or by email to lbagwell@colonybank.com.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. Colony and SouthCrest urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
Terms of the Merger
Each of the boards of directors of Colony and SouthCrest has unanimously approved the merger agreement and the transactions contemplated thereby including, in the case of the Colony board of directors, the issuance of shares of Colony common stock as merger consideration. The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, SouthCrest will merge with and into Colony, with Colony continuing as the surviving entity. Immediately following the merger, SouthCrest Bank, National Association, SouthCrest’s wholly-owned banking subsidiary, will merge with and into Colony Bank, Colony’s wholly-owned banking subsidiary, with Colony Bank as the surviving bank.
If the merger is completed, each share of SouthCrest stock (other than shares of SouthCrest stock held by SouthCrest, Colony or any SouthCrest dissenting shareholders) issued and outstanding immediately prior to the effective time of the merger will convert into, at the election of the holder and subject to allocation procedures described in the merger agreement, the right to receive: (i) an amount of cash, without interest, equal to $10.45 (the “per share cash consideration”), (ii) 0.7318 shares (which ratio we refer to as the “exchange ratio”) of Colony common stock (the “per share stock consideration”), or (iii) a combination thereof.
The merger consideration is also subject to downward adjustment based on SouthCrest’s tangible equity capital at closing, which will occur the business day prior to the date the merger becomes legally effective. If SouthCrest’s tangible equity capital, as defined in the merger agreement, is less than $49,950,000 if the closing occurs on or before July 31, 2021, $50,475,000 if the closing occurs on or after August 1, 2021 but before September 1, 2021, or $51,000,000 if the closing occurs on or after September 1, 2021 (each such amount, as applicable as of the effective time, we refer to as the “SouthCrest equity minimum”), Colony shall have the option to adjust the merger consideration downward by an amount that is reflective of the overall shortfall between the SouthCrest equity minimum and SouthCrest’s tangible equity capital at closing.
If SouthCrest elects to exercise its termination right upon certain changes in the trading price of Colony common stock relative to the price of KBW NASDAQ Regional Banking Index, Colony has the option to adjust the exchange ratio such that the aggregate value of the merger consideration is equal to or greater than the lesser of (i) an amount equal to $72,446,137 or (ii) an amount equal to $21,600,438 plus the product of the index ratio, 0.85, 3,987,898, and the average Colony closing price, divided by the Colony ratio.
At the effective time of the merger, each unit of SouthCrest phantom stock outstanding immediately prior to the effective time of the merger will be converted automatically (without any further action on part of the holder thereto) into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of SouthCrest phantom stock units held by such holder and (2) the per share cash consideration, less applicable taxes. Such payments in respect of SouthCrest phantom stock units shall only be made to those holders who remain employed by SouthCrest as of the effective time. At the effective time of the merger, each option to purchase shares of SouthCrest common stock, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of SouthCrest common stock subject to such option and (2) the excess, if any, of the per share cash consideration over the exercise price per share of SouthCrest common stock under such option, less applicable taxes.
Colony will not issue any fractional shares of Colony common stock in the merger. Instead, a SouthCrest shareholder who otherwise would have received a fraction of a share of Colony common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the average of the daily closing prices for shares of Colony common stock for the twenty consecutive full trading days ending on the trading day immediately preceding the fifth business day prior to the date of closing of the merger on which such shares are actually traded on the Nasdaq Global Select Market as reported by Bloomberg L.P. by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Colony common stock to which such shareholder would otherwise be entitled to receive.
Colony’s shareholders and SouthCrest’s shareholders are being asked to approve the Colony merger proposal and the SouthCrest merger proposal, respectively. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement” beginning on page 94 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
From time to time, the SouthCrest board has reviewed and engaged in discussions of SouthCrest’s long-term strategies and objectives, considering ways that it might enhance shareholder value and SouthCrest’s performance and prospects in light of competitive and other relevant factors. Strategic options considered by the SouthCrest’s board have included expanding organically, raising additional capital through private placements or public offerings of equity or debt securities, and merging with another financial institution. In connection its ongoing strategic planning, management of SouthCrest periodically consulted with investment banking firms and institutional investors to review SouthCrest’s financial performance and evaluate opportunities of strategic interest.
At SouthCrest’s December 13, 2019 board meeting, the SouthCrest board invited Janney Montgomery Scott LLC (“Janney”), a nationally-recognized investment bank, to participate in a special strategic planning session, at which the SouthCrest board discussed with Janney the historical performance of SouthCrest, opportunities and competitive threats in SouthCrest’s existing markets, expectations and risks associated with continuing to operate as a stand-alone institution, and opportunities and risk associated with business combination transactions. As a part of those discussions, the SouthCrest board discussed, among other things, the risk associated with certain aspects of the organization and the impact thereof on the value of the stand-alone organization, the capital and human resources that would be required to support an organic growth strategy going forward on a stand-alone basis, SouthCrest’s access to public and private equity and debt markets, and the limited liquidity of SouthCrest stock by virtue of its status as an OTC Pink listed company. As it related to potential business combination transactions, Janney discussed with the SouthCrest board the market for mergers and acquisitions involving financial institutions in general and discussed the strengths and weaknesses of multiple prospective transaction partners for SouthCrest. Following extensive discussion and deliberation, the SouthCrest board authorized Janney to engage in discussions with prospective transaction partners regarding the merits of a potential business combination with SouthCrest.
Over the next ten weeks, Janney engaged in a marketing process for SouthCrest, contacting potential transaction partners to discuss the merits of a potential business combination. Janney initially contacted 18 potential transaction partners on a discrete, no-name basis to gauge their appetite for mergers and acquisitions in general. Of the 18 potential transaction partners contacted by Janney, ten potential transaction partners were interested in further discussions and entered into non-disclosure agreements. Janney provided these ten potential transaction partners with SouthCrest's identity and additional information regarding the merits of a transaction with SouthCrest. Ultimately, six potential transaction partners, including Colony, were interested in furthering discussions regarding a potential business combination with SouthCrest and were provided access to additional preliminary due diligence information by SouthCrest and Janney.
At SouthCrest’s March 13, 2020 board meeting, the SouthCrest board invited Janney to participate in discussions regarding a potential business combination transaction, in which Janney presented an overview of its marketing efforts, and additional information on the six interested parties. Janney also discussed that, at the time, the COVID-19 pandemic had recently significantly impacted the equity markets across all sectors, but specifically severely impacted the market valuation of financial institution stocks. Janney noted that the market turmoil and the uncertainty caused by the COVID-19 pandemic had caused most potential transaction partners to pause pursuit of mergers and acquisitions at the current time, and that it had significantly impacted potential transaction partners’ ability to pay in a potential business combination. The SouthCrest board of directors and Janney discussed the strategic and financial merits of pursuing a business combination transaction in the uncertain environment created by COVID-19, and ultimately decided it was in the best interest of SouthCrest to pause discussions regarding a potential business combination transaction. For the remainder of the year 2020, SouthCrest’s management and its board remained focused on maximizing shareholder value while managing through the COVID-19 pandemic.
Janney continued to have conversations with SouthCrest and potential transaction partners throughout 2020. In October 2020, Janney and SouthCrest began having discussions with one of the six earlier identified interested parties regarding the merits of a potential business combination. SouthCrest and the potential acquiror entered into a mutual non-disclosure agreement on October 27, 2020, at which point limited due diligence information was provided to the interested party and further discussions were held among the interested party, Janney and SouthCrest regarding a potential business combination. Discussions continued over the next two months, and ultimately the interested party decided it was no longer interested in further pursuing discussions regarding a potential business combination with SouthCrest.
Janney continued its conversations with potential transaction partners into 2021. In February 2021, Janney began having detailed discussions with Colony regarding the strategic and financial merits of a potential business combination with SouthCrest. On March 11, 2021, Colony provided SouthCrest with a proposed non-binding indication of interest regarding the proposed merger of SouthCrest with and into Colony. The indication of interest contemplated that SouthCrest shareholders would receive consideration for each share of SouthCrest common stock in the form of (i) 0.7318 shares of Colony Common Stock or (ii) cash in the amount of $10.45, subject to election procedures so that the aggregate form of consideration would be a combination of 72.5% stock and 27.5% cash in the proposed merger. The indication of interest contemplated that Colony would include two current SouthCrest directors on its Board of Directors and retain key management in senior roles to be determined. The indication of interest also provided for an exclusivity period until of sixty (60) days for the parties to negotiate and enter into a definitive transaction agreement. The terms of the indication of interest were consistent with financial terms that had been informally discussed between and modeled by the parties.
On March 16, 2021, the SouthCrest board met to consider the indication of interest. In preparation for the SouthCrest board meeting, management discussed legal matters related to the proposed indication of interest with Alston & Bird, LLP, its legal counsel ("Alston & Bird"). At the meeting, representatives of Janney presented the financial terms of the Colony proposal to the SouthCrest board, and the SouthCrest board considered the financial, legal and other social terms of the proposal. Representatives of Alston & Bird also attended the meeting and provided an overview of the SouthCrest’s board’s fiduciary duties in the context of its consideration of the proposal. The SouthCrest board once again discussed with Janney the Colony proposal in relation to other strategic alternatives that may be available to SouthCrest and the market for mergers and acquisitions involving financial institutions. The SouthCrest board also continued the prior meeting’s discussion regarding the pros and cons of the proposed transaction with Colony, the strengths and weaknesses of Colony as a prospective transaction partner, and the potential for other acquirors within its market. After extensive discussion regarding the Colony proposal, the SouthCrest board authorized management to enter into the non-binding indication of interest and continue its due diligence regarding a potential transaction. Accordingly, SouthCrest and Colony executed the non-binding indication of interest and March 16, 2021.
Following the March 16, 2021 meeting, the parties engaged in broader and more extensive reciprocal due diligence. Contemporaneously with the parties’ reciprocal due diligence, management of SouthCrest and Colony engaged in negotiations over the other business and legal terms of the proposed merger, and, on March 24, 2021, Fenimore, Kay, Harrison & Ford, LLP, Colony's legal counsel ("Fenimore"), distributed a draft merger agreement to SouthCrest and its legal counsel, which formed the basis of the further negotiation of deal terms. The financial terms of the Colony proposal were, in all material respects, the same as those contained in the previously executed indication of interest. Primary subjects of these negotiations included the scope of operational covenants; employee matters; tax, accounting and contract issues relating to executive compensation arrangements; the scope of termination rights and the amount of any fees upon termination; and the scope of ancillary agreements.
Following the March 24, 2021 delivery of the initial draft of the merger agreement, representatives of Alston & Bird and Fenimore exchanged drafts of the merger agreement and the related transaction documents.
Over the next four weeks, the parties finalized aspects of due diligence, exchanged and reviewed disclosure schedules and engaged in final negotiations related to the definitive merger agreement. Colony also engaged in negotiations with certain senior executive officers of SouthCrest with respect to the terms of proposed employment agreements that would become effective at the effective time of the merger.
On April 20, 2021, the SouthCrest board convened to review and consider the final form of the definitive merger agreement. At the meeting, representatives of Alston & Bird explained the limited changes to the terms of the merger agreement and related transaction documents and answered questions from the SouthCrest board regarding the terms of the merger agreement and the ancillary agreements. Also at this meeting, representatives of Janney reviewed the financial aspects of the proposed merger and summarized the strategic and financial rationale for the transaction for both parties and responded to questions by the SouthCrest board. Janney then delivered its oral opinion, which was confirmed in writing on April 22, 2021, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney as set forth in its opinion, the merger consideration to be received by the SouthCrest shareholders in connection with the merger was fair, from a financial point of view, to the public holders of SouthCrest common stock. See “The Merger—Opinion of SouthCrest’s Financial Advisor.” After further discussion among the directors and SouthCrest’s advisors, including with respect to the factors described in “-SouthCrest’s Reasons for the Merger; Recommendation of the SouthCrest Board,” SouthCrest’s board unanimously determined that the merger and the merger agreement were advisable, and fair to, and in the best interests of, SouthCrest and its shareholders, and unanimously approved the merger agreement and related actions and recommended the adoption and approval of such agreement and transactions to the SouthCrest shareholders.
On April 22, 2021, the Colony board held a meeting, which was attended by representatives of Hovde and Fenimore. Representatives of Fenimore reviewed the final terms of the proposed merger agreement and related transaction documents with the Colony board. Also at this meeting, Hovde reviewed with the Colony board its financial analysis of the merger consideration delivered to the Colony board its written opinion, dated April 22, 2021, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the “aggregate consideration” to be issued and paid in the merger pursuant to the merger agreement, is fair, from a financial point of view, to Colony and its shareholders. See “The Merger—Opinion of Colony’s Financial Advisor.” After taking into consideration the matters discussed during this meeting and prior meetings of the Colony board, including the factors described under the section of this joint proxy statement/prospectus entitled “The Merger—Colony’s Reasons for the Merger; Recommendation of the Colony Board of Directors,” the Colony board of directors unanimously approved the merger agreement and related actions and recommended the adoption and approval of such agreement and transactions to the Colony shareholders.
Subsequent to the meeting, the parties entered into the merger agreement and announced the transaction in a joint press release following the close of trading on April 22, 2021.
SouthCrest’s Reasons for the Merger; Recommendation of the SouthCrest Board of Directors
After careful consideration, at its meeting on April 20, 2021, the SouthCrest board of directors determined that the merger is in the best interests of SouthCrest and its shareholders and that the consideration to be received in the merger is fair to the SouthCrest shareholders. Accordingly, the SouthCrest board of directors unanimously approved the merger agreement and recommended that the SouthCrest shareholders vote “FOR” the SouthCrest merger proposal.
In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the SouthCrest board of directors evaluated the merger and the merger agreement, in consultation with SouthCrest’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:
•its knowledge of the business, operations, financial and regulatory condition, earnings and prospects of SouthCrest and Colony;
•its knowledge of the current environment in the financial services industry, including national and regional economic conditions, increased regulatory burdens, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on the potential growth of SouthCrest and Colony, development, productivity, profitability and strategic options;

•the complementary aspects of SouthCrest’s and Colony’s respective businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;
•SouthCrest’s belief that a merger with Colony would allow SouthCrest shareholders to participate in the future performance of a combined company that would have better future prospects and economies of scale than SouthCrest was likely to achieve on a stand-alone basis or through other strategic alternatives;
•SouthCrest’s belief that SouthCrest and Colony share a similar strategic vision;
•the fact that the merger consideration paid in the form of Colony common stock would allow former SouthCrest shareholders to participate as Colony shareholders in the growth of Colony and in any synergies resulting from the merger;
•the historical performance of Colony common stock;
•the limited liquidity that SouthCrest shareholders have with respect to their investment in SouthCrest, for which there is no public market, and the opportunity to obtain cash consideration for their shares of SouthCrest stock and the opportunity to receive shares of Colony common stock as consideration for their shares of SouthCrest stock;
•the fact that as Colony shareholders, SouthCrest’s shareholders would be expected to have increased liquidity in the form of a publicly-traded, NASDAQ-listed security;
•the value of the merger consideration, compared to, among other metrics (1) the current and projected tangible book value of SouthCrest, (2) the historical and present operating results of SouthCrest, (3) the estimated future operating results and financial position of SouthCrest, including consideration of prospects for improvement in those results and financial position in both the near and long term, and (4) other similar recent transactions in the industry;
•the fact that the merger consideration paid in the form of Colony common stock is expected to be tax-free to SouthCrest shareholders;
•the terms of the merger agreement, and the presentation by SouthCrest’s legal advisors regarding the merger and the merger agreement;
•the financial presentation of Janney, dated April 20, 2021, to the SouthCrest board of directors and the opinion of Janney, dated April 22, 2021, to the SouthCrest board of directors to the effect that, as of April 22, 2021, and subject to the assumptions, limitations and qualifications set forth in the opinion, the per share merger consideration, was fair, from a financial point of view, to the SouthCrest shareholders, as more fully described below under the section of this joint proxy statement/prospectus entitled “The Merger—Opinion of SouthCrest’s Financial Advisor”;
•the regulatory and other approvals required in connection with the merger and the likelihood that the approvals needed to complete the merger will be obtained within a reasonable time and without unacceptable conditions;
•the agreement of Colony to provide certain benefits to SouthCrest employees; and
•the impact of the merger in diversifying the risk to SouthCrest shareholders of SouthCrest’s loan portfolio.
The SouthCrest board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:
•the potential negative impact of the announcement of the merger on SouthCrest’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;
•the challenges of combining the businesses, assets and workforces of two financial institutions;

•the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;
•the risks and costs to SouthCrest if the merger is not completed;
•the fact that the merger consideration to be received in shares of Colony common stock provides less certainty of value to SouthCrest shareholders compared to a transaction in which they would receive only cash consideration;
•the potential for a decline in the value of Colony common stock – whether before or after consummation of the merger – reducing the value of the consideration received by SouthCrest’s shareholders;
•the provisions of the merger agreement restricting SouthCrest’s solicitation of third party acquisition proposals and the fact that SouthCrest would be obligated to pay a termination fee following the termination of the merger agreement in certain circumstances;
•the restrictions on the conduct of SouthCrest’s business prior to completion of the merger, which may adversely affect SouthCrest’s ability to make certain decisions quickly and independently and may delay or prevent SouthCrest from undertaking business opportunities that may arise pending completion of the merger;
•the requirement that SouthCrest submit the merger agreement to its shareholders for approval even if SouthCrest’s board of directors withdraws its recommendation to approve the merger agreement;
•the potential for unintended delays in the regulatory approval process; and
•the interests of certain of SouthCrest’s directors and executive officers in the merger that are different from, or in addition to, their interests as SouthCrest shareholders, which are further described in the section of this joint proxy statement/prospectus entitled “The Merger—Interests of SouthCrest’s Directors and Executive Officers in the Merger.”
The foregoing discussion of the factors considered by the SouthCrest board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the SouthCrest board of directors. The SouthCrest board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the SouthCrest board of directors determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the SouthCrest board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the SouthCrest board of directors may have given different weight to different factors. The SouthCrest board of directors conducted an overall analysis of the factors described above including thorough discussions with SouthCrest management and SouthCrest’s advisors, and considered the factors overall to be favorable to, and to support, its determination. It should be noted that this explanation of the SouthCrest board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements.”
THE SOUTHCREST BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SOUTHCREST SHAREHOLDERS VOTE “FOR” THE SOUTHCREST MERGER PROPOSAL AT THE SOUTHCREST ANNUAL MEETING.
Opinion of SouthCrest’s Financial Advisor
Janney Montgomery Scott, LLC, or Janney was engaged by the board of directors of SouthCrest Financial Group, Inc., or “SouthCrest,” by letter dated January 6, 2020 to act as financial advisor and to render a fairness opinion for the board of directors of SouthCrest in connection with a potential business combination, which we refer to as the “merger,” with Colony Bankcorp, Inc., or Colony. Janney delivered to the SouthCrest board of directors its opinion dated April 22, 2021 that, based upon and subject to the various considerations set forth in its written opinion, the merger consideration to be received by the shareholders of SouthCrest from Colony is fair to the shareholders of SouthCrest, including holders of shares of SouthCrest series AAA preferred stock and holders of shares of SouthCrest series D preferred stock, which would receive the same consideration as the holders of shares of SouthCrest common stock, from a financial point of view. In requesting Janney’s advice and opinion, no limitations were imposed by SouthCrest with respect to the investigations made or procedures followed by it in rendering this opinion. The full text of the opinion of Janney, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, are attached hereto as Annex B. Shareholders of SouthCrest should read this opinion in its entirety. Janney’s opinion speaks only as of April 22, 2021.
Janney is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, Janney has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. SouthCrest’s board of directors selected Janney to render a fairness opinion in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
Janney has received a fee from SouthCrest for rendering a written opinion to the SouthCrest board of directors as to the fairness, from a financial point of view, of the merger to shareholders of SouthCrest. Further, SouthCrest has agreed to indemnify Janney against any claims or liabilities arising out of Janney’s engagement by SouthCrest. The opinion has been reviewed by Janney’s compliance officer and fairness committee consistent and with internal policy. Janney has provided financial services and received $17,500 in compensation from SouthCrest during the prior two years, and anticipates receiving approximately $1,050,000 as a success fee upon the closing of the merger.
The following is a summary of the analyses performed by Janney in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the SouthCrest board of directors by Janney. The summary set forth below does not purport to be a complete description of either the analyses performed by Janney in rendering its opinion or the presentation delivered by Janney to the SouthCrest board of directors, but it does summarize all of the material analyses performed and presented by Janney.
The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Janney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Janney may have given various analyses more or less weight than other analyses. Accordingly, Janney believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the SouthCrest board of directors and its fairness opinion.
In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SouthCrest or Colony. The analyses performed by Janney are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Janney’s analysis of the fairness of the merger consideration, from a financial point of view, to SouthCrest shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a SouthCrest might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Janney’s opinion does not address the relative merits of the merger as compared to any other business combination in which SouthCrest might engage. In addition, as described above, Janney’s opinion was one of many factors taken into consideration by the SouthCrest board of directors in making its determination to approve the merger agreement.
During the course of its engagement and as a basis for arriving at its opinion, Janney reviewed and analyzed material bearing upon financial and operating conditions of SouthCrest and Colony and material prepared in connection with the merger, including, among other things, the following:
(i)reviewed the merger agreement;

(ii)reviewed information made available to Janney by SouthCrest and Colony regarding their respective financial condition, business, operations, assets, and forecasts, including financial forecast assumptions provided by SouthCrest and Colony reflecting the views of senior management to SouthCrest and Colony as to the future of financial performance of SouthCrest and Colony;
(iii)reviewed certain financial statements, both audited and unaudited, and related financial information of SouthCrest and Colony, including reports filed by SouthCrest and Colony with the FDIC and the Federal Reserve;
(iv)reviewed estimates of the managements of SouthCrest and Colony as to the timing and amount of cost savings, net of costs to achieve such cost savings, anticipated by such managements to result from the merger;
(v)compared certain aspects of the financial performance of SouthCrest and Colony with similar data available for certain other financial institutions;
(vi)reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving financial institutions that Janney considered and deemed relevant; and
(vii)performed such other analyses and considered such other factors as Janney deemed relevant and appropriate.
Janney also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuation.
In arriving at its opinion, Janney assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by SouthCrest and Colony and in the discussions with SouthCrest’s and Colony’s respective management teams. Janney has not independently verified the accuracy or completeness of any such information. Janney has further relied upon the assurances of the management of SouthCrest and Colony that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its analyses and this opinion, Janney assumed that, with respect to the financial forecasts, estimates and other forward-looking information it reviewed, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of SouthCrest and Colony (as the case may be) as to the expected future results of operations and financial condition of SouthCrest and Colony and the other matters covered thereby.
We have also assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of SouthCrest and Colony and that such estimates will be realized in the amounts and at the times contemplated thereby. Janney is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. Janney was not retained to and did not conduct a physical inspection of any of the properties or facilities of SouthCrest or Colony or their respective subsidiaries. In addition, Janney has not reviewed individual credit files nor has it made an independent evaluation or appraisal of the assets and liabilities of SouthCrest or Colony nor any of their respective subsidiaries, and Janney was not furnished with any such evaluations or appraisals.
Summary of Proposed Merger Consideration and Implied Transaction Metrics. Janney reviewed the financial terms of the proposed transaction. Based upon the Colony’s 10-day weighted average closing price as of April 19, 2021 of $15.16, Janney calculated an aggregate implied transaction value of approximately $84.9 million, or a transaction price per share of $10.92. Based upon financial information for SouthCrest as or for the last twelve months (“LTM”) ended December 31, 2020, unless otherwise noted, Janney calculated the following implied transaction metrics:

Transaction Price / LTM(1):	13.7x
Transaction Price / 2021E(2):	13.1x
Transaction Price / Tangible Book Value Per Share(3):	142.0%
Tangible Book Premium/Core Deposits(4):	4.6%
______________
(1)based upon SouthCrest LTM Earnings of $6.191 million
(2)based upon estimated 2021 Earnings of $6.5 million
(3)based upon SouthCrest tangible common equity of $59.789 million as of 12/31/2020, as adjusted for share repurchases made in the 1st quarter
(4)based upon SouthCrest core deposits(5) of $545.9 million as of 12/31/2020 (core deposits are defined as total deposits less CDs > $100K)

Comparable Company Analyses. Janney used publicly available information to compare selected financial information for Colony with a group of financial institutions for the Colony Research Peer Group. The Colony Research Peer Group consisted of publicly-traded bank holding companies defined as peers by Hovde in their January 27, 2021 equity research report on Colony. The Colony Research Peer Group consisted of the following companies:

Ameris Bancorp	Capstar Financial Holdings, Inc.
ServisFirst Bancshares, Inc.	Southern First Bancshares, Inc.
United Community Banks, Inc.	MetroCity Bancshares, Inc.
FB Financial Corp.	Primis Financial Corp.
First Bancorp	Carter Bankshares
The First Bancshares	SmartFinancial, Inc.
First Community Bankshares, Inc.	Blue Ridge Bankshares, Inc.
Atlantic Capital Bancshares, Inc.	Professional Holding Corp.
Reliant Bancorp, Inc.	Select Bancorp, Inc.
Capital City Bank Group, Inc.	Community Bankers Trust Corp.
The analysis compared selected financial information for Colony with the corresponding publicly available data for the Colony Research Peer Group as of and for the year ended December 31, 2020 (unless otherwise noted), with pricing data as of April 19, 2021. The table below sets forth the data for Colony and median and mean data for the Colony Research Peer Group.

Colony Research Comparable Company Analysis

Colony	Colony Research Group Median	Colony Research Group Mean
Market Capitalization ($M)	$143	$414	$942
Price/Tangible Book Value	113.0%	166.8%	166.2%
Price/EPS	7.2	x	11.2	x	12.2	x
Dividend Yield	2.7%	1.8%	1.8%
Weekly Volume	0.7%	1.5%	1.6%
Short Interest	1.0%	1.1%	1.5%
Insider Ownership	17.7%	7.6%	12.2%
Institutional Ownership	27.3%	49.5%	51.7%
Last Twelve Months Return	42.9%	86.9%	83.2%
Total Assets ($M)	$1,764	$3,197	$5,607
Total Loans ($M)	$1,112	$2,322	$3,979
Total Deposits ($M)	$1,445	$2,692	$4,711
Tangible Common Equity/Tangible Assets	7.2%	9.2%	9.1%
NPAs/Assets	1.29%	0.57%	0.76%
Year to Date ROAA	0.70%	1.03%	0.95%
Year to Date ROAE	8.56%	8.59%	8.61%
Note: Financial data for the institutions in the Colony Research Group is not pro forma for any publicly announced and pending transactions.
Janney also used publicly available information to compare selected financial information for Colony with a group of financial institutions selected by Janney for the Colony Pro Forma Peer Group. The Colony Pro Forma Peer Group consisted of publicly-traded holding companies, headquartered in AL, FL, GA, LA, MS, NC, SC & TN, with total assets $2.0 billion - $5.0 billion. The Colony Pro Forma Peer Group consisted of the following companies:

Atlantic Capital Bancshares, Inc.	Southern First Bancshares, Inc.
Business First Bancshares, Inc.	SmartFinancial, Inc.
Reliant Bancorp, Inc.	Home Bancorp, Inc.
Capital City Bank Group, Inc.	Professional Holding Corp.
HomeTrust Bancshares, Inc.	Investar Holding Corp.
Red River Bancshares, Inc.	First Guaranty Bancshares, Inc.
Capstar Financial Holdings, Inc.
The analysis compared selected financial information for Colony with the corresponding publicly available data for the Colony Pro Forma Peer Group as of and for the year ended December 31, 2020 (unless otherwise noted), with pricing data as of April 19, 2021. The table below sets forth the data for Colony and median and mean data for the Colony Pro Forma Peer Group.

Colony Pro Forma Comparable Company Analysis

Colony	Colony Pro Forma Group Median	Colony Pro Forma Group Mean
Market Capitalization ($M)	$143	$400	$369
Price/Tangible Book Value	113.0%	135.5%	139.8%
Price/EPS	7.2	x	10.3	x	10.6	x
Dividend Yield	2.7%	1.5%	1.7%
Weekly Volume	0.7%	1.1%	1.2%
Short Interest	1.0%	0.8%	1.0%
Insider Ownership	17.7%	8.0%	14.2%
Institutional Ownership	27.3%	37.6%	41.1%
Last Twelve Months Return	42.9%	83.6%	78.8%
Total Assets ($M)	$1,764	$2,987	$3,011
Total Loans ($M)	$1,112	$2,120	$2,173
Total Deposits ($M)	$1,445	$2,568	$2,546
Tangible Common Equity/Tangible Assets	7.2%	9.2%	8.9%
NPAs/Assets	1.29%	0.52%	0.51%
Year to Date ROAA	0.70%	0.87%	0.88%
Year to Date ROAE	8.56%	8.08%	8.40%
Note: Financial data for the institutions in the Colony Pro Forma Group is not pro forma for any publicly announced and pending transactions.
Janney also used publicly available information to compare selected financial information for Colony with a group of financial institutions selected by Janney for the Colony Standalone Peer Group. The Colony Standalone Peer Group consisted of publicly-traded holding companies, headquartered in AL, FL, GA, LA, MS, NC, SC & TN, with total assets $1.0 billion - $2.0 billion. The Colony Standalone Peer Group consisted of the following companies:

MetroCity Bankshares, Inc.	Peoples Bancorp of NC, Inc.
Select Bancorp, Inc.	Citizens Holding Co.
First Community Corp.
The analysis compared selected financial information for Colony with the corresponding publicly available data for the Colony Standalone Peer Group as of and for the year ended December 31, 2020 (unless otherwise noted), with pricing data as of April 19, 2021. The table below sets forth the data for Colony and median and mean data for the Colony Standalone Peer Group.

Colony Standalone Comparable Company Analysis

Colony	Colony Standalone Group Median	Colony Standalone Group Mean
Market Capitalization ($M)	$143	$143	$195
Price/Tangible Book Value	113.0%	118.2%	120.3%
Price/EPS	7.2	x	10.3	x	10.9	x
Dividend Yield	2.7%	2.7%	3.2%
Weekly Volume	0.7%	0.9%	1.0%
Short Interest	1.0%	1.1%	1.3%
Insider Ownership	17.7%	14.7%	18.7%
Institutional Ownership	27.3%	28.4%	31.3%
Last Twelve Months Return	42.9%	41.3%	41.3%
Total Assets ($M)	$1,764	$1,536	$1,602
Total Loans ($M)	$1,112	$951	$1,086
Total Deposits ($M)	$1,445	$1,334	$1,317
Tangible Common Equity/Tangible Assets	7.2%	9.1%	9.6%
NPAs/Assets	1.29%	0.80%	0.68%
Year to Date ROAA	0.70%	0.78%	1.02%
Year to Date ROAE	8.56%	7.48%	9.07%
Note: Financial data for the institutions in the Colony Standalone Group is not pro forma for any publicly announced and pending transactions.
Net Present Standalone Value Analyses. Janney performed an analysis that estimated the net present value per share of Colony’s common stock assuming Colony performed in accordance with estimates based on publicly available mean analyst earnings per share estimates for Colony, as well as discussions with Colony. To approximate the terminal value of a share of Colony’s common stock at December 31, 2025, Janney applied a long term growth rate range of 2.50% to 3.50%. The terminal values were then discounted to present values using discount rates ranging from 11.0% to 13.0%. The discount rates selected by Janney were intended to reflect different assumptions regarding the required rates of return for holders or prospective buyers of Colony’s common stock. The analysis and the underlying assumptions yielded a range of values per share of Colony’s common stock of $15.73 to $21.39 when applying a terminal value based on the long term growth.
Price per Share Sensitivity:

Discount Rate	2.50%	2.75%	3.00%	3.25%	3.50%
11.0%	$19.58	$19.99	$20.43	$20.90	$21.39
11.5%	$18.45	$18.81	$19.19	$19.60	$20.03
12.0%	$17.45	$17.77	$18.10	$18.45	$18.82
12.5%	$16.55	$16.83	$17.12	$17.43	$17.75
13.0%	$15.73	$15.98	$16.24	$16.51	$16.79
Analysis of Selected Merger Transactions. Janney reviewed groups of selected merger and acquisition transactions that were deemed to be comparable to the merger. These two groups were labeled as the “National” Group and “Merger of Peers” group. The National Group consisted of fourteen bank and thrift merger transactions with disclosed transaction terms, where one-hundred percent of target equity was acquired and target total assets were between $250 million and $1.5 billion, announced since March 1, 2020, excluding merger of equals transactions. The National Group was composed of the following transactions:

Buyer	Target	Price / TBV (%)	Price / LTM EPS (x)	Price / Assets (%)	Core Deposit Premium (%)
Bank of Marin Bancorp	American River Bankshares	175.0	15.9	15.5	7.9
SmartFinancial Inc.	Sevier County Bancshares Inc.	128.2	17.1	90.0	2.8
Seacoast Banking Corp. of FL	Legacy Bank of Florida	179.1	17.3	19.2	14.7
Investor Group	Northern CA National Bank	162.0	14.7	15.3	6.9
Fidelity D & D Bancorp Inc.	Landmark Bancorp Inc.	121.8	NM	12.5	3.1
First National Corp.	Bank of Fincastle	105.0	23.1	12.3	0.8
Stock Yards Bancorp Inc.	Kentucky Bancshares Inc.	171.4	16.3	15.9	NA
First Busey Corp.	Cummins-American Corp.	109.6	21.6	13.7	1.5
BancorpSouth Bank	FNS Bancshares Inc.	154.0	19.4	13.8	6.5
BancorpSouth Bank	National United Bancshares Inc	156.3	15.8	15.3	6.8
First Mid Bancshares	LINCO Bancshares Inc.	106.6	21.0	12.4	1.4
Dollar Mutual Bancorp	Standard AVB Financial Corp.	133.4	22.5	15.2	6.8
Enterprise Financial Services	Seacoast Commerce Banc	151.2	10.5	12.2	5.5
BV Financial Inc. (MHC)	Delmarva Bancshares Inc.	111.8	17.1	14.3	2.1
	Average	140.4	17.9	14.0	5.1
	Median	142.3	17.1	14.0	5.5
_______________
Note: Transactions with undisclosed deal value are excluded
Note: P/E multiples > 30.0x are considered “NM”
Note: Excludes merger of equals transactions and transactions with credit union acquirors
Source: S&P Global Market Intelligence; Data as of April 19, 2021
Janney calculated the median values for the following relevant transaction pricing multiples for the National Group: the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s core net income for the last twelve months; the multiple of the offer value to the acquired company’s total assets; and the premium over tangible book value divided by core deposits. Janney used these median multiples to estimate the value of SouthCrest stock by applying each median multiple to SouthCrest’s tangible common equity, net income for the twelve months ended December 31, 2020, total assets, and core deposits as of December 31, 2020, respectively. The results of this analysis are as follows:

Dollars in thousands, except per share amounts		Comparable Transactions
Valuation Multiple	SouthCrest Value ($000s)	Factor Weight (%)	Median Multiple	Aggregate Value ($000s)	Value Per Share(4)
Tangible common equity (1)	$59,789	60%	142.3%	$85,092	$11.33
LTM Core Earnings (2)	4,761	30%	17.1x	81,510	10.85
Total assets (1)	711,090	5%	14.0%	99,659	13.27
Core deposits (3)	546,359	5%	5.5%	89,893	11.97
	Ranges of Values:		Minimum	$81,510	$10.85
			Maximum	99,659	13.27
	Factor-Weighted Average			$84,986	$11.31
______________
(1)SCSG Total Assets and Tangible Common Equity adjusted for recent share repurchase in the 1st quarter
(2)Core earnings excludes realized gain on securities and related tax from net income

(3)Core deposits defined as total deposits less CDs > $100k
Source: S&P Global Market Intelligence; SouthCrest-provided documents
The National Group analysis suggested a range of value of $10.85 to $13.27 per share of SouthCrest stock, with a factor-weighted average of $11.31.
The Merger of Peers group consisted of ten bank and thrift merger transactions with disclosed transaction terms, where one hundred percent of equity was acquired, announced since January 1, 2020, excluding merger of equals transactions. The Merger of Peers group was composed of the following transactions:

Buyer	Target	Price / TBV (%)	Price / LTM EPS (x)	Price / Assets (%)	Core Deposit Premium (%)
Webster Financial Corp.	Sterling Bancorp	188.7	17.0	17.2	NA
BancorpSouth Bank	Cadence Bancorp.	155.0	NM	15.2	6.6
Shore Bancshares Inc.	Severn Bancorp Inc.	133.7	21.7	15.3	NA
LINKBANCORP Inc.	GNB Financial Services Inc	131.4	14.9	14.3	4.3
Virginia National Bkshs Corp.	Fauquier Bankshares Inc.	85.5	10.1	7.4	-1.4
Hanover Bancorp Inc.	Savoy Bank	149.2	13.0	10.6	16.5
Broadway Financial Corp.	CFBanc Corp.	109.7	NM	10.8	2.6
Blue Ridge Bankshares Inc.	Bay Banks of Virginia Inc.	96.8	16.1	7.9	-0.6
Dime Community Bancshares Inc.	Bridge Bancorp Inc.	97.8	17.1	8.9	0.4
South State Corporation	CenterState Bank Corp.	98.8	18.1	9.9	1.4
	Average	127.5	15.7	12.0	4.1
	Median	131.4	16.1	10.8	2.6
______________
Note: Transactions with undisclosed deal value are excluded
Note: P/E multiples > 30.0x are considered “NM”
Note: “Merger of Peers” defined as selected transactions with pro forma ownership > 30% for the target
Source: S&P Global Market Intelligence; Data as of April 19, 2021
Janney calculated the median values for the following relevant transaction pricing multiples for the Merger of Peers: the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s net income for the last twelve months; the multiple of the offer value to the acquired company’s total assets; and the premium over tangible book value divided by core deposits. Janney used these median multiples to estimate the value of SouthCrest stock by applying each median multiple to SouthCrest’s tangible common equity, net income for the twelve months ended December 31, 2020, total assets, and core deposits as of December 31, 2020, respectively. The results of this analysis are as follows:

Dollars in thousands, except per share amounts			Comparable Transactions
Valuation Multiple	SouthCrest Value ($000s)	Factor Weight (%)	Median Multiple	Aggregate Value ($000s)	Value Per Share(4)
Tangible common equity (1)	$59,789	60%	131%	$78,539	$10.46
LTM Core Earnings (2)	4,761	30%	16.1x	76,654	10.20
Total assets (1)	711,090	5%	11%	76,727	10.21
Core deposits (3)	546,359	5%	3%	74,213	9.88
	Ranges of Values:		Minimum	$74,213	$9.88
			Maximum	78,539	10.46
	Factor-Weighted Average			$77,666	$10.34
______________
(1) SCSG Total Assets and Tangible Common Equity adjusted for share repurchases in the 1st quarter
(2) Core earnings excludes realized gain on securities and related tax from net income
(3) Core deposits defined as total deposits less CDs > $100k

Source: S&P Global Market Intelligence; SouthCrest-provided documents
The Merger of Peers analysis suggested a range of value of $9.88 to $10.46 per share of SouthCrest stock, with a factor-weighted average of $10.34.
Net Present Value Analyses. Janney performed an analysis that estimated the net present value per share of SouthCrest stock assuming SouthCrest performed in accordance with estimates based upon discussions with SouthCrest. To approximate the terminal value of a share of SouthCrest stock at December 31, 2025, Janney applied price to 2025 earnings multiples ranging from 14.0x to 18.0x and multiples of December 31, 2025 tangible book value ranging from 130% to 170%. The terminal values were then discounted to present values using discount rates ranging from 11.0% to 13.0%. The discount rates selected by Janney were intended to reflect different assumptions regarding the required rates of return for holders or prospective buyers of SouthCrest stock. The analysis and the underlying assumptions yielded a range of values per share of SouthCrest stock of $9.45 to $12.98 when applying a terminal value based on earnings and $9.14 to $12.75 when applying a terminal value based on tangible book value.
Price / Tangible Book Value Multiples

Discount Rate	1.30x	1.40x	1.50x	1.60x	1.70x
11.0%	$9.96	$10.66	$11.36	$12.05	$12.75
11.5%	$9.75	$10.43	$11.11	$11.79	$12.48
12.0%	$9.54	$10.21	$10.88	$11.54	$12.21
12.5%	$9.34	$9.99	$10.64	$11.30	$11.95
13.0%	$9.14	$9.78	$10.42	$11.06	$11.70
Price / Earnings Multiples

Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x
11.0%	$10.30	$10.97	$11.64	$12.31	$12.98
11.5%	$10.08	$10.73	$11.39	$12.05	$12.70
12.0%	$9.86	$10.50	$11.15	$11.79	$12.43
12.5%	$9.65	$10.28	$10.91	$11.54	$12.17
13.0%	$9.45	$10.06	$10.68	$11.29	$11.91
In connection with its analyses, Janney considered and discussed with the SouthCrest board of directors how the present value analyses would be affected by changes in the underlying assumptions. Janney noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Franchise Valuation. Janney used a franchise valuation analysis to estimate the value of SouthCrest stock based on the composition of its balance sheet on December 31, 2020. The franchise valuation analysis involves calculating the net asset value of the company and adding a core deposit premium to the net asset value to determine the overall value of the company. In order to calculate SouthCrest’s net asset value, Janney adjusted SouthCrest’s tangible common equity with an after-tax credit mark of approximately ($697) thousand. The deposit premium was calculated by assigning a premium to each deposit account type based on the perceived value of each type of deposit to a potential acquiror.

		Premium
Dollars in thousands	12/31/20 Balance	(%)	($)
Non-interest bearing deposits	$132,178	8.00%	$10,574
NOW accounts	259,350	6.00%	15,561
Savings and money market accounts	96,379	4.00%	3,855
Certificates of deposit	108,167	0.00%	—
Total deposits	$596,074	5.03%	$29,990
Janney selected premiums of 0% for certificates of deposit, 4% for savings and money market accounts, 6% for NOW accounts, and 8% for noninterest-bearing deposits. Applying these premiums to SouthCrest’s deposits suggested an overall premium of 5.03%, or $29.99 million. Janney noted that deposit premiums paid in bank merger transactions vary. So Janney also selected a range of deposit premiums from 2% to 7%. The franchise value analysis suggested an overall range of value of $9.45 to $13.42 per share for SouthCrest stock. The value suggested by a 5.03% deposit premium was $11.86 per share. The following chart provides a summary of the franchise value analysis:

Dollars in thousands, except per share amounts	Amount	Per Share
Tangible common equity	$59,789	$7.96
Less: credit mark (after-tax)	($697)	($0.09)
Add: deposit premium	$29,990	$3.99
Indicated franchise value	$89,082	$11.86
Minimum franchise value – (2% deposit premium)	$71,013	$9.45
Maximum franchise value – (7% deposit premium)	$100,817	$13.42
The franchise valuation analysis suggested a range of value of $9.45 to $13.42 per share of SouthCrest stock, with a midpoint of $11.86.
Pro Forma Merger Analysis. Janney performed a pro forma merger analysis that combined projected income statement and balance sheet information of SouthCrest and Colony. Janney analyzed the estimated financial impact of the merger on certain projected financial results for SouthCrest and Colony and financial forecasts and projections relating to the earnings of SouthCrest and Colony, which were derived by Janney from publicly available consensus estimates and discussions with management of SouthCrest and Colony, and pro forma assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses), which, in the case of SouthCrest and Colony were derived by Janney from publicly available information. This analysis indicated that the merger could be accretive to Colony estimated EPS in 2021 and have a 3.8 year payback period for Colony with moderate dilution at closing to estimated tangible book value per share (12.3% dilutive to Colony tangible book value per share). For all of the above analysis, the actual results achieved by Colony following the merger may vary from the projected results, and the variations may be material.
Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Janney determined that the merger consideration was fair, from a financial point of view, to the holders of SouthCrest stock, including holders of shares of SouthCrest series AAA preferred stock and holders of shares of SouthCrest series D preferred stock, which would receive the same consideration as the holders of shares of SouthCrest common stock.
Colony’s Reasons for the Merger; Recommendation of the Colony Board of Directors
After careful consideration, the Colony board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration, are in the best interests of Colony and its shareholders. Accordingly, the Colony board of directors unanimously approved the merger agreement and the transactions contemplated thereby.
In evaluating the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration, the Colony board of directors consulted with Colony’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Colony board of directors considered a number of factors, including the following material factors:
•the aggregate merger consideration and the other amounts to be paid or incurred in connection with the merger;
•the impact of the issuance of Colony common stock in the merger on the existing shareholders of Colony, including the expected earnback period for the resulting dilution;
•the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources, and capital;
•each of Colony’s, SouthCrest’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects;
•SouthCrest’s established presence in Georgia which will add increased scale and density for Colony in Georgia;
•the opportunity to add seasoned bankers in SouthCrest’s markets and strengthen Colony’s presence and leadership throughout Georgia;
•the potential to broaden the scale of Colony’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and geographic footprint;
•the anticipated benefits resulting from the expected larger market capitalization of Colony resulting from the merger;
•the expectation of annual cost savings resulting from the merger, enhancing efficiencies;
•the current and prospective industry and economic conditions facing the financial services industry, including national, state, and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Colony both with and without the merger;
•SouthCrest’s complementary management team, the compatible corporate cultures of SouthCrest and Colony and the employment contracts entered into by Colony with certain key employees of SouthCrest, all of which Colony believes should facilitate integration and implementation of the merger and retention of key SouthCrest employees;
•its review and discussions with Colony’s management concerning the due diligence investigation of SouthCrest, including its review of SouthCrest’s financial and regulatory condition, results of operation, asset quality, market areas, growth potential, and quality of senior management;
•the structure of the merger as a combination in which the combined company would operate under Colony’s brand;
•Colony’s successful track record of creating shareholder value through acquisitions, including its acquisition of LBC Bancshares, Inc., including Colony’s proven experience in successfully integrating acquired businesses and retaining key personnel, and Colony’s management’s belief that it will be able to successfully integrate SouthCrest with Colony;

•the fact that, effective upon closing of the merger, Colony will expand the size of its board of directors to include two current directors of SouthCrest to be designated by Colony and SouthCrest jointly, which Colony believes will help Colony realize the strategic benefits that it expects to derive from the merger and reduce integration risk;
•the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of SouthCrest’s business between the date of the merger agreement and the date of completion of the merger;
•the written opinion of Hovde, Colony’s financial advisor, dated as of April 22, 2021, delivered to Colony’s board of directors to the effect that, and subject to and based on the various assumptions set forth in the opinion, the issuance of the merger consideration was fair, from a financial point of view, to Colony’s shareholders; and
•other alternatives to the merger.
The Colony board of directors also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:
•the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;
•the impact of the dilution resulting from the stock issuance on Colony’s current shareholders, and the ability of Colony to realize the benefits of the merger in a reasonable time frame to offset the effects of such dilution;
•the possibility of encountering difficulties in completing the merger;
•the possibility of encountering difficulties in successfully integrating SouthCrest’s business, operations, and workforce with those of Colony;
•certain anticipated merger-related costs;
•the diversion of management attention and resources from the operation of Colony’s business towards the completion of the merger;
•the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;
•the possibility of litigation in connection with the merger;
•the possibility of negative investor perception of the merger, including as a result of the perceived heightened risk associated with a merger of this size; and
•other risks associated with business combinations in the financial services industry, including those set forth in this joint proxy statement/prospectus under the heading “Risk Factors” beginning on page 30.
The foregoing discussion of the factors considered by the Colony board of directors is not intended to be exhaustive, but, rather, includes the material factors primarily considered by the Colony board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration, the Colony board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Colony board of directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Colony board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 26.

THE COLONY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT COLONY SHAREHOLDERS VOTE “FOR” THE COLONY MERGER PROPOSAL AT THE COLONY SPECIAL MEETING.
Opinion of Colony’s Financial Advisor
The fairness opinion and a summary of the underlying financial analyses of Colony’s financial advisor, Hovde Group, LLC, are described below. Capitalized terms not otherwise defined in the following summary and description shall have the meanings as set forth in the draft of the merger agreement labeled “Execution Copy” provided to Hovde by Colony on April 21, 2021. Terms that are defined in this section under the heading “Opinion of Colony’s Financial Advisor” are defined only for the purposes of this section and not elsewhere in this joint proxy statement/prospectus. The summary and description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Colony and SouthCrest. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Colony or SouthCrest. You should review the copy of the fairness opinion, which is attached as Annex C.
Hovde was engaged by Colony to serve as the financial advisor to Colony in the merger and to provide the board of directors of Colony with a fairness opinion with respect to the merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Colony and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks, thrifts and their respective holding companies and is familiar with Colony. Colony’s board of directors selected Hovde to provide a fairness opinion in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
Hovde reviewed the financial aspects of the proposed merger with Colony’s board of directors and, on April 22, 2021, delivered a written opinion to Colony’s board of directors that, subject to the review, assumptions and limitations set forth in the opinion, the aggregate Merger Consideration to be paid to SouthCrest by Colony in connection with the merger is fair from a financial point of view to the shareholders of Colony. In requesting Hovde’s advice and opinion, no limitations were imposed by Colony upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of Hovde’s written opinion is included in this joint proxy statement/prospectus as Annex C and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.
Hovde’s opinion was directed to Colony’s board of directors and addresses only the fairness of the aggregate Merger Consideration to be paid by Colony pursuant to the merger agreement in connection with the merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the merger. Hovde’s opinion did not constitute a recommendation to Colony as to whether or not Colony should enter into the merger agreement or to any shareholders of Colony as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger. Hovde’s opinion should not be construed as implying that the aggregate Merger Consideration is necessarily the lowest or best price that could be obtained by Colony in an acquisition, merger, or combination transaction with SouthCrest. Other than as specifically set forth herein, Hovde is not expressing any opinion with respect to the terms and provisions of the merger agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Colony or SouthCrest.

Colony engaged Hovde on March 19, 2021, to serve as a financial advisor to Colony in connection with the proposed merger and to issue a fairness opinion to Colony’s board of directors in connection with the proposed transaction. Pursuant to Colony’s engagement agreement with Hovde, Hovde received from Colony a fairness opinion fee in the amount of $150,000 upon the delivery of the fairness opinion to Colony and will receive a payment in the amount of $600,000 upon consummation of the merger, resulting in a total completion fee of $750,000 (including the fairness opinion fee). In addition to Hovde’s fees, and regardless of whether the merger is consummated, Colony has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses not to exceed $25,000 without the prior written consent of Colony. Colony has also agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.
Other than in connection with this present engagement, in the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to SouthCrest for which it received a fee. During the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to Colony for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from Colony in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge, none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time to time purchase securities from, and sell securities to, Colony or SouthCrest or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of Colony or SouthCrest for its own accounts and for the accounts of customers. Except for the foregoing, during the two years preceding the date of this opinion there have not been, and there currently are no mutual understandings contemplating in the future, any material relationships between Hovde and Colony.
Subject to the terms and conditions of the merger agreement, at the effective time and in accordance with the GBCC, SouthCrest shall merge with and into Colony pursuant to the terms of the merger agreement. Colony shall be the surviving company in the merger and shall continue its existence as a corporation under the laws of the State of Georgia, and as of the effective time, the separate corporate existence of SouthCrest shall cease. Immediately following the effective time, SouthCrest Bank shall be merged with and into Colony Bank pursuant to the terms of the bank merger agreement and in accordance with the provisions of applicable federal and state banking laws and regulations, and Colony Bank shall be the surviving bank. SouthCrest and Colony intend that each of the merger and the bank merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that the merger agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations for each of the merger and the bank merger.
The merger agreement provides that at the effective time, automatically by virtue of the merger and without any action on the part of the Parties or any shareholder of SouthCrest and subject to the allocation provisions of Section 2.03(b) of the merger agreement, each share of SouthCrest stock (excluding Dissenting Shares and SouthCrest Cancelled Shares) issued and outstanding at the effective time shall cease to be outstanding and shall be converted and exchanged for the right to receive either: (i) a cash payment, without interest, in an amount equal to $10.45 (subject to adjustment as provided in Section 2.02(a) of the merger agreement, the “Per Share Cash Consideration”); or (ii) 0.7318 (subject to adjustment as provided in Section 2.02(a) and 7.01(i), the “Exchange Ratio”) of a share of Colony common stock (the “Per Share Stock Consideration”). The aggregate Per Share Stock Consideration and the aggregate Per Share Cash Consideration to be paid to the holders of SouthCrest stock is referred to as the “Merger Consideration.” Additionally, the merger agreement provides that the merger shall not be consummated unless at least 50% of the Merger Consideration shall be in the form of Colony common stock and further provides that the aggregate number of shares of Colony stock to be issued as Per Share Stock Consideration shall be 3,987,898 shares (the “Stock Conversion Maximum”); provided, however, the Stock Conversion Maximum is subject to adjustment. As provided in Section 2.02(a) of the merger agreement, if the Tangible Equity Capital of SouthCrest as of the Closing Date is less than the Tangible Equity Capital Minimum, then the Merger Consideration will be reduced by an amount (the “Capital Deficiency Amount”) equal to (A) the Tangible Equity Capital Minimum minus (B) the Tangible Equity Capital of SouthCrest on the Closing Date, and the Per Share Cash Consideration and the Exchange Ratio shall be adjusted to produce the aggregate Merger Consideration as reduced by such Capital Deficiency Amount. Tangible Equity Capital Minimum means (i) $49,950,000 if the Closing Date occurs on or before July 31, 2021, (ii) $50,475,000 if the Closing Date occurs on or after August 1, 2021 but before September 1, 2021, and (iii)

$51,000,000 if the Closing Date occurs on or after September 1, 2021. No later than five (5) Business Days after the effective time, Colony shall cause the exchange agent to effect the allocation among holders of SouthCrest stock of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration as set forth in Section 2.03(b) of the merger agreement.
With the knowledge and consent of Colony and for purposes of its analysis and opinion, Hovde assumed that there will be no adjustment to the Per Share Cash Consideration or the Exchange Ratio due to any Capital Deficiency Amount, and therefore (i) based upon the closing price of Colony common stock as of April 21, 2021 of $15.00 and (ii) 7,516,464 shares of SouthCrest stock outstanding, the aggregate value of the Stock Consideration is $59,818,463 or $7.96 per Share of SouthCrest stock and based upon the Exchange Ratio, the aggregate value of the Cash Consideration is $21,600,438 or $2.87 per Share of SouthCrest stock resulting in the Merger Consideration being $81,418,902 or $10.83 per Share of SouthCrest stock. Additionally, Section 2.04 of the merger agreement stipulates the economic treatment as a result of the SouthCrest Stock-Based Awards consisting of the SouthCrest Restricted Shares, the SouthCrest Options and SouthCrest Phantom Option Units, and based upon the assumptions outlined above, the total SouthCrest Stock-Based Awards Payment by Colony is $2,629,295 resulting in the aggregate Merger Consideration being $84,048,197 (i.e., Merger Consideration of $81,418,902 plus total SouthCrest Stock-Based Awards Payment of $2,629,295).
Hovde notes that the merger agreement stipulates that Colony shall cause all shares of Colony common stock issuable pursuant to the merger agreement to be approved for listing on the Nasdaq Global Select Market prior to the effective time. Additionally, Article VI of the merger agreement sets forth the respective obligations of the Parties to consummate the merger which include usual and customary closing conditions including having obtained (i) shareholder approval from both Colony and SouthCrest shareholders, (ii) all necessary regulatory approvals, and (iii) favorable tax opinions relating to the merger, and Dissenting Shares being less than 7.5% of the issued and outstanding shares of SouthCrest stock.
Hovde also notes that the merger agreement may be terminated pursuant to the terms of Section 7.01 of the merger agreement which include, among other usual and customary conditions, the termination by either Colony or SouthCrest if the effective time shall not have occurred at or before March 31, 2022 or, the termination by SouthCrest as set forth in Section 5.09 of the merger agreement in the event SouthCrest receives an unsolicited bona fide Acquisition Proposal, and SouthCrest’s Board concludes in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal and SouthCrest determines to pursue such Superior Proposal. Additionally, the merger agreement may be terminated by SouthCrest in the event of a decline in the stock price of Colony and a subsequent adjustment to the Exchange Ratio as set forth in Section 7.01(i). If the merger agreement is terminated by Colony pursuant to Section 7.01(g) (Adverse Recommendation of SouthCrest Board) or by SouthCrest pursuant to Section 7.01(h), (SouthCrest Acceptance of a Superior Proposal) then SouthCrest shall pay to Colony, within one (1) Business Day after receipt of Colony’s notification of such termination, a termination fee in the amount of $3,200,000 by wire transfer of immediately available funds to an account specified by Colony.
With the knowledge and consent of Colony and for purposes of its analysis and opinion, Hovde assumed that the merger agreement will not be terminated, that there will be no adjustment to the Per Share Cash Consideration or the Exchange Ratio, that Colony will have sufficient cash to fund the aggregate Per Share Cash Consideration, and that the merger will be consummated in accordance with the terms of the merger agreement.
Colony requested the opinion of Hovde as to the fairness to the holders of Colony common stock, from a financial point of view, of the aggregate Merger Consideration to be paid by Colony to SouthCrest in connection with the merger. Hovde’s opinion addresses only the fairness of the aggregate Merger Consideration to be paid by Colony in connection with the merger, and it is not opining on any individual stock, cash, option, or other components of the consideration.
The following is a summary of the analyses performed and matters considered by Hovde in connection with its fairness opinion. The summary set forth below does not purport to be a complete description of all of the analyses performed by Hovde in rendering its opinion, but it does summarize all of the material analyses performed by Hovde. During the course of its engagement and for the purposes of its fairness opinion, Hovde:
(i)reviewed a draft of the merger agreement labeled “Execution Copy” as provided to Hovde by Colony on April 21, 2021;
(ii)reviewed financial statements of SouthCrest for the twelve-month period ended December 31, 2020;
(iii)reviewed certain historical publicly available business and financial information concerning SouthCrest;
(iv)reviewed certain internal financial statements and other financial and operating data concerning SouthCrest;
(v)worked with Colony to develop a financial forecast for SouthCrest and a pro forma projection of the combined company following the merger;
(vi)discussed with certain members of senior management of Colony the business, financial condition, results of operations and future prospects of each entity; the history and past and current operations of SouthCrest and Colony; SouthCrest’s and Colony’s historical financial performance; and their assessment of the rationale for the merger;
(vii)reviewed and analyzed materials detailing the merger prepared by Colony and SouthCrest, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the merger (the “Merger Adjustments”);
(viii)analyzed the pro forma financial impact of the merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics Hovde deemed relevant, giving effect to the merger based on assumptions relating to the Merger Adjustments;
(ix)assessed current general economic, market and financial conditions;
(x)reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;
(xi)taken into consideration Hovde’s experience in other similar transactions and securities valuations as well as its knowledge of the banking and financial services industry;
(xii)reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis; and
(xiii)performed such other analyses and considered such other factors as Hovde deemed appropriate.
Hovde assumed, without investigation, that there have been, and from the date hereof through the effective time will be, no material changes in the financial condition and results of operations of SouthCrest or Colony since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the merger agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by SouthCrest and Colony are true and complete. Hovde relied upon the management of Colony and SouthCrest as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by Colony and SouthCrest, and assumed such forecasts, projections and other forward-looking information have been reasonably prepared by Colony and SouthCrest on a basis reflecting the best currently available information and Colony’s and SouthCrest’s judgments and estimates. Additionally, Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde did not assume any responsibility for the accuracy or reasonableness thereof. Hovde has been authorized by Colony to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all the financial and other information that was available to it from public sources, that was provided to it by Colony or SouthCrest or their respective representatives or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of Colony and SouthCrest that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde has not been asked to undertake, and has not undertaken, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Additionally, Hovde assumed that each party to the merger agreement would advise it promptly if any information previously provided to it became inaccurate or was required to be updated during the period of its review.
Hovde is not expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for Colony and SouthCrest are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Colony or SouthCrest, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of Colony or SouthCrest.
Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Colony or SouthCrest is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde has also assumed, with Colony’s consent, that neither Colony nor SouthCrest is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger contemplated by the merger agreement.
Hovde relied upon and assumed, with the consent of Colony and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by Colony or SouthCrest or any other party to the merger agreement and that the final merger agreement will not differ materially from the draft Hovde reviewed. Hovde assumed that the merger will be consummated in compliance with all applicable laws and regulations. Colony has advised Hovde that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Additionally, Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on Colony or SouthCrest or would have a material adverse effect on the contemplated benefits of the merger.
Hovde’s opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the merger on Colony or its stockholders; (ii) any advice or opinions provided by any other advisor to the Board of Colony; (iii) any other strategic alternatives that might be available to Colony; or (iv) whether Colony has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the merger.
Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date thereof. Events occurring and information that becomes available after the date thereof could materially affect the assumptions and analyses used in preparing its opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw its opinion or to otherwise comment upon events occurring or information that becomes available after the date thereof.
In arriving at its opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

The following is a summary of the material analyses prepared by Hovde and delivered to Colony’s board of directors on April 22, 2021 in connection with the delivery of its fairness opinion. This summary is not a complete description of all the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances of the contemplated merger. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.
Market Approach – Comparable Merger and Acquisition Transactions.  As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions where targets were headquartered in Alabama, Arkansas, Georgia, Florida, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia announced since January 1, 2018, in which the targets’ total assets were between $500 million and $1.0 billion. The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2019, in which the targets’ total assets were between $500 million and $950 million, LTM return on average assets between 0.50% and 1.50%, and tangible equity-to-tangible assets between 7.00% and 10.0%. In each case, for which financial information was available, no transaction that fit the above selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following precedent transactions (15 transactions for the Regional Group and 13 transactions for the Nationwide Group):

Regional Group:
Buyer (State)	Target (State)
Seacoast Banking Corp. of FL (FL)	Legacy Bank of Florida (FL)
BancorpSouth Bank (MS)	FNS Bancshares Inc. (AL)
Virginia National Bkshs Corp. (VA)	Fauquier Bankshares Inc. (VA)
First Bancshares Inc. (MS)	Southwest Georgia Financial (GA)
Reliant Bancorp Inc. (TN)	First Advantage Bancorp (TN)
Banco de Credito e Inversiones	Executive Banking Corp. (FL)
First Community Bankshares Inc. (VA)	Highlands Bankshares Inc. (VA)
Professional Holding Corp. (FL)	Marquis Bancorp Inc. (FL)
Carolina Financial Corp. (SC)	Carolina Trust BancShares Inc. (NC)
First Citizens BancShares Inc. (NC)	Biscayne Bancshares Inc. (FL)
American National Bankshares (VA)	HomeTown Bankshares Corp. (VA)
Park National Corp. (OH)	CAB Financial Corp. (SC)
Seacoast Banking Corp. of FL (FL)	First Green Bancorp Inc. (FL)
Pvt Invr- Gaylon Lawrence Jr.	Volunteer State Bcshs Inc. (TN)
National Commerce Corp. (AL)	Landmark Bancshares Inc. (GA)

Nationwide Group:
Buyer (State)	Target (State)
Bank of Marin Bancorp (CA)	American River Bankshares (CA)
BancorpSouth Bank (MS)	FNS Bancshares Inc. (AL)
BancorpSouth Bank (MS)	National United Bancshares Inc. (TX)
Virginia National Bkshs Corp. (VA)	Fauquier Bankshares Inc. (VA)
Hanover Bancorp Inc. (NY)	Savoy Bank (NY)
First Bancshares Inc. (MS)	Southwest Georgia Financial (GA)
Glacier Bancorp Inc. (MT)	State Bank Corp (AZ)
First Community Bankshares Inc. (VA)	Highlands Bankshares Inc. (VA)
Professional Holding Corp. (FL)	Marquis Bancorp Inc. (FL)
BancFirst Corp. (OK)	Pegasus Bank (TX)
ChoiceOne Financial Services (MI)	County Bank Corp (MI)
Community Bank System Inc. (NY)	Kinderhook Bank Corp. (NY)
First Financial Corp. (IN)	HopFed Bancorp Inc. (KY)
For each precedent transaction, Hovde compared the implied multiple of the merger consideration to certain financial characteristics of the Company as follows:
•the multiple of the value of the merger consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”);
•the multiple of the value of the merger consideration to the acquired company’s common tangible book value (the “Price-to-Common Tangible Book Value Multiple”);
•the multiple of the value of the merger consideration to the acquired company’s adjusted common tangible book value (the “Price-to-Adjusted Common Tangible Book Value Multiple”); and
•the multiple of the difference between the value of the merger consideration and the acquired company’s common tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).
The results of the analysis are set forth in the table below. Transaction multiples for the merger were based upon the value of the aggregate Merger Consideration of $84.0 million and were based on December 31, 2020 financial results for SouthCrest.

	Price-to-LTM Earnings Multiple	Price-to-Common Tangible Book Value Multiple	Price-to-Adjusted Common Tangible Book Value Multiple (1)	Premium-to-Core Deposits Multiple (2)
Aggregate Merger Consideration	13.6x	140.4%	142.6%	4.43%
Precedent Merger Transactions Regional Group:
25th Percentile	15.3x	152.6%	161.2%	7.33%
Median	19.4x	168.8%	181.9%	10.0%
75th Percentile	28.0x	181.5%	205.8%	12.7%
Precedent Merger Transactions Nationwide Group:
25th Percentile	13.0x	149.8%	154.8%	6.66%
Median	17.1x	155.2%	166.7%	8.37%
75th Percentile	19.0x	184.1%	188.5%	12.6%

______________
(1)Price-to-Adjusted Common Tangible Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the value of the Merger Consideration less excess capital (assumes dollar-for-dollar payment on excess capital).
(2)Represents the premium of the implied merger value over Common Tangible Book Value, expressed as a percentage of Core Deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.
Using publicly available information, Hovde compared the financial performance of SouthCrest with that of the median of the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The performance highlights are based on December 31, 2020 financial results of SouthCrest.

	Tangible Equity/ Tangible Assets	Core Deposits (1)	LTM ROAA (2)	LTM ROAE (2)	Efficiency Ratio	NPAs/ Assets (3)	LLR/ Loans (4)
SouthCrest	8.43%	91.7%	1.01%	10.2%	66.7%	0.49%	1.13%
Precedent Transactions – Regional Group Median:	9.81%	76.5%	0.79%	8.11%	66.9%	0.67%	1.00%
Precedent Transactions – Nationwide Group Median:	9.06%	87.5%	0.94%	10.5%	64.9%	0.89%	0.94%
__________________
(1)Core deposits exclude foreign deposits and time deposit accounts greater than $100,000.
(2)LTM ROAA and LTM ROAE are shown tax-affected for S Corporations.
(3)Nonperforming assets as a percentage of total assets (excludes restructured loans and leases).
(4)Loan Loss Reserve (“LLR”) as a percentage gross loans (“Loans”).
No company or transaction used as a comparison in the above transaction analyses is identical to SouthCrest, and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Regional Group using the median values for the four valuation metrics set forth above indicated an implied aggregate valuation ranging between $101.0 million and $119.9 million with a four factor valuation average of $110.5 million compared to the value of the aggregate Merger Consideration of $84.0 million. The resulting values of the Precedent Transactions Nationwide Group using the median values for the four valuation metrics set forth above indicated an implied aggregate valuation ranging between $92.9 million and $105.8 million with a four factor valuation average of $100.5 million compared to the value of the aggregate Merger Consideration of $84.0 million.
Market Approach – Comparable Public Company Analysis.  As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select publicly traded banks and thrifts. The Regional Group consisted of select public banks and thrifts headquartered in Alabama, Arkansas, Georgia, Florida, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia with total assets between $600 million and $900 million, LTM return on average assets between 0.50% and 1.50%, and tangible equity-to-tangible assets between 7.00% and 10.0%. The Nationwide Group consisted of select public banks and thrifts in the United States with total assets between $600 million and $800 million, LTM return on average assets between 0.50% and 1.50%, and tangible equity-to-tangible assets between 7.00% and 9.00%. Information for the comparable institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding December 31, 2020. The resulting two groups consisted of the following companies (11 companies for the Regional Group and 15 companies for the Nationwide Group):

Regional Group:
Company (State)
Benchmark Bankshares, Inc. (VA)
Parkway Acquisition Corp. (VA)
Bank of the James Financial (VA)
Virginia National Bankshares Corp. (VA)
The Freedom Bank of Virginia (VA)
First Reliance Bancshares, Inc. (SC)
Village Bank and Trust Financial (VA)
Prime Meridian Holding Company (FL)
Potomac Bancshares, Inc. (WV)
Pilot Bancshares, Inc. (FL) Coastal Carolina Bancshares, Inc. (SC)

Nationwide Group:
Company (State)
Juniata Valley Financial Corp. (PA)
Boyle Bancorp, Inc. (KY)
Summit Bank Group, Inc. (OR)
Jonestown Bank & Trust Co. (PA)
Consumers Bancorp, Inc. (OH)
Baker Boyer Bancorp (WA)
Bancorp. of Southern Indiana (IN)
Village Bank and Trust Financial Corp. (VA)
Oxford Bank Corporation (MI)
Community Heritage Financial, Inc. (MD)
Elmira Savings Bank (NY)
1st Colonial Bancorp, Inc. (NJ)
Potomac Bancshares, Inc. (WV)
Pilot Bancshares, Inc. (FL)
Coastal Carolina Bancshares, Inc. (SC)
For each comparable company, Hovde compared the implied multiples of the market capitalization or trading price to certain financial characteristics of the respective company as follows:
•the multiple of the trading price per share to the public company’s LTM earnings per fully diluted share (the “Price-to-LTM EPS Multiple”);
•the multiple of the market capitalization to the public company’s tangible common equity (the “Price-to-Tangible Equity Multiple”);
•the difference between the market capitalization and the public company’s tangible common equity expressed as a percentage of the public company’s core deposits (the “Tangible Book Premium-to-Core Deposits Multiple”).

Transaction multiples for the merger were based upon the value of the aggregate Merger Consideration of $84.0 million and were based on December 31, 2020 financial results for SouthCrest.

	Price-to-LTM EPS Multiple	Price-to-Tangible Equity Multiple	Tang. Book Premium-to-Core Deposits Multiple (1)
Aggregate Merger Consideration	13.6x	140.4%	4.43%
Comparable Public Companies – Regional Group:
25th Percentile	8.75x	96.4%	(0.37%)
Median	11.5x	109.8%	1.13%
75th Percentile	13.0x	116.9%	2.03%
Comparable Public Companies – Nationwide Group:
25th Percentile	10.6x	93.9%	(0.70%)
Median	11.7x	99.1%	(0.10%)
75th Percentile	12.9x	125.1%	2.62%
______________
(1)Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.
Using publicly available information, Hovde compared the financial performance of SouthCrest with that of the median metrics of the comparable companies presented. The performance highlights are based on December 31, 2020 financial results of SouthCrest.

	Tangible Equity Tangible Assets	LTM ROAA	LTM ROAE	LTM Net Int. Margin	NPAs/ Assets (2)	LLR/ Loans
SouthCrest (1)	8.43%	1.01%	10.20%	3.28%	0.49%	1.13%
Comparable Public Companies – Regional Group Median:	8.83%	1.00%	10.00%	3.32%	0.19%	0.99%
Comparable Public Companies – Nationwide Group Median:	8.42%	0.79%	9.16%	3.30%	0.26%	1.11%
______________
(1)Company’s financial data as of December 31, 2020.
(2)Non-performing assets as a percentage of total assets (non-performing assets include restructured loans and leases).
None of the companies used as a comparison in the above public companies analyses is identical to SouthCrest. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.
As the Comparable Public Companies groups produce valuations that do not reflect a controlling stake, Hovde applied acquisition premiums of 28.9% and 35.1%, respectively, to the implied valuations of the Regional Group and Nationwide Group to arrive at the implied aggregate merger value for SouthCrest. These acquisition premiums were derived from median premium-to-trading value multiples paid in the Comparable Merger and Acquisition Transactions groups.
The resulting value reflecting the application of the acquisition premiums set forth above for the Comparable Public Companies – Regional Group using the median values for the three valuation metrics set forth above indicated an implied aggregate valuation ranging between $84.7 million and $91.7 million with a three factor valuation average of $90.8 million compared to the value of the aggregate Merger Consideration of $84.0 million. The resulting value reflecting the application of the acquisition premiums set for above for the Comparable Public Companies – Nationwide Group using the median values for the three valuation metrics set forth above indicated an implied aggregate valuation ranging between $80.1 million and $97.7 million with a four factor valuation average of $86.0 million compared to the value of the aggregate Merger Consideration of $84.0 million.

Income Approach – Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, SouthCrest’s recent performance, the current banking environment and the local economy in which SouthCrest operates, Hovde determined, in consultation with and based on information provided by management of Colony and SouthCrest, net income estimates for SouthCrest over a forward looking five year period, and in consultation with Colony’s and SouthCrest’s management, developed the forward-looking projections and key assumptions which formed the basis for the discounted cash flow analyses. The resulting projections estimated SouthCrest’s net income used for the analysis to be $7.0 million for 2021, $7.0 million for 2022, $7.5 million for 2023, $8.1 million for 2024 and $8.5 million for 2025. Dividends were assumed to be $1.8 million paid annually by SouthCrest over the projection period.
To determine present values of SouthCrest based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and, (2) Terminal Price/Adjusted Tangible Book Value Multiple (“DCF Terminal P/Adj. TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated value of SouthCrest stock was calculated based on the present value of SouthCrest’s net income utilizing the projections developed as described above for SouthCrest over the five year projection period. The projected 2025 net income amount was $8.5 million and served as the basis of the terminal earnings value in the DCF. Hovde utilized a terminal value at the end of 2025 by applying a five point range of price-to-earnings multiples of 17.4x to 21.4x, which is based around the median price-to-earnings multiple derived from the merger transactions in the Regional Group of 19.4x. The present value of SouthCrest’s projected terminal value was then calculated assuming a range of discount rates between 12.10% and 14.10%, with a midpoint of 13.10% discounted over a period of 4.70 years. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of SouthCrest’s Common Stock. The range of discount rates utilized the CAPM + Size Premium method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium and a size premium which resulted in a discount rate of 13.10% used as the midpoint of the five point range of discount rates of 12.10% to 14.10%. The resulting aggregate values of SouthCrest stock based on the DCF Terminal P/E Multiple applied to the 2025 projected earnings of $8.5 million and then discounted over a 4.70 year period utilizing the five point range of discount rates set forth above indicated an implied aggregate valuation ranging between $85.9 million and $112.9 million with a midpoint of $98.9 million compared to the value of the aggregate Merger Consideration of $84.0 million.
In the DCF Terminal P/Adj. TBV Multiple analysis, the same earnings estimates and projected annual dividends were used as in the preceding DCF Terminal P/E Multiple analysis to determine the projected adjusted common tangible book value for SouthCrest as of December 31, 2025 of $125.9 million with excess tangible book value of $20.2 million. For purposes of the analysis, projected adjusted tangible book value was assumed to be equal to total tangible assets multiplied by 8.0%, and the excess tangible book value is the amount by which the projected tangible book value exceeds the projected adjusted tangible book value. In arriving at the terminal value at the end of 2025, Hovde applied a five point range of price-to-adjusted common tangible book value multiples of 1.72x to 1.92x utilizing as a midpoint of the range the median price-to-adjusted common tangible book value multiple derived from precedent merger transactions in the Regional Group of 1.82x and assumed dollar-for-dollar payment of the excess tangible book value. The present value of the projected terminal value was then calculated assuming the same range of discount rates between 12.10% and 14.10%, with a midpoint of 13.10% discounted over a period of 4.70 years as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied aggregate values of SouthCrest stock based on the DCF Terminal P/Adj. TBV Multiple analysis ranged between $81.3 million and $96.2 million with a midpoint of $88.5 million compared to the value of the aggregate Merger Consideration of $84.0 million.

These analyses and their underlying assumptions yielded a range of implied multiple values for SouthCrest stock which are outlined in the table below:

Implied Multiple Value for SouthCrest stock Based On:	Aggregate Merger Consideration ($000)	Price-to-LTM Earnings Multiple(1)	Price-to- Tangible Book Value Multiple(1)	Price-to-Adjusted Tangible Book Value Multiple(1)(2)	Premium-to- Core Deposits Multiple(1)(3)
Aggregate Merger Consideration	$84,048	13.6x	140.4%	142.6%	4.43%
DCF Analysis – Terminal P/E Multiple
Midpoint Value	$98,890	16.0x	165.2%	168.7%	7.15%
DCF Analysis – Terminal P/Adj. TBV Multiple
Midpoint Value	$88,486	14.3x	147.8%	150.4%	5.25%
______________
(1)Pricing multiples based on the value of the aggregate Merger Consideration of $84.0 million; DCF Analysis – Terminal P/E Multiple median merger value of $98.9 million; and a DCF Analysis – Terminal P/Adj. TBV Multiple median deal value of $88.5 million.
(2)Price-to-Adjusted Common Tangible Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the value of aggregate Merger Consideration less excess capital (assumes dollar-for-dollar payment on excess capital).
(3)Represents the premium of the implied merger value over Common Tangible Book Value, expressed as a percentage of Core Deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.
Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected aggregate values of SouthCrest stock.
The table below summarizes the analyses performed under the Market Approach and the Income Approach described above.
Summary of Valuation Methodologies(1):

Value of the Aggregate Merger Consideration: $84,048
Six Factor Average Implied Merger Value (2): $95,855
Implied Value for SouthCrest Stock Based Upon: (3)	Minimum Implied Value	Average or Midpoint Implied Value	Maximum Implied Value
Comparable M&A Transactions – Regional Group	$101,033	$110,491	$119,916
Comparable M&A Transactions – Nationwide Group	$92,875	$100,486	$105,794
Comparable Public Company Analysis – Regional Group(4)	$84,658	$90,801	$91,701
Comparable Public Company Analysis – Nationwide Group(4)	$80,128	$85,973	$97,658
DCF – Terminal P/E Multiple	$85,856	$98,890	$112,916
DCF – Terminal P/Adj. TBV Multiple	$81,300	$88,486	$96,171
___________________
(1)All values are rounded to the nearest thousand.
(2)Rounded to the nearest thousand; reflects the average of the two Implied Merger Values (four factor average) from the two market approach Comparable M&A Transactions groups, two Implied Aggregate Merger Values (three factor average) from the two market approach Comparable Publicly Company Analysis groups and the two DCF present values calculated using the two terminal median valuation multiples and a 13.10% annual discount rate over a period of 4.70 years.
(3)Values represent the minimum, average and maximum implied values (using the median acquisition multiples derived from the Comparable M&A Transactions groups) and the minimum and maximum implied values of the range of terminal multiples and discount rates in the DCF analyses.
(4)The implied values include the Control Premium (median premium to market) from the corresponding Comparable M&A Transactions group

Pro Forma Impact Analysis.  For informational purposes only, Hovde performed a pro forma financial impact analysis that combined projected balance sheet and estimated EPS information of Colony and SouthCrest over the projection period of years ended December 31, 2021 through 2025. Using (i) closing balance sheet estimates as of September 30, 2021 for each of Colony and SouthCrest; (ii) financial forecasts and projections for each of Colony and SouthCrest for the years ending December 31, 2021 through 2025; and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger, as well as the purchase accounting adjustments), each of which were provided by Colony management. Hovde analyzed the estimated financial impact of the merger on certain projected financial results for the combined organization. This analysis indicated that, based on pro forma shares to be outstanding, the merger could be dilutive to Colony’s estimated tangible book value per share, at estimated closing of September 30, 2021, but accretive to Colony’s estimated earnings per share over the projection period. For all of the above analyses, the actual results achieved by the pro forma company following the merger may vary from the projected results, and the variations may be material.
Other Factors and Analyses.  Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the Russell 3000 Index.
Conclusion.  Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the review, assumptions and limitations set forth in the opinion, the aggregate Merger Consideration to be paid to SouthCrest by Colony in connection with the merger is fair from a financial point of view to the shareholders of Colony.
Each Colony shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex C to this joint proxy statement/prospectus.
Board Composition and Management of Colony after the Merger
Board of Directors of Colony
Effective upon the closing of the merger, Colony will increase the size of the Colony board of directors by two members and two current directors of SouthCrest will be appointed to the board of directors of Colony and Colony Bank. Colony and SouthCrest currently anticipate that Brian Schmitt, the current Chief Executive Officer and President of SouthCrest, and Harold W. Wyatt, III, will be the SouthCrest directors appointed to the board of directors of Colony. Harold W. Wyatt, III, will qualify as an “independent director” of Colony, as such term is defined in NASDAQ Marketplace Rule 5605(a)(2). The newly-appointed board of directors will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Otherwise, the current members of the board of directors of Colony following the effective time shall be the members of the board of directors of Colony immediately prior to the effective time.
Executive Officers of Colony
At the effective time, the executive officers of Colony will remain the same, except that Brian Schmitt, the current Chief Executive Officer and President of SouthCrest, will be appointed as Executive Vice Chairman of the board of directors of Colony and Colony Bank.
Information regarding the executive officers and directors of Colony is contained in documents filed by Colony with the SEC and incorporated by reference into this joint proxy statement/prospectus, including Colony’s Annual Report on Form 10-K for the year ended December 31, 2020 and its definitive proxy statement on Schedule 14A for its 2021 annual meeting, filed with the SEC on March 23, 2021 and April 16, 2021, respectively. See “Where You Can Find More Information” and “Additional Information.”
Interests of SouthCrest’s Directors and Executive Officers in the Merger
In the merger, the directors and executive officers of SouthCrest will receive the same merger consideration for their shares of SouthCrest stock as other SouthCrest shareholders. In considering the recommendation of the

SouthCrest board of directors with respect to the merger agreement, SouthCrest shareholders should be aware that certain of SouthCrest’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of SouthCrest shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of SouthCrest shareholders include the following. The SouthCrest board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.
Treatment of Equity Awards
Vesting of restricted stock awarded to executive officers of SouthCrest will accelerate as a result of the merger. Pursuant to the terms of the merger agreement, immediately prior to the effective time of the merger, all outstanding shares of SouthCrest stock subject to vesting restrictions granted under SouthCrest benefit plans will become fully vested. At the effective time of the merger, each share of SouthCrest restricted stock that is outstanding prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive, at the election of the holder, either the per share cash consideration or the per share stock consideration in respect of each share of SouthCrest restricted stock. Each of Brian Schmitt, Rebecca P. Bell, Jane Prescott, Michael Washburn, and Andrew Borrmann will be entitled to receive an estimated pre-tax payment of $[       ], $[       ], $[       ], $[       ], and $[       ], respectively, for their shares of SouthCrest restricted stock.
Phantom stock units awarded to executive officers of SouthCrest will vest as a result of the merger, per the terms of the phantom stock units. At the effective time of the merger, each unit of SouthCrest phantom stock outstanding immediately prior to the effective time of the merger will be converted automatically (without any further action on part of the holder thereto) into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of SouthCrest phantom stock units held by such holder and (2) the per share cash consideration, less applicable taxes. Such payments in respect of SouthCrest phantom stock units shall only be made to those holders who remain employed by SouthCrest as of the effective time. Each of Brian Schmitt, Rebecca P. Bell, Jane Prescott, Michael Washburn, and Andrew Borrmann will be entitled to receive an estimated pre-tax payment of $[       ], $[       ], $[       ], $[       ], and $[       ], respectively, for their phantom stock units.
Certain officers and directors of SouthCrest will receive cash payments in connection with options awarded to such individuals. Officers and directors of SouthCrest who hold options to purchase shares of SouthCrest common stock, whether vested or unvested, will be entitled to the same cash payments as other holders of options to purchase shares of SouthCrest common stock. Pursuant to the terms of the merger agreement, at the effective time of the merger, each option to purchase shares of SouthCrest common stock, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of SouthCrest common stock subject to such option and (2) the excess, if any, of the per share cash consideration over the exercise price per share of SouthCrest common stock under such option, less applicable taxes.
Termination of Schmitt Employment Agreement
Brian Schmitt, current President and Chief Executive Officer of SouthCrest, has an existing employment agreement with SouthCrest. Immediately prior to the effective time and conditioned upon consummation of the merger, Mr. Schmitt’s existing employment agreement will be terminated and, in exchange therefor, he will be entitled to receive an estimated pre-tax change-in-control payment of $937,504.00. The payment will be reduced to the extent necessary to avoid it constituting an “excess parachute payment” under Section 280G of the Code.
Termination of Other Change in Control Agreements
Each of Rebecca P. Bell, Jane Prescott, Michael Washburn, and Andrew Borrmann, has an existing change in control agreement with SouthCrest. Immediately prior to the effective time and conditioned upon consummation of the merger, the existing change in control agreements will be terminated and, in exchange therefor, each of the individuals will be entitled to receive an estimated pre-tax change-in-control payment of $299,775.00, [       ], $370,418.00 and $511,532.50, respectively. Each payment will be reduced to the extent necessary to avoid it constituting an “excess parachute payment” under Section 280G of the Code.

Employment Agreements with Colony Bank
In connection with the execution of the merger agreement, Colony Bank entered into new employment agreements with each of Brian Schmitt, Rebecca Bell, Andrew Borrmann, and Michael Washburn, which will become effective upon completion of the merger for a term of two years. The employment agreement for Mr. Schmitt provides that Mr. Schmitt will serve as Executive Vice Chairman of Colony and Colony Bank at an annual base salary of $326,227. Ms. Bell, Mr. Borrmann, and Mr. Washburn will each serve as a senior officer of Colony Bank with an annual base salary of $189,428, $245,631, and $234,068, respectively. Each individual will also be eligible to participate in existing Colony Bank bonus plans and all welfare benefit plans and programs sponsored by Colony Bank. Each individual is entitled to severance payments if their employment is terminated by Colony Bank without “cause” or by the individual for “good reason” in an amount equal to one (1) times his or her then-current base salary, if such termination occurs prior to or more than twelve (12) months following a change in control of Colony Bank, or one and one-half (1.5) times the sum or his or her then-current base salary plus an amount equal to the annual bonus paid with respect to the calendar year immediately preceding the effective date of the termination, if such termination occurs within twelve (12) months following a change in control of Colony Bank. Pursuant to the employment agreements, each of Messrs. Schmitt, Borrmann and Washburn and Ms. Bell has agreed not to compete with Colony Bank or to solicit its employees or customers during the term of the agreement and for a period of one year thereafter.
Indemnification of SouthCrest Directors and Officers
Colony has agreed to indemnify the directors and officers of SouthCrest and its subsidiaries following the effective time of the merger. Colony has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger with respect to claims arising from facts, events or actions which occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 200% of the last annual premium paid by SouthCrest.
Board Appointments
The merger agreement provides that two current directors of SouthCrest will be appointed to the Colony board of directors. As a director of Colony and Colony Bank, each such person will be entitled to compensation and benefits on the same basis as all other directors of Colony and Colony Bank, respectively.
Trading Markets and Dividends
Colony
Colony’s common stock is listed for trading on Nasdaq Global Select Market under the symbol “CBAN” and will continue to be listed under that symbol following the merger. Under the terms of the merger agreement, Colony will cause the shares of common stock to be issued to SouthCrest’s shareholders in the merger to be approved for listing on the Nasdaq Stock Market.
The following table sets forth the closing sale prices of Colony common stock as reported on the NASDAQ Global Select Market on April 21, 2021, the last full trading day before the public announcement of the merger agreement, and on [      ], 2021, the latest practicable trading date before the date of this joint proxy statement/prospectus.

	Colony Common Stock	Implied Value of One Share of SouthCrest Stock to be Converted to Merger Consideration
April 21, 2021 [ ], 2021	$15.00	$10.83

SouthCrest
As of March 31, 2021, there were (i) 5,877,868 shares of SouthCrest common stock, $1.00 par value per share, outstanding, which were held by approximately [       ] holders of record, (ii) 115,331 shares of SouthCrest series AAA preferred stock outstanding, which were held by approximately [       ] holders of record, and (iii) 1,523,265 shares of SouthCrest series D preferred stock outstanding, which were held by one holder of record.
SouthCrest common stock is quoted on the OTC Pink Market under the symbol “SCSG.” The common stock has traded only sporadically and in limited volume. Quotations on the OTC Pink Market reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions, and do not necessarily reflect the intrinsic or market values of the common stock. The OTC Markets Group, Inc. is an electronic, screen-based market which imposes considerably less stringent listing standards than the NASDAQ Global Select Market. The following table sets forth the high and low reported intraday sales prices per share of SouthCrest common stock for the period indicated:

Date	High	Low
2019
First Quarter	10.00	9.11
Second Quarter	10.00	9.10
Third Quarter	10.40	8.56
Fourth Quarter	9.70	8.56
2020
First Quarter	9.45	6.74
Second Quarter	7.05	5.95
Third Quarter	6.79	5.87
Fourth Quarter	8.25	6.3
2021
First Quarter	10.75	8.25
Under the merger agreement, SouthCrest is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger, other than its regular quarterly cash dividend $0.06 per share, without the prior written consent of Colony. SouthCrest’s ability to pay dividends is also subject to state and federal laws and regulations.

The following table sets forth the dividends paid by SouthCrest per share on the SouthCrest common stock for the current year and during 2020 and 2019.

Cash Dividends Per Share

2021
First Quarter	$0.06
2020
First Quarter	$0.05
Second Quarter	$0.05
Third Quarter	$0.05
Fourth Quarter	$0.05
2019
First Quarter	$0.05
Second Quarter	$0.05
Third Quarter	$0.05
Fourth Quarter	$0.05
Restrictions on Resale of Colony Common Stock
The shares of Colony common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Colony for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Colony include individuals or entities that control, are controlled by, or are under common control with Colony and may include the executive officers, directors and significant shareholders of Colony.
Dissenters’ Rights
The following discussion is not a complete description of the law relating to dissenters’ rights available under Georgia law. This description is qualified in its entirety by the full text of Article 13 of the GBCC which is reprinted in its entirety as Annex D to this joint proxy statement/prospectus. If you desire to exercise your appraisal rights, you should review carefully the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights.
Under the terms of applicable Georgia law, holders of SouthCrest stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of their shares of SouthCrest stock. Set forth below is a summary of the procedures that must be followed by the holders of SouthCrest stock in order to exercise their dissenters’ rights of appraisal. This summary is qualified in its entirety by reference to the text of the applicable Georgia statutes, a copy of which is attached to this joint proxy statement/prospectus as Annex D. Any holder of record of SouthCrest stock who objects to the SouthCrest merger proposal, and who fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise) will be entitled to demand and receive payment for all of his or her shares of SouthCrest stock if the merger is consummated.
A shareholder of SouthCrest who objects to the SouthCrest merger proposal and desires to receive payment of the “fair value” of his or her SouthCrest stock: (i) must deliver to SouthCrest, prior to the time the shareholder vote on the SouthCrest merger proposal is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his or her shares in favor of the approval of the SouthCrest merger proposal.
A failure to vote against the SouthCrest merger proposal will not constitute a waiver of dissenters’ rights. A vote against the approval of the SouthCrest merger proposal alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.
Any notice required to be given to SouthCrest must be sent to SouthCrest Financial Group, Inc., 1475 Peachtree Street NE, Suite 200, Atlanta, Georgia 30309, Attn: Andrew Borrmann, Chief Financial Officer.
If the SouthCrest merger proposal is approved, SouthCrest will mail, no later than ten (10) days after the effective date of the merger, by certified mail to each shareholder who has timely submitted a written notice of intent to dissent, written notice addressed to the shareholder at such address as the shareholder has furnished SouthCrest in writing or, if none, at the shareholder’s address as it appears on the records of SouthCrest. The dissenter’s notice will: (i) state where the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which SouthCrest must receive the shareholder’s payment demand (which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the dissenters’ notice is delivered); and (iv) be accompanied by a copy of Article 13 of the GBCC.
Within ten (10) days after the later of the effective date of the merger, or the date on which SouthCrest receives a payment demand, SouthCrest will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that SouthCrest estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by: (i) SouthCrest’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making the offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim statements, if any; (ii) a statement of SouthCrest’s estimate of the fair value of the shares; (iii) an explanation of how any interest was calculated; (iv) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and (v) a copy of Article 13 of the GBCC.
A dissenting shareholder choosing to accept SouthCrest’s offer of payment must do so by written notice to SouthCrest within thirty (30) days after receipt of SouthCrest’s offer of payment. A dissenting shareholder not responding to that offer within the thirty (30) day period will be deemed to have accepted the offer of payment. SouthCrest must make payment to each shareholder who responds to the offer of payment within sixty (60) days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of SouthCrest stock.
If a dissenting shareholder does not accept, within thirty (30) days after SouthCrest’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of the shares and interest due thereon, then SouthCrest, within sixty (60) days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in superior court of the county where its main office is located to determine the rights of the dissenting shareholder and the fair value of his or her shares. If SouthCrest does not commence the proceedings within the sixty (60) day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.
In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against SouthCrest, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily or not in good faith in demanding payment under the dissenters’ provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against SouthCrest and in favor of any or all dissenters if the court finds SouthCrest did not substantially comply with the dissenters’ provisions; or (ii) against SouthCrest or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily or not in good faith with respect to the rights provided by the dissenters’ provisions. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against SouthCrest, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

SouthCrest shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of SouthCrest stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.
Failure by a SouthCrest shareholder to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold shares of SouthCrest stock and are considering dissenting from the approval of the SouthCrest merger proposal and exercising your dissenters’ rights under the GBCC, you should consult your legal advisors.
Regulatory Approvals Required for the Merger
Federal Reserve Board
The merger of SouthCrest with and into Colony is subject to approval by, or a waiver of the applicable approval requirements from the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.
Merger transactions between bank holding companies are generally eligible for a waiver from the general requirement of prior approval of the Federal Reserve Board if the transaction is part of the merger or consolidation of the bank with a subsidiary bank of the acquiring bank holding company, and if: (i) the bank merger occurs simultaneously with the merger of the holding companies, and the bank is not operated by the acquiring bank holding company as a separate entity; (ii) the transaction requires the prior approval of a federal supervisory agency under the Bank Merger Act; (iii) the transaction does not involve the acquisition of any nonbank company that would require approval under Section 4 of the BHC Act; (iv) both before and after the transaction, the acquiring bank holding company satisfies the Federal Reserve Board’s capital adequacy guidelines; and (v) at least ten days prior to the transaction, the acquiring bank holding company has provided notice to the Federal Reserve Board regarding the transaction and the proposed application for the waiver. Colony has determined that the merger transaction meets the eligibility requirements for a waiver of the applicable approval requirements from the Federal Reserve Board under Section 3 of the BHC Act. Colony filed a request for waiver from the application requirements of Section 3 of the BHC Act on April 28, 2021. The companies are not aware of any reason why the Federal Reserve Board would fail to grant the waiver of application requirements.
Federal Deposit Insurance Corporation
The merger of SouthCrest Bank with and into Colony Bank must be approved by the FDIC under the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), commonly known as the Bank Merger Act. An application for approval of the bank merger was filed with the FDIC on April 28, 2021. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks party to the bank merger or mergers; (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

The companies are not aware of any reason why the FDIC would fail to approve the bank merger as contemplated under this joint proxy statement/prospectus.
The U.S. Department of Justice has between 15 and 30 days following approvals by the Federal Reserve and FDIC to challenge the approval on antitrust grounds. While Colony and SouthCrest do not know of any reason that the Department of Justice would challenge regulatory approval or waiver, as applicable, by the Federal Reserve and FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.
Georgia Department of Banking and Finance
The merger of SouthCrest with and into Colony requires the approval of commissioner of the GDBF pursuant to O.C.G.A. § 7-1-606. Under Georgia law, the commissioner of the GDBF shall consider the financial and managerial resources and future prospects of SouthCrest and Colony and the combined company and whether the convenience and needs of the community will be served by the merger. The application to the GDBF with respect to the merger is also subject to public comment. An application for approval of the merger was filed with the GDBF on April 28, 2021. The companies are not aware of any reason why the GDBF would fail to approve the merger as contemplated under this joint proxy statement/prospectus.
The merger of SouthCrest Bank with and into Colony Bank requires the approval of the commissioner of the GDBF pursuant to O.C.G.A. § 7-1-530 and O.C.G.A. § 7-1-628.5. Under Georgia law, the commissioner of the GDBF shall consider the financial history and condition of the parties, the future prospects of the existing and proposed institutions, the character of their management, and whether the convenience and needs of the community will be served. An application for approval of the bank merger was filed with the GDBF on April 28, 2021. The companies are not aware of any reason why the GDBF would fail to approve the bank merger contemplated under this joint proxy statement/prospectus.
Notifications and/or applications requesting approval of the merger, or other transactions contemplated by the merger agreement, may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.
Colony and SouthCrest are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this joint proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
Each of the boards of directors of Colony and SouthCrest has unanimously approved the merger agreement. Under the merger agreement, SouthCrest will merge with and into Colony, with Colony continuing as the surviving entity. Immediately following the merger, SouthCrest Bank, SouthCrest’s wholly-owned banking subsidiary, will merge with and into Colony Bank, Colony’s wholly-owned banking subsidiary.
Prior to the effective time, Colony may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated by the merger agreement so long as (1) there are no material adverse U.S. federal income tax consequences to the shareholders of SouthCrest stock as a result of such modification, (2) the consideration to be paid to holders of SouthCrest stock, shares of SouthCrest restricted stock, options to purchase shares of SouthCrest stock, or SouthCrest phantom stock units under the merger agreement is not thereby changed in kind or reduced in amount solely because of such modification, (3) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals, and (4) such modification does not require submission to or approval by SouthCrest’s shareholders after the SouthCrest shareholders have approved the SouthCrest merger proposal. In the event of such election, the parties agree to execute an appropriate amendment to the agreement in order to reflect such election.
Merger Consideration
If the merger agreement is approved and the merger is completed, each share of SouthCrest common stock issued and outstanding immediately prior to the effective time of the merger (including shares of SouthCrest restricted stock but excluding shares held by SouthCrest, Colony or any SouthCrest dissenting shareholders) will convert into, at the election of the holder and subject to adjustment and the allocation procedures described in the merger agreement, the right to receive: (i) an amount of cash, without interest, equal to $10.45 or (ii) 0.7318 of Colony common stock; provided, however, that the aggregate number of shares of Colony common stock to be issued as merger consideration in the merger shall be 3,987,898.
The merger consideration is also subject to downward adjustment based on SouthCrest’s tangible equity capital at closing. If SouthCrest’s tangible equity capital, as defined in the merger agreement, is less than $49,950,000 if the closing occurs on or before July 31, 2021, $50,475,000 if the closing occurs on or after August 1, 2021 but before September 1, 2021, or $51,000,000 if the closing occurs on or after September 1, 2021 (each such amount, as applicable as of the effective time, we refer to as the “SouthCrest equity minimum”), Colony shall have the option to adjust the merger consideration downward by an amount that is reflective of the overall shortfall between the SouthCrest equity minimum and SouthCrest’s tangible equity capital at closing.
As discussed below under the heading “Termination of the Merger Agreement,” if SouthCrest elects to exercise its termination right upon certain changes in the trading price of Colony common stock relative to the price of KBW NASDAQ Regional Banking Index, Colony has the option to adjust the exchange ratio such that the aggregate value of the merger consideration is equal to or greater than the lesser of (i) an amount equal to $72,446,137 or (ii) an amount equal to $21,600,438 plus the product of the index ratio, 0.85, 3,987,898, and the average Colony closing price, divided by the Colony ratio.
Following the completion of the merger, former SouthCrest shareholders will own approximately 29.59% of the combined company based upon the number of Colony shares outstanding as of [      ].
Although the number of shares of Colony common stock that SouthCrest shareholders will receive is fixed, the market value of the per share stock consideration and the aggregate merger consideration will fluctuate with the market price of Colony common stock and will not be known at the time SouthCrest shareholders vote on the merger. Colony common stock is currently quoted on the Nasdaq Global Select Market under the symbol “CBAN.” Based on the last reported sale price of Colony common stock of $15.00 per share on April 21, 2021, the last full trading day before the public announcement of the merger agreement, the 0.7318 exchange ratio represented approximately $10.98 in value for each share of SouthCrest stock to be converted into Colony common stock. Based on the closing sale price of Colony common stock of  $[      ] per share on [      ], 2021, the latest practicable trading date prior to the printing of this joint proxy statement/prospectus, the exchange ratio represented approximately $[      ] in value for each share of SouthCrest stock to be converted into Colony common stock. In aggregate, including both the per share stock consideration and the per share cash consideration, the value of the merger consideration to be received in respect of each share of SouthCrest stock is $10.83 based on the April 21, 2021 closing price of Colony common stock and $[      ] based on the [      ] closing price of Colony common stock.
Anti-Dilutive Adjustments
The consideration to be received by SouthCrest shareholders is subject to an anti-dilutive adjustment only if the number of shares of Colony common stock or SouthCrest stock issued and outstanding prior to the effective time are increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there will be any extraordinary dividend or distribution with respect to such stock, and the record date therefor will be prior to the effective time. In that case, an appropriate and proportionate adjustment will be made to the merger consideration to give holders of SouthCrest stock the same economic effect as contemplated by the merger agreement prior to such event. There are no other adjustments to the merger consideration contemplated under the merger agreement.
Fractional Shares
Colony will not issue any fractional shares of Colony common stock in the merger. Instead, a SouthCrest shareholder who otherwise would have received a fraction of a share of Colony common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the average of the daily closing prices for shares of Colony common stock for the twenty consecutive full trading days ending on the trading day immediately preceding the fifth business day prior to the date of closing of the merger on which such shares are actually traded on the Nasdaq Global Select Market as reported by Bloomberg L.P. by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Colony common stock to which such shareholder would otherwise be entitled to receive.
Treatment of SouthCrest Restricted Stock
Immediately prior to the effective time of the merger, all outstanding shares of SouthCrest restricted stock will become fully vested. At the effective time of the merger, each share of SouthCrest restricted stock that is outstanding prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive, at the election of the holder, either the per share cash consideration or the per share stock consideration in respect of each share of SouthCrest restricted stock.
Treatment of SouthCrest Phantom Stock Unit Awards
At the effective time of the merger, each unit of SouthCrest phantom stock outstanding immediately prior to the effective time of the merger will be converted automatically (without any further action on part of the holder thereto) into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of SouthCrest phantom stock units held by such holder and (2) the per share cash consideration, less applicable taxes. Such payments in respect of SouthCrest phantom stock units shall only be made to those holders who remain employed by SouthCrest as of the effective time.
Treatment of Options to Purchase Shares of SouthCrest Common Stock
At the effective time of the merger, each option to purchase shares of SouthCrest common stock, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of SouthCrest common stock subject to such option and (2) the excess, if any, of the per share cash consideration over the exercise price per share of SouthCrest common stock under such option, less applicable taxes.
Closing and Effective Time
The merger will be closed on the first day of the calendar month following the day all of the conditions to closing have been satisfied or waived in accordance with the terms of the merger agreement, including receipt of all necessary regulatory and corporate approvals and the expiration of all mandatory waiting periods. The effective time of the merger will be the later of (1) the date and time of the filing of the articles of merger with the Secretary of State of the State of Georgia or (2) the date and time when the merger becomes effective as set forth in the articles of merger. It currently is anticipated that the merger will be completed as early as the third quarter of 2021, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither Colony nor SouthCrest can guarantee when or if the merger will be completed. See “The Merger Agreement—Conditions to Complete the Merger” beginning on page 108.
Organizational Documents of the Surviving Company
At the effective time of the merger, the Articles of Incorporation, as amended, and the Amended and Restated Bylaws of Colony in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.
Election Procedures; Allocation of Merger Consideration; Exchange of Certificates
The merger agreement allows each SouthCrest shareholder to make an election to exchange their shares of SouthCrest stock for either the per share cash consideration, the per share stock consideration, or a combination thereof. No less than twenty business days prior to the election deadline, Colony’s exchange agent will mail to each holder of record of each share of SouthCrest stock an election form and a letter of transmittal and instructions for electing the holder’s merger consideration and the surrender of the holder’s SouthCrest stock certificate(s) for the merger consideration (including cash in lieu of any fractional shares of Colony common stock). Those election materials provide the deadline by which such elections must be received, which is the later of [      ], 2021 or a date that the parties agree is approximately five business days prior to closing.
Each SouthCrest shareholder may (i) elect to receive the per share cash consideration with respect to each share of SouthCrest stock held, (ii) elect to receive the per share stock consideration with respect to each share of SouthCrest stock held, (iii) elect to receive a mix of the per share cash consideration and the per share stock consideration, or (iv) indicate that such shareholder makes no such election. Shares for which a valid election to receive the per share cash consideration has been made on or prior to the election deadline are referred to as “cash election shares.” Shares for which a valid election to receive the per share stock consideration has been made on or prior to the election deadline are referred to as “stock election shares.” Shares for which no valid election was made on or prior to the election deadline are referred to as “no-election shares.”
The merger agreement provides that no more than 3,987,898 shares of Colony common stock shall be issued in the merger. Based on the exchange ratio and assuming no adjustments to merger consideration, approximately 5,450,000 shares of SouthCrest stock shall be converted Colony common stock, with the remainder being converted to cash.
In the event that the aggregate amount of per share stock consideration that SouthCrest shareholders have elected to receive exceeds 3,987,898 shares of Colony common stock:
•all cash election shares will be converted into the right to receive the per share cash consideration;
•all no-election shares will be converted into the right to receive the per share cash consideration; and

•stock election shares will be deemed to be cash election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,987,898 shares.
In the event that the aggregate amount of per share stock consideration that SouthCrest shareholders have elected to receive is less than 3,987,898 shares of Colony common stock (the difference between the amount of per share stock consideration as elected and 3,987,898 we refer to as the “shortfall number”):
•all stock election shares will be converted into the right to receive the per share stock consideration;
•if the number of no-election shares, when converted to the per share stock consideration, is less than or equal to the shortfall number, then all no-election shares will be converted into the right to receive the per share stock consideration and cash election shares will be deemed to be stock election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,987,898 shares (after taking into consideration the stock election shares and the converted no-election shares); and
•if the number of no-election shares, when converted to the per share stock consideration, is greater than the shortfall number, then no-election shares deemed to be stock election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,987,898 shares (after taking into consideration the stock election shares) and all cash election shares will be converted into the right to receive the per share cash consideration.
Prior to the effective time of the merger, Colony shall authorize the issuance of, and make available to the exchange agent, a sufficient number of shares of Colony common stock and cash for payment of the merger consideration. Such amount of cash and shares of Colony common stock, together with any cash payable in lieu of fractional shares and, if applicable, cash amounts sufficient to make payment to SouthCrest shares who exercise dissenters’ rights, are referred to as the “exchange fund.”
After the effective time of the merger, the exchange agent shall deliver to each former SouthCrest shareholder (other than holders of shares as to which dissenters’ rights of appraisal have been perfected), upon proper completion of a letter of transmittal and the surrender of such SouthCrest shareholder’s certificates representing all shares of SouthCrest stock owned at the effective time, the merger consideration that each such SouthCrest shareholder is entitled to receive pursuant to the election and allocation procedures described above.
No interest will be paid or accrued on any amount payable upon surrender of a SouthCrest stock certificate. Any portion of the exchange fund that remains unclaimed by former SouthCrest shareholders one year after the effective time of the merger shall, subject to applicable abandoned property, escheat or similar laws, be paid to Colony, or its successor in interest.
If a certificate for SouthCrest stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration deliverable in respect of SouthCrest stock represented by such certificate upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by Colony or the exchange agent, the posting of a bond in an amount as Colony or the exchange agent may direct as indemnity against any claim that may be made against the surviving entity or SouthCrest with respect to such certificate.
After the effective time, there will be no transfers on the share transfer books of SouthCrest of shares of SouthCrest stock that were outstanding immediately before such time.
Withholding
Colony or the exchange agent, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable to any holder of SouthCrest stock or otherwise payable pursuant to the merger agreement, such amounts as Colony or the exchange agent, in its reasonable discretion, determines it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the person or entity from whom they were withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to Colony common stock will be paid to the holder of any unsurrendered certificates of SouthCrest stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the shares of Colony common stock represented by such certificate.
Representations and Warranties
The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Colony and SouthCrest, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Colony and SouthCrest rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Colony, SouthCrest or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Colony or SouthCrest. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus.
The merger agreement contains customary representations and warranties of each of Colony and SouthCrest relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.
The merger agreement contains representations and warranties made by SouthCrest relating to a number of matters, including the following:
•corporate matters, including due organization and qualification and subsidiaries;
•capitalization;
•authority relative to execution and delivery of the merger agreement and consummation of the transactions contemplated thereby;
•the absence of conflicts with, or violations of, organizational documents, contracts or other obligations as a result of the merger;
•financial statements;
•adequacy of allowance for loan and lease losses;
•legal proceedings;
•required governmental and other regulatory filings and consents and approvals in connection with the merger;
•absence of undisclosed liabilities;
•title to tangible assets;
•the absence of certain changes or events;

•certain contracts, leases and agreements;
•employee benefit plans;
•certain tax matters;
•insurance matters;
•loan portfolio;
•deposit matters;
•investment securities and commodities;
•employee relationship matters;
•condition of tangible assets;
•environmental matters;
•regulatory compliance matters;
•the absence of certain business practices;
•books and records;
•internal controls;
•compliance with applicable laws, permits and instruments;
•receipt by the SouthCrest board of directors of an opinion from its financial advisor;
•the ability to obtain regulatory approvals;
•transaction costs;
•transactions with affiliates;
•trust business and the administration of fiduciary accounts;
•intellectual properties;
•the lack of any antitakeover provisions applicable to the transaction; and
•the accuracy of representations and warranties and due diligence materials.
The merger agreement contains representations and warranties made by Colony relating to a more limited number of matters, including the following:
•corporate matters, including due organization and qualification and subsidiaries;
•capitalization;
•authority relative to execution and delivery of the merger agreement and consummation of the transactions contemplated thereby;
•the absence of conflicts with, or violations of, organizational documents, contracts or other obligations as a result of the merger;
•SEC filings, financial statements, internal controls and accounting matters;

•required governmental and other regulatory filings and consents and approvals in connection with the merger;
•the absence of certain changes or events;
•compliance with applicable laws, permits and instruments, and regulatory compliance and report;
•taxes and tax returns;
•loans and loan portfolio;
•employee benefit plans; and
•the accuracy of representations and warranties and due diligence materials.
Definition of  “Material Adverse Effect”
Certain representations and warranties of Colony and SouthCrest are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” with respect to either party means (1) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its subsidiaries, taken as a whole, or (2) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the merger and the transactions contemplated by the merger agreement; provided, however, that, in the case of clause (1) only, a material adverse effect shall not be deemed to include the impact of (A) changes after the date of the merger agreement in banking and similar laws of general applicability or interpretations of law by any governmental authority (except to the extent that such change disproportionately adversely affects SouthCrest or Colony, as the case may be, compared to other companies of similar size operating in the same industry in which SouthCrest and Colony operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of the merger agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects SouthCrest or Colony, as the case may be, compared to other companies of similar size operating in the same industry in which SouthCrest and Colony operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of the merger agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions in the United States or the State of Georgia affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects SouthCrest or Colony, as the case may be, compared to other companies of similar size operating in the same industry in which SouthCrest and Colony operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by the merger agreement, (E) any failure by SouthCrest or Colony to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period, (F) changes in the trading price or trading volume of Colony common stock, and (G) the impact of the merger agreement and the transactions contemplated thereby on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement).
Covenants and Agreements
Conduct of Business Prior to the Completion of the Merger
Pursuant to the merger agreement, Colony and SouthCrest have agreed to certain restrictions on their activities until the effective time of the merger. Colony has agreed that it will carry on its business consistent with prudent banking practices and in compliance in all material respects with applicable laws. SouthCrest has agreed to carry on its business, including the business of each of its subsidiaries, in the ordinary course of business and consistent with prudent banking practice. In addition, SouthCrest has agreed that it will use commercially reasonable efforts to:
•preserve its business organization and assets intact;
•keep available to itself and Colony the present services of the current officers and employees of SouthCrest and its subsidiaries;
•preserve for itself and Colony the goodwill of its customers, employees, lessors and others with whom business relationships exists; and
•continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.
Colony has also agreed that until the effective time of the merger, it and its subsidiaries will not take any or knowingly fail to take any action that is intended or is reasonably likely to:
•prevent, delay or impair Colony’s ability to consummate the merger or the transactions contemplated by the merger agreement;
•agree to take, commit to take, or adopt any resolution of its board of directors in support of, any of the actions prohibited by the merger agreement;
•result in the merger or the bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code;
•take any action that is likely to materially impair Colony’s ability to perform any of its obligations under the merger agreement or Colony Bank to perform any of its obligations under the bank plan of merger; or
•agree or commit to do any of the foregoing.
SouthCrest has agreed that, prior to the closing date and subject to specified exceptions, it will not, without the prior written consent of Colony:
•issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock, or permit new shares of its stock to become subject to new grants under any SouthCrest benefit plan;
•issue, grant, or accelerate the vesting of any option, restricted stock award, warrant, call, commitment, subscription, right to repurchase or agreement of any character related to the authorized or issued capital stock of SouthCrest, except as provided in the merger agreement;
•enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of SouthCrest or its subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the ordinary course of business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of SouthCrest or its subsidiaries other than annual increases in base compensation and year-end bonuses previously disclosed to Colony, (ii) as specifically provided for by the merger agreement, (iii) as may be required by law, (iv) to satisfy contractual obligations, or (v) as previously disclosed to Colony;
•hire any person as an employee of SouthCrest or any of its subsidiaries, except for at-will employees at an annual rate of salary not to exceed $100,000;
•enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with

Colony, (ii) to satisfy contractual obligations existing as of the date of the merger agreement and as previously disclosed to Colony, (iii) as previously disclosed to Colony, or (iv) as may be required pursuant to the terms of the merger agreement) any SouthCrest benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of SouthCrest or any of its subsidiaries;
•except pursuant to agreements or arrangements in effect on the date of the merger agreement and previously disclosed to Colony, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business;
•except in the ordinary course of business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to SouthCrest or any of its subsidiaries;
•acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, debt, business, deposits or properties of any other entity or person, except for purchases specifically approved by Colony;
•make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that Colony shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) business days of its receipt of a written request from SouthCrest;
•amend its Articles of Incorporation or Bylaws or any equivalent documents of SouthCrest’s subsidiaries;
•implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, GAAP or applicable accounting requirements of any governmental authority, in each case, including changes in the interpretation or enforcement thereof;
•except as previously disclosed to Colony, enter into, amend, modify, terminate, extend, or waive any material provision of, any SouthCrest material contract, lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to SouthCrest or any of its subsidiaries, or enter into any contract that would constitute a SouthCrest material contract if it were in effect on the date of the merger agreement, except for any amendments, modifications or terminations reasonably requested by Colony;
•other than settlement of foreclosure actions in the ordinary course of business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which SouthCrest or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by SouthCrest or any of its subsidiaries of an amount which exceeds $50,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of SouthCrest or any of its subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;
•enter into any new material line of business, or introduce any new material products or services, any material marketing campaigns or any new material sales compensation or incentive programs or arrangements; change in any material respect its lending, investment, underwriting, risk and asset liability management, and other material banking and operating policies; and incur any material liability or obligation relating to retail banking and branch merchandising, marketing, and advertising activities and initiatives except in the ordinary course of business;
•enter into any derivative transaction;
•incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of 12 months (other than creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with restrictions on making or extending loans as set forth in the merger agreement;
•except for normal, recurring quarterly dividends of $0.06 per share, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than any dividends from its wholly-owned subsidiaries to it or another of its wholly-owned subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);
•acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks other than in accordance with SouthCrest investment guidelines;
•change the classification method for any of the SouthCrest investment securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in specified accounting literature;
•make any changes to deposit pricing other than such changes made in the ordinary course of business;
•unless notice is provided to Colony at least two business days in advance and except for loans or extensions of credit approved and/or committed as of the date of the merger agreement and disclosed to Colony, (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by SouthCrest or any of its subsidiaries to such borrower or its affiliates, would be in excess of $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $500,000, (C) loan in excess of the Federal Financial Institutions Examination Council’s regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $1,000,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with SouthCrest’s ordinary course lending policies and guidelines in effect as of the date of the merger agreement, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of SouthCrest or any of its subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $5,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the ordinary course of business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where SouthCrest or any of its subsidiaries retains any servicing rights;
•make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by SouthCrest or its subsidiaries;
•except as required by applicable law, make or change any material tax election, file any material amended tax return, enter into any material closing agreement with respect to taxes, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, provided that, for purposes of the foregoing, “material” means affecting or relating to $50,000 or more in taxes or $150,000 or more of taxable income;
•commit any act or omission which constitutes a material breach or default by SouthCrest or any of its subsidiaries under any agreement with any governmental authority or under any SouthCrest material contract, material lease or other material agreement or material license to which SouthCrest or any of its subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits;
•foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental site assessment of the property in accordance with specified standards, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any hazardous substances under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances into structures on the property or into the ground, ground water, or surface water of the property;
•take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) prevent, delay or impair SouthCrest’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any actions prohibited by the merger agreement;
•directly or indirectly repurchase, redeem or otherwise acquire any shares of SouthCrest capital stock or any securities convertible into or exercisable for any shares of SouthCrest capital stock;
•except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by Colony;
•merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;
•enter into any contract, with respect to, adopt any resolutions of its board of directors in support of, or otherwise agree or commit to do, any of the foregoing; or
•take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law.
Regulatory Matters
Each party will cooperate and use commercially reasonable efforts to prepare and file or cause to be filed applications for all regulatory approvals required to be obtained in connection with the merger agreement and the transactions contemplated thereby, including the necessary application for the prior approval of the merger, or waiver thereof, by the Federal Reserve, FDIC and GDBF. Each party has the right to review and comment upon the non-confidential portions of regulatory applications prior to submission, provided that they review and provide comments in a reasonably prompt manner. Each party will use its commercially reasonable best efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. Each party has agreed to keep the other party reasonably informed as to the status of such applications and filings, and to promptly furnish the other party and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

Shareholder Meeting and Recommendation of Colony’s and SouthCrest’s Board of Directors
Colony has agreed to submit to its shareholders the Colony merger proposal and SouthCrest has agreed to submit to its shareholders the SouthCrest merger proposal as soon as practicable after the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part is declared effective by the SEC. Colony has agreed to recommend to its shareholders to vote in favor of the Colony merger proposal, and SouthCrest has agreed to recommend to its shareholders to vote in favor of the SouthCrest merger proposal.
However, should SouthCrest receive an unsolicited acquisition proposal from a third party that it deems to be superior to the terms of the merger agreement, then under certain conditions, the SouthCrest board of directors may change its recommendation. Please see “The Merger Agreement—Covenants and Agreements—Agreement Not to Solicit Other Offers” below. Additionally, a change in recommendation by the SouthCrest board of directors may permit Colony to terminate the merger agreement, in which case SouthCrest may have to pay a termination fee of $3.2 million to Colony. Please see “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” below.
Employee Matters
Following the effective time of the merger, for a period of six (6) months, Colony must maintain employee benefit plans and compensation opportunities for those persons who are full-time employees of SouthCrest and its subsidiaries on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Colony or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of Colony or its subsidiaries). Colony shall give the covered employees credit for their prior service with SouthCrest and its subsidiaries for purposes of eligibility and vesting under any employee benefit plan maintained by Colony in which covered employees may be eligible to participate.
With respect to any Colony health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the plan year that includes the closing, if the covered employee is eligible to participate in such plans, Colony or its applicable subsidiary must use its commercially reasonable efforts to cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the SouthCrest benefit plan in which the covered employee participated immediately prior to the effective time of the merger.
Covered employees will be credited with an amount of paid time off equal to such covered employee’s accrued but unused paid time off at SouthCrest Bank, provided, however, that such accrued but unused paid time off will be forfeited if not used in accordance with the terms of Colony Bank’s policies with respect to paid time off.
Employees of SouthCrest (other than those who will enter into termination agreements with Colony and/or Colony Bank in connection with the transaction) who (i) become employees of Colony or Colony Bank at the effective time of the merger and (ii) is terminated within one year following the effective time of the merger (other than for cause, death, disability, normal retirement or voluntarily resignation) will be entitled to receive severance compensation based on the number of years of service with SouthCrest, with a minimum of two (2) weeks and a maximum of fifty-two (52) weeks paid to any such employee.
Prior to the effective time of the merger, SouthCrest will effectuate the termination or discontinuation of certain benefits plans maintained by SouthCrest, as requested by Colony.
Indemnification and Directors’ and Officers’ Insurance
Colony has agreed to indemnify the directors and officers of SouthCrest and its subsidiaries following the effective time of the merger to the same extent as such persons have the right to be indemnified pursuant to the organizational documents of SouthCrest in effect as of the date of the merger agreement. Colony has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger with respect to claims arising from facts, events or actions which occurred prior to the effective time of the merger and covering the current and former officers and directors of SouthCrest. The insurance policy must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the directors and officers of SouthCrest as currently provided, subject to a cap on the cost of such policy equal to 200% of the annual premiums paid by SouthCrest for such insurance in effect as of the date of the merger agreement. If the cost of such directors’ and officers’ liability insurance policy exceeds the 200% cap, Colony will obtain an insurance coverage with the greatest coverage available for a cost not exceeding the cap.
Agreement Not to Solicit Other Offers
SouthCrest has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, and will not authorize or permit its investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of SouthCrest or any of its subsidiaries to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Colony) any information or data with respect to SouthCrest or any of its subsidiaries or otherwise relating to an acquisition proposal; (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SouthCrest is a party; or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any inquiry, offer, or proposal contemplating, relating to, or that could be reasonably expected to lead to (1) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving SouthCrest or any of its subsidiaries; (2) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of SouthCrest or any of its subsidiaries; (3) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of SouthCrest or any of its subsidiaries; (4) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of SouthCrest or any of its subsidiaries; or (5) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing (each such transaction described above is referred to collectively as an “acquisition transaction”).
However, at any time prior to the SouthCrest annual meeting, SouthCrest may take any of the actions described in the first paragraph of this “The Merger Agreement—Covenants and Agreements—Agreement Not to Solicit Other Offers” section if, but only if  (1) SouthCrest receives a bona fide unsolicited acquisition proposal that did not result from a breach of the first paragraph of this section, and (2) the SouthCrest board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and the failure to take such actions more likely than not would cause it to violate its fiduciary duties to SouthCrest’s shareholders under applicable law, (3) SouthCrest has provided Colony with at least five business days prior notice of such determination, and (4) prior to furnishing or affording access to any information or data with respect to SouthCrest or any of its subsidiaries or otherwise relating to an acquisition proposal, SouthCrest receives from such person a confidentiality agreement with terms no less favorable to SouthCrest than those contained in the confidentiality agreement with Colony. SouthCrest must promptly provide to Colony any non-public information regarding SouthCrest or any of its subsidiaries provided to any other person which was not previously provided to Colony, and such additional information must be provided no later than the date of provision of such information to such other party.

A “superior proposal” means a bona fide, unsolicited acquisition proposal (1) that if consummated would result in a third party (or in the case of a direct merger between such third party and SouthCrest or any of its subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding SouthCrest stock or more than 50% of the assets of SouthCrest and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (2) that the board of directors of SouthCrest reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (B) taking into account any changes to the merger agreement proposed by Colony in response to such acquisition proposal, as contemplated by the merger agreement, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of SouthCrest from a financial point of view than the merger.
SouthCrest must promptly (and in any event within twenty-four hours) notify Colony in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, SouthCrest or its representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). SouthCrest has agreed that it will keep Colony informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
Except as provided below, neither the board of directors of SouthCrest nor any committee thereof will (1) fail to make or withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Colony in connection with the transactions contemplated by the merger agreement (including the merger) the SouthCrest recommendation, (2) approve or recommend an acquisition proposal, (3) enter into, or cause SouthCrest to enter into, any letter of intent, agreement in principal, acquisition agreement or other agreement related to an acquisition transaction or requiring SouthCrest to abandon, terminate or fail to consummate the merger or any transaction contemplated by the merger agreement, (4) fail to reaffirm the SouthCrest recommendation within three business days following a request by Colony, or make any statement, filing or release, in connection with the SouthCrest annual meeting or otherwise, inconsistent with the SouthCrest recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal will be considered an adverse modification of the SouthCrest recommendation); or (5) resolve to do any of the foregoing (each such action described above is referred to collectively as an “adverse recommendation action”).
Notwithstanding the foregoing, prior to the date of the SouthCrest annual meeting, the board of directors of SouthCrest may withdraw, qualify, amend or modify the SouthCrest recommendation (“SouthCrest subsequent determination”) or cause or permit SouthCrest to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal after the fifth business day following Colony’s receipt of a notice (the “notice of superior proposal”) from SouthCrest advising Colony that the board of directors of SouthCrest has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (1) the board of directors of SouthCrest has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions more likely than not would cause it to violate its fiduciary duties to SouthCrest’s shareholders under applicable law, (2) during the five business day period after receipt of the notice of superior proposal by Colony (the “notice period”), SouthCrest and the board of directors of SouthCrest will have cooperated and negotiated in good faith with Colony to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable SouthCrest to proceed with the SouthCrest recommendation in favor of the merger with Colony without a SouthCrest subsequent determination; provided, however, that Colony does not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement and (3) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Colony since its receipt of such notice of superior proposal, the board of directors of SouthCrest has again in good faith made the determination that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, SouthCrest is required to deliver a new notice of superior proposal to Colony and again comply with the foregoing requirements, except that the notice period will be reduced to three business days.
Notwithstanding any SouthCrest subsequent determination, unless the merger agreement has been terminated in accordance with its terms, the merger agreement will be submitted to SouthCrest’s shareholders at the SouthCrest annual meeting for the purpose of voting on the approval of the merger proposal and nothing contained in the merger agreement will be deemed to relieve SouthCrest of such obligation; provided, however, that if the board of directors of SouthCrest makes a SouthCrest subsequent determination with respect to a superior proposal, then the board of directors of SouthCrest may recommend approval of such superior proposal by the shareholders of SouthCrest and may submit the merger proposal to SouthCrest’s shareholders without recommendation, in which event the board of directors of SouthCrest will communicate the basis for its recommendation of such superior proposal and the basis for its lack of a recommendation with respect to the merger proposal to SouthCrest’s shareholders in an appropriate amendment or supplement to this joint proxy statement/prospectus.
Other Agreements
In addition to the covenants and agreements described above, the parties made certain other customary covenants and agreements in the merger agreement, including but not limited to the following:
•each party will keep the proprietary information of the other confidential;
•each party will notify the other of certain events and circumstances, including material litigation, a material adverse change, or other events and circumstances specified in the merger agreement;
•SouthCrest will terminate certain employee benefit plans;
•Colony and SouthCrest will use their commercially reasonable efforts to facilitate the integration of SouthCrest with the business of Colony following consummation of the merger and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of SouthCrest and its subsidiaries;
•SouthCrest will terminate certain material contracts;
•SouthCrest will repay certain debts;
•SouthCrest will use its commercially reasonable efforts to terminate, effective immediately prior to the effective time of the merger, certain investor agreements; and
•Colony will use its commercially reasonable efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.
Conditions to Complete the Merger
Colony’s and SouthCrest’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:
•the approval of the Colony common stock issuance and merger proposal by the requisite vote of Colony shareholders and the approval of the SouthCrest merger proposal by the requisite vote of the SouthCrest shareholders;
•the receipt of all required regulatory approvals upon terms agreeable to the parties, and no such regulatory approvals containing any burdensome condition;
•no court or regulatory authority may have taken any action which prohibits, restricts, or makes illegal the consummation of the transactions contemplated by the merger agreement;

•the receipt of opinions from Fenimore, Kay, Harrison & Ford, LLP and Alston & Bird LLP that the merger qualifies as a reorganization under Section 368(a) of the Code; and
•the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part with respect to the Colony common stock to be issued upon the consummation of the merger and the absence of any stop order or proceedings to suspend the effectiveness of the registration statement.
In addition to the conditions applicable to both parties, Colony’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:
•all representations and warranties of SouthCrest remain accurate, as of the date of the merger agreement and the closing date (except to the extent expressly made as of an earlier date);
•SouthCrest having performed or observed, in all material respects, the covenants and obligations to be performed on or before the closing date by SouthCrest;
•receipt of all documents and instruments required to be delivered by SouthCrest at or prior to closing;
•holders of no more than 7.5% of the issued and outstanding shares of SouthCrest stock have properly exercised dissenters’ rights under the GBCC;
•receipt of certain consents, approvals, and amendments by SouthCrest to terminate or fully satisfy obligations of SouthCrest under certain SouthCrest employee benefit plans as set forth in the merger agreement;
•neither SouthCrest nor SouthCrest Bank has experienced a material adverse effect since the date of the merger agreement and no circumstance or event has occurred that would reasonably be expected to have a material adverse effect with respect to SouthCrest or SouthCrest Bank; and
•the termination of certain investor agreements by SouthCrest as set forth in the merger agreement.
In addition to the conditions applicable to both parties, SouthCrest’s obligations to complete the merger are also subject to the satisfaction or waiver of the following conditions:
•all representations and warranties of Colony remain accurate, as of the date of the merger agreement and the closing date (except to the extent expressly made as of an earlier date);
•Colony having performed or observed, in all material respects, the covenants and obligations to be performed on or before the closing date by Colony;
•receipt of all documents and instruments required to be delivered by Colony at or prior to closing; and
•neither Colony nor Colony Bank has experienced a material adverse effect since the date of the merger agreement and no circumstance or event has occurred that would reasonably be expected to have a material adverse effect with respect to Colony or Colony Bank.
Neither SouthCrest nor Colony can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to the effective time of the merger in the following circumstances, whether before or after approval of the SouthCrest merger proposal by the SouthCrest shareholders or approval of the Colony merger proposal by the Colony shareholders:
•upon the mutual written agreement of the parties if the board of directors of each so determines by a vote of a majority of the members of the entire board;

•by either party if any requisite regulatory approval is denied by a final, nonappealable action of any governmental authority or an application therefor shall have been permanently withdrawn at the request of a governmental authority;
•by either party (1) if the requisite SouthCrest vote shall not have been obtained at the SouthCrest annual meeting, or (2) if the requisite Colony vote shall not have been obtained at the Colony special meeting; provided, that no party may terminate the merger agreement if such party has breached in any material respect any of its obligations under the merger agreement that caused the failure to obtain the requisite SouthCrest or Colony shareholder approval at the respective meeting;
•by either party if the merger has not been consummated by the close of business on December 31, 2021 (which shall be automatically extended to March 31, 2022 if the only outstanding condition to closing is receipt of one or more of the requisite regulatory approvals), unless a failure to comply with the terms of the agreement or breach of a representation or warranty by the party desiring to terminate the merger agreement has materially contributed to the failure to consummate the merger by that date;
•by either party (provided such party is not then in material breach of the merger agreement) if there has been a material breach of the merger agreement by the other party thereto and such breach either has not been cured within 30 days after notice from the non-breaching party or such breach cannot be cured;
•by Colony if (1) SouthCrest has breached its covenant not to solicit acquisition proposals, (2) the SouthCrest board of directors withdraws, qualifies, amends, modifies, withholds, or fails to affirm its recommendation to its shareholders with regard to the SouthCrest merger proposal, (3) the SouthCrest board of directors has materially breached its obligation to call, given notice, and hold a meeting of the shareholders of SouthCrest for the purpose of voting on the SouthCrest merger proposal, (4) the SouthCrest board of directors has resolved to accept or recommends another acquisition proposal, or (3) the SouthCrest board of directors fails to publicly recommend against another publicly announced acquisition proposal within three days after receipt of notice from Colony;
•by SouthCrest if the Colony board of directors (1) withdraws, qualifies, amends, modifies, withholds, or fails to affirm its recommendation to its shareholders with regard to the Colony merger proposal or (2) the Colony board of directors has materially breached its obligation to call, given notice, and hold the Colony special meeting; or
•by SouthCrest if at any time before the receipt of approval for the merger from SouthCrest’s shareholders, SouthCrest receives an unsolicited proposal for the acquisition of all or substantially all of SouthCrest’s capital stock or assets and the SouthCrest board of directors determines that such acquisition proposal is superior, from a financial point of view, to the merger agreement and it enters into a binding definitive agreement with respect to such acquisition proposal; provided that SouthCrest has otherwise complied with its obligations under the merger agreement, including those described in the section titled “The Merger Agreement—Covenants and Agreements—Agreement Not to Solicit Other Offers” above and its obligation to pay any termination fee under the merger agreement; provided, however, that SouthCrest must negotiate in good faith and take into account any adjustments to the terms of the merger agreement proposed by Colony in response to such acquisition proposal.
SouthCrest also may terminate the merger agreement if both of the following conditions are met during any time period beginning on the fifth business day prior to closing (which we refer to as the “determination date”):
•the number obtained by dividing the average Colony closing price by $15.00 (the “Colony ratio”) is less than 0.85; and
•the Colony ratio is less than the number obtained by (i) dividing the average of the daily closing value of the KBW NASDAQ Regional Banking Index for the 20 consecutive trading days ending on the determination date by $120.51 (the “index ratio”) and (ii) subtracting 0.15 from such index ratio.

If SouthCrest elects to exercise this termination right, prompt written notice must be provided to Colony. Colony then has the option, within five business days following its receipt of such written notice, to adjust the exchange ratio such that the aggregate value of the merger consideration is equal to or greater than the lesser of (i) an amount equal to $72,446,137 or (ii) an amount equal to $21,600,438 plus the product of the index ratio, 0.85, 3,987,898, and the average Colony closing price, divided by the Colony ratio. If Colony elects to make this adjustment, Colony must provide prompt written notice to SouthCrest, which notice shall contain the revised exchange ratio. Once this notice is received by SouthCrest, the merger agreement shall continue in full force and effect subject to the amended exchange ratio and per share stock consideration.
Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (1) designated provisions of the merger agreement will survive the termination, including those relating to the effect of termination of the merger agreement, the confidential treatment of information and certain other provisions specified in the merger agreement, and (2) each of Colony and SouthCrest will remain liable for any liabilities or damages arising out of fraud or its willful and material breach of any provision of the merger agreement.
Termination Fee
Provided that Colony is not in material breach of the merger agreement, SouthCrest may be required to pay a termination fee of $3.2 million to Colony if:
•the merger agreement is terminated by SouthCrest to enter into a binding definitive agreement with respect to an unsolicited proposal that the SouthCrest board of directors determines to be a superior proposal to the merger agreement;
•the merger agreement is terminated by Colony because SouthCrest takes an adverse recommendation action (see “The Merger Agreement—Covenants and Agreements—Agreement Not to Solicit Other Offers”) or materially breaches its obligations described in the section of this joint proxy statement/prospectus titled “The Merger Agreement—Covenants and Agreements—Agreement Not to Solicit Other Offers” or its obligations with respect to obtaining shareholder approval; or
•(1) a competing acquisition proposal was made known to SouthCrest prior to the termination of the merger agreement, (2) the merger agreement is terminated by either party if the SouthCrest’s shareholder approval has not been obtained at the SouthCrest annual meeting and any adjournment thereof or by Colony because of SouthCrest’s breach of its representations and warranties or obligations under the merger agreement, and (3) SouthCrest enters into an agreement relating to another acquisition proposal within 12 months after such termination.
Expenses and Fees
Except as specifically provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and all agreements and documents contemplated thereby, and the consummation of the transactions contemplated thereby, will be paid by the party incurring such costs or expenses.
Amendment, Waiver and Extension of the Merger Agreement
Colony and SouthCrest may jointly amend the merger agreement, and each of Colony and SouthCrest may waive its right to require the other party to comply with particular provisions of the merger agreement. However, Colony and SouthCrest may not amend the merger agreement or waive their respective rights after the Colony shareholders have approved the Colony merger proposal or the SouthCrest shareholders have approved the SouthCrest merger proposal if applicable law requires that the amendment or waiver be approved by the Colony shareholders or the SouthCrest shareholders, as applicable, without first obtaining such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.
At any time before the closing date, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party in the manner provided above.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT
SouthCrest Voting Agreements
In connection with, and as a condition to, Colony entering into the merger agreement, each director and certain senior executive officers and significant shareholders of SouthCrest entered into a voting agreement with Colony. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Exhibit A to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
Under the voting agreements, each such director, executive officer, and shareholder has agreed to appear at the SouthCrest annual meeting (in person or by proxy) and to vote his or her shares of SouthCrest stock:
•in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the SouthCrest board of directors);
•in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve and adopt the merger agreement;
•against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SouthCrest contained the merger agreement or the voting agreement; and
•against any acquisition proposal or other action, agreement, or transaction that is intended or could reasonably be expected, to impede, interfere, or be inconsistent with, delay, postpone, discourage, or materially and adversely affect consummation of the merger.
In addition, the voting agreements provide that each such shareholder party will not directly or indirectly, without the prior written consent of Colony sell, transfer, pledge, assign or otherwise dispose of or encumber prior to the record date for the SouthCrest annual meeting, any or all of his or her shares of SouthCrest stock, subject to limited exceptions.
Each shareholder party to the voting agreements also agreed, subject to certain exceptions, not to:
•vote or execute any written consent to rescind or amend in any manner adverse to Colony any prior vote or written consent, as a shareholder of SouthCrest, to approve or adopt the merger agreement unless the voting agreement is terminated;
•invite or seek any acquisition proposal, support (or suggest that anyone else should support) any acquisition proposal that may be made, or ask the SouthCrest board of directors to consider, support or seek any acquisition proposal, or otherwise take any action designed to make any acquisition proposal more likely; and
•meet or otherwise communicate with any person that has made or is considering making an acquisition proposal or any representative of such person after becoming aware that the person has made or is considering making an acquisition proposal.
The voting agreements will automatically terminate upon the earlier of (1) the effective time of the merger, (2) the amendment of the merger agreement in a manner that materially and adversely affects the shareholder’s rights set forth in the merger agreement, (3) termination of the merger agreement, or (4) three (3) years from the date of the voting agreement.
As of the SouthCrest record date, SouthCrest shareholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately [      ] shares of SouthCrest stock, which represented approximately [      ]% of the shares of SouthCrest stock outstanding on that date.

Colony Voting Agreements
In addition, in connection with, and as a condition to, SouthCrest entering into the merger agreement, each director of Colony entered into a voting agreement with SouthCrest. The following summary of the Colony voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Exhibit B to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
Under the voting agreements, each such director has agreed to appear at the Colony special meeting (in person or by proxy) and to vote his or her shares of Colony common stock: (1) to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration; (2) to approve any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement; and (3) against any action or agreement that would result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Colony or such director contained in the merger agreement.
As of the Colony record date, Colony shareholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately [      ] shares of Colony common stock, which represented approximately [      ]% of the shares of Colony common stock outstanding on that date.
Director Restrictive Covenant Agreements
At the time of the execution of the merger agreement, each director of SouthCrest and SouthCrest Bank entered into a Non-Competition and Non-Disclosure Agreement (which we refer to as a “director restrictive covenant agreement” with Colony in the form attached as Exhibit D to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. The following summary of the director restrictive covenant agreements is subject to, and qualified in its entirety by reference to, the form of support agreement attached as Exhibit D to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
Under the director restrictive covenant agreement, each such director has agreed to, among other things:
•from and after the effective time of the merger, not disclose or use any confidential information or trade secrets of SouthCrest for any purpose for so long as such information remains confidential information or a trade secret, except as required by law; and
•for a period of two years following the closing the merger:
◦not serve as a director, officer, manager, or employee of another business in the geographic area comprised of each county in Georgia where SouthCrest Bank operates a banking office at the effective time of the merger and each county contiguous to each of such counties (collectively, the “Restricted Territory”) in a business similar to that of Colony, Colony Bank, SouthCrest, or SouthCrest Bank as of the date of the support agreement or the effective time of the merger, subject to certain exceptions;
◦solicit or attempt to solicit any customer of Colony, Colony Bank, SouthCrest, or SouthCrest Bank, including actively sought prospective customers of SouthCrest Bank as of the effective time of the merger for the purpose of providing banking services; and
◦solicit, recruit or attempt to solicit or recruit any employee of Colony, Colony Bank, SouthCrest, or SouthCrest Bank to cease working for such party and will not assist any other person in such activities.
The restrictions in the director support agreements will automatically terminate upon the earlier of (1) the termination of the merger agreement, or (2) two years after the effective date of the merger.
Claims Letters
At the time of the execution of the merger agreement, each director of SouthCrest and SouthCrest Bank executed a letter agreement with Colony in the form attached as Exhibit E to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the letter agreement, each such director released and discharged, effective upon the consummation of the merger, SouthCrest and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Colony and Colony Bank), from any and all liabilities or claims that the director and/or officer has or claims to have as of the effective time of the merger, with certain exceptions.
Under the letter agreement, each such director, effective upon consummation of the merger, irrevocably and unconditionally released, waived and forever discharged SouthCrest and SouthCrest Bank and their respective subsidiaries and successors from any and all liabilities and claims relating to, arising out of or in connection with SouthCrest or SouthCrest Bank and their respective businesses or assets, including any claims arising out of or resulting from the releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of SouthCrest or SouthCrest Bank for all periods occurring prior to the effective time of the merger. The release does not apply to any obligations or liabilities: (1) for compensation for services that have accrued but have not been paid in the ordinary course of business or other contract rights relating to severance, employment, stock options, and restricted stock grants which have been disclosed to Colony on or prior to the date of the merger agreement; (2) as to any rights of indemnification and related benefits pursuant to any applicable law, the articles of incorporation or bylaws of either SouthCrest or SouthCrest Bank, or otherwise, or to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of SouthCrest or SouthCrest Bank and which applies to the releasor or the other releasor persons; (3) in connection with any deposits, loans, or accounts of the releasor or the other releasor persons at SouthCrest Bank as of the date of the release; (4) any merger consideration to which the releasor or the other releasor persons are entitled; (5) any rights or claims of the releasor or the other releasor persons under the merger agreement; and (6) in connection with claims the undersigned may have in any capacity other than as an officer, director or employee of SouthCrest or SouthCrest Bank.
Agreement Terminating Certain SouthCrest Investor Agreements
A condition to Colony’s obligations to complete the merger is the termination by SouthCrest of certain investor agreements between the sole holder of SouthCrest series D preferred stock (which we refer to as the “series D holder”) and SouthCrest. At the time of the merger agreement, SouthCrest, Colony, and the series D holder executed a termination agreement pursuant to which the series D holder agreed to terminate the investor agreements related to the shares of SouthCrest series D preferred stock held by the series D holder as of the effective time of the merger and provided the series D holder’s consent to the merger, the merger agreement, and all transactions contemplated thereby.

THE COMPANIES
Colony Bankcorp, Inc.
Colony Bankcorp, Inc. is a financial holding company headquartered in Fitzgerald, Georgia, and the parent company of Colony Bank, a Georgia state-chartered bank and community-based financial institution. Colony operates a full-service commercial, consumer, and mortgage borrowing business through 29 locations throughout Georgia. As of March 31, 2021, on a consolidated basis, Colony had total assets of $1.8 billion, total net loans of $1.1 billion, total deposits of $1.5 billion and shareholders’ equity of $143.5 million.
Colony’s common stock is listed on the Nasdaq Global Select Market under the symbol “CBAN.”
Colony’s principal office is located at 115 South Grant Street, Fitzgerald, Georgia 31750, and its telephone number at that location is (229) 426-6000. Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to Colony is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 162.
SouthCrest Financial Group, Inc.
General
SouthCrest is a Georgia corporation and registered bank holding company headquartered in Atlanta, Georgia. SouthCrest has no material business operations at the holding company level other than owning and managing its wholly-owned banking subsidiary, SouthCrest Bank. SouthCrest’s primary activities are to provide assistance in the management and coordination of the financial resources of SouthCrest Bank. SouthCrest’s principal asset is the outstanding capital stock of SouthCrest Bank, and SouthCrest derives its revenues primarily from the operations of SouthCrest Bank in the form of dividends received from SouthCrest Bank.
SouthCrest Bank is a national association, chartered under the laws of the United States, which offers a broad range of commercial and consumer banking services to small and mid-sized businesses and individuals. Headquartered in Atlanta, Georgia, SouthCrest Bank operates nine offices located in communities throughout Georgia in the communities of Atlanta, Cedartown, Chickamauga, Cumming, Fayetteville, Luthersville, Manchester, Rockmart, and Thomaston, Georgia.
As a bank holding company, SouthCrest is subject to supervision and regulation by the Federal Reserve. As a national bank, SouthCrest Bank is subject to supervision and regulation by the Office of the Comptroller of the Currency.
As of March 31, 2021, SouthCrest reported total assets of $707.1 million, total loans of $313.9 million, total deposits of $607.6 million and total stockholders’ equity of $57.5 million.
SouthCrest’s website is www.southcrestbank.com. The information on SouthCrest’s website is not part of this proxy statement/prospectus, and the reference to the SouthCrest website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Products and Services
SouthCrest Bank is a community-oriented, full-service financial institution that is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Georgia. SouthCrest Bank offers a full complement of deposit, loan and cash management products, including savings accounts, checking accounts, money market accounts, certificates of deposit, commercial loans, real estate loans, agriculture loans and other installment and term loans and lines of credit, and a host of electronic products. The terms of these loans vary by purpose and by type of underlying collateral, if any. Loan products are designed to meet the needs of the community while providing an appropriate risk-adjusted return to the bank. The bank does a substantial amount of business with individuals, as well as with customers in small to medium-sized commercial, industrial and professional businesses.

Deposits represent SouthCrest Bank’s primary source of funds to support its earning assets. The bank offers traditional depository products, including checking, savings, money market and certificates of deposit with a variety of rates. Deposit products are structured to be competitive with rates, fees, and features offered by other local institutions. For the convenience of its customers, the bank also offers drive-through banking facilities, automated teller machines, credit cards, debit cards, night depositories, personalized checks and safe deposit boxes.
Market Area and Competition
The markets in which SouthCrest operates are highly competitive. In addition to competing with other commercial banks within and outside its primary service area, SouthCrest competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which SouthCrest competes may have capital resources and legal loan limits substantially higher than those maintained by SouthCrest. Many of SouthCrest’s competitors have greater resources, have broader geographic markets, have higher lending limits than those maintained by SouthCrest, and many of SouthCrest’s non-bank competitors have fewer regulatory constraints and may have lower cost structures.
The following table lists SouthCrest Bank’s deposit market share as of June 30, 2020 for each county in which SouthCrest Bank has a branch, as reported in the FDIC’s Summary of Deposits.

Market Area (County)	Market Rank	No. of Institutions in Market	Deposits In Market (in 000’s)	Market Share
Fulton County, Georgia	37	47	$104,737,413	0.03%
Polk County, Georgia	1	4	$408,463	38.44%
Walker County, Georgia	4	7	$511,625	8.45%
Upson County, Georgia(1)	2	4	$421,930	31.76%
Meriwether County, Georgia	1	5	$287,051	38.19%
Forsyth County, Georgia	18	18	$5,675,876	0.10%
Fayette County, Gorgia	11	12	$2,889,099	0.95%
__________________
(1)The reported information does not account for Colony’s recent closure of Colony Bank’s branch location in Upson County, Georgia. As a result, the Upson County, Georgia banking market has three financial institutions in the market. In connection with this closure, SouthCrest purchased certain deposits from Colony resulting in an approximate market share of 41.9% for SouthCrest in Upson County, Georgia.
The following table lists SouthCrest Bank’s deposit market share, as reported in the FDIC’s Summary of Deposits, for each city or town in which SouthCrest Bank has a branch, as of June 30, 2020.

Market Area	Market Rank	No. of Institutions in Market	Total Deposits In Market (in 000’s)	Market Share
Atlanta, Georgia	26	37	$93,020,150	0.03%
Cedartown, Georgia	1	3	$260,223	49.61%
Chickamauga, Georgia	1	2	$69,061	62.62%
Cumming, Georgia	17	17	$3,806,442	0.15%
Fayetteville, Georgia	11	12	$1,308,633	2.09%
Luthersville, Georgia	1	1	$24,688	100.00%
Manchester, Georgia	1	3	$181,765	46.73%
Rockmart, Georgia	3	3	$148,240	18.84%
Thomaston, Georgia(1)	4	2	$421,930	3176%

_________________
(1)The reported information does not account for the recent closure of Colony Bank’s branch location in Thomaston, Georgia. As a result, the Thomaston, Georgia banking market has three financial institutions in the market. In connection with this closure, SouthCrest purchased certain deposits from Colony which resulted in a larger market share than reflected in the reported information.
Legal proceedings
From time to time, SouthCrest or its subsidiaries may become a party to various litigation matters incidental to the conduct of its business. However, neither SouthCrest or any of its subsidiaries is presently party to any legal proceeding the resolution of which, in the opinion of SouthCrest’s management, would be expected to have a material adverse effect on SouthCrest’s business, operating results, financial condition or prospects.
Employees
As of March 31, 2021, SouthCrest had approximately [       ] full-time equivalent employees and SouthCrest Bank employed 99 full-time equivalent employees. No employees of SouthCrest or SouthCrest Bank are covered by a collective bargaining agreement. SouthCrest considers its relationship with its employees to be good.
Description of Property
The principal executive offices of SouthCrest and SouthCrest Bank are located in Atlanta, Georgia. The principal executive office of SouthCrest is located at 1475 Peachtree Street NE, Suite 200, Atlanta, Georgia 30309 and the principal executive office of SouthCrest Bank is located at 1475 Peachtree Street NE, Suite 100, Atlanta, Georgia 30309. SouthCrest leases these properties. SouthCrest Bank operates eight additional branch locations and two ATM-only locations. All banking locations are set forth on the table below.

Office Location	Type of Location	Owned or Leased
967 North Main Street Cedartown, Georgia 30125	Branch office	Owned
12691 North Highway 27 Chickamauga, Georgia 30707	Branch office	Owned
3275 Market Place Blvd. Suite 100 Cumming, Georgia 30041	Branch office	Leased
741 West Lanier Avenue Fayetteville, Georgia 30214	Branch Office	Leased
14 North Main Street Luthersville, Georgia 30251	Branch office	Owned
406 West Main Street Manchester, Georgia 31816	Branch office	Owned
131 West Elm Street Rockmart, Georgia 30153	Branch office	Owned
108 South Church Street Thomaston, Georgia 30286	Branch office	Owned
435 South College Street Cedartown, Georgia 30125	ATM only	[ ]
943 North Church Street Thomaston, Georgia 30286	ATM only	[ ]

SECURITY OWNERSHIP OF CERTAIN SOUTHCREST BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of the record date for the SouthCrest annual meeting, the beneficial ownership of SouthCrest common stock by each of SouthCrest’s directors and executive officers, by SouthCrest’s directors and executive officers as a group, and by each person known to SouthCrest to beneficially own more than 5% ownership of the issued and outstanding SouthCrest common stock. Unless otherwise indicated, the address of each listed SouthCrest shareholder is c/o SouthCrest Financial Group, Inc., 1475 Peachtree Street NE, Suite 200, Atlanta, Georgia 30309.
The percentages of beneficial ownership in the following table are calculated in relation to the [      ] shares of SouthCrest common stock that were issued and outstanding as of the record date for the SouthCrest annual meeting. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the voting agreements entered into with Colony in connection with entering into the merger agreement, to SouthCrest’s knowledge, the persons or entities identified on the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Directors and Executive Officers	Number of Shares	Percent(1)
Harold W. Wyatt, III	49,845	*
Joan Cravey	120,920	2.06%
Robert D. Baker	146,931	2.50%
Michael D. McRae	31,766	*
Tony Scavuzzo(2)	505,000	8.59%
Daniel G. Broos	9,500	*
George Hovis	5,300	*
Brian Schmitt(3)	176,654	3.01%
David Andrew Borrmann(4)	90,167	1.53%
Rebecca Bell(5)	45,251	*
Michael R. Washburn(6)	49,616	*
All directors and executive officers, as a group (11 persons)	725,950	20.94%
*  Less than 1%

Beneficial Owners of 5% or More Voting Power	Number of Shares	Percent
Castle Creek Capital Partners V, LP(7)	505,000	8.59%
Investment Vehicles Advised by EJF Capital	467,095	7.95%
__________________
(1)Percentages calculated based on issued and outstanding common stock only as it is the only class of SouthCrest stock entitled to vote in elections of directors, although the SouthCrest series AAA preferred stock and SouthCrest series D preferred stock will be entitled to vote on the merger proposal.
(2)Mr. Scavuzzo is a representative of Castle Creek Capital Partners V, LP, which owns 505,000 shares of SouthCrest common stock and 1,523,265 shares of SouthCrest series D preferred stock, which SouthCrest series D preferred stock is not entitled to vote in elections of directors.
(3)Includes options to acquire 100,000 shares of SouthCrest common stock.
(4)Includes options to acquire 69,000 shares of SouthCrest common stock.
(5)Includes options to acquire 27,000 shares of SouthCrest common stock.
(6)Includes options to acquire 20,000 shares of SouthCrest common stock.
(7)Castle Creek Capital Partners V, LP also owns 1,523,265 shares of SouthCrest series D preferred stock, which is not entitled to vote in elections of directors.

In accordance with voting agreements more fully described under “Ancillary Agreements to the Merger Agreement—SouthCrest Voting Agreements,” beginning on page 113, each director and senior executive officer of SouthCrest and SouthCrest Bank as well as certain significant shareholders of SouthCrest has entered into a separate written agreement in which such party has agreed, among other things, to vote his or her shares of SouthCrest stock for the approval of the SouthCrest merger proposal. The form of voting agreement is attached as Exhibit A to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As of the SouthCrest record date, these directors, executive officers, and significant shareholders owned in the aggregate [      ] shares of SouthCrest stock, or [      ]% of the issued and outstanding shares of SouthCrest stock.

SOUTHCREST MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following is a discussion of the financial condition of SouthCrest as of March 31, 2021, December 31, 2020 and December 31, 2019 and its results of operations for each of the three months ended March 31, 2021 and 2020 and the years in the two-year period ended December 31, 2020. The following discussion and analysis should be read in conjunction with the sections of this joint proxy statement/prospectus entitled “Special Cautionary Note regarding Forward-Looking Statements,” “Risk Factors,” and SouthCrest’s consolidated financial statements and the accompanying notes included elsewhere in this joint proxy statement/prospectus. As used in this section, unless the context otherwise requires, references to “SouthCrest,” “we,” “us” and “our” refer to SouthCrest Financial Group, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.
Overview
SouthCrest is a registered bank holding company headquartered in Atlanta, Georgia. Through its wholly-owned subsidiary, SouthCrest Bank, N.A., a national banking association, SouthCrest provides a broad range of financial services tailored to meet the needs of small to medium-sized businesses and professionals. SouthCrest considers its primary market to include the central and northern parts of the State of Georgia, which it serves from 9 full service banking centers. As of March 31, 2021, SouthCrest had total assets of $707,073,000, total loans of $313,932,000, total deposits of $607,631,000, and total stockholders’ equity of $57,547,000.
As a bank holding company operating through one market segment, community banking, SouthCrest generates most of its revenues from interest income on loans, customer service and loan fees, and interest income from securities. It incurs interest expense on deposits and other borrowed funds and non-interest expense, such as salaries and employee benefits and occupancy expenses. SouthCrest analyzes its ability to maximize income generated from interest earning assets and expense of its liabilities through its net interest margin. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings, which are used to fund those assets.
Changes in the market interest rates and the interest rates SouthCrest earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and stockholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions, and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in SouthCrest’s loan portfolio are affected by, among other factors, economic and competitive conditions in Georgia, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and energy sectors within its markets.
Financial Highlights
The financial highlights as of and for the three months ended March 31, 2021 include:
•Total assets of $707,073,000, a decrease of $8,017,000, or 1.12%, decrease from December 31, 2020.
•Total loans held for investment of $313,932,000, a decrease of $12,415,000, or 3.80%, decrease from December 31, 2020.
•Total deposits of $607,631,000, an increase of $11,968,000, or 2.01%, increase from December 31, 2020.
•Net income of $1,905,000 a $867,000, or 83.53%, increase from the three months ended Mach 31, 2020.
•Net interest income of $4,772,000, a $194,000, or 4.23%, increase from the three months ended March 31, 2020.

•Allowance for loan and lease losses of $3,713,000, or 1.18% of total loans, and a ratio of non-performing loans to total loans of 0.89%.
•Return on average assets of 1.0% (annualized).
•Return on average equity of 12.20% (annualized).
•Bank-level community bank leverage ratio of 8.33% as compared to 9.11% at December 31, 2020.
•Book value per share of $7.78, a decrease of 6.27% from $8.30 at December 31, 2020.
Results of Operations for the Three Months ended March 31, 2021 and 2020
Performance Summary
For the three months ended March 31, 2021, net income was $1,905,000 compared to net income of $1,038,000 for the three months ended March 31, 2020. Return on average assets increased to 1.0% on an annualized basis for the three months ended March 31, 2021 compared to 0.75% for the three months ended March 31, 2020. Return on average equity was 12.20% on an annualized basis for the three months ended March 31, 2021, as compared to 7.55% for the three months ended March 31, 2020.
Net Interest Income
SouthCrest’s operating results depend primarily on its net interest income, calculated as the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Fluctuations in market interest rates impact the yield and rates paid on interest sensitive assets and liabilities. Changes in the amount and type of interest-earning assets and interest-bearing liabilities also impact net interest income.
To evaluate net interest income, SouthCrest measures and monitors (1) yields on its loans and other interest-earning assets, (2) the costs of its deposits and other funding sources, (3) net interest spread and (4) net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and stockholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.
For the three months ended March 31, 2021, net interest income totaled $4,772,000, and net interest margin and net interest spread were 2.94% and 2.81%, respectively. For the three months ended March 31, 2020, net interest income totaled $4,578,000 and net interest margin and net interest spread were 3.61% and 3.44%, respectively.
The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as nonaccrual is not recognized in income; however the balances are reflected in average outstanding balances for the period. For the three months ended March 31, 2021 and 2020, interest income not recognized on nonaccrual loans was not material. Any nonaccrual loans have been included in the table as loans carrying a zero yield. The average total loans reflected below are net of deferred loan fees and discounts.

	For the Three Months Ended March 31,
	2021			2020
	Average Outstanding Balance	Interest Earned / Interest Paid	Average Yield / Rate	Average Outstanding Balance	Interest Earned / Interest Paid	Average Yield / Rate
	(Dollars in thousands)
Assets
Interest-earning assets:
Total loans	$316,560	$3,821	4.89%	$325,776	$4,194	5.18%
Investment securities	288,738	1,620	2.27%	147,269	1,023	2.79%
Interest-bearing deposits in other banks	53,622	10	0.08%	37,412	130	1.40%
Total interest-earning assets	658,920	5,451	3.35%	510,457	5,347	4.21%
Noninterest-earning assets	43,039			43,662
Total assets	$701,959			$554,119
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$459,533	525	0.46%	$364,599	625	0.69%
Borrowings	42,278	154	1.48%	35,097	144	1.65%
Total interest-bearing liabilities	501,811	679	0.55%	399,696	769	0.77%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	129,459			96,889
Other liabilities	8,252			2,542
Total liabilities	639,522			499,127
Stockholders’ equity	62,437			54,992
Total liabilities and stockholders’ equity	$701,959			$554,119
Net interest rate spread			2.81%			3.44%
Net interest income		$4,772			$4,578
Net interest margin			2.94%			3.61%
Provision for Possible Loan Losses
SouthCrest’s provision for possible loan losses is a charge to income in order to bring its allowance for loan losses to a level deemed appropriate by management. For a description of the factors taken into account by management in determining the allowance for loan losses see “SouthCrest Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Allowance for Loan Losses.” The provision for possible loan losses was $0 for the three months ended March 31, 2021 and $150,000 for the three months ended March 31, 2020.
Non-interest Income
The primary sources of SouthCrest’s non-interest income are service charges on deposit accounts and other services charges and fees. Service charges on accounts includes maintenance charges as well fees for non-sufficient funds/overdrafts. Other service charges and fees includes ATM and debit card income. The following table presents, for the periods indicated, the major categories of non-interest income:

	For the Three Months Ended March 31,		Increase (Decrease)
	2021	2020
	(Dollar in thousands)
Other Income:
Service charges on accounts	$294	$443	$(149)
Other service charges and fees	324	247	77
Net gain on sales of investment securities available-for-sale	816	32	784
Income on bank-owned life insurance	131	127	4
(Loss) gain on sales and foreclosures of other real estate owned, net	—	2	(2)
Other operating income	142	142	—
Total other income	$1,707	$993	$714
Non-interest income for the three months ended March 31, 2021 increased $714,000, or 72%, to $1,707,000, compared to $993,000 for the same period in 2020. The primary increase is due to gains realized on the sales of securities available for sale. NSF and overdraft fees were $115,000 lower for the first months of 2021 compared to the same period in 2020 while income earned on ATM and debit card transactions were $79,000 higher. The lower NSF and overdraft fees can be primarily attributed to higher balances maintained on retail deposit accounts due to the stimulus funds received during the COVID-19 pandemic.
Non-interest Expense
Generally, non-interest expense is composed of all employee expenses and costs associated with operating SouthCrest’s facilities, obtaining and retaining customer relationships and providing bank services. The largest component of non-interest expense is salaries and employee benefits. Non-interest expense also includes operational expenses, such as occupancy expenses, depreciation and amortization, professional and regulatory fees, including FDIC assessments, data processing expenses, and advertising and promotion expenses.
The following table presents, for the periods indicated, the major categories of non-interest expense:

	For the Three Months Ended March 31,		Increase (Decrease)
	2021	2020
	(Dollar in thousands)
Other Expenses:
Salaries and employee benefits	$2,291	$2,352	$(61)
Equipment and Occupancy expenses	463	503	(40)
Amortization of intangibles	29	4	25
Writedowns of other real estate owned	—	—	—
Other operating expenses	1,344	1,259	85
Total other expenses	$4,127	$4,118	$9
Non-interest expenses for the three months ended March 31, 2021 increased $9,000, or 0.2%, to $4,127,000 compared to $4,118,000 for the same period in 2020.
Payments in respect of SouthCrest’s employees, which consist of salaries and wages and other employee benefits, are the largest component of non-interest expense and include payroll expense, the cost of incentive compensation, benefit plans, health insurance and payroll taxes. These categories totaled $2,291,000 for the three months ended March 31, 2021, a decrease of $61,000 or 2.6% compared to the same period in 2020. As of March

31, 2021, SouthCrest had 99 full-time equivalent employees, compared to 104 full-time equivalent employees as of March 31, 2020.
Equipment and occupancy expenses decreased by $40,000, or 8%, to $463,000 compared to $503,000 for the same period in 2020. The decrease is primarily the result of lower deprecation of $37,000 for the first quarter of 2021.
Other operating expenses increased by $85,000, or 6.7%, to $1,344,000 compared to $1,259,000 for the same period in 2020. The increase in 2021 is primarily attributable to the increase in legal and professional fees for information technology consulting and recruiter fees for staffing.
Results of Operations for the Years Ended December 31, 2020 and 2019
Performance Summary
Net income was $6,194,000 and $4,962,000, respectively, for each of the years ended December 31, 2020 and 2019. Return on average assets was 1.01% for the year ended December 31, 2020, up from 0.93% for the year ended December 31, 2019. Return on average equity was 10.43% for the year ended December 31, 2020, as compared to 8.62% for the year ended December 31, 2019.
Net Interest Income
For the year ended December 31, 2020, net interest income totaled $18,936,000, and net interest margin and net interest spread were 3.30% and 3.15%, respectively. For the year ended December 31, 2019 net interest income totaled $18,900,000 and net interest margin and net interest spread were 3.87% and 3.71%, respectively.
The following table presents, for the years indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as nonaccrual is not recognized in income; however, the balances are reflected in average outstanding balances for the period. For the years ended December 31, 2020 and 2019, interest income not recognized on nonaccrual loans was not material. Any nonaccrual loans have been included in the table as loans carrying a zero yield. The average total loans reflected below are net of deferred loan fees and discounts.

	For the Years Ended December 31,
	2020			2019
	Average Outstanding Balance	Interest Earned / Interest Paid	Average Yield / Rate	Average Outstanding Balance	Interest Earned / Interest Paid	Average Yield / Rate
	(Dollars in thousands)
Assets
Interest-earning assets:
Total loans	$325,910	$16,330	5.01%	$321,443	$17,168	5.34%
Investment securities	$204,858	$5,335	2.60%	$149,028	$4,219	2.83%
Interest-bearing deposits in other banks	$42,239	$161	0.38%	$18,020	$375	2.08%
Total interest-earning assets	$573,007	$21,826	3.81%	$488,491	$21,762	4.46%
Noninterest-earning assets	$42,715			$45,888
Total assets	$615,722			$534,379
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$390,704	$2,221	0.57%	$352,528	$2,298	0.65%
Borrowings	$50,313	$669	1.33%	$30,722	$564	1.83%
Total interest-bearing liabilities	$441,017	$2,890	0.66%	$383,250	$2,862	0.75%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	$111,270			$91,481
Other liabilities	$4,055			$2,081
Total liabilities	$556,342			$476,812
Stockholders’ equity	$59,380			$57,567
Total liabilities and stockholders’ equity	$615,722			$534,379
Net interest rate spread			3.15%			3.71%
Net interest income		$18,936			$18,900
Net interest margin			3.30%			3.87%
Provision for Possible Loan Losses
The provision for possible loan losses was $600,000 and $39,000 for the years ended December 31, 2020 and 2019, respectively.

Non-interest Income
The following table presents, for the periods indicated, the major categories of SouthCrest’s non-interest income:

	For the Years Ended December 31,		Increase (Decrease)
	2020	2019
	(Dollars in thousands)
Other Income:
Service charges on deposit accounts	$1,436	$1,924	$(488)
Other service charges and fees	1,126	1,092	34
Net gain on sales of investment securities available-for-sale	1,782	70	1,712
Income on bank-owned life insurance	553	548	5
(Loss) gain on sales and foreclosures of other real estate owned, net	(21)	166	(187)
Other operating income	573	590	(17)
Total non-interest income	$5,449	$4,390	$1,059
Non-interest income for the year ended December 31, 2020 increased $1,059,000, or 24.1%, to $5,449,000 compared to non-interest income of $4,390,000 for the same period in 2019. The primary increase is due to gains realized on the sales of securities available for sale. Service charges and NSF and overdraft fees were lower by $66,000 and $416,000, respectively, for the year ended of 2020 compared to the same period in 2019. These lower fees can be primarily attributed to higher balances maintained on retail deposit accounts due to the stimulus funds received during the COVID-19 pandemic.
Non-interest Expense
The following table presents, for the periods indicated, the major categories of non-interest expense:

	For the Years Ended
	December 31,		Increase (Decrease)
	2020	2019
	(Dollar in thousands)
Other expenses:
Salaries and employee benefits	$9,328	$9,246	$82
Equipment and occupancy expenses	1,958	2,284	(326)
Amortization of intangibles	23	32	(9)
Writedowns of other real estate owned	50	172	(122)
Other operating expenses	4,911	5,112	(201)
Total other expenses	$16,270	$16,846	$(576)
Non-interest expense for the year ended December 31, 2020 decreased $576,000, or 3.4%, to $16,270,000, compared to non-interest expense of $16,846,000 for the same period in 2019.
Payments in respect of SouthCrest’s employees, which consist of salaries and wages and other employee benefits, are the largest component of non-interest expense and include payroll expense, the cost of incentive compensation, benefit plans, health insurance and payroll taxes. These categories totaled $9,328,000 for the year ended December 31, 2020, an increase of $82,000, or 0.9%, compared to the same period in 2019. As of December 31, 2020, SouthCrest had 94 full-time equivalent employees, compared to 105 full-time equivalent employees as of December 31, 2019.

Financial Condition
Total assets were $707,073,000 as of March 31, 2021, a decrease of $8,017,000, or 1.12%, when compared to December 31, 2020. Total assets were $715,090,000 as of December 31, 2020, an increase of $159,129,000, or 28.62%, when compared to December 31, 2019. Total deposits increased by $130,375,000, or 28.02% to $595,663,000 from $465,288,000. On December 30, 2020, the Company added deposits of $28,178,000 in connection with its acquisition of Colony Bank's Thomaston, Georgia branch. The remaining increase is due to the growth in deposits in our market areas which has been impacted by stimulus funds received during the COVID-19 pandemic.
Loan Portfolio
The primary source of SouthCrest’s income is interest on loans to individuals, professionals, small businesses and commercial companies located in central and northern regions of Georgia. SouthCrest’s loan portfolio consists primarily of commercial loans and real estate loans secured by commercial real estate properties located in its primary market areas. The loan portfolio represents the highest yielding component of SouthCrest’s earning asset base.
As of March 31, 2021, total loans were $313,932,000, a decrease of $12,415,000 compared to $326,347,000 as of December 31, 2020. Total loans as a percentage of deposits were 51.7% and 54.8% as of March 31, 2021 and December 31, 2020, respectively. Total loans as a percentage of assets were 44.4% and 45.7% as of March 31, 2021 and December 31, 2020, respectively.
The following table summarizes our loan portfolio by type of loan as of the dates indicated:

	As of March 31, 2021		As of December 31, 2020		As of December 31, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate	$169,009	53.9%	$177,139	54.3%	$166,977	50.0%
Residential real estate	46,058	14.7%	49,771	15.3%	64,956	19.4%
Construction and land development	51,222	16.3%	49,537	15.2%	47,868	14.3%
Other	8,920	2.8%	10,825	3.3%	14,129	4.2%
Commercial, financial and agricultural	36,858	11.7%	37,027	11.3%	38,122	11.4%
Other Consumer	1,865	0.6%	2,048	0.6%	2,320	0.7%
Total Loans	$313,932	100.0%	$326,347	100.0%	$334,372	100.0%
As of December 31, 2020, total loans were $326,347,000, a decrease of $8,025,000 compared to $334,372,000 as of December 31, 2019. Total loans as a percentage of deposits were 54.8% and 71.9% as of December 31, 2020 and 2019, respectively. Total loans as a percentage of assets were 45.7% and 60.1% as of December 31, 2020 and 2019, respectively.
Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and effectively. These loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and generally include personal guarantees. Commercial real estate loans decreased $8,130,000, or 4.6%, to $169,009,000 as of March 31, 2021, relative to December 31, 2020. Commercial real estate loans increased $10,162,000 or 6.1%, to $177,139,000 as of December 31, 2020 from $166,977,000 as of December 31, 2019.
Residential real estate loans are comprised of loans to fund land acquisition and development, 1-4 family homes, and loans for nonfarm nonresidential properties. Properties for the majority of these loans are located in the metro Atlanta area and our retail markets and are generally diverse in terms and type. This diversity helps reduce the exposure to adverse economic events that affect any single industry. Residential real estate loans decreased

$2,028,000, or 2%, to $97,280,000 as of March 31, 2021 from $99,308,000 as of December 31, 2020. Residential real estate loans decreased $13,516,000 or 12%, to $99,308,0000 as of December 31, 2020 from $112,824,000 as of December 31, 2019.
Commercial loans as of March 31, 2021 were $36,858,000, down $169,000, or 0.5%, compared to December 31, 2020. The volume of these loans as of December 31, 2020 was $37,027,000, down $1,095,000, or 2.9%, compared to December 31, 2019.
Nonperforming Assets
Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
SouthCrest has procedures in place to assist in maintaining the overall quality of its loan portfolio. SouthCrest has established underwriting guidelines to be followed by its bankers, and also monitors delinquency levels for any negative or adverse trends. However, there can be no assurance that SouthCrest’s loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.
SouthCrest believes that its conservative lending approach and focused management of nonperforming assets has resulted in sound asset quality and timely resolution of problem assets. SouthCrest had $3,247,000 in nonperforming assets as of March 31, 2021 and $3,504,000 and $4,765,000 in nonperforming assets as of December 31, 2020 and 2019, respectively. SouthCrest had $2,800,000 in nonperforming loans as of March 31, 2021, and $3,057,000 and $4,268,000 in nonperforming loans as of December 31, 2020 and 2019, respectively. The following table presents information regarding nonperforming assets and loans at the dates indicated:

	As of March 31,	As of December 31,
	2021	2020	2019
	(Dollars in thousands)
Nonaccrual loans	$2,800	$3,057	$4,268
Accruing loans 90 or more days past due	—	—	—
Total nonperforming loans	2,800	3,057	4,268
Other real estate owned	447	447	497
Total nonperforming assets	$3,247	$3,504	$4,765
Ratio of nonperforming loans to total loans	89%	94%	128%
Ratio of nonperforming assets to total assets	46%	49%	86%
Potential Problem Loans
From a credit risk standpoint, SouthCrest classifies loans in one of four categories: pass, special mention, substandard or doubtful. Loans classified as loss are charged-off. The classifications of loans reflect a judgment about the risks of default and loss associated with the loan. SouthCrest reviews the ratings on credits monthly, and ratings are adjusted to reflect the degree of risk and loss that is believed to be inherent in each credit as of each monthly reporting period. SouthCrest’s methodology is structured so that specific allocations are increased in accordance with deterioration in credit quality (and a corresponding increase in risk of loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk of loss).
Credits rated special mention show clear signs of financial weaknesses or deterioration in credit worthiness; however, such concerns are not so pronounced that SouthCrest generally expects to experience significant loss within the short-term. Such credits typically maintain the ability to perform within standard credit terms and credit exposure is not as prominent as credits with a lower rating.

Credits rated substandard are those in which the normal repayment of principal and interest may be, or has been, jeopardized by reason of adverse trends or developments of a financial, managerial, economic or political nature, or important weaknesses which exist in collateral. A protracted workout on these credits is a distinct possibility. Prompt corrective action is therefore required to reduce exposure and to assure that adequate remedial measures are taken by the borrower. Credit exposure becomes more likely in such credits and a serious evaluation of the secondary support to the credit is performed.
The following tables summarize the internal ratings of SouthCrest’s loans as of the dates indicated.

	As of March 31, 2021
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial real estate	$148,236	$19,531	$1,242	$—	$169,009
Residential real estate	39,379	2,793	3,886	—	46,058
Construction and land development	45,353	5,817	52	—	51,222
Other	8,488	140	292	—	8,920
Commercial, financial and agriculture	35,148	1,707	3	—	36,858
Consumer other	1,632	18	215	—	1,865
Total	$278,236	$30,006	$5,690	$—	$313,932

	As of December 31, 2020
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial real estate	$160,737	$15,298	$1,104	$—	$177,139
Residential real estate	42,502	2,840	4,429	—	49,771
Construction and land development	43,650	5,829	58	—	49,537
Other	10,356	159	310	—	10,825
Commercial, financial and agriculture	35,293	1,730	4	—	37,027
Consumer other	1,821	26	201	—	2,048
Total	$294,359	$25,882	$6,106	$—	$326,347
Allowance for Loan Losses
SouthCrest maintains an allowance for loan losses that represents management’s best estimate of the loan losses and risks inherent in the loan portfolio. In determining the allowance for loan losses, SouthCrest estimates losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the allowance for loan losses is based on internally assigned risk classifications of loans, historical loan loss rates, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical loan loss rates. For additional discussion of its methodology, please refer to “SouthCrest Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Loans and Allowance for Loan Losses.”
In connection with SouthCrest’s review of its loan portfolio, SouthCrest considers risk elements attributable to particular loan types or categories in assessing the quality of individual loans. Some of the risk elements it considers include:
•for commercial and industrial loans, the operating results of the commercial, industrial or professional enterprise, the borrower’s business, professional and financial ability and expertise, the specific risks and volatility of income and operating results typical for businesses in that category, and the value, nature and marketability of collateral;
•for commercial mortgage loans and multifamily residential loans, the debt service coverage ratio (income from the property in excess of operating expenses compared to loan payment requirements), operating results of the owner in the case of owner occupied properties, the loan to value ratio, the age and condition of the collateral, and the volatility of income, property value and future operating results typical for properties of that type;
•for 1-4 family residential mortgage loans, the borrower’s ability to repay the loan, including a consideration of the debt to income ratio and employment and income stability, the loan to value ratio, and the age, condition and marketability of the collateral; and
•for construction, land development and other land loans, the perceived feasibility of the project including the ability to sell developed lots or improvements constructed for resale or the ability to lease property constructed for lease, the quality and nature of contracts for presale or prelease, if any, the experience and ability of the developer, and the loan to value ratio.
As of March 31, 2021, the allowance for loan losses totaled $3,713,000, or 1.18% of total loans. As of December 31, 2020, the allowance for loan losses totaled $3,705,000, or 1.13% of total loans, compared to $3,039,000, or 0.91% of total loans, as of December 31, 2019.

The following tables present, as of and for the periods indicated, an analysis of the allowance for loan losses and other related data.

	As of March 31, 2021	As of March 31, 2020
	(Dollars in thousands)
Average loans outstanding	$316,560	$325,776
Gross loans outstanding at end of period	313,932	336,130
Allowance for loan losses at beginning of period	3,705	3,039
Provision for loan losses	—	150
Charge-offs:
Commercial real estate	—	—
Residential real estate	(1)	(2)
Construction and land development	—	—
Other	—	(1)
Commercial, financial and agriculture	—	(5)
Consumer other	(14)	(17)
Total charge-offs	(15)	(25)
Recoveries:
Commercial real estate	—	6
Residential real estate	1	1
Construction and land development	—	—
Other	—	1
Commercial, financial and agriculture	17	—
Consumer other	5	12
Total recoveries	23	20
Net recoveries (charge-offs)	8	(5)
Allowance for loan losses at end of period	$3,713	$3,184
Ratio of allowance to end of period loans	1.18%	0.95%
Ratio of net charge-offs to average loans (annualized)	0.01%	(0.01)%

	As of December 31, 2020	As of December 31, 2019
	(Dollars in thousands)
Average loans outstanding	$325,910	$321,443
Gross loans outstanding at end of period	326,347	334,372
Allowance for loan losses at beginning of period	3,039	3,042
Provision for loan losses	600	39
Charge-offs:
Commercial real estate	(289)	—
Residential real estate	(3)	(6)
Construction and land development	—	—
Other	(1)	(12)
Commercial, financial and agriculture	(5)	(108)
Consumer other	(55)	(81)
Total charge-offs	(353)	(207)
Recoveries:
Commercial real estate	386	110
Residential real estate	1	7
Construction and land development	—	—
Other	1	12
Commercial, financial and agriculture	—	—
Consumer other	31	36
Total recoveries	419	165
Net (charge-offs) recoveries	66	(42)
Allowance for loan losses at end of period	$3,705	$3,039
Ratio of allowance to end of period loans	1.13%	0.91%
Ratio of (net charge-offs) to average loans	0.02%	(0.05)%
Although SouthCrest believes that it has established its allowance for loan losses in accordance with GAAP and that the allowance for loan losses was adequate to provide for known and inherent losses in the portfolio at all times shown above, future provisions will be subject to ongoing evaluations of the risks in the loan portfolio. If SouthCrest experiences economic declines or if asset quality deteriorates, material additional provisions could be required.
The following tables show the allocation of the allowance for loan losses among loan categories and certain other information as of the dates indicated. The allocation of the allowance for loan losses as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions. The total allowance is available to absorb losses from any loan category.

	As of March 31,
	2021		2020
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Commercial real estate	$1,691	45.5%	$1,477	46.4%
Residential real estate	682	18.4%	847	26.6%
Construction and land development	565	15.2%	457	14.4%
Other	113	3.0%	144	4.5%
Commercial, financial and agriculture	258	7.0%	223	7.0%
Consumer other	38	1.0%	44	1.4%
Unallocated	366	9.9%	(8)	(0.3)%
Total	$3,713	100.0%	$3,184	100.0%

	As of December 31,
	2020		2019
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Commercial real estate	$1,763	47.5%	$1,325	43.6%
Residential real estate	741	20.0%	842	27.7%
Construction and land development	547	14.8%	338	11.1%
Other	134	3.6%	148	10.5%
Commercial, financial and agriculture	259	7.0%	208	6.9%
Consumer other	40	1.1%	27	0.9%
Unallocated	221	6.0%	151	5.0%
Total	$3,705	100.0%	$3,039	100.0%
Securities
SouthCrest uses its securities portfolio to provide a source of liquidity, an appropriate return on funds invested, manage interest rate risk, meet collateral requirements, and meet regulatory capital requirements. The portfolio consists solely of securities classified as available for sale. The carrying values of SouthCrest’s available for sale investment securities are adjusted for unrealized gain or loss, and any gain or loss is reported on an after-tax basis as a component of other comprehensive income in stockholders’ equity. As of March 31, 2021, the carrying amount of investment securities totaled $294,112,000, an increase of $32,634,000, or 12.48%, compared to $261,478,000 as of December 31, 2020. Securities represented 41.60% of total assets as of March 31, 2021. As of December 31, 2020, the carrying amount of investment securities totaled $261,478,000, an increase of $125,081,00, or 91.70%, compared to $136,397,000 as of December 31, 2019. Securities represented 36.57% and 24.53% of total assets as of December 31, 2020 and 2019, respectively.
The contractual maturity of mortgage-backed securities, collateralized mortgage obligations and asset backed securities is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time. Mortgage-backed securities and asset-backed securities are typically issued with stated principal amounts and are backed by pools of mortgage loans and other loans with varying maturities. The term of the underlying mortgages and loans may vary significantly due to the ability of a borrower to pre-pay. Monthly pay downs on mortgage-backed securities tend to cause the average life of the securities to be much different than the stated contractual maturity. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and, consequently, the average life of this security will be lengthened. If interest rates begin to fall, prepayments may increase, thereby shortening the estimated life of this security. The weighted average life of SouthCrest’s investment portfolio was 6.6 years with an estimated effective duration of 5.1 years as of March 31, 2021 and 7.1 years with an estimated effective duration of 5.6 years as of December 31, 2020.
Deposits
SouthCrest offers a variety of deposit accounts having a wide range of interest rates and terms including demand, savings, money market and time accounts. It relies primarily on competitive pricing policies, convenient locations and personalized service to attract and retain these deposits.
Total deposits as of March 31, 2021 were $607,631,000, an increase of $11,968,000, or 2.01%, compared to December 31, 2020. Total deposits as of December 31, 2020 were $595,663,000, an increase of $130,375,000 compared to $465,288,000 as of December 31, 2019.
Noninterest-bearing deposits as of March 31, 2021 were $131,767,000 compared to $130,268,000 as of December 31, 2020, an increase of $1,499,000, or 1.15%. Noninterest-bearing deposits as of December 31, 2020 were $130,268,000 compared to 103,154,000 as of December 31, 2019, an increase of $27,114,000, or 26.28%.
Average deposits for the three months ended March 31, 2021 were $588,992,000, an increase of $127,504,000 or 27.63%, over the average for the three months ended March 31, 2020 of $461,488,000. The average rate paid on total interest-bearing deposits decreased over this period from 0.69% for the three months ended March 31, 2020 to 0.46% for the three months ended March 31, 2021.
Average deposits for the year ended December 31, 2020 were $501,974,000, an increase of $57,965,000, or 13.05%, over the average for the year ended December 31, 2019. The average rate paid on total interest-bearing deposits decreased over this period from 0.65% for the year ended December 31, 2019 to 0.57% for the year ended December 31, 2020.
The ratio of average noninterest-bearing deposits to average total deposits for the three months ended March 31, 2021 and 2020 was 21.98% and 20.99%, respectively. The ratio of average noninterest-bearing deposits to average total deposits for the years ended December 31, 2020 and 2019 was 22.17% and 20.60%, respectively.
The following tables set forth the amount of certificates of deposit that are greater than $250,000 by time remaining until maturity:

	As of March 31, 2021	As of December 31, 2020
	(Dollars in thousands)
1 year or less	$16,231	$17,599
More than 1 year but less than 3 years	$3,669	$1,807
3 years or more	$1,473	$756
Total	$21,373	$20,162
Borrowings
SouthCrest utilizes long-term borrowings to supplement deposits to fund its lending and investment activities. Each of these relationships is discussed below.
The Federal Home Loan Bank of Atlanta (“FHLB”) allows SouthCrest to borrow on a blanket floating lien status collateralized by certain securities and loans. Borrowings outstanding as of March 31, 2021 and December 31, 2020 were $30,000,000 and $45,000,000, respectively.
At March 31, 2021, SouthCrest had a total of $7,595,000 outstanding on an unsecured revolving line of credit with another financial institution, compared to $7,246,000 as of December 31, 2020.

Liquidity and Capital Resources
Liquidity
Liquidity involves the ability to utilize funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis and manage unexpected events. For all periods presented herein, SouthCrest Bank’s liquidity needs were primarily met by core deposits, security and loan maturities, and amortizing investment and loan portfolios. Although access to brokered deposits, purchased funds from correspondent banks and overnight advances from the FHLB are available and have been utilized on occasion to take advantage of investment opportunities, SouthCrest does not generally rely on these external funding sources.
SouthCrest’s primary source of funds is deposits, and its primary use of funds is loans, and SouthCrest does not expect a change in the primary source or use of its funds in the foreseeable future. SouthCrest’s average loans decreased 2.83% for the three months ended March 31, 2021 compared to the same period in 2020. Its average loans increased 1.39% for the year ended December 31, 2020 compared to the same period in 2019.
SouthCrest predominantly invests excess deposits in overnight deposits, securities, interest-bearing deposits at other banks or other short-term liquid investments until needed to fund loan growth. Its securities portfolio had a weighted average life of 6.6 years and an effective duration of 5.1 years as of March 31, 2021, and a weighted average life of 6.8 years and an effective duration of 5.1 years as of March 31, 2020. SouthCrest’s securities portfolio had a weighted average life of 7.1 years and an effective duration of 5.6 years as of December 31, 2020, and a weighted average life of 5.6 years and an effective duration of 3.7 years as of December 31, 2019.
SouthCrest had no exposure to future cash requirements associated with known uncertainties or capital expenditures of a material nature for any of the periods presented herein. As of March 31, 2021, SouthCrest had cash and cash equivalents of $58,951,000, compared to $87,340,000 as of December 31, 2020 and $44,259,000 as of December 31, 2019.
Capital Resources
Total stockholders’ equity decreased to $57,547,000 as of March 31, 2021, compared to $64,879,000 as of December 31, 2020, a decrease of $7,332,000, or 11.30%. Total stockholders’ equity increased to $64,879,000 as of December 31, 2020, compared to $53,833,000 as of December 31, 2019, an increase of $11,046,000, or 20.52%. The decrease in equity for the first quarter of 2021 is due to decreased other comprehensive income on securities available-for-sale of $4,720,000, repurchases of Series D and treasury stock of $4,042,000, dividends declared and paid of $477,000 offset by net income of $1,905,000 and stock based compensation of $2,000. The increase in equity for the year ended December 31, 2020 is due to increased other comprehensive income on securities available-for-sale of $6,833,000, net income of $6,194,000, and stock based compensation of $72,000 offset by dividends declared and paid of $1,596,000 and repurchases of treasury stock of $457,000.
The declaration and payment of dividends to SouthCrest’s shareholders, as well as the amounts thereof, are subject to the discretion of the Board and depend upon its results of operations, financial condition, capital levels, cash requirements, future prospects and other factors deemed relevant by the Board. As a bank holding company, SouthCrest’s ability to pay dividends is largely dependent upon the receipt of dividends from SouthCrest Bank, its subsidiary.
Capital management consists of providing equity to support current and future operations. Banking regulators view capital levels as important indicators of an institution’s financial soundness. As a general matter, FDIC-insured depository institutions are required to maintain minimum capital relative to the amount and types of assets they hold. As a holding company with consolidated assets of less than $3.0 billion, SouthCrest is not required to comply with regulatory capital requirements, on a consolidated basis, at the holding company level. Accordingly, SouthCrest measures and monitors its compliance with regulatory capital requirements on a bank-only basis. For all periods presented herein, SouthCrest Bank was in compliance with all applicable regulatory capital requirements, and SouthCrest Bank was classified as “well-capitalized,” for purposes of the applicable prompt corrective action regulations. As SouthCrest employs its capital and continues to grow its operations, its regulatory capital levels may decrease depending on its level of earnings. However, SouthCrest expects to monitor and control its growth in order to remain in compliance with all applicable regulatory capital requirements.
As of December 31, 2020, the Company qualified for and elected to use the CBLR framework. An institution opting into the CBLR framework and meeting all requirements under the framework will be considered to have met the well-capitalized ratio requirements under the prompt corrective action regulations and will not be required to report or calculate risk-based capital.
The following tables present the actual regulatory capital ratios for SouthCrest Bank as of the dates indicated.

	As of March 31, 2021	As of December 31, 2020
Community Bank Leverage Ratio	8.33%	9.11%
Off-Balance Sheet Items
In the normal course of business, SouthCrest enters into various transactions which, in accordance with GAAP, are not included in its consolidated balance sheets. SouthCrest enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby and commercial letters of credit which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.
SouthCrest’s commitments associated with outstanding standby and commercial letters of credit and commitments to extend credit expiring by period as of the date indicated are summarized in the tables below. Because commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.

	As of March 31, 2021	As of December 31, 2020
	(Dollars in thousands)
Commitments to extend credit	$104,875	$82,939
Commercial letters of credit	30	30
Standby letters of credit	267	678
Standby and commercial letters of credit are conditional commitments issued by SouthCrest to guarantee the performance of a customer to a third party. In the event of nonperformance by the customer, SouthCrest has rights to the underlying collateral, which can include commercial real estate, physical plant and property, inventory, receivables, cash and/or marketable securities. The credit risk to SouthCrest in issuing letters of credit is essentially the same as that involved in extending loan facilities to our customers.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. SouthCrest evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by it, upon extension of credit, is based on management’s credit evaluation of the customer.
Interest Rate Sensitivity and Market Risk
As a financial institution, SouthCrest’s primary component of market risk is interest rate volatility. SouthCrest’s asset liability and funds management policy provides management with the guidelines for effective funds management, and it has established a measurement system for monitoring its net interest rate sensitivity position. SouthCrest manages its sensitivity position within its established guidelines.

Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of its assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.
SouthCrest manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. SouthCrest does not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial futures contracts or forward delivery contracts for the purpose of reducing interest rate risk. Based upon the nature of its operations, SouthCrest is not subject to foreign exchange or commodity price risk. It does not own any trading assets.
SouthCrest’s exposure to interest rate risk is managed by the asset-liability committee of SouthCrest Bank, in accordance with policies approved by the Board of Directors of SouthCrest Bank. The committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk which include an analysis of relationships between interest-earning assets and interest-bearing liabilities, and an interest rate shock simulation model.
SouthCrest uses interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Average life of non-maturity deposit accounts are based on standard regulatory decay assumptions and are also incorporated into the model. Model assumptions are revised and updated as more accurate information becomes available. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions and the application and timing of various management strategies.
Internal policy regarding interest rate risk simulations currently specifies that for instantaneous parallel shifts of the yield curve, estimated net income at risk for the subsequent one-year period should not decline by more than 10% for a 100 basis point shift, 15% for a 200 basis point shift, and 20% for a 300 basis point shift. Internal policy regarding interest rate simulations currently specifies that for instantaneous parallel shifts of the yield curve, estimated fair value of equity should not decline by more than 10% for a 100 basis point shift, 20% for a 200 basis point shift, and 25% for a 300 basis point shift.

The following tables summarize the simulated change in net interest income and fair value of equity over a 12-month horizon as of the dates indicated:

	As of March 31, 2021		As of December 31, 2020
Change in Interest Rates (Basis Points)	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity
+300	17%	50%	23%	11%
+200	13%	40%	17%	84%

+100	8%	24%	10%	50%
Base
-100	(33)%	(32)%	(39)%	(62)%
The results are primarily due to the balance sheet mix and behavior of demand, money market and savings deposits during such rate fluctuations. It has been SouthCrest’s experience that interest rates on these deposits change more slowly than changes in the discount and federal funds rates. This assumption is incorporated into the simulation model and is generally not fully reflected in a gap analysis. The assumptions incorporated into the model are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions and the application and timing of various management strategies.
Critical Accounting Policies
SouthCrest’s consolidated financial statements are prepared in accordance with GAAP and with general practices within the financial services industry. Application of these principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. SouthCrest bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under current circumstances. These assumptions form the basis for its judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. SouthCrest evaluates estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.
SouthCrest has identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its financial statements to those judgments and assumptions, are critical to an understanding of our financial condition and results of operations. SouthCrest believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate.
Investment Securities
All securities classified as available-for-sale are carried at fair value, with the unrealized holding gains and losses reported in other comprehensive income, net of tax. Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Management determines the appropriate classification of securities at the time of purchase. Interest income includes amortization of purchase premiums and discounts. Realized gains and losses are derived from the amortized cost of the security sold.
Credit related declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses, with the remaining unrealized loss recognized as a component of other comprehensive income. In estimating other-than-temporary and impairment losses, management considers, among other things, (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of SouthCrest to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans and Allowance for Loan Losses
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at the amount of unpaid principal, less deferred fees and costs on originated loans and an allowance for loan losses. Interest on loans is recognized using the simple-interest method on the daily balances of the principal amounts outstanding. The accrual of interest on loans is discontinued when there is a clear indication that the borrower’s cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 90 days past due. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is reversed. Interest income is subsequently recognized on a cash basis as long as the remaining book balance of the asset is deemed to be collectible. If collectability is questionable, then cash payments are applied to principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured in accordance with the terms of the loan agreement.
The allowance for loan losses is an estimated amount management believes is adequate to absorb inherent losses on existing loans that may be uncollectible based upon review and evaluation of the loan portfolio. Management’s periodic evaluation of the allowance is based on general economic conditions, the financial condition of borrowers, the value and liquidity of collateral, delinquency, prior loan loss experience, and the results of periodic reviews of the portfolio.
The allowance for loan losses is comprised of specific, general and unallocated components The specific component relates to loans that are classified as impaired. For impaired loans, an allowance is established when the discounted cash flows, collateral value, or observable market price of the impaired loans is lower than the carrying value of that loan. The general component is determined in accordance with current authoritative accounting guidance and covers non-impaired loans and is based on historical loss experience for an eight quarter look back period adjusted for other qualitative factors. Other qualitative factors are based upon general economic conditions and other qualitative risk factors both internal and external to SouthCrest. Such qualitative factors include current local economic conditions and trends including unemployment, changes in lending staff, policies and procedures, changes in credit concentrations, changes in the trends and severity of problem loans, and changes in trends in volume and terms of loans. These qualitative factors serve to compensate for additional areas of uncertainty inherent in the portfolio that are not reflected in our historical loss factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Delinquency statistics are updated at least monthly. Internal risk ratings are considered the most meaningful indicator of credit quality for new commercial, commercial real estate and construction loans. Internal risk ratings are a key factor in identifying loans that are individually evaluated for impairment and impact management’s estimates of loss factors used in determining the amount of the allowance for loan losses. Internal risk ratings are updated on a continuous basis.
Loans are considered impaired when, based on current information and events, it is probable that SouthCrest will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. If a loan is impaired, a specific valuation allowance is allocated, if necessary. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.
SouthCrest’s policy requires individual impairment test for all loans over $500,000 and has designated a 10% reserve for all nonaccrual loans under that threshold. The 10% reserve is reviewed and updated based on historical experience. At March 31, 2021, there were no impaired loans that met the established threshold.
From time to time, SouthCrest will modify a loan agreement with a borrower. A modified loan is considered a troubled debt restructuring when two conditions are met: (1) the borrower is experiencing financial difficulty and (2) concessions are made by SouthCrest that would not otherwise be considered for a borrower with similar credit risk characteristics. Modifications to loan terms may include a lower interest rate, a reduction of principal, or a longer term to maturity. SouthCrest reviews each troubled debt restructured loan and determine on a case by case basis if the loan is subject to impairment and the need for a specific allowance for loan loss allocation. An allowance for loan loss allocation is based on either the present value of estimated future cash flows or the estimated fair value of the underlying collateral.
SouthCrest has certain lending policies and procedures in place that are designed to maximize loan income with an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis and makes changes as appropriate. Management receives frequent reports related to loan originations, quality, concentrations and delinquencies, as well as non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions, both by type of loan and geography.
Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and effectively. Underwriting standards are designed to determine whether the borrower possesses sound business ethics and practices and to evaluate current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and include personal guarantees.
Real estate loans are also subject to underwriting standards and processes similar to commercial loans. These loans are underwritten primarily based on projected cash flows and, secondarily, as loans secured by real estate. The repayment of real estate loans is generally largely dependent on the successful operation of the property securing the loans or the business conducted on the property securing the loan. Real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy.
SouthCrest utilizes methodical credit standards and analysis to supplement its policies and procedures in underwriting consumer loans. SouthCrest’s loan policy addresses types of consumer loans that may be originated and the collateral, if secured, which must be perfected. The relatively smaller individual dollar amounts of consumer loans that are spread over numerous individual borrowers also minimize risk.

DESCRIPTION OF CAPITAL STOCK OF COLONY
As a result of the merger, holders of SouthCrest stock who receive shares of Colony common stock in the merger will become shareholders of Colony. The rights of Colony shareholders are governed by Georgia law and the Articles of Incorporation, as amended, and Amended and Restated Bylaws of Colony. The following briefly summarizes the material terms of Colony common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Colony’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the GBCC and the Colony Articles of Incorporation, as amended, and Amended and Restated Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which Colony and SouthCrest urge you to read. Copies of Colony’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as to obtain copies of SouthCrest’s governing documents, see “Where You Can Find More Information” beginning on page 162.As used in this section, unless the context otherwise requires, references to “Colony,” “we,” “us” and “our” refer to Colony Bankcorp, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.
Overview
Colony is incorporated in the state of Georgia. Accordingly, the rights of its shareholders are generally covered by Georgia law, including the Georgia Business Corporation Code, or GBCC, and its Articles of Incorporation, as amended, and Amended and Restated Bylaws, as the same may be amended from time to time.
Colony’s Articles of Incorporation authorize the issuance of up to 20,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, no par value per share. The authorized but unissued shares of Colony common stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.
As of [      ], 2021, [      ] shares of Colony common stock were issued and outstanding and held by approximately [      ] shareholders of record, and no shares of preferred stock were issued and outstanding. Also, as of [      ], 2021, there were outstanding stock options and warrants to purchase [      ] shares of Colony common stock held by its employees, officers and directors. Colony has also reserved an additional 1,200,000 shares for issuance in connection with share-based payment awards that may be granted under the Colony Bankcorp, Inc. 2020 Incentive Plan.
Description of Common Stock
Voting Rights. Each holder of Colony common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any shares of preferred stock that Colony may issue. Colony’s Articles of Incorporation, as amended, do not provide for cumulative voting in the election of directors. Directors are elected by the affirmative vote of a majority of the shares represented at the annual meeting of shareholders.
Dividend Rights. Subject to certain regulatory restrictions discussed in or incorporated by reference into this joint proxy statement/prospectus and to the rights of holders of any preferred stock that Colony may issue, all shares of Colony common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the board of directors.
No Preemptive Rights. No holder of Colony common stock has a right under the GBCC, or Colony’s Articles of Incorporation or Amended and Restated Bylaws, to purchase shares of common stock upon any future issuance.
Liquidation Rights. In the event of Colony’s liquidation, dissolution or winding up, whether voluntarily or involuntarily, the holders of its common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of Colony preferred stock, if any such shares are outstanding. There are no redemption or sinking fund provisions applicable to Colony common stock.
Other Rights. Holders of Colony common stock have no conversion rights or other subscription rights.

Action by Written Consent. Under the GBCC, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders entitled to vote on the action unless the articles of incorporation specifically allows action to be taken by the written consent of shareholders holding at least the minimum number of shares necessary to take the action that is subject to that consent at a meeting of shareholders, even though the consent is not signed by all of the corporation’s shareholders. Colony’s Articles of Incorporation do not provide for shareholder action by less than unanimous written consent.
Certain Articles of Incorporation and Bylaw Provisions Potentially Having an Anti-Takeover Effect
Certain provisions of Colony’s Articles of Incorporation, as amended, and Amended and Restated Bylaws, and the corporate and banking laws applicable to Colony, may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interests, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management.
Authorized but Unissued Shares. The corporate laws and regulations applicable to Colony enable its board of directors to issue, from time to time and at its discretion, but subject to the rules of any applicable securities exchange, any authorized but unissued shares of Colony’s common or preferred stock. Any such issuance of shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability of the board of directors to issue authorized but unissued shares of Colony’s common or preferred stock at its sole discretion may enable Colony’s board to sell shares to individuals or groups who the board perceives as friendly with management, which may make more difficult unsolicited attempts to obtain control of Colony. In addition, the ability of the board of directors to issue authorized but unissued shares of Colony capital stock at its sole discretion could deprive the shareholders of opportunities to sell their shares of common stock or preferred stock for prices higher than prevailing market prices.
Preferred Stock. Colony’s Articles of Incorporation, as amended, contain provisions that permit the board of directors to issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.
Board Size and Vacancies. Colony’s Amended and Restated Bylaws provide that the size of the board of directors shall not be less than three (3), nor more than twenty-five (25) persons, with the exact number within such minimum and maximum lists to be fixed and determined from time to time by resolution of the board of directors, or by resolution of the shareholders at any annual or special meeting of shareholders. As a result, the board of directors is able to increase the size of the board between annual meetings. Colony’s Amended and Restated Bylaws provide that the board of directors, even if less than a quorum, may fill a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors. In addition, Section 14-2-810 of the GBCC provides that the shareholders may fill a vacancy on the board of directors. The GBCC also provides that if the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group or the remaining directors elected by that voting group are entitled to vote to fill the vacancy.
Removal of Directors. Colony’s Amended and Restated Bylaws allow for the removal of the entire board of directors or any individual director from the board with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.
No Cumulative Voting. The GBCC does not permit cumulative voting in the election of directors, unless expressly provided in a corporation’s articles of incorporation, and Colony’s articles do not provide for such authority. In the absence of cumulative voting, the holders of a majority of the shares of Colony common stock may elect all of the directors standing for election, if they should so choose.

Special Meetings of Shareholders. The Amended and Restated Bylaws of Colony require that special meetings of shareholders or a special meeting in lieu of the annual meeting of shareholders be called by Colony upon the written request of the holders of forty-five percent (45%) or more of all the shares of capital stock entitled to vote in an election of directors. Special meetings of the shareholders may be called at any time by the Chief Executive Officer, Chairman of the Board, or the board of directors. Colony must give written or printed notice of the place, day and hour of each special shareholders’ meeting no fewer than ten (10) days nor more than sixty (60) days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice of a special meeting must state the general nature of the business to be transacted.
Advance Notice Procedures for Director Nominations and Shareholder Proposals. The Amended and Restated Bylaws of Colony require shareholders to provide timely notice in proper form of their intent to bring a matter for shareholder action at an annual meeting of the shareholders. To be timely given, a shareholder’s notice must be delivered to, or mailed and received by, the Secretary of Colony not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding year's annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the tenth (10th) day following the date on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. To be in proper form, a shareholder’s notice to the Secretary shall be in writing and shall set forth: (a) the name and record address of the shareholder who intends to propose the business and the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such shareholder; (b) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice; (c) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (d) any material interest of the shareholder in such business; and (e) any other information that is required to be provided by the shareholder under Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Under Rule 14a-8 of the Securities Exchange Act, a shareholder proposal must be received by the subject company at least 120 days before the anniversary of the date on which the company first mailed the previous year’s proxy statement to shareholders. If, however, the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before the subject company begins to print and mail its proxy materials.
Amendment of the Articles of Incorporation or Bylaws. The Colony Articles of Incorporation may be amended in accordance with the GBCC, which generally requires the approval of the Colony board of directors and the holders of a majority of the votes entitled to be cast on the amendment. Colony’s Amended and Restated Bylaws may be altered or amended and new bylaws may be adopted by the shareholders or by the board of directors; provided, however, that if such action is to be taken at a meeting of the shareholders, notice of the general nature of the proposed change in the bylaws shall be given in the notice of meeting. The shareholders may provide by resolution that any bylaw provision repealed, amended, adopted or altered by them may not be repealed, amended, adopted or altered by the board of directors. Except as otherwise provided in the Articles of Incorporation, action by the shareholders with respect to bylaws shall be taken by an affirmative vote of a majority of all shares entitled to elect directors, and action by the board of directors with respect to bylaws shall be taken by an affirmative vote of a majority of all directors then holding office.
Notice and Approval Requirements. Federal banking laws also impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or “indirect” control of an FDIC-insured depository institution. These laws include the Bank Holding Company Act of 1956 and the Change in Bank Control Act.
The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposals that a majority of Colony’s shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of Colony common stock at that time. In addition, these provisions may have the effect of assisting the board of directors and management in retaining their respective positions and placing them in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of Colony’s business.

COMPARISON OF SHAREHOLDERS’ RIGHTS
Both Colony and SouthCrest are incorporated under Georgia law. Upon completion of the merger, the Colony articles of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Because both Colony and SouthCrest are organized under the laws of the State of Georgia, differences in the rights of holders of Colony common stock and the rights of holders of SouthCrest stock arise only from differing provisions of their respective articles of incorporation and bylaws. The material differences between the rights of holders of Colony common stock and the rights of holders of SouthCrest stock resulting from any differing provisions of their articles of incorporation and bylaws are summarized below.
The following summary does not purport to be a complete statement of the rights of Colony shareholders and SouthCrest shareholders. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders of Colony or SouthCrest, respectively, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed, and is qualified in its entirety by reference to the GBCC and the governing documents of Colony and SouthCrest, to which the shareholders of SouthCrest are referred. Copies of the governing documents of Colony are available, without charge, to any person, including any beneficial owner of SouthCrest stock to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 162.

	COLONY SHAREHOLDER RIGHTS	SOUTHCREST SHAREHOLDER RIGHTS
Corporate Governance
Colony is a Georgia corporation.
The rights of Colony shareholders are governed by the GBCC, the Articles of Incorporation, as amended (which we refer to as the “Colony articles,” and the Amended and Restated Bylaws of Colony (which we refer to as the “Colony bylaws”).

SouthCrest is a Georgia corporation.
The rights of SouthCrest shareholders are governed by the GBCC, the SouthCrest Articles of Incorporation, as amended (which we refer to as the “SouthCrest articles,” and the SouthCrest Amended and Restated Bylaws (which we refer to as the “SouthCrest bylaws”).

	COLONY SHAREHOLDER RIGHTS	SOUTHCREST SHAREHOLDER RIGHTS
Authorized Capital Stock
The Colony articles authorize it to issue 20,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, no par value per share.
The Colony articles authorize Colony’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of Colony preferred stock in each series.
As of [      ], 2021, the record date for the Colony special meeting, there were [      ] shares of Colony common stock issued and outstanding and no shares of its preferred stock were issued and outstanding.

The SouthCrest articles authorize it to issue 50,000,000 shares of common stock, par value $1.00 per share, 50,000,000 shares of non-voting common stock, and 10,000,000 shares of preferred stock, no par value. Of the 10,000,000 shares of preferred stock, SouthCrest has designated 500,000 shares as Series AAA Preferred Stock, 12,900 shares as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, 645.0045 shares as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, 3,500,000 shares as Series C Non-Cumulative Convertible Perpetual Preferred Stock, and 2,500,000 shares as Series D Convertible Perpetual Preferred Stock.
As of [      ], 2021, the record date for the SouthCrest annual meeting, there were [      ] shares of SouthCrest common stock issued and outstanding, no shares of its non-voting common stock were issued and outstanding, [      ] shares of Series AAA Preferred Stock outstanding, no shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A outstanding, no shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B outstanding, no shares of Series C Non-Cumulative Convertible Perpetual Preferred Stock outstanding, and [      ] shares of Series D Convertible Perpetual Preferred Stock outstanding.

Preemptive Rights	No holder of Colony common stock has a right under the GBCC, or the Colony articles or the Colony bylaws to purchase shares of common stock upon any future issuance.
No holder of SouthCrest stock has a right under the GBCC, or the SouthCrest articles, or the SouthCrest bylaws, to purchase shares of common stock upon any future issuance.
Certain existing shareholders of SouthCrest have preemptive rights pursuant to that certain Securities Purchase Agreement dated June 28, 2013 by and among SouthCrest and the purchasers identified therein.

	COLONY SHAREHOLDER RIGHTS	SOUTHCREST SHAREHOLDER RIGHTS
Voting Rights	Each holder of Colony common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any shares of preferred stock that Colony may issue.
Each share of SouthCrest common stock is entitled to one vote on each matter brought before the shareholders.
Shares of SouthCrest series AAA preferred stock have limited voting rights and are only entitled to vote upon a proposal for a change of control of SouthCrest or as otherwise provided by law. Each share of SouthCrest series AAA preferred stock is entitled to one vote on each matter which such share is entitled to vote.
Shares of SouthCrest series D preferred stock do not have voting rights and will only be entitled to vote upon such matters required by law. Each share of SouthCrest series D preferred stock is entitled to one vote on each matter which such share is entitled to vote.

Cumulative Voting	The Colony articles do not provide for cumulative voting in the election of directors. Accordingly, cumulative voting in the election of directors is not permitted.	The SouthCrest articles do not provide for cumulative voting in the election of directors. Accordingly, cumulative voting in the election of directors is not permitted.

Restrictions on Transfers	Colony shareholders are not subject to any agreements restricting transfer of shares.	SouthCrest shareholders are not subject to any agreements restricting transfer of shares.

Size of the board of directors	The Colony bylaws provide for a board of directors consisting of between three (3) and twenty-five (25) directors as fixed from time to time by Colony’s board or by resolution of the shareholders. Currently, there are nine (9) directors on Colony’s board of directors, although the merger agreement provides that the size of the board of directors will be expanded to eleven (11) persons as a result of the merger.	The SouthCrest bylaws provide for a board of directors consisting of between five (5) and twenty-five (25) directors, divided into three (3) classes. Currently there are eight (8) directors on SouthCrest’s board of directors.

Independent Directors	A majority of the Colony board of directors must be comprised of independent directors as defined in the listing rules of the Nasdaq Stock Market.	SouthCrest is not subject to any requirement with respect to independent directors.
Term of Directors and Classified Board	Colony’s directors serve a one-year term and are elected at the annual meeting of shareholders, and each director, including a director elected to fill a vacancy, will hold office until his successor is elected and qualified or until his earlier death, resignation or removal.	The SouthCrest bylaws provide for a classified board divided into three classes in as nearly equal numbers as possible. Except with respect to a vacancy on the board of directors, SouthCrest’s directors are elected at the annual meeting of shareholders for a term of three years and each director, including a director elected to fill a vacancy, holds office until his successor is elected and qualified or until his earlier death, resignation or removal.

	COLONY SHAREHOLDER RIGHTS	SOUTHCREST SHAREHOLDER RIGHTS
Election of Directors
Colony’s directors are elected by the affirmative vote of a majority of the votes cast with respect to that director’s election at the meeting of shareholders in which the director is elected; provided, however, that directors are to be elected by a plurality of votes cast in connection with the election of directors with respect to shareholder nominations of directors.
SouthCrest’s directors are elected by plurality of the votes actually cast at a meeting at which a quorum is present.

Removal of Directors
The Colony bylaws allow for the removal of the entire board of directors or any individual director from the board with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.

Directors of SouthCrest may be removed only for cause by the affirmative vote of at least 66 2/3% of the total number of votes entitled to be voted by SouthCrest shareholders in the election of directors.

Filling Vacancies of Directors
The Colony bylaws provide that the board of directors, even if less than a quorum, may fill a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors.
In addition, Section 14-2-810 of the GBCC provides the shareholders may fill a vacancy on the board of directors. The GBCC also provides that if the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group or the remaining directors elected by that voting group are entitled to vote to fill the vacancy.
Any vacancy occurring on SouthCrest’s board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum or by the sole remaining director. Shareholders are also able to fill vacancies on the board of directors of SouthCrest under the provisions of the GBCC.

Amendments to Articles	The Colony articles may be amended in accordance with the GBCC, which generally requires the approval of the Colony board of directors and the holders of a majority of the votes entitled to be cast on the amendment.	The SouthCrest articles may be amended in accordance with the GBCC, which generally requires the approval of the SouthCrest board of directors and the holders of a majority of the votes entitled to be cast on the amendment

	COLONY SHAREHOLDER RIGHTS	SOUTHCREST SHAREHOLDER RIGHTS
Bylaw Amendments	The Colony bylaws may be altered or amended and new bylaws may be adopted by the shareholders or by the board of directors; provided, however, that if such action is to be taken at a meeting of the shareholders, notice of the general nature of the proposed change in the bylaws shall be given in the notice of meeting. The shareholders may provide by resolution that any bylaw provision repealed, amended, adopted or altered by them may not be repealed, amended, adopted or altered by the board of directors. Except as otherwise provided in the Articles of Incorporation, action by the shareholders with respect to bylaws shall be taken by an affirmative vote of a majority of all shares entitled to elect directors, and action by the board of directors with respect to bylaws shall be taken by an affirmative vote of a majority of all directors then holding office.	The SouthCrest bylaws may be altered or amended and new bylaws may be adopted by the board of directors or by the affirmative vote of not less than 66 2/3% of the total number of votes entitled to be voted by SouthCrest shareholders in the election of directors, unless otherwise required by the GBCC.

Merger, Consolidations, or Sales of Substantially All Assets; Anti-Takeover Provisions	Under the GBCC, subject to certain exceptions, a merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the corporation’s assets generally must be approved at a meeting of a corporation’s shareholders by the: (i) affirmative vote of a majority of all the votes entitled to be cast on the matter; and (ii) in addition, with respect to a merger or share exchange, affirmative vote of a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the transaction as a group by the articles of incorporation. Colony’s articles of incorporation and bylaws do not contain any provisions regarding approval of fundamental business transactions by the holders of Colony common stock.
The provisions of the GBCC are also applicable to SouthCrest shareholders.
The SouthCrest articles require that SouthCrest obtain the consent of the holders of Series D preferred stock prior to entering into a merger agreement or agreement in connection with a business consolidation that would have the effect of changing any preference or any relative or other right provided for the benefit of the holders of SouthCrest’s Series D preferred stock.
The SouthCrest bylaws provide that the requirements regarding business combinations with interested shareholders contained in Sections 14-2-1131 through 14-2-1133 of the GBCC apply to SouthCrest.

Annual Meetings of the Shareholders	The Colony bylaws provide that the annual meeting of the shareholders is to be held within six months after the end of each fiscal year of the corporation. The time and place of such meeting shall be determined by the board of directors of Colony.	SouthCrest’s annual meeting of the shareholders is held on a date each year designated by the board of directors. At the annual meeting, the shareholders elect a board of directors and transact such other business as may properly come before the meeting.
Special Meetings of the Shareholders
Under the Colony bylaws, special meetings of the shareholders or a special meeting in lieu of the annual meeting of shareholders may be called by the Chairman of the Board, the Chief Executive Officer, or the board of directors, or upon written request of the holders of 45% or more of all the shares of capital stock entitled to vote in an election of directors.
The SouthCrest bylaws provide that special meetings of SouthCrest’s shareholders may be called by the Chairman of the Board, the Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the board or as otherwise prescribed by law.

	COLONY SHAREHOLDER RIGHTS	SOUTHCREST SHAREHOLDER RIGHTS
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings	The Colony bylaws require shareholders to provide timely notice in proper form of their intent to bring a matter for shareholder action at an annual meeting of the shareholders. To be timely given, a shareholder’s notice must be delivered to, or mailed and received by, the Secretary of Colony not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding year's annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the tenth (10th) day following the date on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. To be in proper form, a shareholder’s notice to the Secretary shall be in writing and shall set forth: (a) the name and record address of the shareholder who intends to propose the business and the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such shareholder; (b) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice; (c) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (d) any material interest of the shareholder in such business; and (e) any other information that is required to be provided by the shareholder under Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The SouthCrest articles and the SouthCrest bylaws do not provide for any advance notice requirements for shareholder nomination and other proposals. Rule 14a-8 of the Exchange Act does not apply to SouthCrest.

	COLONY SHAREHOLDER RIGHTS	SOUTHCREST SHAREHOLDER RIGHTS

Rule 14a-8 promulgated by the SEC under the Exchange Act establishes the rules for shareholder proposals intended to be included in a public company’s proxy statement. Rule 14a-8 applies to Colony. Under the rule, a shareholder proposal must be received by the subject company at least 120 days before the anniversary of the date on which the company first mailed the previous year’s proxy statement to shareholders. If, however, the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before the subject company begins to print and mail its proxy materials.

Notice of Shareholder Meetings	Colony must give written or printed notice of the place, day and hour of each annual and special shareholders’ meeting no fewer than 10 days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice of an annual meeting need not state the purpose of the meeting unless otherwise required by the bylaws. The notice of a special meeting, however, must state the general nature of the business to be transacted.	SouthCrest must give each shareholder entitled to vote at a meeting written or printed notice of a meeting of shareholders stating the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, not less than 10 nor more than 60 days before the day of the meeting, by or at the direction of the president, the secretary, or a designee of any of the foregoing.

Indemnification of Directors and Officers	The Colony bylaws allow Colony to indemnify any person, his or her heirs, executors, or administrators for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he or she will be made a party by reason of the fact that he or she is or was a director, trustee, officer, employee, or agent of the corporation, or that he or she was serving, at the request of the corporation, trust or other organization or enterprise. No person will be indemnified or reimbursed if he or she is finally adjudicated to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his or her duties. No person will be indemnified or reimbursed in any action, suit, or proceeding which has been in the subject of a compromise settlement, except with the approval of (i) a court of competent jurisdiction, (ii) the holders of record of a majority of the outstanding shares of capital stock of the
The SouthCrest articles provide for mandatory indemnification of SouthCrest’s directors against liabilities arising out of their status as directors of SouthCrest to the fullest extent permitted by the applicable provisions of the GBCC.

	COLONY SHAREHOLDER RIGHTS	SOUTHCREST SHAREHOLDER RIGHTS

corporation, or (iii) a majority of the members of the board of directors then holding office (excluding the votes of any directors who are parties to the same or substantially same action, suit or proceeding).
The Colony bylaws allow for expenses incurred in defending any action to be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it will ultimately be determined that he or she is entitled to be indemnified by the corporation as provided in the Colony bylaws.
The GBCC requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Limitation of Director Liability
The GBCC provides that a corporation’s articles of incorporation may set forth a provision eliminating or limiting the liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (i) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions; or (iv) for any transaction from which the director received an improper personal benefit; provided, in each case, that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.
The Colony articles do not provide for limitation of director liability.
The provisions of the GBCC also apply to SouthCrest. The SouthCrest articles provide for limitation of director liability as provided for by the GBCC.

	COLONY SHAREHOLDER RIGHTS	SOUTHCREST SHAREHOLDER RIGHTS
Dividends
The GBCC prohibits a Georgia corporation from making any distributions to its shareholders if, after giving it effect, (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving distribution.
The Colony bylaws provide that dividends may be declared by the board of directors at any regular or special meeting and paid in cash or property only out of the unreserved and unrestricted earned surplus of the corporation or out of the unreserved and unrestricted net earnings of the current fiscal year. Dividends can be declared by the board of directors and paid in the shares of the corporation out of any treasury shares that have been reacquired out of the capital funds of the corporation, and paid in the authorized but unissued shares of the corporation out of any retained earnings of the corporation (provided that such shares shall be issued at not less than the par value thereof).
The provisions of the GBCC regarding dividends also apply to SouthCrest.

Dissenters’ Rights	Under the GBCC, a shareholder is entitled to dissent from, and obtain the fair value in cash of his or her shares in connection with, certain corporate actions, including some mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business and certain amendments to the corporation’s articles of incorporation.	SouthCrest shareholders are entitled to dissenters’ rights. The provisions of the GBCC are also applicable to SouthCrest and its shareholders.

COLONY SHAREHOLDER RIGHTS	SOUTHCREST SHAREHOLDER RIGHTS

A shareholder of a corporation is not entitled to dissent in connection with a merger under the GBCC if:
•the corporation is a parent corporation merging into its 90% owned subsidiary;
•each shareholder of the corporation whose shares were outstanding immediately prior to the merger will receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each such shareholder; and
•the number and kind of shares of the surviving corporation outstanding immediately following the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, will not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the merger.
Additionally, except in limited circumstances, dissenters’ rights are not available to holders of shares: (1) listed on a national securities exchange; or (2) held of record by more than 2,000 shareholders.

ACCOUNTING TREATMENT
The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.
The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Colony (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of SouthCrest stock that exchange their shares for the merger consideration. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation, dealers or brokers in securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations and entities, including pension plans, individual retirement accounts and employee stock ownership plans, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in such entities, regulated investment companies, real estate investment trusts, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, or holders who hold shares of SouthCrest stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.
The discussion applies only to U.S. holders of shares of SouthCrest stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, the term “U.S. holder” means a beneficial owner of SouthCrest stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust was in existence on August 20, 1996 and has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. This discussion addresses only U.S. holders of SouthCrest stock.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds SouthCrest stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds SouthCrest stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.
Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of possible changes in those laws after the date of this joint proxy statement/prospectus.
Tax Consequences of the Merger Generally
In connection with the filing with the SEC of the registration statement of which this joint proxy statement/prospectus is a part, Fenimore, Kay, Harrison & Ford, LLP, counsel to Colony, has rendered its tax opinion to Colony and Alston & Bird LLP, counsel to SouthCrest, has rendered its tax opinion to SouthCrest, in each case to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement.

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Colony and SouthCrest of tax opinions from Fenimore, Kay, Harrison & Ford, LLP and Alston & Bird, respectively, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinions may be waived by both Colony and SouthCrest. Neither Colony nor SouthCrest currently intends to waive this condition to its obligation to consummate the merger. If either Colony or SouthCrest waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to SouthCrest shareholders have materially changed, Colony and SouthCrest will recirculate appropriate materials to resolicit the votes of SouthCrest shareholders.
The opinions of Fenimore, Kay, Harrison & Ford, LLP and Alston & Bird LLP provided to Colony and SouthCrest, respectively, are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and completion of the merger strictly in accordance with the merger agreement and the registration statement of which this joint proxy statement/prospectus forms a part. In rendering their legal opinions, Fenimore, Kay, Harrison & Ford, LLP and Alston & Bird LLP will rely on representations and covenants of Colony and SouthCrest, including those representations contained in certificates of officers of Colony and SouthCrest, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without any regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a count considering the issues. Colony and SouthCrest have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below or described in the tax opinions.
The following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
U.S. Holders that Exchange SouthCrest Stock Solely for Colony Common Stock
Subject to the discussion below relating to the receipt of cash instead of a fractional share, a U.S. holder that exchanges SouthCrest stock solely for shares of Colony common stock:
•would generally not recognize any gain or loss on the exchange of shares of SouthCrest stock for shares of Colony common stock in the merger, except with respect to cash received in lieu of a fractional share of Colony common stock;
•would generally have an aggregate tax basis in the Colony common stock received in the merger (including any fractional share deemed received and exchanged for cash, as described below) equal to its aggregate tax basis in the SouthCrest stock surrendered in exchange therefor, decreased by the amount of basis allocated to the fractional share deemed received and then exchanged; and
•would generally have a holding period for the shares of Colony common stock (including fractional shares of Colony common stock deemed received and exchanged, as discussed below) received in the merger that includes its holding period for its shares of SouthCrest stock surrendered in exchange therefor.
If you acquired different blocks of SouthCrest stock at different times or at different prices, the adjusted tax basis and holding period of each block of Colony common stock you receive would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of SouthCrest stock surrendered in exchange therefor. U.S. holders should consult their tax advisors regarding the manner in which shares of Colony common stock should be allocated among different blocks of their SouthCrest stock surrendered in the merger.
U.S. Holders that Exchange SouthCrest Stock Solely for Cash
A U.S. holder that exchanges SouthCrest stock for cash would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its SouthCrest stock.

This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of SouthCrest stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.
U.S. Holders that Exchange SouthCrest Stock for a combination of Colony Common Stock and Cash
A U.S. holder that exchanges shares of SouthCrest stock for a combination of Colony common stock and cash would generally recognize gain (but not loss) with respect to such cash in an amount equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the shares of Colony common stock received as merger consideration over such U.S. holder’s adjusted tax basis in its SouthCrest stock surrendered, or (2) the amount of cash received in exchange for such U.S. holder’s shares of SouthCrest stock in connection with the merger. A U.S. holder that acquired different blocks of SouthCrest stock at different times or at different prices, gain or loss must be calculated separately for each identifiable block of shares of SouthCrest stock surrendered in the merger. U.S. holders should consult their tax advisor regarding the manner in which cash and shares of Colony common stock should be allocated among different blocks of SouthCrest stock surrendered in the merger and the manner in which gain or loss should be determined. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of SouthCrest stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.
The aggregate tax basis of a U.S. holder’s shares of Colony common stock received (including any fractional shares deemed received and exchanged for cash) in exchange for shares of SouthCrest stock pursuant to the merger will be equal to the aggregate tax basis of its shares of SouthCrest stock surrendered, reduced by the amount of cash such U.S. holder received in exchange for shares of SouthCrest stock pursuant to the merger (other than cash received in lieu of a fractional share of Colony common stock) and increased by the amount of gain, if any, recognized by such U.S. holder on the exchange (other than any gain or dividend income recognized on the receipt of cash for a fractional share of Colony common stock). The holding period of the shares of Colony common stock received in the merger (including any fractional shares deemed received and exchanged for cash) will include such U.S. holder’s holding period of the shares of SouthCrest stock surrendered in the merger. If a U.S holder acquired different blocks of SouthCrest stock at different times or at different prices, the basis and holding period of each block of Colony common stock received in the merger will be determined on a block-for-block basis depending on the basis and holding period of the blocks of SouthCrest stock exchanged for such block of Colony common stock. Holders should consult their tax advisors regarding the manner in which shares of Colony common stock should be allocated among different blocks of their SouthCrest stock surrendered in the merger. In addition, gains and losses recognized on the exchange of shares of SouthCrest stock pursuant to the merger may be subject to the net investment income tax. See “—Net Investment Income Tax” below.
Cash Instead of Fractional Shares
If a U.S. holder receives cash instead of a fractional share of Colony common stock, the U.S. holder would generally be treated as having received such fractional share of Colony common stock in the merger and then as having exchanged the fractional share of Colony common stock for cash. As a result, the U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis allocable to the fractional share of Colony common stock. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, as of the effective time, the U.S. holder’s holding period for such fractional share (including the holding period of shares of SouthCrest stock surrendered therefor) exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.
Shareholders Exercising Dissenters’ Rights
Upon its exercise of dissenters’ rights, a U.S. holder of SouthCrest stock would exchange all of its SouthCrest stock for cash. A U.S. holder that receives only cash in exchange for its SouthCrest stock would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its SouthCrest stock. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of SouthCrest stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.
Net Investment Income Tax
A U.S. holder of SouthCrest stock is generally subject to a 3.8% tax on the lesser of (1) the holder’s “net investment income” for the relevant taxable year or (2) the excess of the holder’s modified adjusted gross income for the taxable year over a certain threshold which depends on the individual’s U.S. federal income tax filing status. Net investment income generally would include any capital gain recognized in connection with the merger, as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such U.S. holder should consult their tax advisors as to the application of this additional tax to their circumstances.
Potential Dividend Treatment
In some cases, if a U.S. holder of SouthCrest stock actually or constructively owns shares of Colony common stock (other than the Colony common stock received as consideration in connection with the merger), the U.S. holder's recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the U.S. Holder's ratable share of Colony's accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination of whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of SouthCrest stock in the merger is complex and must be determined on a shareholder-by-shareholder basis. Accordingly, each U.S. holder should consult his, her, or its own independent tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.
Backup Withholding
Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to a U.S. holder of SouthCrest stock unless the holder:
•furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or
•provides proof that it is otherwise exempt from backup withholding.
Any amounts withheld under the backup withholding rules are not an additional tax and would generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.
Certain Reporting Requirements
If a U.S. holder that receives Colony common stock in the merger is considered a “significant holder,” such U.S. holder would be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the SouthCrest stock surrendered by such U.S. holder in the merger, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any SouthCrest shareholder that, immediately before the merger, (1) owned at least 1% (by vote or value) of the outstanding shares of SouthCrest stock, or (2) owned SouthCrest securities with a tax basis of  $1.0 million or more.
This discussion of certain material U.S. federal income tax consequences does not purport to be a complete analysis of all potential tax consequences of the merger. It is for general information purposes only and is not intended to be and does not constitute tax advice. Holders of SouthCrest stock are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger (or exercise of appraisal rights), in light of their particular situations, as well as any tax consequences arising under any other U.S. federal tax laws, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of SouthCrest stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this joint proxy statement/prospectus.

LEGAL MATTERS
The validity of the Colony common stock to be issued in the merger will be passed upon for Colony by Fenimore, Kay, Harrison & Ford, LLP, Atlanta, Georgia. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Colony by Fenimore, Kay, Harrison & Ford, LLP, Atlanta, Georgia, and for SouthCrest by Alston & Bird LLP, Atlanta, Georgia.
EXPERTS
The consolidated financial statements of Colony as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 have been audited by McNair, McLemore, Middlebrooks & Co., LLC, an independent registered public accounting firm, as set forth in their reports appearing in Colony’s Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of SouthCrest as of December 31, 2020 and December 31, 2019 and for each of the two years in the period ended December 31, 2020 have been audited by Wipfli LLP, an independent registered public accounting firm, as set forth in their report, which has been included in this joint proxy statement/prospectus. The consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the year ended December 31, 2018 of SouthCrest were audited by Porter Keadle Moore, LLC, an independent registered public accounting firm, as set forth in their report, which has been included in this joint proxy statement/prospectus. Such consolidated financial statements have been included in this joint proxy statement/prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Colony has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of its common stock that SouthCrest shareholders will be entitled to receive in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional information about Colony and Colony common stock. The rules and regulations of the SEC allow Colony to omit certain information included in the registration statement from this joint proxy statement/prospectus.
Colony also files annual, quarterly and current reports, and other information with the SEC. Colony’s SEC filings are available to the public at the SEC's web site at www.sec.gov. You will also be able to obtain these documents, free of charge, from Colony by accessing Colony’s website at www.colonybank.com. Copies can also be obtained, free of charge, by directing a written request to:
Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, Georgia 31750
Attention: Edward L. Bagwell
Telephone: (229) 426-6000
The SEC allows Colony to “incorporate by reference” into this joint proxy statement/prospectus certain information in documents filed by Colony with the SEC, which means that Colony can disclose important information to you by referring you to those documents without actually including the specific information in this joint proxy statement/prospectus. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. You should not assume that the information in this joint proxy statement/prospectus is current as of any date other than the date of this joint proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided).

Colony incorporates by reference into this joint proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):
•Colony’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 23, 2021;
•Colony’s Definitive Proxy Statement on Schedule 14A for the 2021 Annual Meeting, filed on April 16, 2021;
•Colony’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on January 26, 2021, April 13, 2021 and April 22, 2021;
•Colony’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 17, 2021; and
•the description of Colony’s common stock included as Exhibit 4.1 on Form 10-K, filed with the SEC on March 23, 2021, and any other amendment or report filed for the purposes of updating such description.
All reports and other documents Colony subsequently files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions thereof deemed furnished and not filed in accordance with SEC rules), prior to the termination of this offering, will also be incorporated by reference into this joint proxy statement/prospectus and deemed to be part of this joint proxy statement/prospectus from the date of the filing of such reports and documents. The most recent information that Colony files with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this joint proxy statement/prospectus commencing on the date on which the document is filed.
You may obtain from Colony a copy of any documents incorporated by reference into this joint proxy statement/prospectus without charge to you either from Colony or from the SEC as described above.
SouthCrest is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from SouthCrest, please send a request in writing or by telephone to SouthCrest at the following address:
SouthCrest Financial Group, Inc.
1475 Peachtree Street NE
Suite 200
Atlanta, Georgia 30309
Attention: Andrew Borrmann
Telephone: (678) 734-3505
If you would like to request documents, please do so by [      ], 2021 to receive them before the SouthCrest annual meeting, and by [      ], 2021 to receive them before the Colony special meeting. If you request any incorporated documents from Colony, then Colony will mail them to you by first-class mail, or another equally prompt means, within one business day after Colony receives your request.
Colony has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Colony, and SouthCrest has supplied all information contained in this joint proxy statement/prospectus relating to SouthCrest.
Neither Colony nor SouthCrest has authorized anyone to give any information or make any representation about the merger, the Colony common stock to be received by SouthCrest shareholders in the merger or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/ prospectus does not extend to you. The information contained herein speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

SOUTHCREST FINANCIAL GROUP, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SouthCrest Financial
Group, Inc.
and Subsidiary

Consolidated Financial Statements

December 31, 2020 and 2019
(with Independent Auditor’s Report thereon)

235 Peachtree Street, NE	404 588 4200
Suite 1800 wipfli.com	wipfli.com
Atlanta, GA 30303
INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
SouthCrest Financial Group, Inc.
Atlanta, Georgia
Report on the Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of SouthCrest Financial Group, Inc. and subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the “financial statements”).
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SouthCrest Financial Group, Inc. and subsidiary as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Other Matter
The consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of SouthCrest Financial Group, Inc. and subsidiary for the year ended December 31, 2018 were audited by Porter Keadle Moore, LLC, who effected a Practice Combination with Wipfli LLP as of October 1, 2019 and whose report dated March 28, 2019, expressed an unmodified opinion on those consolidated financial statements.

Atlanta, Georgia
April 1, 2021

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2020 and 2019
(Dollars in thousands, except share and per share data)

	2020	2019
Assets
Cash and due from banks	$6,895	$7,792
Interest-bearing deposits with other banks	75,533	31,252
Federal funds sold	4,912	5,215
Investment securities available-for-sale	256,478	131,397
Investment securities held-to-maturity (fair value of $5,044 and $5,062 at December 31, 2020 and December 31, 2019, respectively)	5,000	5,000
Restricted equity securities, at cost	4,124	3,483
Loans, net	322,979	331,595
Bank-owned life insurance	23,009	22,456
Premises and equipment, net	8,581	8,862
Intangible assets, net	1,089	84
Other real estate owned	447	497
Other assets	6,043	8,328
Total assets	$715,090	$555,961
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$130,268	$103,154
Interest-bearing	465,395	362,134
Total deposits	595,663	465,288
Borrowings	52,246	34,688
Other liabilities	2,302	2,152
Total liabilities	650,211	502,128
Commitments and contingencies
Stockholders’ equity:
Series D Preferred stock, no par value, 2,500,000 shares authorized, 1,935,636 shares issued and outstanding	9,515	9,515
Series AAA Preferred stock, $1 par value, 500,000 shares authorized, 116,881 and 119,123 shares issued and outstanding, respectively	117	119
Common stock, $1 par value; authorized 50,000,000 shares; 6,374,469 and 6,367,793 issued, respectively	6,374	6,368
Additional paid-in capital – Series AAA Preferred stock	1,487	1,516
Additional paid-in capital	59,238	59,141
Accumulated deficit	(13,803)	(18,401)
Accumulated other comprehensive income	7,557	724
Treasury stock, at cost (609,849 and 535,000 shares, respectively)	(5,606)	(5,149)
Total stockholders’ equity	64,879	53,833
Total liabilities and stockholders’ equity	$715,090	$555,961
See accompanying notes to consolidated financial statements.

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Income
For the Years Ended December 31, 2020, 2019 and 2018
(Dollars in thousands, except share and per share data)

	2020	2019	2018
Interest income:
Loans	$16,330	17,168	15,977
Investment securities – taxable	3,912	4,156	4,702
Investment securities – nontaxable	1,423	63	66
Federal funds sold	26	60	31
Interest-bearing deposits in other banks	135	315	246
Total interest and dividend income	21,826	21,762	21,022
Interest expense:
Interest expense – deposits	2,221	2,298	1,411
Interest expense – borrowings	669	564	869
Total interest expense	2,890	2,862	2,280
Net interest income	18,936	18,900	18,742
Provision for loan losses	600	39	171
Net interest income after provision for loan losses	18,336	18,861	18,571
Other income:
Service charges on deposit accounts	1,436	1,924	2,096
Other service charges and fees	1,126	1,092	1,132
Net gain on sales of investment securities available-for-sale	1,782	70	191
Income on bank-owned life insurance	553	548	549
(Loss) gain on sales and foreclosures of other real estate owned, net	(21)	166	79
Other operating income	573	590	576
Total other income	5,449	4,390	4,623
Other expenses:
Salaries and employee benefits	9,328	9,246	9,518
Equipment and occupancy expenses	1,958	2,284	2,452
Amortization of intangibles	23	32	126
Writedowns of other real estate owned	50	172	176
Other	4,911	5,112	5,928
Total other expenses	16,270	16,846	18,200
Income before income taxes	7,515	6,405	4,994
Income tax expense	1,321	1,443	1,015
Net income	$6,194	4,962	3,979
Basic earnings per common share	$0.79	0.60	0.47
Diluted earnings per common share	$0.79	0.60	0.47
See accompanying notes to consolidated financial statements.

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2020, 2019 and 2018
(Dollars in thousands)

	2020	2019	2018
Net income	$6,194	4,962	3,979
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available-for-sale arising during period, net of taxes of $2,765, $1,346, and $497	8,164	3,946	(1,457)
Reclassification adjustments for gains included in operations, net of taxes of $451, $18, and $6486	(1,331)	(52)	(143)
Other comprehensive income (loss)	6,833	3,894	(1,600)
Comprehensive income	$13,027	8,856	2,379
See accompanying notes to consolidated financial statements.

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2020, 2019 and 2018
(Dollars in thousands)

	Preferred Stock				Additional Paid-in Capital Series AAA Preferred	Common Stock		Additional Paid-In Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
	Series A	Series B	Series D	Series AAA		Shares	Par Value
Balance, December 31, 2017	$—	—	10,304	127	1,630	6,190,012	6,190	58,077	—	(21,142)	(1,570)	53,616
Net income	—	—	—	—	—	—	—	—	—	3,979	—	3,979
Cashless exercise of stock options	—	—	—	—	—	8,620	9	(48)	—	—	—	(39)
Stock compensation awards	—	—	—	—	—	—	—	178	—	—	—	178
Dividends declared	—	—	—	—	—	—	—	—	—	(766)	—	(766)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	(1,600)	(1,600)
Balance, December 31, 2018	—	—	10,304	127	1,630	6,198,632	6,199	58,207	—	(17,929)	(3,170)	55,368
Net income	—	—	—	—	—	—	—	—	—	4,962	—	4,962
Cashless exercise of stock options	—	—	—	—	—	230	—	(1)	—	—	—	(1)
Issuance of restricted shares	—	—	—	—	—	330	—	—	—	—	—	—
Stock compensation awards	—	—	—	—	—	—	—	193	—	—	—	193
Conversion of Series D and AAA preferred stock to common stock	—	—	(789)	(8)	(114)	168,601	169	742	—	—	—	—
Purchase of treasury stock	—	—	—	—	—	—	—	—	(5,149)	—	—	(5,149)
Dividends declared	—	—	—	—	—	—	—	—	—	(5,434)	—	(5,434)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	3,894	3,894
Balance, December 31, 2019	—	—	9,515	119	1,516	6,367,793	6,368	59,141	(5,149)	(18,401)	724	53,833
Net income	—	—	—	—	—	—	—	—	—	6,194	—	6,194
Cashless exercise of stock options	—	—	—	—	—	939	—	(4)	—	—	—	(4)
Stock compensation awards	—	—	—	—	—	—	—	76	—	—	—	76
Conversion of AAA preferred stock to common stock	—	—	—	(2)	(29)	5,737	6	25	—	—	—	—
Purchase of treasury stock	—	—	—	—	—	—	—	—	(457)	—	—	(457)
Dividends declared	—	—	—	—	—	—	—	—	—	(1,596)	—	(1,596)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	6,833	6,833
Balance, December 31, 2020	$—	—	9,515	117	1,487	6,374,469	6,374	59,238	(5,606)	(13,803)	7,557	64,879
See accompanying notes to consolidated financial statements.

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2020, 2019 and 2018
(Dollars in thousands)

	2020	2019	2018
Cash flows from operating activities:
Net income	$6,194	4,962	3,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	879	1,150	1,235
Amortization of intangibles	23	32	126
Other amortization	917	671	833
Provision for loan losses	600	39	171
Deferred tax expense	1,321	1,443	1,376
Stock-based compensation	76	193	178
Deferred compensation expense (income)	5	(11)	23
Net gain on sales of investment securities available-for-sale	(1,782)	(70)	(191)
Income on bank-owned life insurance	(553)	(548)	(549)
(Increase) decrease in interest receivable	(1,096)	207	(168)
Decrease in income taxes receivable	—	—	339
(Decrease) increase in interest payable	(90)	305	168
Loss on disposal of premises and equipment	4	12	—
Writedowns of premises and equipment	—	—	2
Loss (gain) on sales of other real estate owned	21	(166)	(79)
Writedowns of other real estate owned	50	172	176
Change in other assets and other liabilities	(1,048)	17	(819)
Net cash provided by operating activities	5,521	8,408	6,800
Cash flows from investing activities:
Net change in interest-bearing deposits in other banks	(44,281)	(19,828)	24,991
Net change in federal funds sold	303	855	(3,714)
Purchases of investment securities available-for-sale	(182,681)	(41,925)	(24,432)
Proceeds from sales of investment securities available-for-sale	55,285	57,868	10,766
Proceeds from calls of investment securities held-to-maturity	—	2,000	—
Proceeds from calls, maturities and paydowns of investment securities available-for-sale	12,326	10,016	12,349
Purchase of restricted equity securities	(1,066)	(1,555)	(699)
Redemptions of restricted equity securities	425	1,275	1,497
Net decrease (increase) in loans	9,110	(16,292)	(26,717)
Purchases of premises and equipment	(602)	(514)	(833)
Proceeds from sales of other real estate owned	13	848	703
Net cash received from purchase of branch accounts	27,048	—	—
Net cash used in investing activities	(124,120)	(7,252)	(6,089)
See accompanying notes to consolidated financial statements.

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows, continued
For the Years Ended December 31, 2020, 2019 and 2018
(Dollars in thousands)

	2020	2019	2018
Cash flows from financing activities:
Net increase in deposits	$102,197	$1,661	$18,956
Proceeds from FHLB advances	25,000	50,000	—
Repayments of FHLB advances	(10,000)	(50,000)	(10,000)
Proceeds from long-term borrowing	2,558	4,688	—
Purchase of treasury stock	(457)	(5,149)	—
Common stock dividends paid	(1,596)	(5,434)	(5,847)
Net cash provided by (used in) financing activities	117,702	(4,234)	3,109
Net change in cash and due from banks	(897)	(3,078)	3,820
Cash and due from banks at beginning of year	7,792	10,870	7,050
Cash and due from banks at end of year	$6,895	$7,792	$10,870
Supplemental disclosures
Cash paid for:
Interest	$2,980	$2,557	$2,112
Noncash transactions:
Principal balances of loans transferred to other real estate owned	$34	$530	$449
Financed sales of other real estate owned	$—	$—	$1,588
Unrealized gain (loss) on investment securities available-for-sale, net	$6,833	$3,894	$(1,600)
Change in dividends payable	$—	$—	$(5,100)
See accompanying notes to consolidated financial statements.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(1)Summary of Significant Accounting Policies
Nature of Operations
SouthCrest Financial Group, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary bank, SouthCrest Bank, N.A. (the “Bank”), The Bank is a commercial bank located in Atlanta, Georgia operating branches located in Atlanta, Cumming, Fayetteville, Thomaston, Manchester, Luthersville, Cedartown, Rockmart and Chickamauga, Georgia. The Bank provides a full range of banking services in its primary market area of Fulton, Forsyth, Fayette, Upson, Meriwether, Polk, and Walker Counties, Georgia and the surrounding counties. The Company considers its banking services to represent a single reporting segment. The Company is regulated by the Federal Reserve Bank and the Bank is regulated by the Office of the Comptroller of the Currency. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”).
Basis of Presentation and Accounting Estimates
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.
In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of other real estate owned and deferred taxes, other-than-temporary impairments of securities, and the fair value of financial instruments.
The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.
While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.
The Company has evaluated all transactions, events, and circumstances for consideration or disclosure through April 1, 2021, the date these consolidated financial statements were available to be issued and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.
Cash, Due from Banks and Cash Flows
For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection, and amounts due from banks. Cash flows from loans, interest-bearing deposits in other banks, federal funds sold, and deposits are reported net.
From time to time, the Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. There were no required reserve balances with the Federal Reserve Bank at December 31, 2020 and 2019.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Securities
Debt securities held for trading consist of securities that are held principally for resale in the near term. These securities are recorded at fair value based on quoted market prices. Changes in fair value are recorded in earnings. Interest and dividends are included in net interest income.
Securities, continued
Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity are classified as available-for-sale and are carried at fair value, with unrealized gains and losses reported in other comprehensive income or loss. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the estimated lives of the securities. Gains and losses on the sale of securities are recorded on the trade date and determined using the specific-identification method.
The Company evaluates investment securities for other-than-temporary impairment using relevant accounting guidance specifying that (a) if the Company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss that has occurred in the security. If management does not intend to sell the security and it is more likely than not that they will not have to sell the security before recovery of the cost basis, management will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income (loss).
Restricted Equity Securities
The Company is required to maintain an investment in capital stock of various entities. Based on redemption provisions of these entities, the stock has no quoted market value and is carried at cost. At their discretion, these entities may declare dividends on the stock. Management reviews these stocks for impairment based on the ultimate recoverability of the cost basis in these stocks.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances less deferred fees and costs on originated loans and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct origination costs of consumer and installment loans, are recognized at the time the loan is placed on the books. Loan origination fees for all other loans are deferred and recognized as an adjustment of the yield over the life of the loan using the straight-line method.
Accrual of interest on loans is discontinued when management believes, after considering current economic conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. All interest accrued but not collected for loans that are placed on nonaccrual is reversed against interest income for the current year or if the interest was accrued in prior periods, the amount is charged to the allowance for loan losses. Interest income on nonaccrual loans is recognized on the cash basis or cost recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest when due. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
The Bank services mortgage loans that it originated and sold to the Federal Home Loan Mortgage Corporation (“Freddie Mac”). The Bank’s servicing obligations include receiving payments, maintaining escrow accounts and paying hazard insurance, mortgage insurance, and taxes from such accounts, collecting past due fees, resolving payment problems and disputes, generating coupon payment books, and reporting loan balances to Freddie Mac each month. The Bank normally receives servicing fees of one quarter of one percent (.0025) of the outstanding loan balance of the loan servicing portfolio from Freddie Mac. The Bank accounts for loan servicing revenues by booking such revenues as they are received.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the uncollectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower's ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.
The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For impaired loans, an allowance is established when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for other qualitative factors. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
The Company designates loan modifications as troubled debt restructurings (“TDRs”) when, for economic or legal reasons related to the borrower’s financial difficulties, it grants a concession to the borrower that it would not otherwise consider. TDRs can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. In circumstances where the TDR involves charging off a portion of the loan balance, the Company typically classifies these restructurings as nonaccrual loans.
In connection with restructurings, the decision to maintain a loan that has been restructured on accrual status is based on a current, well documented credit evaluation of the borrower’s financial condition and prospects for repayment under the modified terms. This evaluation includes consideration of the borrower’s current capacity to pay, which among other things may include a review of the borrower’s current financial statements, an analysis of global cash flow sufficient to pay all debt obligations, a debt to income analysis, and an evaluation of secondary sources of payment from the borrower and any guarantors. This evaluation also includes an evaluation of the borrower’s current willingness to pay, which may include a review of past payment history, an evaluation of the borrower’s willingness to provide information on a timely basis, and consideration of offers from the borrower to provide additional collateral or guarantor support. The credit evaluation also reflects consideration of the borrower’s

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
future capacity and willingness to pay, which may include evaluation of cash flow projections, consideration of the adequacy of collateral to cover all principal and interest, and trends indicating improving profitability and collectability of receivables.
Allowance for Loan Losses, continued
Restructured nonaccrual loans may be returned to accrual status based on a current, well-documented credit evaluation of the borrower’s financial condition and prospects for repayment under the modified terms. This evaluation must include consideration of the borrower’s sustained historical repayment for a reasonable period, generally a minimum of six months, prior to the date on which the loan is returned to accrual status.
Premises and Equipment
Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in current operations. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

Building and improvements	20–40 Years
Leasehold improvements	5–10 Years
Furniture and equipment	5–10 Years
Computer and software	3–5 Years
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company - put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Other Real Estate Owned
Other real estate acquired through, or in lieu of, loan foreclosure is held for sale and is initially recorded at fair value less selling costs. Any write down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed.
Intangible Assets
Intangible assets consist of core deposit premiums and mortgage servicing rights. The core deposit premiums were acquired in connection with business combinations. The core deposit premium is initially recognized based on a valuation performed as of the consummation date. The core deposit premium is amortized over the average remaining life of the acquired customer deposits, normally 8 to 12 years, using an accelerated or straight-line method, depending on the results of the initial valuation of the specific intangibles. Mortgage servicing rights are recognized initially at fair value as loans are sold into the secondary market with servicing rights retained and are amortized over the estimated life of the underlying loans. All intangible assets are tested annually for potential impairment.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Income Taxes
The Company accounts for income taxes using the liability method. The accounting guidance related to accounting for uncertainty in income taxes sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.
Income Taxes, continued
The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets may be reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Stock-Based Compensation
Stock-based compensation accounting guidance requires that the compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock-based compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.
The stock-based compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards and stock grants. The Company recognized stock-based compensation of $76,000, $193,000 and $178,000, for the years ended December 31, 2020, 2019, and 2018, respectively.
Treasury Stock
Treasury Stock is accounted for by the cost method. Subsequent reissuances are accounted for at average cost.
Profit-Sharing Plan
Profit-sharing plan costs are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for federal income tax purposes.
Earnings Per Share
Basic earnings per common share are computed by dividing net earnings available to common shareholders by the weighted-average number of shares of common stock outstanding. Diluted earnings per common share is computed by dividing net income by the effect of the issuance of potential common shares that are dilutive and by

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
the sum of the weighted-average number of shares of common stock outstanding. Anti-dilutive potential common shares are excluded from the diluted earnings per share computation.
Earnings Per Share, continued

	Years Ended December 31,
	2020	2019	2018
Net income available to common shareholders	$6,194	4,962	3,979
Weighted average common shares and equivalents outstanding	7,846,683	8,234,569	8,416,540
Dilutive common shares effect of stock options	27,590	67,469	87,809
Diluted common shares and equivalents	7,874,273	8,302,038	8,504,349
Basic earnings per common share	$0.79	0.6	0.47
Diluted earnings per common share	$0.79	0.6	0.47
Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in operations. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
Nonvoting Common Stock
The Company is authorized to issue 50,000,000 shares of nonvoting common stock. As of December 31, 2020, the Company has not issued any such shares.
Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 15. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.
Revenue Recognition
As of January 1, 2018, the Company adopted ASU 2014-09 (Topic 606) using the modified retrospective approach. The adoption of the guidance had no material impact on the measurement, timing, or recognition of revenue; however, additional disclosures have been added in accordance with the ASU. See Note 1 for additional information on this new accounting standard.
Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. In addition, certain noninterest income categories such as gains or losses associated with mortgage servicing rights, derivatives, and income from bank-owned life insurance are not within the scope of the new guidance. The main types of revenue contracts within the scope of Topic 606 include service charges on deposit accounts, card interchange income, and certain other noninterest income. These contracts are discussed in detail below:
Service charges on deposit accounts: The deposit contract obligates the Company to serve as a custodian of the customer’s deposited funds and is generally terminable at will by either party. This contract permits the customer to access the funds on deposit and request additional services related to the deposit account. Service charges on deposit accounts consist of account analysis fees (net fees earned on analyzed business and public checking accounts), monthly service charges, nonsufficient fund (“NSF”) charges, and other deposit account related charges. The Company’s performance obligation for account analysis fees and monthly service charges is generally satisfied, and the related revenue recognized, over the period in which the service is provided (typically on a monthly basis); while NSF charges and other deposit account

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
related charges are largely transactional based and the related revenue is recognized at the time the service is provided.
Card interchange income: A contract between the Company, as a card-issuing bank, and its customers whereby the Company receives a transaction fee from the merchant’s bank whenever a customer uses a debit or credit card to make a purchase. The performance obligation is completed and the fees are recognized as the service is provided (i.e., when the customer uses a debit or credit card). These amounts are included in Other service charges and fees on the consolidated statements of operations.
Revenue Recognition, continued
Other noninterest income: Other noninterest income includes several items, such as wire transfer income, check cashing fees, check printing fees, safe deposit box rental fees, management fee income, and consulting fees. These fees are generally recognized at the time the service is provided. These amounts are included in Other operating income on the consolidated statements of operations.
Risk and Uncertainties
Beginning in March 2020, the United States economy began suffering adverse effects from the COVID 19 Virus Crisis ("CV19 Crisis").  As of the date of issuance of the consolidated financial statements, the Company had not yet suffered material adverse impact from the CV19 Crisis.  The future impact of the CV19 Crisis on the Company cannot be reasonably estimated at this time.
Recent Accounting Standards
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The main objective of the ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in the ASU replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The ASU is effective for the Company for the fiscal year beginning after December 15, 2020, and interim periods within the fiscal year beginning after December 15, 2022. Early adoption is permitted for the fiscal year beginning after December 15, 2018, including interim periods within this fiscal year. The Company is currently evaluating the impact of ASU 2016-13 on the consolidated financial statements, although the general expectation in the banking industry is that the implementation of this standard will result in higher required balances in the allowance for loan losses.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. This ASU modifies the disclosure requirements for fair value measurements by removing, modifying or adding certain disclosures. The updated guidance is effective for annual reporting periods, including interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. As the new ASU only revises disclosure requirements, it did not have a material impact on the Company’s consolidated financial statements.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(2)Investment Securities
The Company maintains an investment securities portfolio with 159 unique security positions. The amortized cost and fair value of securities available-for-sale with gross unrealized gains and losses are summarized as follows (dollars in thousands):

December 31, 2020:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government-sponsored enterprises (GSE)	$210	$—	$(1)	$209
State and municipal securities	120,357	7,243	(82)	127,518
Corporate bonds	15,384	196	(311)	15,269
Mortgage-backed securities	85,780	3,209	(113)	88,876
Asset-backed securities	24,631	7	(32)	24,606
Total securities available-for-sale	$246,362	$10,655	$(539)	$256,478

December 31, 2019:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government-sponsored enterprises (GSE)	$319	$—	$(1)	$318
State and municipal securities	20,441	280	(43)	20,678
Corporate bonds	14,518	273	(92)	14,699
Mortgage-backed securities	95,150	1,057	(505)	95,702
Total securities available-for-sale	$130,428	1,610	(641)	131,397
The amortized cost and fair value of securities held-to-maturity with gross unrealized gains and losses are summarized as follows (dollars in thousands):

December 31, 2020:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate bonds	$5,000	$44	$—	$5,044
Total securities held-to-maturity	$5,000	$44	$—	$5,044

December 31, 2019:
Corporate bonds	$5,000	$62	$—	$5,062
Total securities held-to-maturity	$5,000	$62	$—	$5,062
The amortized cost and fair value of securities available-for-sale and held-to-maturity as of December 31, 2020 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available-for-Sale		Securities Held-to-Maturity
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	$3,663	$3,702	$2,000	$2,044
Due from one to five years	29,202	29,552	3,000	3,000
Due from five to ten years	119,005	125,089	—	—
Due after ten years	8,712	9,259	—	—
Mortgage-backed securities	85,780	88,876	—	—
	$246,362	$256,478	$5,000	$5,044
Securities with a carrying value of $70,597,000 and $65,451,000 at December 31, 2020 and 2019, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Gains and losses on sales of securities available-for-sale consisted of the following (dollars in thousands):

	Years Ended December 31,
	2020	2019	2018
Gross gains	$1,935	233	307
Gross losses	153	163	116
Net realized gains	$1,782	70	191
There were no sales of securities held-to-maturity during 2020, 2019 or 2018.
Restricted equity securities consisted of the following (dollars in thousands):

	December 31,
	2020	2019
Federal Reserve Bank stock	$1,714	1,714
Federal Home Loan Bank stock	2,410	1,769
	$4,124	3,483
The following tables show the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2020 and 2019. There were no held-to-maturity securities in an unrealized loss position at December 31, 2020 or 2019 (dollars in thousands).

	Less Than Twelve Months		Over Twelve Months
Securities Available-for-Sale	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses
December 31, 2020:
GSE	$—	—	(1)	209	(1)
State and municipal securities	(82)	9,819	—	—	(82)
Corporate bonds	(99)	4,433	(212)	1,450	(311)
Mortgage-backed securities	(104)	24,161	(9)	2,446	(113)
Asset-backed securities	(32)	8,255	—	—	(32)
Total	$(317)	46,668	(222)	4,105	(539)

December 31, 2019:
GSE	$—	—	(1)	318	(1)
State and municipal securities	(43)	5,049	—	—	(43)
Corporate bonds	—	—	(92)	2,025	(92)
Mortgage-backed securities	(286)	40,530	(219)	19,409	(505)
Total	$(329)	45,579	(312)	21,752	(641)
GSE debt securities. The unrealized loss on the one investment in GSE was caused by interest rate increases. The contractual terms of this investment do not permit the issuer to settle the security at a price less than the par value of the investment. Because the Company does not intend to sell the investment and it is not more likely than not that the Company will be required to sell the investment before recovery of its amortized cost basis, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2020.
State and municipal securities. The unrealized losses on the five investments in state and municipal securities were caused by interest rate increases. Because the decline in market value is attributable to changes in interest rates

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
and not credit quality, and because the Company does not intend to sell these investments and it is more likely than not that the Company will not be required to sell these investments before recovery of its amortized cost bases, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2020.
Mortgage-backed securities. The unrealized losses on the Company’s investment in 24 GSE mortgage-backed securities were caused by interest rate increases. While the Company purchased those investments at a premium relative to their face amount, such premiums are amortized over the anticipated average life of the securities. Furthermore, contractual cash flows of those investments are guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost bases of the Company’s investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2020.
Corporate bonds. The Company’s unrealized losses on investments in four corporate bonds relate to investments in companies within the financial services sector. The unrealized losses are primarily caused by fluctuations in interest rates and not by decreases in profitability and profit forecasts by industry analysts. The contractual terms of those investments do not permit the Company to settle the security at a price less than the par value of the investments. The Company currently does not believe it is probable that it will be unable to collect all amounts due according to the contractual terms of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of its par value, which may be maturity, it does not consider these investments to be other-than-temporarily impaired at December 31, 2020.
Asset-backed securities. The Company’s unrealized losses on investments in three asset-backed securities relate to investments in companies within the financial services sector. The unrealized losses are primarily caused by fluctuations in interest rates and not by decreases in profitability and profit forecasts by industry analysts. The contractual terms of those investments do not permit the Company to settle the security at a price less than the par value of the investments. The Company currently does not believe it is probable that it will be unable to collect all amounts due according to the contractual terms of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of its par value, which may be maturity, it does not consider these investments to be other-than-temporarily impaired at December 31, 2020.
Other-Than-Temporary Impairment
The Company routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. The most significant factors are default rates and the creditworthiness of the issuer. Other factors may include geographic concentrations, credit ratings, and other performance indicators of the underlying asset. There were no other-than-temporary impairment charges recorded during the years ended December 31, 2020, 2019, and 2018.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(3)Loans and Allowances for Loan Losses
The composition of loans is summarized as follows (dollars in thousands):

	December 31,
	2020	2019
Real estate mortgages:
Commercial	$177,139	166,977
Construction and land development	49,537	47,868
1-4 family first mortgage	49,771	64,956
Other	10,825	14,129
Commercial, financial, and agricultural	37,027	38,122
Consumer	2,048	2,320
	326,347	334,372
Deferred loan costs	360	286
Allowance for loan losses	(3,705)	(3,039)
Accretable discount	(14)	(15)
Non-accretable discount	(9)	(9)
Loans, net	$322,979	331,595
Loans serviced for others totaled $25,928,000 and $34,604,000 at December 31, 2020 and 2019, respectively.
The Company has pledged certain loans secured by 1-4 family residential mortgages under a blanket collateral agreement to secure borrowings from the FHLB. The amount of such pledged loans totaled $67,138,000 and $70,079,000 at December 31, 2020 and 2019, respectively.
For purposes of the disclosures required pursuant to the FASB Accounting Standards Codification 310 for Receivables, the loan portfolio was disaggregated into segments and then further disaggregated into classes for certain disclosures. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for credit losses. There are three loan portfolio segments that include real estate, commercial, and consumer. A class is generally determined based on the initial measurement attribute, risk characteristic of the loan, and an entity’s method for monitoring and assessing credit risk. Commercial, financial, and agricultural is a separate commercial loan class. Classes within the real estate portfolio segment include construction and land development, 1-4 family first mortgages, commercial, and other. Consumer loans are a class in itself.
The following describe risk characteristics relevant to each of the portfolio segments:
Real Estate - As discussed below, the Company offers various types of real estate loan products. All loans within this portfolio segment are particularly sensitive to the valuation of real estate:
•Loans for real estate construction and land development are repaid through cash flow related to the operations, sale or refinance of the underlying property. This portfolio segment includes extensions of credit to real estate developers or investors where repayment is dependent on the sale of the real estate or income generated from the real estate collateral.
•1-4 family first mortgage loans are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property.
•Commercial real estate mortgage loans include owner-occupied commercial real estate loans, owner-occupied construction loans for commercial businesses, and loans secured by income producing properties. Owner-occupied commercial real estate loans to operating businesses are long-term financing of land and buildings. Owner-occupied construction loans for a commercial business are for the development of land or

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
construction of a building. Both of these types of loans are repaid by cash flow generated from the business operation. Real estate loans for income-producing properties such as apartment buildings, office and industrial buildings, and retail shopping centers are repaid from rental income derived from the properties.
•Other real estate mortgage loans include real estate loans secured by farmland, second liens, or open end real estate loans, such as home equity lines. These are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property.
Commercial - The commercial loan portfolio segment includes commercial, financial, and agricultural loans. These loans include loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, or expansion projects. Loans are repaid by business cash flows. Collection risk in this portfolio is driven by the creditworthiness of the underlying borrower, particularly cash flows from the customers’ business operations.
Consumer - The consumer loan portfolio segment includes direct consumer installment loans, overdrafts and other revolving credit loans, educational loans, and municipal loans. Loans in this portfolio are sensitive to unemployment and other key consumer economic measures.
Credit administration and special assets management are both involved in the credit risk management process and assess the accuracy of risk ratings, the quality of the portfolio and the estimation of inherent credit losses in the loan portfolio. This comprehensive process also assists in the prompt identification of problem credits. The Company has taken a number of measures to manage the portfolios and reduce risk, particularly in the more problematic portfolios.
The Company employs a credit risk management process with defined policies, accountability and routine reporting to manage credit risk in the loan portfolio segments. Credit risk management is guided by credit policies that provide for a consistent and prudent approach to underwriting and approvals of credits. Within the Credit Policy, procedures exist that elevate the approval requirements as credits become larger and more complex. All loans are individually underwritten, risk-rated, approved, and monitored.
Responsibility and accountability for adherence to underwriting policies and accurate risk ratings lie in each portfolio segment. For the consumer portfolio segment, the risk management process focuses on managing customers who become delinquent in their payments. For the commercial and real estate portfolio segments, the risk management process focuses on underwriting new business and, on an ongoing basis, monitoring the credit of the portfolios. To ensure problem credits are identified on a timely basis, several specific portfolio reviews occur each quarter to assess the larger adversely rated credits for proper risk rating and accrual status and, if necessary, to ensure such individual credits are transferred to the Special Assets Division.
Credit quality and trends in the loan portfolio segments are measured and monitored regularly. This review includes detailed reports, by product, collateral, and accrual status.
The allowance for loan losses is a valuation reserve established through provisions for loan losses charged against income. The allowance for loan losses, which is evaluated quarterly, is maintained at a level that management deems sufficient to absorb probable losses inherent in the loan portfolio. Loans deemed to be uncollectible are charged against the allowance for loan losses, while recoveries of previously charged-off amounts are credited to the allowance for loan losses. The allowance for loan losses is comprised of specific valuation allowances for loans evaluated individually for impairment, general allocations for pools of homogeneous loans with similar risk characteristics and trends, and an unallocated component that reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
The allowance for loan losses related to specific loans is based on management’s estimate of potential losses on impaired loans as determined by (1) the present value of expected future cash flows; (2) the fair value of collateral if the loan is determined to be collateral dependent or (3) the loan’s observable market price. The Company’s homogeneous loan pools include commercial real estate loans, real estate construction and land development loans, residential real estate loans, real estate other loans, commercial/financial/agricultural, industrial loans, and consumer loans. The general allocations to these loan pools are based on the historical loss rates for specific loan types and the

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
internal risk grade, if applicable, adjusted for both internal and external qualitative risk factors. The qualitative factors considered by management include, among other factors, (1) changes in local and national economic conditions; (2) changes in asset quality; (3) changes in loan portfolio volume; (4) the composition and concentrations of credit; and (5) effectiveness of the Company’s loan policies, procedures and internal controls. The total allowance established for each homogeneous loan pool represents the product of the historical loss ratio (as adjusted for qualitative factors) and the total dollar amount of the loans in the pool.
The following tables detail activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2020 and 2019. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories. (Dollars in thousands)

December 31, 2020:	Real Estate	Commercial	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$2,554	$175	$154	$156	$3,039
Charge-offs	(4)	(294)	(55)	—	(353)
Recoveries	1	386	32	—	419
Provision (Re-allocation)	463	(22)	53	106	600
Ending balance	$3,014	$245	$184	$262	$3,705
Ending balance – individually evaluated for impairment	$—	$—	$—	$—	$—
Ending balance – collectively evaluated for impairment	$3,014	$245	$184	$262	$3,705
Loans:
Ending balance	$287,272	$37,027	$2,048	$—	$326,347
Ending balance - individually evaluated for impairment	$—	$—	$—	$—	$—
Ending balance – collectively evaluated for impairment	$287,272	$37,207	$2,048	$262	$326,347

December 31, 2019:
Allowance for loan losses:
Beginning balance	$2,775	$200	$39	$28	$3,042
Charge-offs	(18)	(108)	(81)	—	(207)
Recoveries	19	110	36	—	165
Provision (Re-allocation)	(222)	(27)	160	128	39
Ending balance	$2,554	$175	$154	$156	$3,039
Ending balance – individually evaluated for impairment	$—	$—	$—	$—	$—
Ending balance – collectively evaluated for impairment	$2,554	$175	$154	$156	$3,039
Loans:
Ending balance	$293,930	$38,122	$2,320	$—	$334,372
Ending balance - individually evaluated for impairment	$—	$—	$—	$—	$—
Ending balance – collectively evaluated for impairment	$293,930	$38,122	$2,320	$—	$334,372
A description of the general characteristics of the risk grades used by the Company is as follows:
Pass: Loans in this risk category involve borrowers of acceptable-to-strong credit quality and risk who have the apparent ability to satisfy their loan obligations. Loans in this risk grade would possess sufficient mitigating factors,

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
such as adequate collateral or strong guarantors possessing the capacity to repay the debt if required, for any weakness that may exist.
Watch: Loans in this risk grade are the equivalent of the regulatory definition of “Other Assets Especially Mentioned” classification. Loans in this category possess some credit deficiency or potential weakness, which requires a high level of management attention. Potential weaknesses include declining trends in operating earnings and cash flows and /or reliance on the secondary source of repayment. If left uncorrected, these potential weaknesses may result in noticeable deterioration of the repayment prospects for the asset or in the Company’s credit position.
Substandard: Loans in this risk grade are inadequately protected by the borrower’s current financial condition and payment capability or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the orderly repayment of debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful: Loans in this risk grade have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or orderly repayment in full, on the basis of current existing facts, conditions and values, highly questionable and improbable. Possibility of loss is extremely high, but because of certain important and reasonably specific factors that may work to the advantage and strengthening of the exposure, its classification as an estimated loss is deferred until its more exact status may be determined.
Loss: Loans in this risk grade are considered to be non-collectible and of such little value that their continuance as bankable assets is not warranted. This does not mean the loan has absolutely no recovery value, but rather it is neither practical nor desirable to defer writing off the loan, even though partial recovery may be obtained in the future. Charge-offs against the allowance for loan losses are taken in the period in which the loan becomes uncollectible. Consequently, the Company typically does not maintain a recorded investment in loans within this category.
The following tables summarize the risk category of the Company’s loan portfolio based on the most recent analysis performed as of December 31, 2020 and 2019 (dollars in thousands):

December 31, 2020:	Pass	Watch	Substandard	Doubtful	Total
Real estate mortgages:
Commercial	$160,737	$15,298	$1,104	$—	$177,139
Construction and land development	43,650	5,829	58	—	49,537
1-4 family first mortgage	42,502	2,840	4,429	—	49,771
Other	10,356	159	310	—	10,825
Commercial, financial, and agricultural	35,293	1,730	4	—	37,027
Consumer	1,821	26	201	—	2,048
Total	$294,359	$25,882	$6,106	$—	$326,347

December 31, 2019:
Real estate mortgages:
Commercial	154,105	11,290	1,582	—	166,977
Construction and land development	47,751	41	76	—	47,868
1-4 family first mortgage	56,833	2,602	5,521	—	64,956
Other	13,569	74	486	—	14,129
Commercial, financial, and agricultural	37,788	328	6	—	38,122
Consumer	2,125	15	180	—	2,320
Total	$312,171	$14,350	$7,851	$—	$334,372

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
A loan is considered past due if any required principal and interest payments have not been received as of the date such payments were required to be made under the terms of the loan agreement. Generally, management places loans on non-accrual when there is a clear indication that the borrower’s cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 90 days past due. The following tables present the aging of the recorded investment in loans and leases as of December 31, 2020 and 2019 (dollars in thousands):

	Past Due Status (Accruing Loans)
December 31, 2020:	Current	30-89 Days	90+ Days	Total	Non-accrual	Total
Real estate mortgages:
Commercial	$176,787	$223	$—	$177,010	$129	$177,139
Construction and land development	49,514	4	—	49,518	19	49,537
1-4 family first mortgage	46,435	714	—	47,149	2,622	49,771
Other	10,694	—	—	10,694	131	10,825
Commercial, financial, and agricultural	37,027	—	—	37,027	—	37,027
Consumer	1,880	12	—	1,892	156	2,048
Total	$322,337	$953	$—	$323,290	$3,057	$326,347

December 31, 2019:
Real estate mortgages:
Commercial	$166,253	$242	$—	$242	$482	$166,977
Construction and land development	47,823	12	—	12	33	47,868
1-4 family first mortgage	60,023	1,565	—	1,565	3,368	64,956
Other	13,673	248	—	248	208	14,129
Commercial, financial, and agricultural	38,117	5	—	5	—	38,122
Consumer	2,134	9	—	9	177	2,320
Total	$328,023	$2,081	$—	$2,081	$4,268	$334,372
A loan held for investment is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (both principal and interest) according to the terms of the loan agreement. The Company established a threshold of $500,000 for individual impairment testing of loans and designated a 10% reserve for all nonaccrual loans under that threshold for the years ended December 31, 2020 and 2019.
There were no impaired loans that met the Company’s established threshold at December 31, 2020 and 2019.
At December 31, 2020 and 2019, impaired loans included loans that were classified as Troubled Debt Restructurings “TDRs”. The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession.
In assessing whether or not a borrower is experiencing financial difficulties, the Company considers information currently available regarding the financial condition of the borrower. This information includes, but is not limited to, whether (i) the debtor is currently in payment default on any of its debt; (ii) a payment default is probable in the foreseeable future without the modification; (iii) the debtor has declared or is in the process of declaring bankruptcy and (iv) the debtor's projected cash flow is sufficient to satisfy contractual payments due under the original terms of the loan without a modification.
The Company considers all aspects of the modification to loan terms to determine whether or not a concession has been granted to the borrower. Key factors considered by the Company include the debtor's ability to access funds at a market rate for debt with similar risk characteristics, the significance of the modification relative to unpaid principal balance or collateral value of the debt, and the significance of a delay in the timing of payments relative to

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
the original contractual terms of the loan. The most common concessions granted by the Company generally include one or more modifications to the terms of the debt, such as (i) a reduction in the interest rate for the remaining life of the debt, (ii) an extension of the maturity date at an interest rate lower than the current market rate for new debt with similar risk, (iii) a temporary period of interest-only payments, and (iv) a reduction in the contractual payment amount for either a short period or remaining term of the loan. There were $110,000 and $132,000 troubled debt restructurings as of December 31, 2020 and 2019. Of the nonaccrual loans at December 31, 2020 and 2019, $110,000 and $132,000, respectively, met the criteria for a TDR. A loan is placed back on accrual status when both principal and interest are current and it is probable that the Company will be able to collect all amounts due (both principal and interest) according to the terms of the loan agreement.
The CARES Act provides temporary relief from accounting for certain pandemic-related loan modifications as a troubled debt restructuring (TDR). During 2020, approximately $58,100,000 of loans requested modifications as a result of the pandemic. As of December 31, 2020, all previously modified loans except for approximately $523,000 were back to their original terms and performing.
There were no loans modified into a TDR during the years ending December 31, 2020 and 2019. The Company has no additional commitments to lend additional funds to any of the related debtors whose terms have been modified in a TDR.
In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the years ended December 31, 2020 and 2019 are as follows (dollars in thousands):

	December 31,
	2020	2019
Balance, beginning of year	$257	$385
New	6,000	—
Advances	—	290
Repayments	(12)	(418)
Balance, end of year	$6,245	$257
(4)Premises and Equipment
Premises and equipment are summarized as follows (dollars in thousands):

	December 31,
	2020	2019
Land and improvements	$1,430	$1,430
Buildings	13,026	12,713
Leasehold improvements	441	441
Equipment	8,218	8,102
	23,115	22,686
Accumulated depreciation	14,534	13,824
	$8,581	$8,862
Leases
The Company leases certain branch and loan production office properties and equipment under operating lease agreements.
Rental expense under all operating leases amounted to $367,000, $350,000, and $362,000 for the years ended December 31, 2020, 2019, and 2018, respectively.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
As of January 1, 2019, the Company adopted ASU 2016-02 (Topic 842) on a prospective basis using the effective date method. The adoption of the new standard did not have a material impact on the consolidated financial statements; however, additional disclosures have been added in accordance with the ASU.
The operating lease ROU asset represents the right to use an underlying asset during the lease term, while the operating lease liability represents the obligation to make lease payments arising from the lease. The ROU asset and lease liability are recognized at lease commencement based on the present value of the remaining lease payments, considering a discount rate that represents the incremental borrowing rate. Operating lease expense is recognized on a straight-line basis over the lease term and is recognized in occupancy, equipment, and office in the accompanying consolidated statements of operations. As of December 31, 2020, the Company had recorded a right of use asset of $1,121,000 and right of use liability of $747,000. These amounts are included on the balance sheet in other assets and other liabilities, respectively.
The Company leases space under non-cancelable operating lease agreements for certain bank and nonbank branch facilities with remaining lease terms of 1 to 3 years. Certain lease arrangements contain extension options which typically range from 3 to 10 years at the then fair market rental rates. The lease asset and liability consider renewal options when they are reasonably certain of being exercised.
A summary of net lease cost and selected other information related to operating leases is as follows:

($ in thousands)	Year Ended December 31, 2020	Year Ended December 31, 2019
Net lease cost:
Operating lease cost	$703	$350
Variable lease cost	—	23
Net lease cost	$703	$373
Selected other operating lease information:
Weighted average remaining lease term (years)	2.09	2.30
Weighted average discount rate	3.0%	3.0%
Future minimum lease commitments on noncancelable operating leases are summarized as follows (dollars in thousands):

Years Ending December 31,
2021	$388
2022	306
2023	72
2024	—
Total future minimum lease payments	766
Less amount representing interest	(19)
Present value of net future minimum lease payments	$747
(5)Intangible Assets
Following is a summary of information related to intangible assets (dollars in thousands):

	As of December 31, 2020		As of December 31, 2019		As of December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit intangible	$1,959	$(929)	$929	$(929)	$929	$(921)

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
On December 30, 2020, the Company purchased certain loans of $1,130,000 and deposits of $28,178,000 from a commercial bank in Thomaston, Georgia for net cash received of $27,048,000. The purchase of deposits resulted in a core deposit intangible of $1,028,000 which will be amortized over the expected life of approximately 10 years.
The following reflects the activity in the mortgage servicing assets, net (dollars in thousands):

	2020	2019	2018
Beginning balance, net	$—	—	88
Amounts recognized upon sales	—	—	—
Amortization	—	—	(88)
Ending balance, net	$—	—	—
The following reflects the activity in the SBA mortgage serving assets, net (dollars in thousands):

	2020	2019	2018
Beginning balance, net	$84	108	124
Recorded servicing asset	—	—	—
Amounts recognized upon sales	—	—	—
Amortization	(23)	(24)	(16)
Ending balance, net	$61	84	108
The estimated amortization expense of all intangible assets in future years is as follows (dollars in thousands):

2021	$116
2022	116
2023	116
2024	116
2025	110
Thereafter	515
$1,089
(6)    Deposits
The composition of deposits is summarized as follows (dollars in thousands):

	December 31,
	2020	2019
Noninterest-bearing deposits	$130,268	103,154
Interest checking	260,849	186,244
Money market	44,426	33,888
Savings	51,953	44,328
Certificates of deposit	108,167	97,674
	$595,663	465,288

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
The aggregate amount of time deposits in denominations of $250,000 or more at December 31, 2020 and 2019 was $21,412,000 and $18,628,000, respectively. The scheduled maturities of time deposits at December 31, 2020 are as follows (dollars in thousands):

2021	$83,096
2022	13,195
2023	5,332
2024	3,340
2025	3,204
$108,167
Overdraft demand and savings deposits reclassified to loans totaled $44,000 and $102,000 at December 31, 2020 and 2019, respectively. At December 31, 2020 and 2019, the Company had no significant deposit relationships.
In the ordinary course of business, the Company holds the deposits of certain related parties, including directors, executive officers, and their affiliates. The interest rates on these deposit liabilities were substantially the same as rates prevailing at the time of the transaction for the type of deposit account. Those deposit liabilities amounted to approximately $16,391,000 and $9,459,000 as of December 31, 2020 and 2019, respectively.
(7)    Borrowings
As of December 31, 2020 and 2019, the Company had the following outstanding advances with the Federal Home Loan Bank of Atlanta (FHLB):

December 31, 2020:
Advance Date	Advance	Interest Basis	Current Rate	Maturity Date	Type
July 11, 2019	$10,000,000	Fixed	1.028%	July 11, 2029	Convertible
November 12, 2019	$20,000,000	Fixed	1.070%	November 9, 2029	Convertible
April 13, 2020	$7,500,000	Fixed	0.676%	October 19, 2022	Fixed Rate Hybrid
April 13, 2020	$7,500,000	Fixed	0.798%	October 19, 2023	Fixed Rate Hybrid

December 31, 2019:
Advance Date	Advance	Interest Basis	Current Rate	Maturity Date	Type
July 11, 2019	$10,000,000	Fixed	1.028%	July 11, 2029	Convertible
November 12, 2019	$20,000,000	Fixed	1.070%	November 9, 2029	Convertible
The advances require quarterly interest payments and are collateralized by FHLB stock and a blanket floating lien on residential real estate mortgage loans, which have a carrying balance of approximately $67,138,000 at December 31, 2020.
The Company had unused lines of credit totaling approximately $44,393,000 at December 31, 2020. These lines represent credit for overnight borrowings from correspondent institutions and availability under FHLB and correspondent bank lines of credit.
On October 24, 2019, the Company entered into an unsecured $8,000,000 revolving line of credit with a commercial bank with a maturity date of October 24, 2022. The line of credit is secured by the common stock of the Bank. At December 31, 2020 and 2019, the line had advances outstanding of $7,246,000 and $4,688,000, respectively. A portion of the loan proceeds ($650,000) were used to fund the debt service reserve account. Interest accrues on the outstanding principal at a per annum rate of Prime Rate plus 50 basis points (3.75% at December 31,

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
2020) and payments are remitted monthly. The balance outstanding in the debt service reserve/cash account was $650,000 at December 31, 2020. The funds in this account are restricted and the lender has a lien on the account.
(8)    Employee Benefit Plans
401(k), Profit Sharing Plan,
The Company maintains a defined contribution retirement plan (the “Plan”) for its officers and employees: the SouthCrest Financial Group, Inc. 401(k) and Profit-Sharing Plan (the “401(k) Plan”).
For 2018, the Company matched discretionary profit sharing contributions equal to 50% of the participants’ contributions up to 6% of the participants’ annual base salary and commissions/bonuses for those eligible to participate in the Plan. Effective August 2019, the Company increased the matching discretionary profit sharing contributions equal to 50% of the participants’ contributions up to 8% of the participants’ annual base salary and commissions/bonuses for those eligible to participate in the Plan. Effective May 2020, the Company suspended the matching contributions. The matching contributions were reinstated effective January 2021. In addition the Company approved a discretionary contribution of $144,000 for 2020 which will be paid in March 2021. Total contributions charged to expense for the years ended December 31, 2020, 2019 and 2018, were $213,000, $198,000, and $178,000 respectively.
Deferred Compensation Plan
The Company has a deferred compensation plan for death and retirement benefits for certain key officers. The estimated amounts to be paid under the deferred compensation plan have been funded through the purchase of life insurance policies on the officers. The balance of the policy cash surrender values at December 31, 2020 and 2019 is $23,009,000 and $22,456,000, respectively. Income recognized on the policies amounted to $553,000, $548,000, and $549,000 for the years ended December 31, 2020, 2019 and 2018, respectively. The balance of deferred compensation included in other liabilities at December 31, 2020 and 2019 is $416,000 and $411,000, respectively. Expense recognized for deferred compensation amounted to $5,000 for year ended December 31, 2020. Income recognized for deferred compensation amounted to $11,000 for the year ended December 31, 2019. The credit to expense for 2019 was the result of adjusting the service cost for a change in calculation of estimated net benefits to the participants.
Phantom Unit Plan
On December 13, 2019, the Company approved a Phantom Unit Plan and issued 181,500 units to key employees. During 2020, phantom units of 8,000 were forfeited. As of December 31, 2020, 173,500 phantom units are outstanding. The units will vest on the occurrence of a Change in Control, provided the grantee of the units remains in continuous service on the vesting date. The grantee of the units will be entitled to a cash payment equal to the number of units held on the vesting date multiplied by the change in control price, less any required withholding tax.
(9)    Stock Compensation Plan
The Company maintains the SouthCrest Financial Group, Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”), which provides for up to 549,000 shares of the Company’s stock to be awarded in the form of stock incentives. Nonqualified stock options and restricted stock shares may be granted under the Stock Incentive Plan. The exercise price of each option equals the market price of the Company’s stock on the date of grant. The stock options have vesting periods ranging from three to four years, and expire after ten years from the date of grant. Performance-based restricted shares vest over a three-year period in accordance with the performance schedule. If the performance criteria is not met, the restricted shares are forfeited. Time-based restricted shares vest over a three-year period. Change in control restricted shares vest (become non-forfeitable) upon the occurrence of a change in control of the Company. Compensation expense for restricted shares is based on the fair value of the Company’s common stock at the time of the grant. The value of restricted stock grants that are expected to vest is amortized into expense over the vesting periods. At December 31, 2020, 7,292 shares remained available for future grant. Compensation cost related to stock options and restricted stock shares that have been charged against income was

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
approximately $76,000, $193,000, and $178,000 for the years ended December 31, 2020, 2019, and 2018, respectively.
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. This model utilizes certain information, such as the interest rate on a risk-free security with a term generally equivalent to the expected life of the option being valued and requires certain other assumptions, such as the expected time an option will be outstanding until it is exercised or expired, to calculate the fair value of stock options granted.
There were no options granted during 2020, 2019 and 2018.
A summary of activity in the Stock Incentive Plan is presented below:

Stock Options:	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term
Outstanding at December 31, 2018	272,000	$6.20
Granted	—	$—
Exercised	(4,000)	$8.65
Forfeited	(2,500)	$7.97
Outstanding at December 31, 2019	265,500	$6.14
Granted	—	$—
Exercised	(8,000)	$5.11
Forfeited	(2,000)	$8.95
Outstanding at December 31, 2020	255,500	$7.23	5.0 years
Options exercisable at December 31, 2020	255,500	$7.23	5.0 years

Restricted Stock Shares:	Options	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2018	62,338	$10.46
Granted	106,586	$9.22
Vested	(330)	$10.10
Forfeited	(55,003)	$10.10
Outstanding at December 31, 2019	113,591	$9.32
Granted	6,000	$8.00
Vested	(3,495)	$10.92
Forfeited	(2,084)	$9.93
Outstanding at December 31, 2020	114,012	$9.19
The intrinsic value of the options exercised for 2020 and 2019 was $9,160 and $3,400, respectively. As of December 31, 2020, $842 in compensation cost related to share-based compensation arrangements had not been recognized and is expected to be recognized during 2021.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(10)    Income Tax
The components of income tax expense are as follows (dollars in thousands):

	Years Ended December 31,
	2020	2019	2018
Current
Federal	$—	—	(361)
State	—	—	—
Total current	—	—	(361)
Deferred
Federal	957	1,093	1,060
State	339	355	303
Total deferred	1,296	1,448	1,363
Valuation allowance	25	(5)	13
	$1,321	1,443	1,015
The Tax Cuts and Jobs Act repealed the alternative minimum tax (“AMT”). Current income tax benefit for the year ending December 31, 2018 of $361,000 is primarily due to reclassification to income taxes receivable of AMT credit carryforwards refundable as of December 31, 2018 pursuant to the TCJA.
The Company’s income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2020	2019	2018
Tax provision at statutory rate	$1,578	1,345	1,049
State income taxes, net of federal benefit	266	222	165
Tax-exempt income	(335)	(47)	(41)
Stock-based compensation	4	2	(19)
Change in valuation allowance	25	(5)	13
Life insurance death benefits	(115)	(115)	(115)
Other	(102)	41	(37)
Income tax expense	$1,321	1,443	1,015

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
The components of deferred income taxes are as follows:

	Years Ended December 31,
	2020	2019
Deferred tax assets:
Loan loss reserves	$937	769
Deferred compensation	105	104
Stock based compensation	178	159
State tax credit carryforward	627	602
Other real estate	13	—
Net operating loss carryforwards	3,728	5,212
Other	69	79
Valuation allowance	(647)	(622)
	5,010	6,303
Deferred tax liabilities:
Depreciation	317	289
Securities available-for-sale	2,559	245
	2,876	534
Net deferred tax asset	$2,134	5,769
The years 2017 through 2019 are still subject to audit for the Company’s Federal, Georgia, and Alabama income tax returns. No material tax uncertainties exist as of December 31, 2020 or 2019. At December 31, 2020, the Company had remaining net operating loss carryforwards of approximately $13.8 million for federal and $17.8 million for state income tax purposes which begin to expire in 2030, unless previously utilized.
In connection with assessing the ability of the Company to realize its net deferred tax asset, management considered probability based future taxable income calculations (five years) and tax planning strategies that could be used to generate taxable income. Additionally, asset quality trends and regulatory examination results and trends were factored into the evaluation. Management imposed a valuation allowance of $647,000 and $622,000 as of December 31, 2020 and 2019, respectively against certain components of the deferred tax asset related to certain state income tax credits and certain amounts of the operating loss carry forwards. These tax credit attributes have short carryforward periods which have a high risk of expiration and certain portions of the operating loss attributes at present cannot be deemed by accounting standards to meet the more likely than not criteria for realization because of statutory tax limitations affecting their use.
(11)    Commitments and Contingencies
Loan Commitments
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows (dollars in thousands):

	December 31,
	2020	2019
Commitments to extend credit	$82,939	70,690
Financial standby letters of credit	678	758
Commercial letters of credit	30	30
	$83,647	71,478
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies and is required in instances which the Company deems necessary.
At December 31, 2020 and 2019, the carrying amount of liabilities related to the Company’s obligation to perform under standby letters of credit was insignificant. The Company has not been required to perform on any standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2020, 2019, and 2018.
Contingencies
In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s consolidated financial statements.
(12)    Stockholders’ Equity
Preferred Stock
The Company is authorized to issue a total of 6,500,000 shares of preferred stock. As of December 31, 2020, 4,447,483 shares remain unallocated to any issue.
Preferred Stock Series AAA
On December 10, 2009, the stockholders approved the reclassification of certain shares of common stock to a new class of Series AAA preferred stock. All stockholders owning fewer than 2,000 shares of common stock received one share of Series AAA preferred stock for each share of common stock owned. Series AAA preferred stock has limited voting rights such as in the event of a merger, sale, or other change of control of the Company. Series AAA preferred stock will receive cash dividends in an amount 10% greater than any cash dividends paid on common stock and on any stock dividends at least equal to stock dividends paid on common stock.
Shareholders owning a total of 28,856 shares dissented from the reclassification process. During 2010, the Company purchased 26,356 shares of these for $191,000 and 2,500 shares were reclassified to common shares. Of the shares purchased, the Company reissued 22,056 common shares for total consideration of $134,000.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
During 2016, the Board of Directors voted to offer all holders of record of preferred AAA stock an opportunity to exchange all of their shares of preferred AAA stock for shares of common stock on a one-for-one basis. As a result, 901 shares of preferred AAA stock were exchanged for common shares in 2017. No shares of preferred AAA stock were exchanged for common shares in 2018. During 2019, the Board of Directors voted again to extend the opportunity to exchange shares. As a result, 2,242 shares and 8,072 shares of preferred AAA stock were exchanged for common shares in 2020 and 2019, respectively.
Preferred Stock Series D
On September 27, 2013, the Company sold 2,096,165 shares of Series D convertible perpetual preferred stock for $10,585,000 and 1,369,181 shares of common stock for $6,914,000 for total combined proceeds of $17,499,000. The Series D preferred stock ranks equal with common stock but is subordinate to the various preferred stock issued by the Company. The Series D preferred stock does not have the voting rights of common stock, except under very limited circumstances, but it has equal dividend rights with common. The Company has no right to redeem the preferred stock without the consent of the shareholder. Shares may be converted to common at a conversion ratio of one to one at the request of the shareholder provided that no holder will own more than 9.9% of the common stock. During 2019, 160,529 shares of preferred series D stock were converted to common shares at the request of the shareholders.
(13)    Concentration of Credit Risk
The Company originates primarily commercial, residential, and consumer loans to customers in its respective markets. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in the Company’s primary market area.
A substantial portion of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. Accordingly, the ultimate collectability of the loan portfolio and recovery of the carrying amount of foreclosed assets is susceptible to changes in real estate conditions in the Company’s primary market area. The other concentrations of credit by type of loan are set forth in Note 3.
The Bank's legal lending limit was approximately $9,325,000 as of December 31, 2020.
(14)    Regulatory Matters
The Company’s bank subsidiary is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2020, approximately $3,700,000 of dividends could be declared without regulatory approval.
On October 11, 2019, at a joint meeting of the Board of Directors of the Bank and the Company, the Bank’s Board of Directors approved a cash distribution of $5,000,000, subject to regulatory approval, to the Company. In addition, subject to receiving approval for the Bank’s payment of the cash distribution to the Company, the Company’s Board of Directors approved a special, one-time cash distribution of $0.50 per share or approximately $4,007,000 to the Company’s shareholders. The Bank and the Company received the appropriate regulatory approvals. The dividends were paid on December 10, 2019 to all shareholders of record as of November 26, 2019.
The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.
In September 2019, the FDIC finalized a rule that introduced an optional simplified measure of capital adequacy known as the community bank leverage ratio (CBLR) framework. In order to qualify for the CBLR framework, the Bank must have a Tier 1 leverage ratio of greater than 9%, less than $10 billion in total consolidated assets, and limited amounts of off-balance-sheet exposures and trading assets and liabilities. The Coronavirus Aid, Relief, and Economic Security Act lowered the CBLR to 8% through December 31, 2020. Beginning in 2021, the CBLR will increase to 8.5% for the calendar year, before increasing back to 9% beginning January 1, 2022.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
As of December 31, 2020, the Company qualified for and elected to use the CBLR framework. An institution opting into the CBLR framework and meeting all requirements under the framework will be considered to have met the well-capitalized ratio requirements under the Prompt Corrective Action regulations and will not be required to report or calculate risk-based capital. As of December 31, 2019, the Bank reported capital ratios under the Basel III capital requirements which required the Company to maintain minimum amounts and ratios of Common Equity Tier 1, Tier 1, and Total capital to risk-weighted assets and of Tier 1 capital to average assets to ensure capital adequacy. As of December 31, 2020, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum regulatory capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The Bank’s actual capital amounts and ratios are presented in the following table for 2020 and 2019 (dollars in thousands):

	Actual		To be Well Capitalized
As of December 31, 2020:	Amount	Ratio	Amount	Ratio
Community Bank Leverage Ratio	$58,468	9.11%	$51,366	8.00%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2019:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to Risk Weighted Assets	$54,454	14.22%	$30,633	8.00%	$38,292	10.00%
Tier 1 (Core) Capital to Risk Weighted Assets	$51,420	13.43%	$22,975	6.00%	$30,633	8.00%
Common Equity Tier 1 (CET1)	$51,420	13.43%	$17,231	4.50%	$24,890	6.50%
Tier 1 (Core) Capital to Average Assets	$51,420	9.63%	$21,353	4.00%	$26,692	5.00%
(15)Fair Value of Financial Instruments
Determination of Fair Value
The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Fair Value Hierarchy
In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.
Level 1 -Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2 -Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.
Level 3 -Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The following methods and assumptions were used by the Company in estimating fair value measurements and disclosures for financial instruments:
Cash, Due from Banks, Interest-Bearing Deposits in Banks, and Federal Funds Sold
The carrying amounts of cash, due from banks, interest-bearing deposits in banks, and federal funds sold approximate fair values.
Investment Securities
Where quoted prices are available in an active market, the Company classifies the securities within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds and exchange-traded equities.
If quoted market prices are not available, the Company estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include GSE obligations and other securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, management classifies those securities in level 3.
The carrying amount of restricted equity securities with no readily determinable fair value approximates fair value.
Loans
For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair value for other loans are estimated using discounted cash flow analyses, using market interest rates for comparable loans. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Bank-Owned Life Insurance
The fair value of bank-owned life insurance approximates its carrying amount.
Deposits
The fair values disclosed for demand deposits (for example, interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.
Borrowings
The fair value of the Company’s FHLB advances is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using rates quoted for the same or similar issues or the current rates offered to the Company for debt of the same remaining maturities. The carrying amount of the Company’s other borrowings which consists of a line of credit approximates fair value due to its short-term.
Off-balance Sheet Credit-Related Instruments
Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. Because these instruments are generally short-term and made using variable rates, the carrying value and estimated fair value of these instruments are immaterial.
Assets Measured at Fair Value on a Recurring Basis
Assets measured at fair value on a recurring basis are summarized below (dollars in thousands):

	Fair Value Measurements Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value
December 31, 2020:
Assets:
Securities available-for-sale	$—	256,478	—	256,478

December 31, 2019:
Assets:
Securities available-for-sale	$—	131,397	—	131,397
Assets Measured at Fair Value on a Nonrecurring Basis
Under certain circumstances management makes adjustments to fair value for assets although they are not measured at fair value on an ongoing basis. The following tables present the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy for which a nonrecurring change in fair value has been recorded:

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements

	Fair Value Measurements Using
December 31, 2020:	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$—	—	—
Other real estate owned	—	—	447
Total	$—	—	447

December 31, 2019:
Impaired loans	$—	—	—
Other real estate owned	—	—	497
Total	$—	—	497
The estimated fair values and related carrying amounts of the Company’s financial instruments were as follows (dollars in thousands):

	December 31,
	2020		2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest- bearing deposits in other banks and federal funds sold	$87,430	87,430	44,259	44,259
Securities available-for-sale	$256,478	256,478	131,397	131,397
Securities held-to-maturity	$5,000	5,044	5,000	5,062
Restricted equity securities	$4,124	4,124	3,483	3,483
Loans, net	$322,979	332,188	331,595	336,962
Bank-owned life insurance	$23,009	23,009	22,456	22,456
Financial liabilities:
Deposits	$595,663	596,596	465,288	465,343
FHLB Advances	$45,000	44,787	30,000	29,437
Other borrowings	$7,246	7,246	4,688	4,688
Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time, the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Premises and equipment are significant assets that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimate.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(16)Parent Company Financial Information
The following information presents the condensed balance sheets of SouthCrest Financial Group, Inc. as of December 31, 2020 and 2019 and the condensed statements of income and cash flows for each of the three years ended December 31, 2020 (dollars in thousands):
CONDENSED BALANCE SHEETS

	December 31,
	2020	2019
Assets
Cash	$1,412	1,117
Investment in subsidiary	68,482	55,175
Loans, net of allowance for loan losses	76	141
Other assets	2,172	2,097
Total assets	$72,142	58,530
Liabilities and Stockholders’ Equity
Borrowings	$7,246	4,688
Other liabilities	17	9
Stockholders’ equity	64,879	53,833
Total liabilities and stockholders’ equity	$72,142	58,530
CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
	2020	2019	2018
Income:
Interest	$13	10	16
Other income	6	—	241
Total income	19	10	257
Expenses:
Interest expense - borrowings	243	20	—
Other expense	64	82	227
Total expenses	307	102	227
(Loss) income before income tax and equity in undistributed loss of subsidiary	(288)	(92)	30
Income tax benefit (expense)	85	23	(19)
(Loss) earnings before equity in undistributed earnings of subsidiary	(203)	(69)	11
Equity in undistributed earnings of subsidiary	6,397	5,031	3,968
Net income	$6,194	4,962	3,979

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2020	2019	2018
Operating activities:
Net income	$6,194	4,962	3,979
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed earnings of subsidiary	(6,397)	(5,031)	(3,968)
Stock-based compensation	—	—	178
Net gain on sales of investment securities AFS	—	—	(260)
Net loss on sales of other real estate owned	—	—	18
Depreciation	—	1	1
Increase in income tax receivable	—	—	20
Change in other assets and liabilities	(72)	(107)	28
Net cash used in operating activities	(275)	(175)	(4)
Investing activities:
Decrease in loans	65	7	7
Proceeds from sales of securities	—	—	460
Proceeds from sales of other real estate owned	—	—	95
Net cash provided by investing activities	65	7	562
Financing activities:
Proceeds from long term borrowings	2,558	4,688	—
Common stock dividends paid	(1,596)	(5,434)	(5,867)
Return of capital from subsidiary	—	5,000	7,000
Purchase treasury stock	$(457)	(5,149)	—
Net cash provided by (used in) financing activities	505	(895)	1,133
Net increase (decrease) in cash	295	(1,063)	1,691
Cash at beginning of year	1,117	2,180	489
Cash at end of year	$1,412	1,117	2,180

SouthCrest Financial Group, Inc.
and Subsidiary

Unaudited Consolidated Financial Statements

As of and for the Three Months Ended March 31, 2021 and 2020

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(Dollars in thousands, except share and per share data)

	(Unaudited) March 31, 2021	(Audited) December 31, 2020
Assets
Cash and due from banks	$8,196	6,895
Interest-bearing deposits with other banks	35,035	75,533
Federal funds sold	15,720	4,912
Investment securities available-for-sale	289,112	256,478
Investment securities held-to-maturity (fair value of $5,029 and $5,044 at March 31, 2021 and December 31, 2020, respectively)	5,000	5,000
Restricted equity securities, at cost	3,196	4,124
Loans, net of allowance for loan losses of $3,713 and $3,705	310,449	322,979
Bank-owned life insurance	23,140	23,009
Premises and equipment, net	8,568	8,581
Intangible assets, net	1,060	1,089
Other real estate owned	447	447
Other assets	7,150	6,043
Total assets	$707,073	715,090
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$131,767	130,268
Interest-bearing	475,864	465,395
Total deposits	607,631	595,663
Borrowings	37,595	52,246
Other liabilities	4,300	2,302
Total liabilities	649,526	650,211
Commitments and contingencies
Stockholders’ equity:
Series D Preferred stock, no par value, 2,500,000 shares authorized, 1,523,265 and 1,935,636 shares issued, respectively	5,515	9,515
Series AAA Preferred stock, $1 par value, 500,000 shares authorized, 115,331 and 116,881 shares issued and outstanding, respectively	115	117
Common stock, $1 par value; authorized 50,000,000 shares; 6,376,019 and 6,374,469 issued, respectively	6,376	6,374
Additional paid-in capital – Series AAA Preferred stock	1,468	1,487
Additional paid-in capital	59,259	59,238
Accumulated deficit	(12,375)	(13,803)
Accumulated other comprehensive income	2,837	7,557
Treasury stock, at cost (614,849 and 609,849 shares, respectively)	(5,648)	(5,606)
Total stockholders’ equity	57,547	64,879
Total liabilities and stockholders’ equity	$707,073	715,090
See accompanying notes to consolidated financial statements.

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Interest income:
Loans	$3,821	4,194
Investment securities – taxable	1,171	981
Investment securities – nontaxable	449	42
Federal funds sold	1	20
Interest-bearing deposits in other banks	9	110
Total interest and dividend income	5,451	5,347
Interest expense:
Interest expense – deposits	525	625
Interest expense – borrowings	154	144
Total interest expense	679	769
Net interest income	4,772	4,578
Provision for loan losses	—	150
Net interest income after provision for loan losses	4,772	4,728
Other income:
Service charges on deposit accounts	294	443
Other service charges and fees	324	247
Net gain on sales of investment securities available-for-sale	816	32
Income on bank-owned life insurance	131	127
(Loss) gain on sales and foreclosures of other real estate owned, net	—	2
Other operating income	142	142
Total other income	1,707	993
Other expenses:
Salaries and employee benefits	2,291	2,352
Equipment and occupancy expenses	463	503
Amortization of intangibles	29	4
Writedowns of other real estate owned	—	—
Other	1,344	1,259
Total other expenses	4,127	4,118
Income before income taxes	2,352	1,303
Income tax expense	447	265
Net income	$1,905	1,038
Basic earnings per common share	$0.25	0.13
Diluted earnings per common share	$0.25	0.13
See accompanying notes to consolidated financial statements.

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Comprehensive Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2021	2020
Net income	$1,905	1,038
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available-for-sale arising during period, net of taxes of $1,392 and $506	(4,111)	1,495
Reclassification adjustments for gains included in operations, net of taxes of $206 and $8	(609)	(24)
Other comprehensive income (loss)	(4,720)	1,471
Comprehensive income	$(2,815)	2,509
See accompanying notes to consolidated financial statements.

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Equity
For the Three Months Ended March 31, 2021 and 2020 (Unaudited)
(Dollars in thousands)

	Preferred Stock					Common Stock
	Series A	Series B	Series D	Series AAA	Additional Paid-In Capital Series AAA Preferred	Shares	Par Value	Additional Paid-In Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
Balance, December 31, 2019	—	—	9,515	119		6,367,793	6,368	59,141	(5,149)	(18,401)	724	53,833
Net income	—	—	—	—		—	—			1,038	—	1,038
Cashless exercise of stock options	—	—	—	—		—	—	20		—	—	20
Stock compensation awards	—	—	—	—		—	—			—	—	—
Conversion of AAA preferred stock to common stock	—	—	—	—		—	—			—	—	—
Purchase of treasury stock	—	—	—	—		—	—			—	—	—
Dividends declared	—	—	—	—		—	—			(401)	—	(401)
Other comprehensive income	—	—	—	—		—	—			—	1,471	1,471
Balance, March 31, 2020	$—	—	9,515	119	1,516	6,376,793	6,368		(5,149)	(17,764)	2,195	55,961
	—	—
Balance, December 31, 2020	$—	—	9,515	117	1,487	6,374,469	6,374		(5,606)	(13,803)	7,557	64,879
Net income	—	—	—	—		—	—			1,905	—	1,905
Stock compensation awards	—	—	—	—		—	—			—	—	2
Conversion of AAA preferred stock to common stock	—	—	—	(2)	(19)	1,550	2			—	—	—
Purchase and retirement of series D stock	—	—	(4,000)	—		—	—			—	—	(4,000)
Purchase of treasury stock	—	—	—	—		—	—		(42)	—	—	(42)
Dividends declared	—	—	—	—		—	—			(477)	—	(477)
Other comprehensive income	—	—	—	—		—	—			—	(4,720)	(4,720)
Balance, March 31, 2021	$—	—	5,515	115	1,468	6,376,019	6,376		(5,648)	(12,375)	2,837	57,547
See accompanying notes to consolidated financial statements.

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income	$1,905	1,038
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	202	239
Amortization of intangibles	29	4
Other amortization	356	135
Provision for loan losses	—	150
Deferred tax expense	447	265
Stock-based compensation	2	20
Deferred compensation expense	15	5
Net gain on sales of investment securities available-for-sale	(816)	(32)
Income on bank-owned life insurance	(131)	(127)
(Increase) decrease in interest receivable	164	(253)
Decrease in interest payable	(98)	(20)
Loss on disposal of premises and equipment	—	1
Writedowns of other real estate owned	—	(3)
Change in other assets and other liabilities	1,961	(201)
Net cash provided by operating activities	4,036	1,221
Cash flows from investing activities:
Net change in interest-bearing deposits in other banks	40,498	17,948
Net change in federal funds sold	(10,808)	5,215
Purchases of investment securities available-for-sale	(54,303)	(58,280)
Proceeds from sales of investment securities available-for-sale	13,071	13,659
Proceeds from calls, maturities and paydowns of investment securities available-for-sale	2,739	2,419
Purchase of restricted equity securities	(1)	(429)
Redemptions of restricted equity securities	929	—
Net decrease (increase) in loans	12,530	(1,530)
Purchases of premises and equipment	(189)	(83)
Net cash provided by (used in) investing activities	4,466	(21,081)

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows, continued
(Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from financing activities:
Net increase in deposits	$11,968	3,777
Net change from fed funds purchased	—	5,530
Repayments of FHLB advances	(15,000)	—
Proceeds from long-term borrowing	349	10,000
Purchase of treasury stock	(4,042)	—
Common stock dividends paid	(476)	(401)
Net cash provided by (used in) financing activities	(7,201)	18,906
Net change in cash and due from banks	1,301	(954)
Cash and due from banks at beginning of year	6,895	7,792
Cash and due from banks at end of year	$8,196	6,838
Supplemental disclosures
Cash paid for:
Interest	$777	789
Noncash transactions:
Principal balances of loans transferred to other real estate owned	$—	29
Financed sales of other real estate owned	$—	—
Unrealized (loss) gain on investment securities available-for-sale, net	$(4,720)	1,471
Change in dividends payable	$—	—
See accompanying notes to consolidated financial statements.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Unaudited Consolidated Financial Statements
(1)Summary of Significant Accounting Policies
Nature of Operations
SouthCrest Financial Group, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary bank, SouthCrest Bank, N.A. (the “Bank”), The Bank is a commercial bank located in Atlanta, Georgia operating branches located in Atlanta, Cumming, Fayetteville, Thomaston, Manchester, Luthersville, Cedartown, Rockmart and Chickamauga, Georgia. The Bank provides a full range of banking services in its primary market area of Fulton, Forsyth, Fayette, Upson, Meriwether, Polk, and Walker Counties, Georgia and the surrounding counties. The Company considers its banking services to represent a single reporting segment. The Company is regulated by the Federal Reserve Bank and the Bank is regulated by the Office of the Comptroller of the Currency. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”).
Basis of Presentation and Accounting Estimates
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All adjustments consisting of normal recurring accruals which are, in the opinion of management, necessary for fair presentation of the interim consolidated financial statements, have been included and fairly and accurately present the financial position, results of operations and cash flows of the Company. All significant intercompany accounts have been eliminated in consolidation.
In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of other real estate owned and deferred taxes, other-than-temporary impairments of securities, and the fair value of financial instruments.
The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.
While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Unaudited Consolidated Financial Statements
(2)Investment Securities
The amortized cost and fair value of securities available-for-sale with gross unrealized gains and losses are summarized as follows (dollars in thousands):

March 31, 2021:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government-sponsored enterprises (GSE)	$9,800	—	(84)	9,716
State and municipal securities	109,866	4,268	(1,351)	112,783
Corporate bonds	20,670	632	(253)	21,049
Mortgage-backed securities	118,218	2,171	(1,656)	118,733
Asset-backed securities	26,761	72	(2)	26,831
Total securities available-for-sale	$285,315	7,143	(3,346)	289,112

December 31, 2020:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government-sponsored enterprises (GSE)	$210	—	(1)	209
State and municipal securities	120,357	7,243	(82)	127,518
Corporate bonds	15,384	196	(311)	15,269
Mortgage-backed securities	85,780	3,209	(113)	88,876
Asset-backed securities	24,631	7	(32)	24,606
Total securities available-for-sale	$246,362	10,655	(539)	256,478
The amortized cost and fair value of securities held-to-maturity with gross unrealized gains and losses are summarized as follows (dollars in thousands):

March 31, 2021:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate bonds	$5,000	29	—	5,029
Total securities held-to-maturity	$5,000	29	—	5,029

December 31, 2020:
Corporate bonds	$5,000	44	—	5,044
Total securities held-to-maturity	$5,000	44	—	5,044
The amortized cost and fair value of securities available-for-sale and held-to-maturity as of March 31, 2021 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available-for-Sale		Securities Held-to-Maturity
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	$5,185	5,228	2,000	2,029
Due from one to five years	36,363	37,189	1,500	1,500
Due from five to ten years	93,633	97,517	1,500	1,500
Due after ten years	31,916	30,444	—	—
Mortgage-backed securities	118,218	118,734	—	—
	$285,315	289,112	5,000	5,029
Securities with a carrying value of $67,262,000 and $70,597,000 at March 31, 2021 and December 31, 2020 and, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Unaudited Consolidated Financial Statements
Gains and losses on sales of securities available-for-sale consisted of the following (dollars in thousands):

	Three months ended March 31,
	2021	2020
Gross gains	$837	49
Gross losses	21	17
Net realized gains	$816	32
There were no sales of securities held-to-maturity during the periods.
The following tables show the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2021 and December 31, 2020. There were no held-to-maturity securities in an unrealized loss position at March 31, 2021 or December 31, 2020 (dollars in thousands).

	Less Than Twelve Months		Over Twelve Months
Securities Available-for-Sale	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses
March 31, 2021:
GSE	$(84)	9,510	—	—	(84)
State and municipal securities	(1,060)	24,584	(291)	3,841	(1,351)
Corporate bonds	(47)	4,676	(206)	1,460	(253)
Mortgage-backed securities	(1,644)	38,099	(12)	6,082	(1,656)
Asset-backed securities	(2)	2,117	—	—	(2)
Total	$(2,837)	78,986	(509)	11,383	(3,346)

December 31, 2020:
GSE	$—	—	(1)	209	(1)
State and municipal securities	(82)	9,819	—	—	(82)
Corporate bonds	(99)	4,433	(212)	1,450	(311)
Mortgage-backed securities	(104)	24,161	(9)	2,446	(113)
Asset-backed securities	(32)	8,255	—	—	(32)
Total	$(317)	46,668	(222)	4,105	(539)
GSE debt securities. The unrealized loss on the three investments in GSE were caused by interest rate fluctuations. The contractual terms of this investment do not permit the issuer to settle the security at a price less than the par value of the investment. Because the Company does not intend to sell the investment and it is not more likely than not that the Company will be required to sell the investment before recovery of its amortized cost basis, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at March 31, 2021.
State and municipal securities. The unrealized losses on the five investments in state and municipal securities were caused by interest rate fluctuations. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell these investments and it is more likely than not that the Company will not be required to sell these investments before recovery of its amortized cost bases, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at March 31, 2021.
Mortgage-backed securities. The unrealized losses on the Company’s investment in 24 GSE mortgage-backed securities were caused by interest rate fluctuations. While the Company purchased those investments at a premium relative to their face amount, such premiums are amortized over the anticipated average life of the securities. Furthermore, contractual cash flows of those investments are guaranteed by an agency of the U.S. Government.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Unaudited Consolidated Financial Statements
Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost bases of the Company’s investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at March 31, 2021.
Corporate bonds. The Company’s unrealized losses on investments in four corporate bonds relate to investments in companies within the financial services sector. The unrealized losses are primarily caused by fluctuations in interest rates and not by decreases in profitability and profit forecasts by industry analysts. The contractual terms of those investments do not permit the Company to settle the security at a price less than the par value of the investments. The Company currently does not believe it is probable that it will be unable to collect all amounts due according to the contractual terms of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of its par value, which may be maturity, it does not consider these investments to be other-than-temporarily impaired at March 31, 2021.
Asset-backed securities. The Company’s unrealized losses on investments in one asset-backed securities relate to investments in companies within the financial services sector. The unrealized losses are primarily caused by fluctuations in interest rates and not by decreases in profitability and profit forecasts by industry analysts. The contractual terms of those investments do not permit the Company to settle the security at a price less than the par value of the investments. The Company currently does not believe it is probable that it will be unable to collect all amounts due according to the contractual terms of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of its par value, which may be maturity, it does not consider these investments to be other-than-temporarily impaired at March 31, 2021.
Other-Than-Temporary Impairment
During the three month periods ended March 31, 2021 and 2020, the company recorded no other-than-temporary impairment loss on available for sale securities.
(3)Loans and Allowances for Loan Losses
The composition of loans is summarized as follows (dollars in thousands):

	March 31,	December 31,
	2021	2020
Real estate mortgages:
Commercial	$169,009	177,139
Construction and land development	51,222	49,537
1-4 family first mortgage	46,058	49,771
Other	8,920	10,825
Commercial, financial, and agricultural	36,858	37,027
Consumer	1,865	2,048
	313,932	326,347
Deferred loan costs	253	360
Allowance for loan losses	(3,713)	(3,705)
Accretable discount	(14)	(14)
Non-accretable discount	(9)	(9)
Loans, net	$310,449	322,979

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Unaudited Consolidated Financial Statements
The following tables detail activity in the allowance for loan losses by portfolio segment for the periods ended March 31, 2021 and December 31, 2020. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories. (Dollars in thousands)

March 31, 2021:	Real Estate	Commercial	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$3,014	245	184	262	3,705
Charge-offs	(1)	—	(14)		(15)
Recoveries	1	17	5		23
Provision (Re-allocation)	—	—	—		—
Ending balance	$3,014	262	175	262	3,713
Ending balance – individually evaluated for impairment	$—	—	—	—	—
Ending balance – collectively evaluated for impairment	$3,014	262	175	262	3,713
Loans:
Ending balance	$275,209	36,858	1,865	—	313,932
Ending balance - individually evaluated for impairment	$—	—	—	—	—
Ending balance – collectively evaluated for impairment	$275,209	36,858	1,865	—	313,932

December 31, 2020:
Allowance for loan losses:
Beginning balance	$2,554	175	154	156	3,039
Charge-offs	(4)	(294)	(55)	—	(353)
Recoveries	1	386	32	—	419
Provision (Re-allocation)	463	(22)	53	106	600
Ending balance	$3,014	245	184	262	3,705
Ending balance – individually evaluated for impairment	$—	—	—	—	—
Ending balance – collectively evaluated for impairment	$3,014	245	184	262	3,705
Loans:
Ending balance	$287,272	37,027	2,048	—	326,347
Ending balance - individually evaluated for impairment	$—	—	—	—	—
Ending balance – collectively evaluated for impairment	$287,272	37,027	2,048	262	326,347
A description of the general characteristics of the risk grades used by the Company is as follows:
Pass: Loans in this risk category involve borrowers of acceptable-to-strong credit quality and risk who have the apparent ability to satisfy their loan obligations. Loans in this risk grade would possess sufficient mitigating factors, such as adequate collateral or strong guarantors possessing the capacity to repay the debt if required, for any weakness that may exist.
Watch: Loans in this risk grade are the equivalent of the regulatory definition of “Other Assets Especially Mentioned” classification. Loans in this category possess some credit deficiency or potential weakness, which requires a high level of management attention. Potential weaknesses include declining trends in operating earnings and cash flows and /or reliance on the secondary source of repayment. If left uncorrected, these potential weaknesses may result in noticeable deterioration of the repayment prospects for the asset or in the Company’s credit position.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Unaudited Consolidated Financial Statements
Substandard: Loans in this risk grade are inadequately protected by the borrower’s current financial condition and payment capability or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the orderly repayment of debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful: Loans in this risk grade have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or orderly repayment in full, on the basis of current existing facts, conditions and values, highly questionable and improbable. Possibility of loss is extremely high, but because of certain important and reasonably specific factors that may work to the advantage and strengthening of the exposure, its classification as an estimated loss is deferred until its more exact status may be determined.
Loss: Loans in this risk grade are considered to be non-collectible and of such little value that their continuance as bankable assets is not warranted. This does not mean the loan has absolutely no recovery value, but rather it is neither practical nor desirable to defer writing off the loan, even though partial recovery may be obtained in the future. Charge-offs against the allowance for loan losses are taken in the period in which the loan becomes uncollectible. Consequently, the Company typically does not maintain a recorded investment in loans within this category.
The following tables summarize the risk category of the Company’s loan portfolio based on the most recent analysis performed as of March 31, 2021 and December 31, 2020 (dollars in thousands):

March 31, 2021:	Pass	Watch	Substandard	Doubtful	Total
Real estate mortgages:
Commercial	$148,236	19,531	1,242	—	169,009
Construction and land development	45,353	5,817	52	—	51,222
1-4 family first mortgage	39,379	2,793	3,886	—	46,058
Other	8,488	140	292	—	8,920
Commercial, financial, and agricultural	35,148	1,707	3	—	36,858
Consumer	1,632	18	215	—	1,865
Total	$278,236	30,006	5,690	—	313,932

December 31, 2020:
Real estate mortgages:
Commercial	$160,737	15,298	1,104	—	177,139
Construction and land development	43,650	5,829	58	—	49,537
1-4 family first mortgage	42,502	2,840	4,429	—	49,771
Other	10,356	159	310	—	10,825
Commercial, financial, and agricultural	35,293	1,730	4	—	37,027
Consumer	1,821	26	201	—	2,048
Total	$294,359	25,882	6,106	—	326,347
A loan is considered past due if any required principal and interest payments have not been received as of the date such payments were required to be made under the terms of the loan agreement. Generally, management places loans on non-accrual when there is a clear indication that the borrower’s cash flow may not be sufficient to meet

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Unaudited Consolidated Financial Statements
payments as they become due, which is generally when a loan is 90 days past due. The following tables present the aging of the recorded investment in loans and leases March 31, 2021 and December 31, 2020:

	Past Due Status (Accruing Loans)
March 31, 2021:	Current	30-89 Days	90+ Days	Total	Non-accrual	Total
Real estate mortgages:
Commercial	$168,882	—	—	168,882	127	169,009
Construction and land development	51,196	9	—	51,205	17	51,222
1-4 family first mortgage	43,239	432	—	43,671	2,387	46,058
Other	8,801	—	—	8,801	119	8,920
Commercial, financial, and agricultural	36,858	—	—	36,858	—	36,858
Consumer	1,715	—	—	1,715	150	1,865
Total	$310,691	441	—	311,132	2,800	313,932

December 31, 2020:
Real estate mortgages:
Commercial	$176,787	223	—	177,010	129	177,139
Construction and land development	49,514	4	—	49,518	19	49,537
1-4 family first mortgage	46,435	714	—	47,149	2,622	49,771
Other	10,694	—	—	10,694	131	10,825
Commercial, financial, and agricultural	37,027	—	—	37,027	—	37,027
Consumer	1,880	12	—	1,892	156	2,048
Total	$322,337	953	—	323,290	3,057	326,347
A loan held for investment is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (both principal and interest) according to the terms of the loan agreement. The Company established a threshold of $500,000 for individual impairment testing of loans and designated a 10% reserve for all nonaccrual loans under that threshold for the years ended March 31 2021 and December 31, 2020.
There were no impaired loans that met the Company’s established threshold at March 31, 2021 and December 31, 2020.
At March 31, 2021 and December 31, 2020, impaired loans included loans that were classified as Troubled Debt Restructurings “TDRs”. The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession.
In assessing whether or not a borrower is experiencing financial difficulties, the Company considers information currently available regarding the financial condition of the borrower. This information includes, but is not limited to, whether (i) the debtor is currently in payment default on any of its debt; (ii) a payment default is probable in the foreseeable future without the modification; (iii) the debtor has declared or is in the process of declaring bankruptcy and (iv) the debtor's projected cash flow is sufficient to satisfy contractual payments due under the original terms of the loan without a modification.
The Company considers all aspects of the modification to loan terms to determine whether or not a concession has been granted to the borrower. Key factors considered by the Company include the debtor's ability to access funds at a market rate for debt with similar risk characteristics, the significance of the modification relative to unpaid principal balance or collateral value of the debt, and the significance of a delay in the timing of payments relative to the original contractual terms of the loan. The most common concessions granted by the Company generally include

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Unaudited Consolidated Financial Statements
one or more modifications to the terms of the debt, such as (i) a reduction in the interest rate for the remaining life of the debt, (ii) an extension of the maturity date at an interest rate lower than the current market rate for new debt with similar risk, (iii) a temporary period of interest-only payments, and (iv) a reduction in the contractual payment amount for either a short period or remaining term of the loan. There were $105,000 and $110,000 troubled debt restructurings as of March 31, 2021 and December 31, 2020. Of the nonaccrual loans at March 31, 2021 and December 31, 2020, $105,000 and $110,000, respectively, met the criteria for a TDR. A loan is placed back on accrual status when both principal and interest are current and it is probable that the Company will be able to collect all amounts due (both principal and interest) according to the terms of the loan agreement.
The CARES Act provides temporary relief from accounting for certain pandemic-related loan modifications as a troubled debt restructuring (TDR). During 2020, approximately $58,100,000 of loans requested modifications as a result of the pandemic. As of March 31, 2021, all previously modified loans except for approximately $497,000 were back to their original terms and performing.
(4)Borrowings
As of March 31, 2021 and December 31, 2020, the Company had the following outstanding advances with the Federal Home Loan Bank of Atlanta (FHLB):

March 31, 2021:
Advance Date	Advance	Interest Basis	Current Rate	Maturity Date	Type
July 11, 2019	$10,000,000	Fixed	1.028%	July 11, 2029	Convertible
November 12, 2019	$20,000,000	Fixed	1.070%	November 9, 2029	Convertible

December 31, 2020:
Advance Date	Advance	Interest Basis	Current Rate	Maturity Date	Type
July 11, 2019	$10,000,000	Fixed	1.028%	July 11, 2029	Convertible
November 12, 2019	$20,000,000	Fixed	1.070%	November 9, 2029	Convertible
April 13, 2020	$7,500,000	Fixed	0.676%	October 19, 2022	Fixed Rate Hybrid
April 13, 2020	$7,500,000	Fixed	0.798%	October 19, 2023	Fixed Rate Hybrid
The advances require quarterly interest payments and are collateralized by FHLB stock and a blanket floating lien on residential real estate mortgage loans, which have a carrying balance of approximately $75,341,000 at March 31, 2021.
The Company had unused lines of credit totaling approximately $67,245,000 at March 31, 2021. These lines represent credit for overnight borrowings from correspondent institutions and availability under FHLB and correspondent bank lines of credit.
On October 24, 2019, the Company entered into an unsecured $8,000,000 revolving line of credit with a commercial bank with a maturity date of October 24, 2022. The line of credit is secured by the common stock of the Bank. At March 31, 2021 and December 31, 2020, the line had advances outstanding of $7,595,000 and $7,246,000, respectively. A portion of the loan proceeds were used to fund the debt service reserve account. Interest accrues on the outstanding principal at a per annum rate of Prime Rate plus 50 basis points (3.75% at March 31, 2021) and payments are remitted monthly. The balance outstanding in the debt service reserve/cash account was $606,000 at March 31, 2021. The funds in this account are restricted and the lender has a lien on the account.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Unaudited Consolidated Financial Statements
(5)Commitments and Contingencies
Loan Commitments
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.
The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows (dollars in thousands):

	March 31,	December 31,
	2021	2020
Commitments to extend credit	$104,875	82,939
Financial standby letters of credit	267	678
Commercial letters of credit	30	30
	$105,172	83,647
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies and is required in instances which the Company deems necessary.
The company does not anticipate any material losses as a result of contingent liabilities and commitments.
(6)Fair Value of Financial Instruments, continued
Assets Measured at Fair Value on a Recurring Basis
Assets measured at fair value on a recurring basis are summarized below (dollars in thousands):

	Fair Value Measurements Using
March 31, 2021:	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value
Assets:
Securities available-for-sale	$—	289,112	—	289,112

December 31, 2020:
Assets:
Securities available-for-sale	$—	256,478	—	256,478

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Unaudited Consolidated Financial Statements
Assets Measured at Fair Value on a Nonrecurring Basis
Under certain circumstances management makes adjustments to fair value for assets although they are not measured at fair value on an ongoing basis. The following tables present the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy for which a nonrecurring change in fair value has been recorded:

	Fair Value Measurements Using
March 31, 2021:	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$—	—	—
Other real estate owned	—	—	447
Total	$—	—	447

December 31, 2020:
Impaired loans	$—	—	—
Other real estate owned	—	—	447
Total	$—	—	447
(7)Fair Value of Financial Instruments, continued
The estimated fair values and related carrying amounts of the Company’s financial instruments were as follows (dollars in thousands):

	March 31,		December 31,
	2021		2020
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest- bearing deposits in other banks and federal funds sold	$58,951	58,951	87,430	87,430
Securities available-for-sale	$289,112	289,112	256,478	256,478
Securities held-to-maturity	$5,000	5,029	5,000	5,044
Restricted equity securities	$3,196	3,196	4,124	4,124
Loans, net	$310,449	317,000	322,979	332,188
Bank-owned life insurance	$23,140	23,140	23,009	23,009
Financial liabilities:
Deposits	$607,631	607,541	595,663	596,596
FHLB Advances	$30,000	28,000	45,000	44,787
Other borrowings	$7,595	7,595	7,246	7,246

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Unaudited Consolidated Financial Statements
(8)Non- Interest Expenses
The following is a summary of the significant components of non-interest expenses (dollars in thousands):

	Three months ended March 31,
	2021	2020
Equipment and Occupancy Expenses:	$	$
Rent	97	89
Repairs and Maintenance	77	81
Property Tax	39	44
Utilities	48	50
Depreciation	202	239
Total Equipment and Occupancy Expenses	$463	$503
Other Operating Expenses:
FDIC Premiums and banking assessments	100	85
Legal and Professional fees	231	140
Data Processing	326	388
Debit card expenses	101	134
Telecommunications	159	96
Miscellaneous	427	416
Total Other Operating Expenses	$1,344	$1,259
(9)Earnings Per Share
Basic earnings per common share are computed by dividing net earnings available to common shareholders by the weighted-average number of shares of common stock outstanding. Diluted earnings per common share is computed by dividing net income by the effect of the issuance of potential common shares that are dilutive and by the sum of the weighted-average number of shares of common stock outstanding. Anti-dilutive potential common shares are excluded from the diluted earnings per share computation. The following table presents earnings per share for the three months ended March 31, 2021 and 2020. The following table presents earnings per share for the three months ended March 31, 2021 and 2020:

	Three months ended March 31,
	2021	2020
Net income available to common shareholders	$1,905	1,038
Weighted average common shares and equivalents outstanding	7,693,370	7,887,552
Dilutive common shares effect of stock options	46,645	47,385
Diluted common shares and equivalents	7,740,015	7,894,937
Basic earnings per common share	$0.25	0.13
Diluted earnings per common share	$0.25	0.13
(10)Employee Benefits and Stock Compensation Plans
The Company has Employment agreements in place with five key officers whereas if a Change in Control occurs the employees are entitled to certain payments based on annual compensation. The estimated amount of those payments as of March 31, 2021 are approximately $2,202,000.
On December 13, 2019, the Company approved a Phantom Unit Plan and issued 181,500 units to key employees. During 2020, phantom units of 8,000 were forfeited. As of March 31, 2021 and December 31, 2020, 173,500 phantom units are outstanding. The units will vest on the occurrence of a Change in Control, provided the grantee of the units remains in continuous service on the vesting date. The grantee of the units will be entitled to a

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Unaudited Consolidated Financial Statements
cash payment equal to the number of units held on the vesting date multiplied by the change in control price, less any required withholding tax.
The Company maintains the SouthCrest Financial Group, Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”), which provides for up to 549,000 shares of the Company’s stock to be awarded in the form of stock incentives. Nonqualified stock options and restricted stock shares may be granted under the Stock Incentive Plan. The exercise price of each option equals the market price of the Company’s stock on the date of grant. The stock options have vesting periods ranging from three to four years, and expire after ten years from the date of grant. Performance-based restricted shares vest over a three-year period in accordance with the performance schedule. If the performance criteria is not met, the restricted shares are forfeited. Time-based restricted shares vest over a three-year period. Change in control restricted shares vest (become non-forfeitable) upon the occurrence of a change in control of the Company. Compensation expense for restricted shares is based on the fair value of the Company’s common stock at the time of the grant. The value of restricted stock grants that are expected to vest is amortized into expense over the vesting periods. At March 31, 10,292 shares remained available for future grant. Compensation cost related to stock options and restricted stock shares that have been charged against income was approximately $2,000 and $19,000 for the three months ended March 31, 2021 and 2020, respectively.
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. This model utilizes certain information, such as the interest rate on a risk-free security with a term generally equivalent to the expected life of the option being valued and requires certain other assumptions, such as the expected time an option will be outstanding until it is exercised or expired, to calculate the fair value of stock options granted.
A summary of activity in the Stock Incentive Plan is presented below:

Stock Options:	Options	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term
Outstanding at December 31, 2019	265,500	$6.14
Granted	—	$—
Exercised	(8,000)	$5.11
Forfeited	(2,000)	$8.95
Outstanding at December 31, 2020	255,500	$7.23	5.0 years
Granted	—
Exercised	—
Forfeited	(3,000)
Outstanding at March 31, 2021	252,500	$7.22	5.0 years
Options exercisable at March 31, 2021	252,500	$7.22	5.0 years

Restricted Stock Shares:	Options	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2019	113,591	$9.32
Granted	6,000	$8.00
Vested	(3,495)	$10.92
Forfeited	(2,084)	$9.93
Outstanding at December 31, 2020	114,012	$9.19
Granted	—
Vested	(2,676)
Forfeited	—
Outstanding at March 31, 2021	111,336

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Unaudited Consolidated Financial Statements
(11)Merger Announcement
SouthCrest Financial Group, Inc. and Colony Bankcorp, Inc, (“Colony’) on April 22, 2021 jointly announced the signing of an Agreement and Plan of Merger under which Colony has agreed to acquire 100% of the common stock of the Company in a combined stock-and-cash transaction valued at approximately $84.0 million.
The Agreement and Plan of Merger has been approved by the Boards of Directors of Colony and SouthCrest Financial Group, Inc. The closing of the transaction, which is expected to occur no later than the fourth quarter of 2021, is subject to customary conditions, including regulatory approval and approval by the shareholders of Colony and the Company.
Under the terms of the Agreement and Plan of Merger, each SouthCrest Financial Group, Inc. shareholder will have the right to elect to receive either $10.45 in cash or 0.7318 shares of Colony's common stock in exchange for each share of SouthCrest Financial Group, Inc.’s common or preferred stock, subject to customary proration and allocation procedures such that approximately 27.5% of SouthCrest Financial Group, Inc.’s shares will be converted to cash consideration and the remaining 72.5% of SouthCrest Financial Group, Inc.’s shares will be converted to Colony common stock. Based on Colony’s closing stock price of $15.00 per share as of April 21, 2021, the value of the per share merger consideration is estimated to be $10.83.

AGREEMENT AND PLAN OF MERGER
by and between
COLONY BANKCORP, INC.
and
SOUTHCREST FINANCIAL GROUP, INC.
Dated as of April 22, 2021
Annex A-i

Annex A-ii

Annex A-iii

Annex A-iv

Exhibit A – Form of SCSG Voting Agreement
Exhibit B – Form of CBAN Voting Agreement
Exhibit C – Form of Bank Plan of Merger and Merger Agreement
Exhibit D – Form of Director Non-Competition and Non-Disclosure Agreement
Exhibit E – Form of Claims Letter
Annex A-v

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is dated as of April 22, 2021, by and between Colony Bankcorp, Inc., a Georgia corporation (“CBAN”), and SouthCrest Financial Group, Inc., a Georgia corporation (“SCSG” and, together with CBAN, the “Parties” and each a “Party”).
W I T N E S S E T H
WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which SCSG will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CBAN (the “Merger”), with CBAN as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, as an inducement to CBAN to enter into this Agreement, each director and certain shareholders of SCSG have entered into a voting agreement (each a “SCSG Voting Agreement” and collectively, the “SCSG Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CBAN, pursuant to which each such director or shareholder has agreed, among other things, to vote all shares of SCSG Stock owned by such director or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the SCSG Voting Agreements;
WHEREAS, as an inducement to SCSG to enter into this Agreement, each director of CBAN has entered into a voting agreement (each a “CBAN Voting Agreement” and collectively, the “CBAN Voting Agreements”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof, with CBAN, pursuant to which each such director or shareholder has agreed, among other things, to vote all shares of CBAN Common Stock owned by such director or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the CBAN Voting Agreements;
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
WHEREAS, for federal income tax purposes, it is intended that each of the Merger and the Bank Merger (as defined herein) qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for each of the Merger and the Bank Merger for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
THE MERGER
Section 1.01The Merger.
Subject to the terms and conditions of this Agreement, in accordance with the Georgia Business Corporation Code (the “GBCC”), at the Effective Time, SCSG shall merge with and into CBAN pursuant to the terms of this Agreement. CBAN shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Georgia. As of the Effective Time, the separate corporate existence of SCSG shall cease.
Section 1.02Articles of Incorporation and Bylaws; Officers and Directors.
(a)At the Effective Time, the articles of incorporation of CBAN in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance
Annex A 1

with applicable Law. The bylaws of CBAN in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.
(b)The directors of CBAN in office immediately prior to the Effective Time shall serve as the directors of the Surviving Entity in accordance with the bylaws of the CBAN, except that CBAN shall take all actions necessary to increase the size of its Board of Directors by two (2) and appoint additional directors as provided in Section 5.17 hereof.
(c)The officers of CBAN in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Entity from and after the Effective Time in accordance with the bylaws of the Surviving Entity.
Section 1.03Bank Merger.
Immediately following the Effective Time, SouthCrest Bank, National Association, a national banking association and a direct wholly-owned subsidiary of SCSG (“SouthCrest Bank”), shall be merged (the “Bank Merger”) with and into Colony Bank, a Georgia state-chartered bank and a direct wholly-owned subsidiary of CBAN, in accordance with the provisions of applicable federal and state banking laws and regulations, and Colony Bank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the board of directors of the Parties have, on the date hereof, caused the board of directors of Colony Bank and SouthCrest Bank, respectively, to approve a separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit C, and have caused the Bank Plan of Merger to be executed and delivered on the date of this Agreement. Each of CBAN and SCSG shall also approve the Bank Plan of Merger in their capacities as sole shareholders of Colony Bank and SouthCrest Bank, respectively.
Section 1.04Effective Time; Closing.
(a)Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the plan of merger (the “Plan of Merger”), that shall be filed with the Secretary of State of the State of Georgia, as provided in the GBCC, on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger. Unless otherwise mutually agreed by the Parties, the Effective Time will occur on the first day of the calendar month following the day all of the conditions to the Closing set forth in Article VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof.
(a)The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Business Day prior to the Effective Time (such date, the “Closing Date”) by electronic means or at the offices of Fenimore, Kay, Harrison & Ford, LLP, 191 Peachtree Street NE, Suite 849, Atlanta, GA 30303, or such other place as the Parties may mutually agree. At the Closing, there shall be delivered to CBAN and SCSG the certificates and other documents required to be delivered under Article VI.
Section 1.05Additional Actions.
If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective current and former officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.
Annex A 2

Section 1.06Reservation of Right to Revise Structure.
CBAN may at any time and without the approval of SCSG change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to (A) Holders as Merger Consideration or (B) holders of SCSG Options, SCSG Restricted Shares, or SCSG Phantom Stock Units as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of Holders in connection with the Merger, or (iv) require submission to or approval of SCSG’s shareholders after the plan of merger set forth in this Agreement has been approved by SCSG’s shareholders. In the event that CBAN elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01Merger Consideration.
Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of SCSG:
(a)Each share of CBAN Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b)Each share of SCSG Stock owned directly by CBAN, SCSG, or any of their respective Subsidiaries (excluding shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “SCSG Cancelled Shares”).
(c)Notwithstanding anything in this Agreement to the contrary, all shares of SCSG Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Article 13 of the GBCC, shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration (the “Dissenting Shares”), but instead the holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the GBCC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the GBCC and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of SCSG Stock under the applicable provisions of the GBCC. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the GBCC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Per Share Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. SCSG shall give CBAN (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of SCSG Stock, attempted withdrawals of such notices and any other instruments served pursuant to the GBCC and received by SCSG relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the GBCC. SCSG shall not, except with the prior written consent of CBAN, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of SCSG Stock for which dissenters’ rights have been perfected shall be returned to CBAN upon demand. If the amount paid to a Dissenting Shareholder exceeds such Dissenting Shareholder’s pro rata portion of the Merger Consideration, such excess amount shall not reduce the Per Share Merger Consideration paid to other Holders.
Annex A 3

(d)Subject to the allocation provisions of this Article II, each share of SCSG Stock (excluding Dissenting Shares and SCSG Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive either:
(i)a cash payment, without interest, in an amount equal to $10.45 (subject to adjustment as provided in Section 2.02(a), the “Per Share Cash Consideration”); or
(ii)0.7318 (subject to adjustment as provided in Section 2.02(a), the “Exchange Ratio”) of a share of CBAN Common Stock (the “Per Share Stock Consideration”).
(e)If, between the date hereof and the Effective Time, the outstanding shares of CBAN Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Per Share Stock Consideration.
(f)Notwithstanding anything to the contrary and for the avoidance of doubt, the Merger shall not be consummated unless at least 50% of the Merger Consideration shall be in the form of CBAN Common Stock.
Section 2.02Adjustment of Merger Consideration for Tangible Equity Capital.
(a)If the Tangible Equity Capital (as defined and calculated below) as of the Closing Date is less than the Tangible Equity Capital Minimum, then the Merger Consideration will be reduced by an amount (the “Capital Deficiency Amount”) equal to (A) the Tangible Equity Capital Minimum minus (B) the Tangible Equity Capital on the Closing Date, and the Per Share Cash Consideration and the Exchange Ratio shall be adjusted to produce the aggregate Merger Consideration as reduced by such Capital Deficiency Amount. The calculation methodology for the reduction of the Merger Consideration is set forth in CBAN Disclosure Schedule 2.02(a).
(b)For purposes of this Agreement, “Tangible Equity Capital” shall equal the sum of the SCSG’s equity capital stock, capital surplus, and retained earnings, less goodwill and intangible assets, and excluding (for the avoidance of doubt) unrealized securities gains or losses, on a consolidated basis with SouthCrest Bank, as determined pursuant to GAAP and in accordance with this Section 2.02(b). For purposes of calculating Tangible Equity Capital, SCSG shall include deductions made for any transaction expenses related to the Merger, this Agreement and the transactions contemplated hereby (“Transaction Expenses”), including, to the extent not already reflected in the retained earnings of SCSG as set forth in the Estimated Closing Statement (as defined in Section 2.02(c) below), reductions for (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby; (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (iii) the accrual of any costs, fees, expenses, contract payments, penalties or liquidated damages associated with or incurred in connection with the termination of Terminated Contracts (as defined in Section 5.14), including, but not limited to, the termination of any data processing contract following the Closing Date; (iv) amounts payable upon a change in control event under any SCSG Material Contract; (v) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between SCSG or SouthCrest Bank and any other Person, including the termination of such agreements, regardless of whether payment under such agreement or arrangement is triggered by the transactions set forth in this Agreement; (vi) the accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of final payment; (vii) the amount of any additional accruals or costs (to the extent not already accrued) to fully fund and liquidate any SCSG Benefit Plan (as defined herein) and to pay all related expenses and fees to the extent such termination is requested by CBAN pursuant to Section 5.11; (viii) the after-tax premium or additional costs incurred to provide for the continuation of certain of SCSG’s insurance policies pursuant to Section 5.10(d); (ix) fifty percent (50%) of the aggregate fees, expenses and costs of the independent accounting firm pursuant to Section 2.02(c) below, if applicable; and (x) any other expenses or adjustments customary for transactions of the type; provided that, adjustments to the calculation of the Tangible Equity Capital
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with respect to (i)-(x) shall be mutually determined by SCSG and CBAN in good faith. In calculating Tangible Equity Capital, SCSG will be permitted to calculate any expenses on an after-tax basis (but only to the extent that such expenses are tax-deductible) using a tax rate of 21.00% and SCSG will be permitted to exclude or add back to Tangible Equity Capital the amount of certain expenses of SCSG and its Subsidiaries as mutually agreed upon by SCSG and CBAN. For the avoidance of doubt, Tangible Equity Capital shall be reduced dollar for dollar by the amount of any dividend or other distribution by SCSG declared or paid on or after the date of this Agreement and prior to or on the Closing Date.
(c)As of the date of this Agreement, SCSG has provided CBAN with a projection of the Tangible Equity Capital as of an estimated Closing Date, including detailed adjustments as set forth in Section 2.02(b) (the “Estimated Closing Statement”). Within ten (10) Business Days of the end of each calendar month, SCSG shall prepare a sample calculation of the Tangible Equity Capital as of the end of such calendar month (calculated in accordance with Section 2.02(b)) and provide such sample calculation to CBAN for the parties to discuss in good faith. As of a date that is not less than ten (10) Business Days prior to the intended Closing Date (the “Calculation Date”), SCSG shall prepare in good faith and deliver to CBAN an updated closing statement derived from the latest available financial information of SCSG, adjusted for projections through the Closing Date and reflecting the Transaction Expenses and Tangible Common Equity as set forth in Section 2.02(b) (such statement, the “Final Closing Statement”). Such Final Closing Statement shall be prepared in a manner consistent with the Estimated Closing Statement. If CBAN does not object in writing to the Final Closing Statement within five (5) Business Days after the date SCSG submits such calculation to CBAN, the Final Closing Statement shall be deemed to be accepted by CBAN and shall constitute the final calculation of the Tangible Equity Capital at the Closing Date, subject only to any further changes mutually agreed upon by both SCSG and CBAN. If CBAN timely objects in writing to the Final Closing Statement and the parties are unable to resolve any dispute related to the calculations set forth in the Final Closing Statement within five (5) Business Days after the date SCSG submits such calculation to CBAN, then SCSG and CBAN shall submit the calculation of Tangible Equity Capital at the Closing Date to an independent accounting firm as shall be mutually agreed in writing by the parties for review and resolution of any and all matters related to the calculation which remain in dispute. The independent accounting firm shall reach a final resolution of all matters (such determination of Tangible Equity Capital by the independent accounting firm shall be consistent with and in accordance with Section 2.02(b)) and shall furnish such resolution in writing to SCSG and CBAN as soon as practicable, but in no event more than ten (10) Business Days after such matters have been referred to the independent accounting firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon SCSG and CBAN, absent manifest error or fraud. The resolution reached by the parties or the independent accounting firm in accordance with this Section 2.02(c) will constitute the final calculation of the Tangible Equity Capital at the Closing Date. The costs for the independent accounting firm to reach such resolution shall be shared equally by SCSG and CBAN.
Section 2.03Election Procedures.
(a)Election.
(i)Prior to the Effective Time, CBAN shall appoint an exchange agent (the “Exchange Agent”), which is acceptable to SCSG in its reasonable discretion, for the payment and exchange of the Merger Consideration.
(ii)Holders of record of SCSG Stock may elect to receive either shares of CBAN Common Stock or cash in exchange for their shares of SCSG Stock, provided that the aggregate number of shares of CBAN stock to be issued as Per Share Stock Consideration pursuant to this Section 2.03 shall be 3,987,898 (the “Stock Conversion Maximum”); provided, however, the Stock Conversion Maximum is subject to adjustment as provided in Section 2.02(a).
(iii)An election form (“Election Form”), together with a Letter of Transmittal (as defined in Section 2.08), shall be mailed no less than twenty (20) Business Days prior to the Election Deadline (as defined below) or on such earlier date as CBAN and SCSG shall mutually agree (the “Mailing Date”) to each Holder of record of SCSG Stock as of five (5) Business Days prior to the Mailing Date permitting such Holder, subject to the allocation and election procedures set forth in this Section 2.03,
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(1) to specify the number of shares of SCSG Stock owned by such Holder with respect to which such Holder desires to receive the Per Share Cash Consideration (a “Cash Election”, and such shares subject to a Cash Election, the “Cash Election Shares”), in accordance with the provisions of Section 2.01(d)(i), (2) to specify the number of shares of SCSG Stock owned by such Holder with respect to which such Holder desires to receive the Per Share Stock Consideration (a “Stock Election” and such shares subject to a Stock Election, the “Stock Election Shares”), in accordance with the provisions of Section 2.01(d)(ii), or (3) to indicate that such record Holder has no preference as to the receipt of cash or CBAN Common Stock for such shares. Holders of record of shares of SCSG Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of SCSG Stock held by each Representative for a particular beneficial owner. Any shares of SCSG Stock with respect to which the Holder thereof shall not, as of the Election Deadline (as defined in Section 2.03(a)(iv)), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed “Non-Election Shares.” CBAN shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of SCSG Stock between the record date for the initial mailing of Election Forms and the close of business on the Business Day prior to the Election Deadline, and SCSG shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
(iv)The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the SCSG Meeting and (ii) the date that CBAN and SCSG shall agree is as near as practicable to five (5) Business Days prior to the expected Closing Date, provided, however, that the Election Deadline will automatically be extended by ten (10) Business Days in the event that there is any change to the Merger Consideration pursuant to Section 2.02(a) or Section 7.01(i). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all the shares of SCSG Stock covered by such Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Shares of SCSG Stock held by holders who acquired such shares subsequent to the Election Deadline will be designated Non-Election Shares. In addition, if a Holder of SCSG Stock either (1) does not submit a properly completed Election Form in a timely fashion or (2) revokes its Election Form prior to the Election Deadline and fails to file a new properly completed Election Form before the deadline, such shares shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither CBAN nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
(b)Allocation. No later than five (5) Business Days after the Effective Time, CBAN shall cause the Exchange Agent to effect the allocation among Holders of SCSG Stock of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration, which shall be effected by the Exchange Agent as follows:
(i)If the aggregate number of shares of SCSG Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Maximum, then all Cash Election Shares and all Non-Election Shares of each Holder thereof shall be converted into the right to receive the Per Share Cash Consideration, and the Stock Election Shares of each Holder thereof will be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such Holder by (y) the
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fraction, the numerator of which is the Stock Conversion Maximum and the denominator of which is the Stock Election Number, and (B) the right to receive the Per Share Cash Consideration in respect of the remainder of such Holder’s Stock Election Shares that were not converted into the right to receive the Per Share Stock Consideration pursuant to clause (A) above.
(ii)If the Stock Election Number is less than the Stock Conversion Maximum (the amount by which the Stock Conversion Maximum exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:
(1)If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and the Non-Election Shares of each Holder thereof shall be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such Holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, and (B) the right to receive the Per Share Cash Consideration in respect of the remainder of such Holder’s Non-Election Shares that were not converted into the right to receive the Per Share Stock Consideration pursuant to clause (A) above; and
(2)If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Cash Election Shares of each Holder thereof shall be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such Holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, and (B) the right to receive the Per Share Cash Consideration in respect of the remainder of such Holder’s Cash Election Shares that were not converted into the right to receive the Per Share Stock Consideration pursuant to clause (A) above.
Section 2.04SCSG Stock-Based Awards.
(a)Immediately prior to the Effective Time, each share of SCSG Common Stock subject to vesting restrictions granted under the SCSG Stock Plans (a “SCSG Restricted Share”) that is outstanding immediately prior to the Effective Time shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive, at the election of the Holder, the Per Share Cash Consideration or the Per Share Stock Consideration, less the amount of any required withholding Tax, pursuant to Section 2.01(d).
(b)At the Effective Time, each option to purchase SCSG Common Stock granted under any SCSG Stock Plan (each a “SCSG Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive from SCSG immediately prior to the Effective Time an amount in cash, without interest, equal to the product of (i) the total number of shares of SCSG Common Stock subject to such SCSG Option times (ii) the excess, if any, of the Per Share Cash Consideration over the exercise price per share of SCSG Common Stock under such SCSG Option, less applicable Taxes required to be withheld with respect to such payment. No holder of an SCSG Option that has an exercise price per share of SCSG Common Stock that is equal to or greater than the Per Share Cash Consideration shall be entitled to any payment with respect to such cancelled SCSG Option before, on, or after the Effective Time.
(c)At the Effective Time, each unit of SCSG phantom stock granted under the SouthCrest Financial Group, Inc. Phantom Unit Plan (each a “SCSG Phantom Stock Unit”) that is outstanding immediately prior to the Effective Time shall, subject to the holder’s continued employment with SCSG at the Effective Time, be converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of SCSG
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Phantom Stock Units held by such holder and (ii) the Per Share Cash Consideration, less applicable Taxes required to be withheld with respect to such payment.
(d)Prior to the Effective Time, the board of directors of SCSG (or, if appropriate, any committee thereof administering the SCSG Stock Plans) shall adopt such resolutions or take such other actions, including obtaining any necessary consents or amendments to the applicable award agreements and equity plans, as may be required to effectuate the provisions of this Section 2.04.
Section 2.05Rights as Shareholders; Stock Transfers.
At the Effective Time, all shares of SCSG Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of SCSG Stock, the Per Share Merger Consideration and any cash in lieu of fractional shares of CBAN Common Stock in accordance with this Article II. At the Effective Time, holders of SCSG Stock shall cease to be, and shall have no rights as, shareholders of SCSG, other than the right to receive the Per Share Merger Consideration and cash in lieu of fractional shares of CBAN Common Stock as provided under this Article II. At the Effective Time, the stock transfer books of SCSG shall be closed, and there shall be no registration of transfers on the stock transfer books of SCSG of shares of SCSG Stock.
Section 2.06Fractional Shares.
Notwithstanding any other provision hereof, no fractional shares of CBAN Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, CBAN shall pay or cause to be paid to each Holder of a fractional share of CBAN Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in CBAN Common Stock to which such Holder would otherwise be entitled by the Average Closing Price.
Section 2.07Plan of Reorganization.
It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code for each of the Merger and the Bank Merger.
Section 2.08Exchange Procedures.
CBAN shall cause as promptly as practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent to mail or otherwise caused to be delivered to each Holder who has not previously surrendered such Certificate or Certificates or Book Entry Shares, appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”).
Section 2.09Deposit and Delivery of Merger Consideration.
(a)Prior to the Effective Time, CBAN shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of CBAN Common Stock and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.06, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal. The Exchange Agent and CBAN, as the case may be, shall not be obligated to deliver the
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Merger Consideration to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of SCSG Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by CBAN or the Exchange Agent.
(b)Any portion of the Exchange Fund that remains unclaimed by the shareholders of SCGC for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to CBAN. Any shareholders of SCGC who have not theretofore complied with this Section 2.09 shall thereafter look only to CBAN for the Merger Consideration, any cash in lieu of fractional shares of SCGC Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of SCGC Stock such shareholder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of SCSG Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of CBAN Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of CBAN (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. CBAN and the Exchange Agent shall be entitled to rely upon the stock transfer books of SCSG to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of SCSG Stock represented by any Certificate or Book-Entry Share, CBAN and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Per Share Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(c)CBAN or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as CBAN is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by CBAN or the Exchange Agent, as applicable.
Section 2.10Rights of Certificate Holders after the Effective Time.
(a)All shares of CBAN Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by CBAN in respect of the CBAN Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of CBAN Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the CBAN Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the certificates representing whole shares of CBAN Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of CBAN Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of CBAN Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(b)In the event of a transfer of ownership of a Certificate representing SCSG Stock that is not registered in the stock transfer records of SCSG, the proper amount of cash and/or shares of CBAN Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such SCSG Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or
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other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of CBAN that the Tax has been paid or is not applicable.
Section 2.11Anti-Dilution Provisions.
If the number of shares of CBAN Common Stock or SCSG Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of SCSG Stock the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SCSG
Except as set forth in the disclosure schedule delivered by SCSG to CBAN prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “SCSG Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the SCSG Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SCSG that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on SCSG and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, SCSG hereby represents and warrants to CBAN as follows:
Section 3.01Organization and Standing.
Each of SCSG and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to SCSG. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in SCSG Disclosure Schedule 3.01.
Section 3.02Capital Stock.
(a)The authorized capital stock of SCSG consists of 50,000,000 shares of SCSG Common Stock, 50,000,000 shares of SCSG Non-Voting Common Stock, and 10,000,000 shares of SCSG Preferred Stock. Of the 10,000,000 shares of SCSG Preferred Stock, SCSG has designated 500,000 shares as SCSG Series AAA Preferred Stock, 12,900 shares as SCSG Series A Preferred Stock, 645.0045 shares as SCSG Series B Preferred Stock, 3,500,000 shares as SCSG Series C Preferred Stock, and 2,500,000 shares as SCSG Series D Preferred Stock. As of the date hereof, there are 5,877,868 shares of SCSG Common Stock issued and outstanding (inclusive of SCSG Restricted Shares), no shares of SCSG Non-Voting Common Stock issued and outstanding, 115,331 shares of SCSG Series AAA Preferred Stock, no shares of SCSG Series A Preferred Stock, no shares of SCSG Series B Preferred Stock, no shares of SCSG Series C Preferred Stock, and 1,523,265 shares of Series D Preferred Stock issued and outstanding. As of the date hereof, there were SCSG Options to acquire 252,500 shares of SCSG Common Stock outstanding. There are no shares of SCSG Stock held by any of SCSG’s Subsidiaries.
(b)SCSG Disclosure Schedule 3.02(b)(i) sets forth, as of the date hereof, the name and address, as reflected on the books and records of SCSG, of each Holder, and the number and type of shares of SCSG Stock held by each such Holder. The issued and outstanding shares of SCSG Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any SCSG shareholder, except as set forth in SCSG Disclosure Schedule 3.02(b)(ii). All shares of SCSG’s capital stock issued
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and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
(c)SCSG Disclosure Schedule 3.02(c) sets forth, as of the date hereof, for each grant or award of SCSG Restricted Shares, SCSG Options, or other outstanding Rights of SCSG the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) number of shares of SCSG Common Stock, or any other security of SCSG, subject to such award, (vi) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement, and (vii) name of the SCSG Stock Plan under which such award was granted, if applicable. Each SCSG Restricted Share and all other outstanding SCSG Rights complies with or is exempt from Section 409A of the Code and qualifies for the tax treatment afforded thereto in SCSG’s Tax Returns. Each grant of SCSG Restricted Shares, SCSG Options, or other outstanding SCSG Rights was appropriately authorized by the board of directors of SCSG or the compensation committee thereof, was made in accordance with the terms of the SCSG Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the board of directors of SCSG or the compensation committee thereof. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which SCSG or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of SCSG or any of SCSG’s Subsidiaries or obligating SCSG or any of SCSG’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, SCSG or any of SCSG’s Subsidiaries other than those listed in SCSG Disclosure Schedule 3.02(c). There are no obligations, contingent or otherwise, of SCSG or any of SCSG’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of SCSG Stock or capital stock of any of SCSG’s Subsidiaries or any other securities of SCSG or any of SCSG’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the SCSG Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of SCSG’s capital stock and there are no agreements or arrangements under which SCSG is obligated to register the sale of any of its securities under the Securities Act.
(d)SCSG Disclosure Schedule 3.02(d) sets forth a list of all repurchases by SCSG of SCSG Stock since January 1, 2018, including the date of such repurchase, the number, class, and series of the shares repurchased, and the price at which SCSG executed such repurchase. SCSG conducted all such repurchases were conducted in material compliance with applicable Laws. To the knowledge of SCSG, all Affiliates of SCSG have, since January 1, 2018, conducted purchases and sales of SCSG in material compliance with applicable Laws.
(e)SCSG Disclosure Schedule 3.02(e) sets forth a listing of all agreements to which SCSG is a party that provide holders of SCSG Stock with rights as holders of SCSG Stock that are in addition to those provided by SCSG’s articles of incorporation, SCSG’s bylaws, or by applicable Law (each, an “SCSG Investor Agreement”). Each SCSG Investor Agreement is valid and binding on SCSG and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that SCSG hereby represents and warrants that, to its Knowledge, each SCSG Investor Agreement is duly executed by all such parties), subject to the Enforceability Exception. Except as set forth in SCSG Disclosure Schedule Section 3.02(e), SCSG is not in default under any SCSG Investor Agreement and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
Section 3.03Subsidiaries.
(a)SCSG Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of SCSG, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by SCSG. Except as set forth in SCSG Disclosure Schedule 3.03(a), (i) SCSG owns, directly or indirectly, all of the issued and outstanding equity securities of each SCSG Subsidiary, (ii) no equity securities of any of SCSG’s Subsidiaries are or may become required to be issued (other than to SCSG) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to SCSG or a wholly-owned Subsidiary of SCSG),
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(iv) there are no contracts, commitments, understandings or arrangements relating to SCSG’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by SCSG, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by SCSG or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws. Neither SCSG nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.
(b)Neither SCSG nor any of SCSG’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than SouthCrest Bank. Neither SCSG nor any of SCSG’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
Section 3.04Corporate Power; Minute Books.
(a)SCSG and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and SCSG has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite SCSG Shareholder Approval.
(b)SCSG has made available to CBAN a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of SCSG and each of its Subsidiaries, the minute books of SCSG and each of its Subsidiaries, and the stock ledgers and stock transfer books of SCSG and each of its Subsidiaries. Neither SCSG nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of SCSG and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of SCSG and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of SCSG and each of its Subsidiaries.
Section 3.05Corporate Authority.
Subject only to the receipt of the Requisite SCSG Shareholder Approval at the SCSG Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of SCSG and the board of directors of SCSG on or prior to the date hereof. The board of directors of SCSG has directed that this Agreement be submitted to SCSG’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite SCSG Shareholder Approval in accordance with the GBCC and SCSG’s articles of incorporation and bylaws, no other vote or action of the shareholders of SCSG is required by Law, the articles of incorporation or bylaws of SCSG or otherwise to approve this Agreement and the transactions contemplated hereby. SCSG has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CBAN, this Agreement is a valid and legally binding obligation of SCSG, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception’’).
Section 3.06Regulatory Approvals; No Defaults.
(a)No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by SCSG or any of its Subsidiaries in connection with the execution, delivery or performance by SCSG of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, Nasdaq, state securities authorities, the
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Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the OCC, and applicable state banking agencies, the Georgia Department of Banking and Finance and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing by CBAN with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the OCC, the Secretary of State of the State of Georgia or other applicable Governmental Authorities to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CBAN Common Stock pursuant to this Agreement (the “CBAN Common Stock Issuance”) and approval of listing of such CBAN Common Stock on Nasdaq. Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite SCSG Shareholder Approval and as set forth on SCSG Disclosure Schedule 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by SCSG do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of SCSG or any of its respective Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SCSG or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on SCSG or could reasonably be expected to result in a financial obligation or penalty in excess of $50,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of SCSG or any of its Subsidiaries or to which SCSG or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation that would have a material impact on SCSG or result in a material financial penalty.
(b)As of the date hereof, SCSG has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
Section 3.07Financial Statements; Internal Controls.
(a)SCSG has previously delivered or made available to CBAN copies of SCSG’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2020, 2019 and 2018, accompanied by the unqualified audit reports of Wipfli, LLP, independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited interim consolidated financial statements (including the related notes and schedules thereto) for the three (3) months ended March 31, 2021 (the “Unaudited Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of SCSG and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to (i) the absence of consolidated statements of changes in stockholders’ equity, consolidated statements of comprehensive income (loss), and consolidated statements of cash flow, (ii) normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to SCSG), and (ii) the absence of notes and schedules (that, if presented, would not differ materially from
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those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than SCSG’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of SCSG. The audits of SCSG have been conducted in accordance with GAAP. Since December 31, 2020, neither SCSG nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since December 31, 2020. True, correct and complete copies of the Financial Statements are set forth in SCSG Disclosure Schedule 3.07(a).
(b)The records, systems, controls, data and information of SCSG and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SCSG or its Subsidiaries or accountants (including all means of access thereto and therefrom). SCSG and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. SCSG has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of SCSG (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect SCSG’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in SCSG’s internal control over financial reporting.
(c)Since January 1, 2020, neither SCSG nor any of its Subsidiaries nor, to SCSG’s Knowledge, any director, officer, employee, auditor, accountant or representative of SCSG or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SCSG or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SCSG or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 3.08Regulatory Reports.
Since January 1, 2018, SCSG and its Subsidiaries have timely filed with the FRB, the FDIC, the OCC, any SRO and any other applicable Governmental Authority, in correct form, the material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified SCSG or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of SCSG, threatened an investigation into the business or operations of SCSG or any of its Subsidiaries since January 1, 2018. There is no material and unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of SCSG or any of its Subsidiaries.
Section 3.09Absence of Certain Changes or Events.
Except as set forth in SCSG Disclosure Schedule 3.09, the Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2020, (a) SCSG and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business (except with respect to any COVID-19 Measures), (b) there have been no events, changes or circumstances which have had, or are reasonable likely to have, individually or in the aggregate, a Material Adverse Effect with respect to SCSG, and (c) neither SCSG nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(e), Section 5.01(g), Section 5.01(h), Section 5.01(j), Section 5.01(k), Section 5.01(u),or Section 5.01(z).
Section 3.10Legal Proceedings.
(a)There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show
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cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of SCSG, threatened against SCSG or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which SCSG or any of its Subsidiaries or any of their current or former director or executive officer, in their capacities as such, is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)There is no material injunction, order, judgment or decree or regulatory restriction imposed upon SCSG or any of its Subsidiaries, or the assets of SCSG or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates), and neither SCSG nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of SCSG or any of SCSG’s Subsidiaries.
Section 3.11Compliance with Laws.
(a)SCSG and each of its Subsidiaries is, and has been since January 1, 2018, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2018, neither SCSG nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)SCSG and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to SCSG’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)Neither SCSG nor any of its Subsidiaries has received, since January 1, 2018, written or, to SCSG’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization.
Section 3.12SCSG Material Contracts; Defaults.
(a)Other than the SCSG Benefit Plans, neither SCSG nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of SCSG or any of its Subsidiaries to indemnification from SCSG or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of SCSG or its respective Subsidiaries; (iii) related to the borrowing by SCSG or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by SCSG or any of its Subsidiaries upon
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a change in control thereof; (v) relating to the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $125,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $30,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by SCSG or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of SCSG or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, CBAN or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which SCSG or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a) is listed in in SCSG Disclosure Schedule 3.12(a), and is referred to herein as a “SCSG Material Contract.” SCSG has previously made available to CBAN true, complete and correct copies of each such SCSG Material Contract, including any and all amendments and modifications thereto.
(b)Each SCSG Material Contract is valid and binding on SCSG and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that SCSG hereby represents and warrants that, to its Knowledge, each SCSG Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to SCSG; and neither SCSG nor any of its Subsidiaries is in default under any SCSG Material Contract or other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. No power of attorney or similar authorization given directly or indirectly by SCSG or any of its Subsidiaries is currently outstanding.
(c)SCSG Disclosure Schedule 3.12(c) sets forth a true and complete list of all SCSG Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by SCSG of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
Section 3.13Agreements with Regulatory Agencies.
Neither SCSG nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “SCSG Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of SCSG’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has SCSG or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any SCSG Regulatory Agreement. To SCSG’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to SCSG or any of its Subsidiaries.
Section 3.14Brokers; Fairness Opinion.
Neither SCSG nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any
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of the transactions contemplated by this Agreement, except that SCSG has engaged, and will pay a fee or commission to Janney Montgomery Scott LLC (“SCSG Financial Advisor”), in accordance with the terms of a letter agreement between SCSG Financial Advisor and SCSG, a true, complete and correct copy of which has been previously delivered by SCSG to CBAN. SCSG has received the opinion of the SCSG Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to CBAN) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of SCSG Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
Section 3.15Employee Benefit Plans.
(a)SCSG Disclosure Schedule 3.15(a) sets forth a true and complete list of each SCSG Benefit Plan. For purposes of this Agreement, “SCSG Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of SCSG or any of its Subsidiaries (such current and former employees collectively, the “SCSG Employees”), (ii) covering current or former directors of SCSG or any of its Subsidiaries, or (iii) with respect to which SCSG, any of its Subsidiaries, Controlled Group Members, or ERISA Affiliates has or may have any liability or contingent liability including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.
(b)With respect to each SCSG Benefit Plan, SCSG has provided or made available to CBAN true and complete copies of such SCSG Benefit Plan (or a written summary of such SCSG Benefit Plan where no plan document exists), any trust instruments and insurance contracts forming a part of any SCSG Benefit Plans and all amendments thereto, the most current summary plan descriptions and summaries of material modifications, IRS Form 5500, including applicable schedules and reports required to be filed therewith (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, or advisory letters with respect thereto, and any correspondence from any Governmental Authority. In addition, with respect to the SCSG Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and material communications (e.g. award agreements, summary of benefits and coverage, employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5), and coverage and nondiscrimination testing data and results (e.g. under Code Sections 105(h), 125, 129, 410, 401(k), and 401(m), as applicable), have been provided or made available to CBAN.
(c)All SCSG Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each SCSG Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“SCSG 401(a) Plan”) has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion or advisory letter from the IRS, and, to SCSG’s Knowledge, there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion or advisory letter, and nothing has occurred that would be expected to result in the SCSG 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All SCSG Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to SCSG’s Knowledge, threatened litigation or regulatory action relating to the SCSG Benefit Plans. Neither SCSG nor any of its Subsidiaries has engaged in a transaction with respect to any SCSG Benefit Plan that could reasonably be expected to subject SCSG or any of its Subsidiaries to a tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA. No SCSG 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries, investigations, or proceedings pending or, to SCSG’s Knowledge, threatened by any Governmental Authority, or participant claims (other than claims for benefits in the normal course of business), with respect to any SCSG Benefit Plan. Neither SCSG nor any administrator or fiduciary of any SCSG Benefit Plan (or any agent of any of the foregoing) that is an employee of SCSG has engaged in any transaction, or acted or failed to act in any manner with respect to any SCSG Benefit Plan that could subject it to any direct or indirect material liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the SCSG Benefit Plans
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has been made to SCSG Employees that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.
(d)Neither SCSG nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of SCSG or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA. SCSG has not contributed to (or been obligated to contribute to) a “multiple employer plan” within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c) at any time. Neither SCSG nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA. Neither SCSG nor any of its Subsidiaries has ever sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40).
(e)All contributions required to be made with respect to all SCSG Benefit Plans have been timely made or accrued on SCSG’s financial statements.
(f)Except as set forth in SCSG Disclosure Schedule 3.15(f), no SCSG Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any SCSG Employee, upon or following his or her retirement or termination of employment for any reason, except as may be required by Law.
(g)All SCSG Benefit Plans that are group health plans have been operated in all material respects in compliance in all material respects with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Code Section 4980H have occurred or no such liabilities are expected to be assessed. SCSG may amend or terminate any such SCSG Benefit Plan at any time.
(h)Except as otherwise provided for in this Agreement or as set forth in SCSG Disclosure Schedule 3.15(h), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any SCSG Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any SCSG Employee to severance pay or any increase in severance pay, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under or increase the amount payable any of the SCSG Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the SCSG Benefit Plans, (v) result in any payment of any amount that would, individually or in combination with any other such payment, be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of SCSG or, after the consummation of the transactions contemplated hereby, CBAN or any of its Subsidiaries, to merge, amend or terminate any of the SCSG Benefit Plans.
(i)Except as set forth in SCSG Disclosure Schedule 3.15(i), each SCSG Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code. Neither SCSG nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a SCSG Benefit Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, and (y) except as set forth in SCSG Disclosure Schedule 3.15(i), has been required to report to any Government Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(j)No SCSG Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither SCSG nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.
(k)SCSG has made available to CBAN copies of any Code Section 280G calculations (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.
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Section 3.16Labor Matters.
Neither SCSG nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to SCSG’s Knowledge threatened, asserting that SCSG or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel SCSG or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against SCSG pending or, to SCSG’s Knowledge, threatened, nor to SCSG’s Knowledge is there any activity involving SCSG Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To its Knowledge, SCSG and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for SCSG or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To SCSG’s Knowledge, no officer of SCSG or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant. SCSG and its Subsidiaries are, in all material respects, in compliance with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES) enacted in response to the COVID-19 pandemic, and have used commercially reasonable efforts to implement health and safety protocols at all worksites under the control of SCSG or any of its Subsidiaries, consistent with guidance issued by applicable federal, state and local health authorities (such laws, orders, directives, guidelines, recommendations and health and safety protocols, collectively, “COVID-19 Measures”).
Section 3.17Environmental Matters.
(a)To its Knowledge, SCSG and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of SCSG, threatened against SCSG or any of its Subsidiaries or any real property or facility presently owned, operated or leased by SCSG or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither SCSG nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of SCSG, there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by SCSG or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to SCSG or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of SCSG, there are no underground storage tanks on, in or under any property currently owned, operated or leased by SCSG or any of its Subsidiaries.
Section 3.18Tax Matters.
(a)Each of SCSG and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Laws in all material respects. All material Taxes due and owing by SCSG or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither SCSG nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither SCSG nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where SCSG or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of SCSG or any of its Subsidiaries.
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(b)SCSG and each of its Subsidiaries have collected or withheld and paid over to the appropriate Taxing Authority all amounts of Taxes required to have been collected or withheld and paid over by it, and has complied in all respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party, and Taxes required to be collected or withheld an paid pursuant to Sections 1441, 1442, and 3406 of the Code or similar provisions under state, local, or foreign Law.
(c)No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to Taxes of SCSG or any of its Subsidiaries. Neither SCSG nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where SCSG or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other Litigation regarding any Tax or other review with respect to Taxes or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against SCSG or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against SCSG or any of its Subsidiaries, and neither SCSG nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency.
(d)SCSG has delivered or made available to CBAN true and complete copies of the foreign, federal, state or local Tax Returns filed with respect to SCSG or any of its Subsidiaries, and of all examination reports and statements of deficiencies assessed against or agreed to by SCSG, in each case with respect to income Taxes, for taxable periods ended on or after December 31, 2017.
(e)Neither SCSG nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither SCSG nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation, sharing agreement or similar agreement pursuant to which it has any material obligation to any Person with respect to Taxes (other than such an agreement with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes). Neither SCSG nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SCSG), or (ii) has any liability for the Taxes of any Person (other than SCSG and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.
(f)The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by SCSG and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2020, neither SCSG nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(g)Neither SCSG nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
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(h)Since January 1, 2018, neither SCSG nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(i)Neither SCSG nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year.
(j)Neither SCSG nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(k)Neither SCSG nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
(l)Set forth in SCSG Disclosure Schedule 3.18(l) are the net operating loss, net capital loss, credit, minimum Tax, charitable contribution, and other Tax carryforwards (by type of carryforward and expiration date, if any) of SCSG and each of its Subsidiaries. Except as set forth on SCSG Disclosure Schedule 3.18(l), none of those carryforwards are, as of the Closing Date and without giving effect to the Merger, presently subject to limitation under Sections 382, 383, or 384 of the Code, or the federal consolidated return regulations, or any analogous provision of foreign, state, or local Tax Law.
Section 3.19Investment Securities.
SCSG Disclosure Schedule 3.19 sets forth as of March 31, 2021, the SCSG Investment Securities, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates. Neither SCSG nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than SouthCrest Bank.
Section 3.20Derivative Transactions.
(a)All Derivative Transactions entered into by SCSG or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by SCSG or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. SCSG and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(b)As of the date hereof, neither SCSG nor any of its Subsidiaries is a party to any Derivative Transaction that has not been resolved.
Section 3.21Regulatory Capitalization.
SCSG and SouthCrest Bank are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.
Section 3.22Loans; Nonperforming and Classified Assets.
(a)SCSG Disclosure Schedule 3.22(a) sets forth all (i) loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including, without limitation, leases, credit enhancements,
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commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which SCSG or any of its Subsidiaries is a creditor which, as of March 31, 2021, was over sixty (60) days or more delinquent in payment of principal or interest, and (ii) Loans with any director, executive officer or 5% or greater shareholder of SCSG or any of its Subsidiaries, or to the Knowledge of SCSG, any affiliate of any of the foregoing. Set forth in SCSG Disclosure Schedule 3.22(a) is a true, correct and complete list of (A) all of the Loans of SCSG and its Subsidiaries that, as of March 31, 2021, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by SouthCrest Bank, SCSG or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by SouthCrest Bank as a Troubled Debt Restructuring as defined by GAAP.
(b)SCSG Disclosure Schedule 3.22(b) identifies each asset of SCSG or any of its Subsidiaries that as of March 31, 2021 was classified as other real estate owned (“OREO”) and the book value thereof as of March 31, 2021 as well as any assets classified as OREO between December 31, 2020 and March 31, 2021 and any sales of OREO between December 31, 2020 and March 31, 2021, reflecting any gain or loss with respect to any OREO sold.
(c)Each Loan held in SCSG’s or any of its Subsidiaries’ loan portfolio (each a “SCSG Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii)  is a legal, valid and binding obligation of SCSG and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exception.
(d)All currently outstanding SCSG Loans were solicited, originated and currently exist in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding SCSG Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the SCSG Loans that are not reflected in the written records of SCSG or its Subsidiary, as applicable. All such SCSG Loans are owned by SCSG or its Subsidiary free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Atlanta. No claims of defense as to the enforcement of any SCSG Loan have been asserted in writing against SCSG or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and SCSG has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by SCSG from third parties that are described on SCSG Disclosure Schedule 3.22(d), no SCSG Loans are presently serviced by third parties and there is no obligation which could result in any SCSG Loan becoming subject to any third party servicing.
(e)Neither SCSG nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates SCSG or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of SCSG or any of its Subsidiaries, unless there is a material breach of a representation or covenant by SCSG or any of its Subsidiaries, and none of the agreements pursuant to which SCSG or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)Neither SCSG nor any of its Subsidiaries is now nor has it ever been since January 1, 2018, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
Section 3.23Allowance for Loan and Lease Losses.
SCSG’s allowance for loan and lease losses as reflected in each of (a) the latest balance sheet included in the Financial Statements and (b) in the balance sheet as of December 31, 2020 included in the Financial Statements,
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were, in the opinion of management, as of each of the dates thereof, in compliance in all material respects with SCSG’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
Section 3.24Trust Business; Administration of Fiduciary Accounts.
Neither SCSG nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
Section 3.25Investment Management and Related Activities.
None of SCSG, any SCSG Subsidiary or any of their respective directors, officers or employees, in each of their respective capacities as a director, officer, or employee of SCSG or any SCSG Subsidiary, is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
Section 3.26Repurchase Agreements.
With respect to all agreements pursuant to which SCSG or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, SCSG or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
Section 3.27Deposit Insurance.
The deposits of SouthCrest Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and SouthCrest Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to SCSG’s Knowledge, threatened.
Section 3.28Community Reinvestment Act, Anti-money Laundering and Customer Information Security.
Neither SCSG nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither SCSG nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause SCSG or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of SCSG and its Subsidiaries has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 3.29Transactions with Affiliates.
Except as set forth in SCSG Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by SCSG or any of its Subsidiaries to, and neither SCSG nor any of its Subsidiaries is
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otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of SCSG or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with SCSG or any of its Subsidiaries and other than deposits held by SouthCrest Bank in the Ordinary Course of Business, or (b) any other Affiliate of SCSG or any of its Subsidiaries. Except as set forth in SCSG Disclosure Schedule 3.29, neither SCSG nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between SouthCrest Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.
Section 3.30Ta ngible Properties and Assets.
(a)SCSG Disclosure Schedule 3.30(a) sets forth a true, correct and complete list of all real property owned by SCSG and each of its Subsidiaries. Except as set forth in SCSG Disclosure Schedule 3.30(a), SCSG or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to SCSG’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that SCSG or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain.
(b)SCSG Disclosure Schedule 3.30(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which SCSG or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither SCSG nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To SCSG’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by SCSG or any of its Subsidiaries of, or default by SCSG or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To SCSG’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. SCSG and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in SCSG Disclosure Schedule 3.30(b), have been furnished or made available to CBAN.
(c)All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of SCSG and its Subsidiaries.
Section 3.31Intellectual Property.
SCSG Disclosure Schedule 3.31 sets forth a true, complete and correct list of all SCSG Intellectual Property. SCSG or its Subsidiaries owns or has a valid license to use all SCSG Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The SCSG Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of SCSG and its Subsidiaries as currently conducted. The SCSG Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither SCSG nor any of its Subsidiaries has received notice challenging the validity or enforceability of SCSG Intellectual Property.
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None of SCSG or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by SCSG of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which SCSG or any of its Subsidiaries is a party and pursuant to which SCSG or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither SCSG nor any of its Subsidiaries has received notice challenging SCSG’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of SCSG or any of its Subsidiaries to own or use any of SCSG Intellectual Property.
Section 3.32Insurance.
(a)SCSG Disclosure Schedule 3.32(a) identifies all of the insurance policies, binders or bonds currently maintained by SCSG and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. SCSG and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of SCSG reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither SCSG nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither SCSG nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.
(b)SCSG Disclosure Schedule 3.32(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by SCSG or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by SouthCrest Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under SCSG’s BOLI. Neither SCSG nor any of SCSG’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 3.33Antitakeover Provisions.
No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.
Section 3.34SCSG Information.
The information relating to SCSG and its Subsidiaries that is provided by or on behalf of SCSG for inclusion in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to SCSG’s shareholders and as of the date of the SCSG Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any SCSG Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to SCSG and SCSG’s Subsidiaries and other portions thereof within the reasonable control of SCSG and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 3.35Transaction Costs.
SCSG Disclosure Schedule 3.35 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of SCSG and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.
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Section 3.36Bank Holding Company.
SCSG is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CBAN
Except as set forth in the disclosure schedule delivered by CBAN to SCSG prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “CBAN Disclosure Schedule”); provided, that (a)  the mere inclusion of an item in the CBAN Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CBAN that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on CBAN, and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, CBAN hereby represents and warrants to SCSG as follows:
Section 4.01Organization and Standing.
Each of CBAN and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to CBAN.
Section 4.02Capital Stock.
The authorized capital stock of CBAN consists of 20,000,000 shares of CBAN Common Stock, and 10,000,000 shares of preferred stock. As of the date hereof, 9,489,783 shares of CBAN Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The outstanding shares of CBAN Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any CBAN shareholder. The shares of CBAN Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of CBAN’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
Section 4.03Corporate Power.
(a)CBAN and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and CBAN has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all Regulatory Approvals and the Requisite CBAN Shareholder Approval.
(b)CBAN has made available to SCSG a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of CBAN and each of its Subsidiaries. Neither CBAN nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.
Section 4.04Corporate Authority.
Except for the approval of this Agreement and of the transactions contemplated hereby, including but not limited to the Requisite CBAN Shareholder Approval, and the adoption and approval of the Bank Merger
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Agreement by CBAN as Colony Bank’s sole shareholder, no other corporate proceedings on the part of CBAN are necessary to approve this Agreement or to consummate the transactions contemplated hereby. CBAN has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by SCSG, this Agreement is a valid and legally binding obligation of CBAN, enforceable in accordance with its terms, subject to the Enforceability Exception.
Section 4.05SEC Documents; Financial Statements.
(a)CBAN has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since January 1, 2018 (the “CBAN Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the CBAN Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CBAN Reports, and none of the CBAN Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of CBAN has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the CBAN Reports.
(b)The consolidated financial statements of CBAN (or incorporated by reference) included (or incorporated by reference) in the CBAN Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of CBAN and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of CBAN and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.
(c)CBAN (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of CBAN’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CBAN’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CBAN’s internal control over financial reporting. These disclosures were made in writing by management to CBAN’s auditors and audit committee. There is no reason to believe that CBAN’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)Since January 1, 2021, neither CBAN nor any of its Subsidiaries nor, to CBAN’s Knowledge, any director, officer, employee, auditor, accountant or representative of CBAN or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of CBAN or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CBAN or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
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Section 4.06Regulatory Reports.
Since January 1, 2018, CBAN and each of its Subsidiaries has timely filed with the SEC, FRB, FDIC, any SRO and any other applicable Governmental Authority, in correct form, all reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to CBAN. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of CBAN and its Subsidiaries, no Governmental Authority has notified CBAN that it has initiated or has pending any proceeding or, to the Knowledge of CBAN threatened an investigation into the business or operations of CBAN or any of its Subsidiaries since January 1, 2018, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to CBAN. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of CBAN or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to CBAN.
Section 4.07Regulatory Approvals; No Defaults.
No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by CBAN or any of its Subsidiaries in connection with the execution, delivery or performance by CBAN of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC and the filing and declaration of effectiveness of the Registration Statement, (iii) the Requisite CBAN Shareholder Approval, (iv) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FDIC, the Secretary of State of the State of Georgia or other applicable state or federal banking agencies to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the CBAN Common Stock Issuance and approval of listing of such CBAN Common Stock on the Nasdaq. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by CBAN do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of CBAN, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBAN or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CBAN or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which CBAN or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound. As of the date hereof, CBAN has no Knowledge of any reason (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.
Section 4.08CBAN Information.
The information relating to CBAN and its Subsidiaries that is supplied by or on behalf of CBAN for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to SCSG shareholders and as of the date of the SCSG Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities
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Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any CBAN Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to CBAN and CBAN’s Subsidiaries and other portions thereof within the reasonable control of CBAN and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 4.09Absence of Certain Changes or Events.
Except as reflected or disclosed in CBAN’s Annual Report on Form 10-K for the year ended December 31, 2020 or in the CBAN Reports since December 31, 2020, as filed with the SEC, there has been no change or development with respect to CBAN and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to CBAN.
Section 4.10Compliance with Laws.
(a)CBAN and each of its Subsidiaries is, and has been since January 1, 2018, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2018, neither CBAN nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)CBAN and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CBAN’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)Neither CBAN nor any of its Subsidiaries has received, since January 1, 2018, written or, to CBAN’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance of threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to CBAN.
Section 4.11CBAN Regulatory Matters.
(a)CBAN is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
(b)The deposits of Colony Bank are insured by the FDIC in accordance with FDIA to the fullest extent permitted by Law, and Colony Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to CBAN’s Knowledge, threatened. Colony Bank received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.
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(c)Since January 1, 2018, neither CBAN nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Governmental Authority. Neither CBAN nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither CBAN nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.
Section 4.12Brokers.
Neither CBAN nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that CBAN has engaged, and will pay a fee or commission to Hovde Group LLC.
Section 4.13Legal Proceedings.
(a)Neither CBAN nor any of its Subsidiaries is a party to any, and there are no pending or, to CBAN’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CBAN or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on CBAN, or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon CBAN, any of its Subsidiaries or the assets of CBAN or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).
Section 4.14Tax Matters.
(a)Each of CBAN and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by CBAN or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since January 1, 2018, neither CBAN nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where CBAN or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of CBAN or any of its Subsidiaries.
(b)No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to a material amount of Taxes of CBAN or any of its Subsidiaries. Neither CBAN nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where CBAN or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review with respect to Taxes or (ii) written notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted or assessed by any taxing authority against CBAN or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled.
(c)Neither CBAN nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year.
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(d)Neither CBAN nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(e)Since January 1, 2018, neither CBAN nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(f)Neither CBAN nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.15Agreements with Regulatory Agencies.
Neither CBAN nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “CBAN Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of CBAN’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has CBAN or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any CBAN Regulatory Agreement. To CBAN’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to CBAN or any of its Subsidiaries.
Section 4.16Regulatory Capitalization.
CBAN and its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.
Section 4.17Community Reinvestment Act, Anti-money Laundering and Customer Information Security.
Neither CBAN nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither CBAN nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause CBAN or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of CBAN and its Subsidiaries has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 4.18Loans.
As of the date hereof, each Loan held in CBAN’s or any of its Subsidiaries’ loan portfolio (each a “CBAN Loan”), except as would not reasonably be expected to have, either individually or in the aggregate, a Material
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Adverse Effect with respect to CBAN, (i) at the time and under the circumstances in which made, was made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof (except as enforcement against the obligors may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principals of equity which may limit the enforcement of certain remedies), (ii) is evidenced by genuine notes, agreements, or other evidences of indebtedness, (iii) was made in accordance with the lending policies and underwriting standards of Colony Bank, and (iv) to the extent secured, have been secured, to the Knowledge of CBAN, by valid Liens and security interests which have been perfected.
Section 4.19No Financing.
CBAN has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.
Section 4.20Benefits.
(a)For purposes of this Agreement, “CBAN Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of CBAN or any of its Subsidiaries (such current and former employees collectively, the “CBAN Employees”), (ii) covering current or former directors of CBAN or any of its Subsidiaries, or (iii) with respect to which CBAN, any of its Subsidiaries, Controlled Group Members, or ERISA Affiliates has or may have any liability or contingent liability including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.
(b)All CBAN Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. All CBAN Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to CBAN’s Knowledge, threatened litigation or regulatory action relating to the CBAN Benefit Plans. Neither CBAN nor any of its Subsidiaries has engaged in a transaction with respect to any CBAN Benefit Plan that could reasonably be expected to subject CBAN or any of its Subsidiaries to a tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA. There are no audits, inquiries, investigations, or proceedings pending or, to CBAN’s Knowledge, threatened by any Governmental Authority, or participant claims (other than claims for benefits in the normal course of business), with respect to any CBAN Benefit Plan. Neither CBAN nor any administrator or fiduciary of any CBAN Benefit Plan (or any agent of any of the foregoing) that is an employee of CBAN has engaged in any transaction, or acted or failed to act in any manner with respect to any CBAN Benefit Plan that could subject it to any direct or indirect material liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA.
ARTICLE V
COVENANTS
Section 5.01    Covenants of SCSG.
During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the SCSG Disclosure Schedule), required by Law or with the prior written consent of CBAN (which consent shall not be unreasonably withheld, conditioned or delayed), SCSG shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice (including COVID-19 Measures). Without limiting the generality of the foregoing, SCSG will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and CBAN the present services of the current officers and employees of SCSG and its Subsidiaries, (iii) preserve for itself and CBAN the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without
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limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (w) as set forth in SCSG Disclosure Schedule 5.01, (x) as required by applicable Law or Governmental Authority, (y) as otherwise expressly required by this Agreement, or (z) consented to in writing by CBAN (which consent shall not be unreasonably withheld, conditioned or delayed, and CBAN shall, when considering the reasonableness of any such request, take into account the preservation of the franchise value of SCSG and SouthCrest Bank as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of SCSG and its Subsidiaries), SCSG shall not and shall not permit its Subsidiaries to:
(a)Stock. (i) Issue, sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the SCSG Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement or as set forth in SCSG Disclosure Schedule 5.01(a), directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time.
(b)Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly-owned Subsidiaries to SCSG and the dividends set forth in SCSG Disclosure Schedule 5.01(b).
(c)Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of SCSG or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of SCSG or any of its Subsidiaries other than annual increases in base compensation and year-end bonuses disclosed in SCSG Disclosure Schedule 5.01(c), (ii) as specifically provided for by this Agreement (including, without limitation, as contemplated by Section 5.11 of this Agreement), (iii) as may be required by Law, (iv) to satisfy the contractual obligations existing as of the date hereof set forth on SCSG Disclosure Schedule 3.15(l), or (iv) as otherwise set forth in SCSG Disclosure Schedule 5.01(c).
(d)Hiring. Hire any person as an employee or officer of SCSG or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $100,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.
(e)Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, (ii) to satisfy contractual obligations existing as of the date hereof (iii) as previously disclosed to CBAN and set forth in SCSG Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any SCSG Benefit Plan .
(f)Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in SCSG Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.
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(g)Dispositions. Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to SCSG or any of its Subsidiaries.
(h)Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by CBAN pursuant to any other applicable paragraph of this Section 5.01.
(i)Capital Expenditures. Except as set forth in SCSG Disclosure Schedule 5.01(i), make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that CBAN shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from SCSG.
(j)Governing Documents. Amend SCSG’s articles of incorporation or bylaws or any equivalent documents of SCSG’s Subsidiaries.
(k)Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.
(l)Contracts. Except as set forth in SCSG Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, renew, extend, or waive any material provision of, any SCSG Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to SCSG or any of its Subsidiaries, or enter into any contract that would constitute a SCSG Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations reasonably requested by CBAN.
(m)Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which SCSG or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by SCSG or any of its Subsidiaries of an amount which exceeds $50,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of SCSG or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.
(n)Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.
(o)Derivative Transactions. Enter into any Derivative Transaction.
(p)Indebtedness. Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(s).
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(q)Investment Securities. (i) Other than in accordance with SCSG’s investment guidelines and in the Ordinary Course of Business, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the SCSG Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.
(r)Deposits. Other than in the Ordinary Course of Business, make any changes to deposit pricing.
(s)Loans. Without notifying the Chief Credit Officer of Colony Bank at least two (2) Business Days in advance, and except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in SCSG Disclosure Schedule 5.01(s), (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by SCSG or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $500,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $1,000,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with SCSG’s ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of SCSG or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $5,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where SCSG or any of its Subsidiaries retains any servicing rights.
(t)Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by SCSG or its Subsidiaries.
(u)Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this Section 5.01(u), “material” means affecting or relating to $50,000 or more in Taxes or $150,000 or more of taxable income.
(v)Tax Treatment of Each of the Merger and the Bank Merger. Take any action that is intended or is reasonably likely to result in either the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code.
(w)Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by SCSG or any of its Subsidiaries under any agreement with any Governmental Authority or under any SCSG Material Contract, Lease or other material agreement or material license to which SCSG or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.
(x)Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.
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(y)Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair SCSG’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.
(z)Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
(aa)Facilities. Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by CBAN.
(bb)Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(cc)Commitments. (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.
Section 5.02Covenants of CBAN.
(a)Affirmative Covenants. From the date hereof until the Effective Time, CBAN will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.
(b)Negative Covenants. From the date hereof until the Effective Time, except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Authority, or with the prior written consent of SCSG during the period from the date of this Agreement to the Effective Time, CBAN shall not, and shall not permit any of its Subsidiaries to:
(i)Take any action or knowingly fail to take any action that is intended or is reasonably likely to result in either the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code;
(ii)Take any action or knowingly fail to take any action that is reasonably likely to prevent, delay or impair CBAN’s ability to consummate the Merger or the transactions contemplated by this Agreement or Colony Bank’s ability to consummate the Bank Merger or perform any of its obligations under the Bank Plan of Merger; or
(iii)agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.
Section 5.03Commercially Reasonable Efforts.
Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.
Section 5.04Shareholder Approvals.
(a)Each of CBAN and SCSG shall call, give notice of, convene and hold a meeting of its shareholders (the “CBAN Meeting” and the “SCSG Meeting,” respectively) as soon as reasonably practicable
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(subject to applicable notice requirements) after the Registration Statement is declared effective for the purpose of obtaining the Requisite CBAN Shareholder Approval and the Requisite SCSG Shareholder Approval required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement or the issuance of shares contemplated thereby (as applicable). The board of directors of each of CBAN and SCSG shall use its commercially reasonable efforts to obtain from the shareholders of CBAN and SCSG, as the case may be, the Requisite CBAN Shareholder Approval, in the case of CBAN, and the Requisite SCSG Shareholder Approval, in the case of SCSG, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Proxy Statement/Prospectus) that they approve this Agreement and the transactions contemplated hereby, including, with respect to CBAN, the CBAN Common Stock Issuance. CBAN or SCSG shall adjourn or postpone the CBAN Meeting or the SCSG Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of CBAN Common Stock or the SCSG Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting CBAN or SCSG as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite CBAN Shareholder Approval or the Requisite SCSG Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the CBAN Meeting and SCSG Meeting shall be convened, the CBAN Stock Issuance and this Agreement shall be submitted to the shareholders of CBAN, and this Agreement shall be submitted to the shareholders of SCSG, at the CBAN Meeting and SCSG Meeting, respectively, for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either CBAN or SCSG of such obligation. CBAN and SCSG shall use their commercially reasonable efforts to cooperate to hold the CBAN Meeting and SCSG Meeting as soon as reasonably practicable (subject to applicable notice requirements) after the Registration Statement is declared effective, and to set the same record date for each such meeting.
(b)Except to the extent provided otherwise in Section 5.09, the board of directors of SCSG shall at all times prior to and during the SCSG Meeting recommend approval of this Agreement by the shareholders of SCSG and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by SCSG’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “SCSG Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of CBAN or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the SCSG Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite SCSG Shareholder Approval, SCSG will not adjourn or postpone the SCSG Meeting unless SCSG is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of SCSG. SCSG shall keep CBAN updated with respect to the proxy solicitation results in connection with the SCSG Meeting as reasonably requested by CBAN.
(c)The board of directors of CBAN shall at all times prior to and during the CBAN Meeting recommend approval of this Agreement by the shareholders of CBAN and the transactions contemplated hereby (including the Merger and the CBAN Common Stock Issuance) and any other matters required to be approved by CBAN’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “CBAN Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of SCSG or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include such recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite CBAN Shareholder Approval, CBAN will not adjourn or postpone the CBAN Meeting unless CBAN is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of CBAN. CBAN shall keep SCSG updated with respect to the proxy solicitation results in connection with the CBAN Meeting as reasonably requested by SCSG.
Section 5.05Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing.
(a)CBAN and SCSG agree to cooperate in the preparation of the Registration Statement. SCSG shall use its reasonable best efforts to deliver to CBAN such financial statements and related analysis of SCSG, including
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“Management’s Discussion and Analysis of Financial Condition and Results of Operations” of SCSG, as may be required in order to file the Registration Statement, and any other report required to be filed by CBAN with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to CBAN to review. Subject to SCSG’s cooperation as provided in this Section 5.05(a), within forty-five (45) days of the date of this Agreement, CBAN shall file with the SEC the Registration Statement. Each of CBAN and SCSG agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. CBAN also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. SCSG agrees to cooperate with CBAN and CBAN’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from SCSG’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, SCSG, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.
(b)CBAN will advise SCSG, promptly after CBAN receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CBAN Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. CBAN will provide SCSG and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and CBAN will provide SCSG and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, CBAN shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with SCSG to mail such amendment or supplement to SCSG shareholders (if required under applicable Law).
(c)CBAN will use its commercially reasonable efforts to cause the shares of CBAN Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.
Section 5.06Regulatory Filings; Consents.
(a)Each of CBAN and SCSG and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require CBAN or any of its Subsidiaries or SCSG or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to SCSG) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of CBAN, SCSG, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”). CBAN and SCSG will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors,
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trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of CBAN or SCSG to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, CBAN and SCSG shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.
(b)SCSG will use its commercially reasonable efforts, and CBAN shall reasonably cooperate with SCSG at SCSG’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on SCSG Disclosure Schedule 3.12(c)or that are otherwise required to be obtained under the terms of any SCSG Material Contract in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such SCSG Material Contract or creating any lien, claim, or charge upon any of the assets of SCSG or any of its Subsidiaries. Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). SCSG will consult with CBAN and its representatives as often as practicable under the circumstances so as to permit SCSG and CBAN and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.07Publicity.
CBAN and SCSG shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that CBAN shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.08Access; Current Information.
(a)For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, SCSG agrees to afford CBAN and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to SCSG’s and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as CBAN may reasonably request and SCSG shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and SCSG’s privacy policy and, during such period, SCSG shall furnish to CBAN, upon CBAN’s reasonable request, all such other information concerning the business, properties and personnel of SCSG and its Subsidiaries that is substantially similar in scope to the information provided to CBAN in connection with its diligence review prior to the date of this Agreement. Within thirty (30) days of the date of this Agreement, SCSG will furnish to CBAN true and complete copies of all deeds and other documentation evidencing ownership of the real properties set forth in SCSG Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust, and security agreements to which such property is subject.
(b)For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this
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Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, CBAN agrees to furnish to SCSG such information as SCSG may reasonably request concerning the business of CBAN and its Subsidiaries that is substantially similar in scope to the information provided to SCSG in connection with its diligence review prior to the date of this Agreement.
(c)As promptly as reasonably practicable after they become available, SCSG will furnish to CBAN copies of the board packages distributed to the board of directors of SCSG or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of SCSG or any committee thereof relating to the financial performance and risk management of SCSG.
(d)During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the Requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, SCSG agrees to provide to CBAN (i) to the extent permitted by applicable Law, a copy of each report filed by SCSG or any of its Subsidiaries with a Governmental Authority, (ii) a copy of SCSG’s monthly loan trial balance, and (iii) a copy of SCSG’s monthly statement of condition and profit and loss statement and, if requested by CBAN, a copy of SCSG’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. SCSG further agrees to provide CBAN, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to SCSG Disclosure Schedule 3.19, SCSG Disclosure Schedule 3.22(a), and SCSG Disclosure Schedule 3.22(b) that would be required if the references to March 31, 2021 in each corresponding representation and warranty of SCSG were changed to the date of the most recently ended calendar month.
(e)No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of CBAN and SCSG to consummate the transactions contemplated hereby.
(f)Notwithstanding anything to the contrary in this Section 5.08, SCSG shall not be required to copy CBAN on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that SCSG’s board of directors has been advised by counsel that such distribution to CBAN may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of SCSG’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, SCSG shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.09No Solicitation by SCSG; Superior Proposals.
(a)Except as permitted by Section 5.09(b), SCSG shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of SCSG or any of SCSG’s Subsidiaries (collectively, the “SCSG Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than CBAN) any information or data with respect to SCSG or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SCSG is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.
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Any violation of the foregoing restrictions by any of the SCSG Representatives, whether or not such SCSG Representative is so authorized and whether or not such SCSG Representative is purporting to act on behalf of SCSG or otherwise, shall be deemed to be a breach of this Agreement by SCSG. SCSG and its Subsidiaries shall, and shall cause each of the SCSG Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from CBAN), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving SCSG or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of SCSG or any of its Subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of SCSG or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of SCSG or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and SCSG or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding SCSG Stock or more than 50% of the assets of SCSG and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of SCSG reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by CBAN in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of SCSG from a financial point of view than the Merger.
(b)Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the SCSG Meeting, SCSG may take any of the actions described in Section 5.09(a) if, but only if, (i) SCSG has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of SCSG reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to SCSG’s shareholders under applicable Law; (iii) SCSG has provided CBAN with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to SCSG or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, SCSG receives from such Person a confidentiality agreement with terms no less favorable to SCSG than those contained in the confidentiality agreement with CBAN. SCSG shall promptly provide to CBAN any non-public information regarding SCSG or its Subsidiaries provided to any other Person which was not previously provided to CBAN, such additional information to be provided no later than the date of provision of such information to such other party.
(c)SCSG shall promptly (and in any event within twenty-four (24) hours) notify CBAN in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, SCSG or the SCSG Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or
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negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). SCSG agrees that it shall keep CBAN informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d)Neither the board of directors of SCSG nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to CBAN in connection with the transactions contemplated by this Agreement (including the Merger), the SCSG Recommendation, fail to reaffirm the SCSG Recommendation within three (3) Business Days following a request by CBAN, or make any statement, filing or release, in connection with the SCSG Meeting or otherwise, inconsistent with the SCSG Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the SCSG Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause SCSG or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring SCSG to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e)Notwithstanding Section 5.09(d), prior to the date of the SCSG Meeting, the board of directors of SCSG may withdraw, qualify, amend or modify the SCSG Recommendation (a “SCSG Subsequent Determination”) after the fifth (5th) Business Day following CBAN’s receipt of a notice (the “Notice of Superior Proposal”) from SCSG advising CBAN that the board of directors of SCSG has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of SCSG has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to SCSG’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by CBAN (the “Notice Period”), SCSG and the board of directors of SCSG shall have cooperated and negotiated in good faith with CBAN to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable SCSG to proceed with the SCSG Recommendation without a SCSG Subsequent Determination; provided, however, that CBAN shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CBAN since its receipt of such Notice of Superior Proposal, the board of directors of SCSG has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, SCSG shall be required to deliver a new Notice of Superior Proposal to CBAN and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.
(f)Notwithstanding any SCSG Subsequent Determination, this Agreement shall be submitted to SCSG’s shareholders at the SCSG Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve SCSG of such obligation; provided, however, that if the board of directors of SCSG shall have made a SCSG Subsequent Determination with respect to a Superior Proposal, then the board of directors of SCSG may recommend approval of such Superior Proposal by the shareholders of SCSG and may submit this Agreement to SCSG’s shareholders without recommendation, in which event the board of directors of SCSG shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to SCSG’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.
(g)Nothing contained in this Section 5.09 shall prohibit SCSG or the board of directors of SCSG from complying with SCSG’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act;
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provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the SCSG Recommendation unless the board of directors of SCSG reaffirms the SCSG Recommendation in such disclosure.
Section 5.10Indemnification.
(a)For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(c), CBAN shall indemnify and hold harmless the present and former directors and officers of SCSG and its Subsidiaries (each an “Indemnified Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of CBAN, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for SCSG or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent permitted under the organizational documents of SCSG and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law; provided, however, that that notwithstanding anything to the contrary contained in the organizational documents of the SCSG or its Subsidiaries, CBAN shall have no obligation to provide indemnification under this paragraph (a) to any Indemnified Party for any Excluded Claim.
(b)In connection with the indemnification provided pursuant to Section 5.10, CBAN and/or an CBAN Subsidiary will advance expenses, promptly after statements therefor are received, to each SCSG Indemnified Party, to the same extent permitted under the organizational documents of SCSG and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such SCSG Indemnified Party or multiple Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to CBAN. CBAN shall have no obligation to advance expenses related to any Excluded Claim.
(c)Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify CBAN upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of CBAN under this Section 5.10, unless, and only to the extent that, CBAN is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) CBAN shall have the right to assume the defense thereof and CBAN shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CBAN shall not be liable for any settlement effected without its prior written consent, and (iv) CBAN shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
(d)For a period of six (6) years following the Effective Time, CBAN will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of SCSG or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by SCSG; provided
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that, if CBAN is unable to maintain or obtain the insurance called for by this Section 5.10, CBAN will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of SCSG or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall CBAN be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by SCSG for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, CBAN shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.
(e)This Section 5.10 shall survive the Effective Time, is intended to benefit each SCSG Indemnified Party (each of whom shall be entitled to enforce this Section against CBAN), and shall be binding on all successors and assigns of CBAN.
(f)If CBAN or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CBAN and its Subsidiaries shall assume the obligations set forth in this Section 5.10.
Section 5.11Employees; Benefit Plans.
(a)Following the Effective Time, for a period of six (6) months, CBAN shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of SCSG on the Closing Date and who become employees of CBAN in connection with the transaction contemplated hereunder (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of CBAN; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CBAN. CBAN shall give the Covered Employees credit for their prior service with SCSG for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any employee benefit plan maintained by CBAN and in which Covered Employees may be eligible to participate.
(b)With respect to any employee benefit plan of CBAN that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year that includes the Closing, if Covered Employees are eligible to participate in such plans, CBAN shall use its commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such CBAN plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the comparable SCSG Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.
(c)Following the Effective Time, Colony Bank shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at SouthCrest Bank (“Carryover PTO”); provided, however, that such Carryover PTO will be forfeited if not used in accordance with the terms of Colony Bank’s policies.
(d)SCSG shall cause SouthCrest Bank to take all necessary actions to terminate the SouthCrest Bank 401(k) Plan (the “401(k) Plan”), effective as the date immediately preceding the date of the Effective Time of the Merger, subject to the occurrence of the Effective Time. SCSG shall provide CBAN with copies of the appropriate resolutions terminating the plan not later than three (3) days prior to the Effective Time. The accounts of all participants and beneficiaries in the 401(k) Plan shall become fully vested upon termination of such plan.
(e)Except for employees whose terms of employment are governed by the CBAN Employment Agreements, any employee of SCSG or SouthCrest Bank that becomes an employee of CBAN or Colony Bank at the Effective Time who is terminated within one year following the Effective Time (other than for cause, death,
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disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth on CBAN Disclosure Schedule Section 5.11(e).
(f)Following the Effective Time, CBAN shall assume, honor and comply with all obligations set forth in the change in control agreements listed on CBAN Disclosure Schedule 5.11(f).
(g)Nothing in this Section 5.11 shall be construed to limit the right of CBAN (including, following the Closing Date, SCSG) to amend or terminate any SCSG Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require CBAN (including, following the Closing Date, SCSG) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by CBAN of any Covered Employee subsequent to the Effective Time shall be subject in all events to CBAN’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
(h)For purposes of this Section 5.11, (i) “employees of SCSG” shall include employees of SCSG or any of its Subsidiaries, (ii) “employees of CBAN” shall include employees of CBAN or any of its Subsidiaries, (iii) all references to SCSG shall include each of the Subsidiaries of SCSG (iv) all references to CBAN shall include each of the Subsidiaries of CBAN.
Section 5.12Notification of Certain Changes.
CBAN and SCSG shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and SCSG shall provide on a periodic basis written notice to CBAN of any matters that SCSG becomes aware of that should be disclosed on a supplement or amendment to the SCSG Disclosure Schedule.
Section 5.13Transition; Informational Systems Conversion.
From and after the date hereof, CBAN and SCSG will use their commercially reasonable efforts to facilitate the integration of SCSG with the business of CBAN following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of SCSG and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by CBAN, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of SCSG and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by SCSG and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. CBAN shall promptly reimburse SCSG on request for any reasonable and documented out-of-pocket fees, expenses or charges that SCSG may incur as a result of taking, at the request of CBAN, any action prior to the Effective Time to facilitate the Informational Systems Conversion.
Section 5.14Termination of Contracts.
Prior to the Calculation Date and in accordance with this Section 5.14, SCSG will take all actions necessary to accrue any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each SCSG Material Contract listed on SCSG Disclosure Schedule 5.14 (unless CBAN otherwise directs SCSG not to terminate such contract), and any other contract or agreement requested by CBAN to be amended, modified or terminated (collectively, the “Terminated Contracts”) and such accrual shall be reflected in the calculation of Transaction Expenses as contemplated by Section 2.02(b). For the avoidance of doubt, CBAN will be responsible for the amendment, modification or termination of any contract or agreement subject to this Section 5.14 after the Closing Date and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each such contract or
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agreement shall be paid with the funds accrued for such purpose by SCSG. For the avoidance of doubt, Terminated Contracts shall not include SCSG Benefit Plans.
Section 5.15No Control of Other Party’s Business.
Nothing contained in this Agreement shall give CBAN, directly or indirectly, the right to control or direct the operations of SCSG or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give SCSG, directly or indirectly, the right to control or direct the operations of CBAN or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of SCSG and CBAN shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
Section 5.16Certain Litigation.
Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of SCSG or the board of directors of CBAN related to this Agreement or the Merger and the other transactions contemplated by this Agreement. SCSG shall: (i) permit CBAN to review and discuss in advance, and consider in good faith the views of CBAN in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish CBAN’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with CBAN regarding the defense or settlement of any such shareholder litigation, shall give due consideration to CBAN’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that SCSG shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of CBAN (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by SCSG is reasonably expected by SCSG, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by SCSG) under SCSG’s existing director and officer insurance policies, including any tail policy.
Section 5.17Board Representation; Director Resignations.
At or prior to the Effective Time, CBAN will cause the number of directors that comprise the full board of directors of the Surviving Entity to be increased by two (2). The board of directors of the Surviving Entity immediately after the Effective Time shall include two (2) former members of the SCSG board of directors (the “Board Representatives”) to serve until such Board Representatives are succeeded in accordance with the Surviving Entity’s bylaws. No other directors or employees of SCSG shall be designated to serve on the board of directors of the Surviving Entity at the Effective Time. The appointment of the Board Representatives to the board of directors of the Surviving Entity shall be subject to the bylaws of the Surviving Entity and the Board Representatives must (i) be reasonably acceptable to the board of directors of CBAN and (ii) satisfy and comply with the requirements regarding service as a member of the board of directors of the Surviving Entity, provided under applicable Law and the practices and policies of such board that are generally applicable to its members. The Board Representatives shall also be appointed to serve on the board of directors of the Surviving Bank, effective at the effective time of the Bank Merger. SCSG will cause to be delivered to CBAN resignations of all the directors of SCSG and its Subsidiaries who are not identified as Board Representatives, such resignations to be effective as of the Effective Time. The Surviving Company shall use its reasonable best efforts to (i) ensure that the Board Representatives are nominated for re-election to the Board of Directors of the Surviving Company at the Surviving Company’s next annual meeting of shareholders following the Closing Date and (ii) solicit proxies for the Board Representatives in respect of such re-election to the same extent as it does for any of the Surviving Company’s other nominees to the Board of Directors; provided, however, that .the Surviving Company shall not have any obligation to nominate for re-election or solicit proxies for such re-election with respect to any Board Representative who, at the time director nominations are made for the Surviving Company’s next annual meeting of the shareholders following the Closing Date, is not in compliance with or demonstrated an unwillingness to comply with any CBAN policy related to the duties, obligations, or conduct of members of the CBAN board of directors.
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Section 5.18Non-Competition and Non-Disclosure Agreement.
Concurrently with the execution and delivery of this Agreement and effective upon Closing, SCSG has caused each director of SCSG and SouthCrest Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit D (collectively, the “Director Restrictive Covenant Agreements”).
Section 5.19Claims Letters.
Concurrently with the execution and delivery of this Agreement and effective upon the Closing, SCSG has caused each director of SCSG and SouthCrest Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit E.
Section 5.20Employment Agreements.
Concurrently with the execution and delivery of this Agreement, the individuals set forth in CBAN Disclosure Schedule 5.21 have executed and delivered to CBAN employment agreements that become effective as of (and subject to the occurrence of) the Effective Time (collectively, the “CBAN Employment Agreements”).
Section 5.21Coordination.
(a)Prior to the Effective Time, subject to applicable Laws, SCSG and its Subsidiaries shall take any actions CBAN may reasonably request from time to time to better prepare the parties for integration of the operations of SCSG and its Subsidiaries with CBAN and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of SCSG and CBAN shall meet from time to time as CBAN may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of SCSG and its Subsidiaries, and SCSG shall give due consideration to CBAN’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither CBAN nor Colony Bank shall under any circumstance be permitted to exercise control of SCSG or any of its Subsidiaries prior to the Effective Time. SCSG shall permit representatives of Colony Bank to be onsite at SCSG to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to SouthCrest Bank’s business, during normal business hours and at the expense of CBAN or Colony Bank (not to include SouthCrest Bank’s regular employee payroll).
(b)Prior to the Effective Time, subject to applicable Laws, SCSG and its Subsidiaries shall take any actions CBAN may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or SCSG Material Contracts that CBAN may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with CBAN and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by CBAN in connection with any such amendment, modification or termination.
(c)From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to SCSG’s or SouthCrest Bank’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and SCSG shall, upon CBAN’s reasonable request, introduce CBAN and its representatives to suppliers of SCSG and its Subsidiaries for the purpose of facilitating the integration of SCSG and its business into that of CBAN. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, SCSG shall, upon CBAN’s reasonable request, introduce CBAN and its representatives to customers of SCSG and its Subsidiaries for the purpose of facilitating the integration of SCSG and its business into that of CBAN. Any interaction between CBAN and SCSG’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by SCSG. SCSG shall have the right to participate in any discussions between CBAN and SCSG’s customers and suppliers.
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(d)CBAN and SCSG agree to take all action necessary and appropriate to cause SouthCrest Bank to merge with Colony Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.
Section 5.22Transactional Expenses.
SCSG has provided in SCSG Disclosure Schedule 3.35 a reasonable good faith estimate of costs and fees that SCSG and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by SCSG as a result of any litigation which may arise in connection with this Agreement (collectively, “SCSG Expenses”). SCSG shall use its commercially reasonable efforts to cause the aggregate amount of all SCSG Expenses to not exceed the total expenses disclosed in SCSG Disclosure Schedule 3.35. SCSG shall promptly notify CBAN if or when it determines that it expects to exceed its total budget for SCSG Expenses. Notwithstanding anything to the contrary in this Section 5.23, SCSG shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in SCSG Disclosure Schedule 3.35.
Section 5.23Confidentiality.
Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of CBAN and SCSG, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the Mutual Nondisclosure Agreement, dated as of March 15, 2021 between CBAN and SCSG.
Section 5.24FINRA Compliance.
SCSG shall take all actions and submit all filings necessary to ensure compliance by SCSG with Securities Exchange Act Rule 10b-17 and FINRA Rule 6490.
Section 5.25Repayment of Parent Company Debt.
On or prior to the Closing Date, SCSG will repay all borrowings of SCSG pursuant to that certain Loan Agreement, dated as of October 23, 2019, by and between SCSG and FIRSTBANK and shall obtain all regulatory non-objections necessary to facilitate such repayment. SCSG shall obtain a customary “pay-off” letter from the lender of such borrowing and shall obtain evidence of release of any liens on SCSG’s property associated with such debt.
Section 5.26SCSG Investor Agreements.
SCSG will use commercially reasonable efforts to terminate, effective immediately prior to the Effective Time, certain SCSG Investor Agreements as more fully described in CBAN Disclosure Schedule Section 5.26.
Section 5.27Tax Matters.
aThe Parties intend that each of the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations for each of the Merger and the Bank Merger. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of CBAN and SCSG shall use their respective reasonable best efforts to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent either the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
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bCBAN shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for SCSG and its Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01    Conditions to Obligations of the Parties to Effect the Merger.
The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:
(a)Shareholder Votes. This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite SCSG Shareholder Approval at the SCSG Meeting and the Requisite CBAN Shareholder Approval at the CBAN Meeting.
(b)Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.
(c)No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
(e)Tax Opinions Relating to the Merger. CBAN and SCSG, respectively, shall have received opinions from Fenimore, Kay, Harrison & Ford, LLP and Alston & Bird LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to CBAN and SCSG, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Fenimore, Kay, Harrison & Ford, LLP and Alston & Bird LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of CBAN and SCSG, in form and substance reasonably acceptable to such counsel.
Section 6.02    Conditions to Obligations of SCSG.
The obligations of SCSG to consummate the Merger also are subject to the fulfillment or written waiver by SCSG prior to the Closing Date of each of the following conditions:
(a)Representations and Warranties. The representations and warranties of CBAN (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 4.01, Section 4.02, Section 4.03(a), Section 4.04, Section 4.08 and Section 4.12, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the
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case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to CBAN. SCSG shall have received a certificate signed on behalf of CBAN by the Chief Executive Officer or the Chief Financial Officer of CBAN to the foregoing effect.
(b)Performance of Obligations of CBAN. CBAN shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on CBAN, and SCSG shall have received a certificate, dated the Closing Date, signed on behalf of CBAN by its Chief Executive Officer and the Chief Financial Officer to such effect.
(c)No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in CBAN or Colony Bank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
Section 6.03    Conditions to Obligations of CBAN.
The obligations of CBAN to consummate the Merger also are subject to the fulfillment or written waiver by CBAN prior to the Closing Date of each of the following conditions:
(a)Representations and Warranties. The representations and warranties of SCSG (i) set forth in Section 3.02(a) and Section 3.09(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than 1% shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.14 and Section 3.34, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SCSG. CBAN shall have received a certificate signed on behalf of SCSG by the Chief Executive Officer or the Chief Financial Officer of SCSG to the foregoing effect.
(b)Performance of Obligations of SCSG. SCSG shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and CBAN shall have received a certificate, dated the Closing Date, signed on behalf of SCSG by SCSG’s Chief Executive Officer and Chief Financial Officer, to such effect.
(c)No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in SCSG or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
(d)Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered.
(e)Dissenting Shares. Dissenting Shares shall be less than seven and one half percent (7.5%) of the issued and outstanding shares of SCSG Stock.
(f)Consents and Approvals. SCSG has received, in form and substance satisfactory to SCSG and CBAN, all consents, approvals, amendments, or cancellation agreements necessary to terminate or fully satisfy
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obligations of SCSG as of the Effective Time under SCSG Benefit Plans as may be reasonably requested by CBAN at least thirty (30) days prior to the Closing Date. _
(g)Termination of SCSG Investor Agreements. SCSG shall have terminated certain SCSG Investor Agreements as contemplated in accordance with Section 5.27.
Section 6.04    Frustration of Closing Conditions.
Neither CBAN nor SCSG may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.
ARTICLE VII
TERMINATION
Section 7.01    Termination.
This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of CBAN and SCSG if the board of directors of CBAN and the board of directors of SCSG each so determines by vote of a majority of the members of its entire board.
(b)No Regulatory Approval. By CBAN or SCSG, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
(c)No Shareholder Approval. By either CBAN or SCSG (provided that such terminating party shall not be in breach of any of its obligations under Section 5.04), if the Requisite CBAN Shareholder Approval or the Requisite SCSG Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
(d)Breach of Representations and Warranties. By either CBAN or SCSG (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect,” a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect,” any breach of any of such representations or warranties by the other Party; which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the Party committing such breach from the other Party or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.
(e)Breach of Covenants. By either CBAN or SCSG (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the Party committing such breach from the other Party or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.
(f)Delay. By either CBAN or SCSG if the Merger shall not have been consummated on or before December 31, 2021, provided, however, that such date will be automatically extended to March 31, 2022, if the only
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outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.
(g)Failure to Recommend; Etc.
i.In addition to and not in limitation of CBAN’s termination rights under Section 7.01(e), by CBAN if (i) there shall have been a material breach of Section 5.09, or (ii) the board of directors of SCSG (A) withdraws, qualifies, amends, modifies or withholds the SCSG Recommendation, or makes any statement, filing or release, in connection with the SCSG Meeting or otherwise, inconsistent with the SCSG Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the SCSG Recommendation), (B) materially breaches its obligation to call, give notice of and commence the SCSG Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by CBAN, (E) fails to publicly reconfirm the SCSG Recommendation within three (3) Business Days of being requested to do so by CBAN, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.
(ii)In addition to and not in limitation of SCSG’s termination rights under Section 7.01(e), by SCSG if the board of directors of CBAN (i) withdraws, qualifies, amends, modifies or withholds the CBAN Recommendation, or makes any statement, filing or release, in connection with the CBAN Meeting or otherwise, inconsistent with the CBAN Recommendation, (ii) materially breaches its obligation to call, give notice of and commence the CBAN Meeting under Section 5.04(a), (iii) fails to publicly reconfirm the CBAN Recommendation within three (3) Business Days of being requested to do so by SCSG, or (iv) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.
(h)Acceptance of Superior Proposal. By SCSG in connection with entering into a definitive agreement to effect a Superior Proposal after making an SCSG Subsequent Determination in accordance with Section 5.09(e).
(i)Stock Price Decline; Exchange Ratio Adjustment. By SCSG giving prompt written notice of termination to CBAN at any time on or after the fifth (5th) Business Day immediately prior to the date on which the Effective Time is to occur (the “Determination Date”) and prior to the Effective Time, if both of the following conditions are satisfied: (i) the quotient obtained by dividing the average of the daily closing prices for shares of CBAN Common Stock for the twenty (20) consecutive full Trading Days ending on the Trading Day immediately preceding the Determination Date on which such shares are actually traded on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by CBAN and SCSG) (the “Average Closing Price”) by the Starting CBAN Stock Price (the “CBAN Ratio”) shall be less than 0.85; and (ii) the CBAN Ratio shall be less than the number obtained by dividing the Final Index Price by the Starting Index Price (the “Index Ratio”) and subtracting 0.15 from such quotient. Following delivery of such written notice of termination by SCSG, this Agreement shall terminate upon the fifth (5th) Business Day following the Determination Date (the “Termination Date”); provided, however, that SCSG’s notice of election to terminate may be withdrawn at any time prior to the Termination Date; and provided further that during the five (5) Business Day period commencing with receipt of such notice, CBAN shall have the option (but no obligation) to offer to increase the consideration to be received by the holders of SCSG Stock through an adjustment to the Exchange Ratio such that the Merger Consideration equals or exceeds the Minimum Consideration Amount. If CBAN makes this election to increase the Exchange Ratio, within such period, it shall give prompt written notice to SCSG of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Per Share Stock Consideration, shall have been so modified), and any references in this Agreement to “Exchange Ratio” and “Per Share Stock Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Per Share Stock Consideration after giving effect to any adjustment made pursuant to this Section 7.01(i).
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(j)If CBAN declares or affects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the CBAN Common Stock shall be appropriately adjusted for the purposes of applying Section 7.01(i).
Section 7.02    Termination Fee.
(a)In recognition of the efforts, expenses and other opportunities foregone by CBAN while structuring and pursuing the Merger, SCSG shall pay to CBAN a termination fee equal to $3,200,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by CBAN in the event of any of the following: (i) in the event CBAN terminates this Agreement pursuant to Section 7.01(g), SCSG shall pay CBAN the Termination Fee within one (1) Business Day after receipt of CBAN’s notification of such termination; (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of SCSG or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to SCSG and (A) thereafter this Agreement is terminated (x) by either CBAN or SCSG pursuant to Section 7.01(c) because the Requisite SCSG Shareholder Approval shall not have been obtained or (y) by CBAN pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, SCSG enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SCSG shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay CBAN the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%,” and (iii) in the event SCSG terminates this Agreement pursuant to Section 7.01(h), SCSG shall pay CBAN the Termination Fee within one (1) Business Day after SCSG’s notification of such termination.
(b)SCSG and CBAN each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CBAN would not enter into this Agreement; accordingly, if SCSG fails promptly to pay any amounts due under this Section 7.02, SCSG shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of CBAN (including reasonable legal fees and expenses) in connection with such suit.
(c)Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if SCSG pays or causes to be paid to CBAN the Termination Fee in accordance with Section 7.02(a), SCSG (or any successor in interest of SCSG) will not have any further obligations or liabilities to CBAN with respect to this Agreement or the transactions contemplated by this Agreement.
Section 7.03    Effect of Termination.
Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.
ARTICLE VIII
DEFINITIONS
Section 8.01    Definitions.
The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 5.09(a).
“Acquisition Transaction” has the meaning set forth in Section 5.09(a).
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“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Articles of Merger” has the meaning set forth in Section 1.04(a).
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than SCSG or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.
“ASTM” has the meaning set forth in Section 5.01(x).
“Audited Financial Statements” has the meaning set forth in Section 3.07(a).
“Average Closing Price” shall have the meaning set forth in Section 7.01(i).
“Bank Merger” has the meaning set forth in Section 1.03.
“Bank Plan of Merger” has the meaning set forth in Section 1.03.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“Board Representatives” has the meaning set forth in Section 5.17.
“BOLI” has the meaning set forth in Section 3.32(b).
“Book-Entry Shares” means any non-certificated share held by book entry in SCSG’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of SCSG Stock.
“Burdensome Condition” has the meaning set forth in Section 5.06(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Georgia are authorized or obligated to close.
“Calculation Date” has the meaning set forth in Section 2.02(c).
“Capital Deficiency Amount” has the meaning set forth in Section 2.02(a).
“Carryover PTO” has the meaning set forth in Section 5.11(c).
“Cash Election” has the meaning set forth in Section 2.03(a)(iii).
“Cash Election Shares” has the meaning set forth in Section 2.03(a)(iii).
“CBAN” has the meaning set forth in the preamble to this Agreement.
“CBAN Common Stock” means the common stock, $1.00 par value per share, of CBAN.
“CBAN Common Stock Issuance” has the meaning set forth in Section 3.06(a).
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“CBAN Disclosure Schedule” has the meaning set forth in Article IV.
“CBAN Employment Agreements” has the meaning set forth in Section 5.21.
“CBAN Meeting” has the meaning set forth in Section 5.04(a).
“CBAN Ratio” shall have the meaning as set forth in Section 7.01(i).
“CBAN Recommendation” shall have the meanings set forth in Section 5.01(c).
“CBAN Reports” has the meaning set forth in Section 4.05(a).
“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of SCSG Stock.
“Claim” has the meaning set forth in Section 5.10(a).
“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).
“Code” has the meaning set forth in the Recitals.
“Colony Bank” has the meaning set forth in Section 1.03.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Controlled Group Members” means, with respect to the applicable entity, any related organizations described in Code Sections 414(b), (c), or (m).
“Covered Employees” has the meaning set forth in Section 5.11(a).
“COVID-19 Measures” has the meaning set forth in Section 3.16.
“D&O Insurance” has the meaning set forth in Section 5.10(d).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
“Determination Date” shall have the meaning as set forth in Section 7.01(i).
“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.19.
“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).
“Dissenting Shares” has the meaning set forth in Section 2.01(c).
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“Effective Time” has the meaning set forth in Section 1.04(a).
“Election Deadline” has the meaning set forth in Section 2.03(a)(iv).
“Election Form” has the meaning set forth in Section 2.03(a)(iii).
“Enforceability Exception” has the meaning set forth in Section 3.05.
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“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to the applicable entity, an organization that is related under Section 4001(b) of ERISA.
“Estimated Closing Statement” has the meaning set forth in Section 2.02(c).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means such exchange agent as may be designated by CBAN (which shall be CBAN’s transfer agent), and reasonably acceptable to SCSG, to act as agent for purposes of conducting the exchange procedures described in Article II.
“Exchange Fund” has the meaning set forth in Section 2.09(a).
“Exchange Ratio” has the meaning set forth in Section 2.01(d)(ii).
“Excluded Claim” means (i) any Claim brought by any Indemnified Party against any other Indemnified Party or CBAN or its Subsidiaries (or their respective successors) or (ii) any Claim brought by CBAN or its Subsidiaries (or their respective successors) against any Indemnified Party.
“Expiration Date” has the meaning set forth in Section 7.01(f).
“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIA” has the meaning set forth in Section 3.27.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFIEC” means the Federal Financial Institutions Examination Council.
“Final Closing Statement” has the meaning set forth in Section 2.02(c).
“Financial Statements” has the meaning set forth in Section 3.07(a).
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“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive full Trading Days ending on the Determination Date or, if the Determination Date is not a full Trading Day, the Trading Day immediately prior to the Determination Date.
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.
“GBCC” has the meaning set forth in Section 1.01.
“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.
“Holder” means the holder of record of shares of SCSG Stock.
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Indemnified Party” has the meaning set forth in Section 5.10(a).
“Index Price” shall mean the closing price on such date of the KBW Nasdaq Regional Banking Index (KRX).
“Index Ratio” shall have the meaning as set forth in Section 7.01(i).
“Informational Systems Conversion” has the meaning set forth in Section 5.13.
“Insurance Policies” has the meaning set forth in Section 3.32(a).
“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to SCSG, the actual knowledge, of the Persons set forth in SCSG Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to CBAN, the actual knowledge of the Persons set forth in CBAN Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
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“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.
“Leases” has the meaning set forth in Section 3.30(b).
“Letter of Transmittal” has the meaning set forth in Section 2.08.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Loans” has the meaning set forth in Section 3.22(a).
“Mailing Date” has the meaning set forth in Section 2.03(a)(iii).
“Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects SCSG and its Subsidiaries or CBAN and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SCSG and CBAN operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects SCSG and its Subsidiaries or CBAN and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SCSG and CBAN operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions in the United States or the State of Georgia affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects SCSG and its Subsidiaries or CBAN and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SCSG and CBAN operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by SCSG or CBAN to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of CBAN Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).
“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(d).
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” means the aggregate Per Share Merger Consideration payable to Holders of SCSG Stock hereunder.
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“Minimum Consideration Amount” means an amount than is greater than or equal to the lesser of the following:
(i)an amount equal to $21,600,438 plus the product of the Starting CBAN Stock Price, 3,987,898 and 0.85; or
(ii)an amount equal to $21,600,438 plus an amount equal to (A) the product of the Index Ratio, 0.85, 3,987,898 and the Average Closing Price, divided by (B) the CBAN Ratio.
“Nasdaq” means The Nasdaq Global Select Market.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“Non-Election Shares” has the meaning set forth in Section 2.03(a)(iii).
“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).
“Notice Period” has the meaning set forth in Section 5.09(e).
“OCC” means the Office of the Comptroller of the Currency.
“Ordinary Course of Business” means the ordinary, usual and customary course of business of SCSG and SCSG’s Subsidiaries consistent with past practice, including with respect to frequency and amount.
“OREO” has the meaning set forth in Section 3.22(b).
“Party” or “Parties” have the meaning set forth in the preamble.
“Per Share Cash Consideration” has the meaning set forth in Section 2.01(d)(i).
“Per Share Merger Consideration” means the Per Share Cash Consideration or the Per Share Stock Consideration, as applicable.
“Per Share Stock Consideration” has the meaning set forth in Section 2.01(d)(ii).
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
“Phase I” has the meaning set forth in Section 5.01(x).
“Plan of Merger” has the meaning set forth in Section 1.04(a).
“Proxy Statement-Prospectus” means the joint proxy statement and prospectus and other proxy solicitation materials of CBAN and SCSG relating to the CBAN Meeting and the SCSG Meeting.
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by CBAN in connection with the CBAN Common Stock Issuance (including the Proxy Statement-Prospectus constituting a part thereof).
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approval” has the meaning set forth in Section 3.06(a).
“Requesting Party” has the meaning set forth in Section 1.05.
“Requisite CBAN Shareholder Approval” means approval of this Agreement and the transactions contemplated hereby, including the issuance of CBAN Common Stock as contemplated by this Agreement, by a
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vote (in person or by proxy) of the majority of the outstanding shares of CBAN Common Stock entitled to vote thereon at the CBAN Meeting.
“Requisite SCSG Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of SCSG Stock entitled to vote thereon at the SCSG Meeting.
“Representative” has the meaning set forth in Section 2.03(a)(iii).
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SCSG” has the meaning set forth in the preamble to this Agreement.
“SCSG 401(a) Plan” has the meaning set forth in Section 3.15(c).
“SCSG Benefit Plans” has the meaning set forth in Section 3.15(a).
“SCSG Cancelled Shares” has the meaning set forth in Section 2.01(b).
“SCSG Common Stock” means the common stock, $1.00 par value per share, of SCSG.
“SCSG Disclosure Schedule” has the meaning set forth in Article III.
“SCSG Employees” has the meaning set forth in Section 3.15(a).
“SCSG Expenses” has the meaning set forth in Section 5.23.
“SCSG Financial Advisor” has the meaning set forth in Section 3.14.
“SCSG Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of SCSG and its Subsidiaries.
“SCSG Investment Securities” means the investment securities of SCSG and its Subsidiaries.
“SCSG Investor Agreement” has the meaning section forth in Section 3.02(d).
“SCSG Loan” has the meaning set forth in Section 3.22(c).
“SCSG Material Contracts” has the meaning set forth in Section 3.12(a).
“SCSG Meeting” has the meaning set forth in Section 5.04(a).
“SCSG Non-Voting Common Stock” means the non-voting common stock, $1.00 par value per share, of SCSG.
“SCSG Option” shall have the meaning set forth in Section 2.04(c).
“SCSG Phantom Stock Unit” has the meaning set forth in Section 2.04(d).
“SCSG Preferred Stock” means the serial preferred stock, no par value, of SCSG.
“SCSG Recommendation” has the meaning set forth in Section 5.04(b).
“SCSG Regulatory Agreement” has the meaning set forth in Section 3.13.
“SCSG Representatives” has the meaning set forth in Section 5.09(a).
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“SCSG Restricted Share” has the meaning set forth in Section 2.04(b).
“SCSG Restricted Share Agreements” has the meaning set forth in Section 5.18.
“SCSG Series AAA Preferred Stock” means the SCSG Preferred Stock designated as Series AAA Preferred Stock.
“SCSG Series A Preferred Stock” means the SCSG Preferred Stock designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A.
“SCSG Series B Preferred Stock” means the SCSG Preferred Stock designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B.
“SCSG Series C Preferred Stock” means the SCSG Preferred Stock designated as Series C Non-Cumulative Convertible Perpetual Preferred Stock.
“SCSG Series D Preferred Stock” means the SCSG Preferred Stock designated as Series D Convertible Perpetual Preferred Stock.
“SCSG Stock” means the capital stock of SCSG, including SCSG Common Stock, SCSG Non-Voting Common Stock, and SCSG Preferred Stock.
“SCSG Stock Plans” means all equity plans of SCSG or any Subsidiary, each as amended to date.
“SCSG Subsequent Determination” has the meaning set forth in Section 5.09(e).
“SCSG Voting Agreement” or “SCSG Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Shortfall Number” has the meaning set forth in Section 2.03(b)(ii).
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
“SouthCrest Bank” has the meaning set forth in Section 1.03.
“SRO” has the meaning set forth in Section 3.06.
“Starting CBAN Stock Price” shall mean $15.00.
“Starting Index Price” shall mean the Index Price on the date of this Agreement.
“Stock Conversion Maximum” has the meaning set forth in Section 2.03(a)(ii).
“Stock Election” has the meaning set forth in Section 2.03(a)(iii).
“Stock Election Number” has the meaning set forth in Section 2.03(b)(i).
“Stock Election Shares” has the meaning set forth in Section 2.03(a)(iii).
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or
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other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of SCSG means, unless the context otherwise requires, any current or former Subsidiary of SCSG.
“Superior Proposal” has the meaning set forth in Section 5.09(a).
“Surviving Bank” has the meaning set forth in Section 1.03.
“Surviving Entity” has the meaning set forth in the Recitals.
“Tangible Equity Capital” has the meaning set forth in Section 2.02(b).
“Tangible Equity Capital Minimum” means (i) $49,950,000 if the Closing Date occurs on or before July 31, 2021, (ii) $50,475,000 if the Closing Date occurs on or after August 1, 2021 but before September 1, 2021, and (iii) $51,000,000 if the Closing Date occurs on or after September 1, 2021.
“Tax” and “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.
“Tax Returns” shall mean any report, return, declaration, claim for refund, information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.
“Terminated Contracts” has the meaning set forth in Section 5.14.
“Termination Date” has the meaning set forth in Section 7.01(i).
“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.
“Trading Day” means any day on which Nasdaq is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).
“Transaction Expenses” has the meaning set forth in Section 2.02(b).
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“Unaudited Financial Statements” has the meaning set forth in Section 3.07(a).
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
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ARTICLE IX
MISCELLANEOUS
Section 9.01Survival.
No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10.
Section 9.03Waiver; Amendment.
Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the CBAN Meeting or the SCSG Meeting no amendment shall be made which by Law requires further approval by the shareholders of CBAN or SCSG, as applicable, without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.
Section 9.03Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.
(a)This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Georgia, without regard for conflict of law provisions.
(b)Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Georgia (the “Georgia Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Georgia Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Georgia Courts, (iii) waives any objection that the Georgia Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.
(c)Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04Expenses.
Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.
Section 9.05Notices.
All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or
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addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.
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(a)if to CBAN, to:
Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, Georgia 31750
Attn:      T. Heath Fountain, President & CEO
E-mail:  heath.fountain@colonybank.com
with a copy (which shall not constitute notice to CBAN) to:
Fenimore, Kay, Harrison & Ford, LLP
191 Peachtree Street NE
Suite 849
Atlanta, Georgia 30303
Attn:      Jonathan S. Hightower
Kevin E. Strachan
E-mail:   jhightower@fkhpartners.com
kstrachan@fkhpartners.com
(b)if to SCSG, to:
SouthCrest Financial Group, Inc.
1475 Peachtree Street NE
Suite 200
Atlanta, Georgia 30309
Attn:       Brian D. Schmitt, President & CEO
E-mail:   brian.schmitt@southcrestbank.com
with a copy (which shall not constitute notice to SCSG) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Attn:       Mark C. Kanaly
William W. Hooper
E-mail:   mark.kanaly@alston.com
will.hooper@alston.com
Section 9.06Entire Understanding; No Third Party Beneficiaries.
This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, CBAN and SCSG hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
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Section 9.07Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.08Enforcement of the Agreement.
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.09Interpretation.
(a)When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)The SCSG Disclosure Schedule and the CBAN Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.
(d)Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.
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(e)Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.
Section 9.10Assignment.
No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.11Counterparts.
This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

COLONY BANKCORP, INC.

/s/ T. Heath Fountain
T. Heath Fountain
President and Chief Executive Officer

SOUTHCREST FINANCIAL GROUP, INC.

/s/ Brian D. Schmitt
Brian D. Schmitt
President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
FORM OF VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is dated as of April [       ], 2021, by and between the undersigned holder (“Shareholder”) of capital stock of SouthCrest Financial Group, Inc., a Georgia corporation (“SCSG”), and Colony Bankcorp, Inc., a Georgia corporation (“CBAN”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, CBAN and SCSG are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) SCSG will merge with and into CBAN, with CBAN as the surviving entity, and (ii) SouthCrest Bank, N.A., a national banking association and a direct wholly owned subsidiary of SCSG, will merge with and into Colony Bank, a Georgia state-chartered bank and a direct wholly owned subsidiary of CBAN, with Colony Bank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of SCSG stock will be converted into and exchanged for the right to receive the Per Share Merger Consideration and cash in lieu of fractional shares.
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of SCSG Common Stock, Series AAA Preferred Stock, and Series D Preferred Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of SCSG Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of SCSG Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of CBAN to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, CBAN entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CBAN in connection therewith, Shareholder and CBAN agree as follows:
Section 1.    Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of SCSG, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CBAN, Shareholder shall:
(a)    appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)    vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of SCSG and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SCSG contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of SCSG, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.    No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Requisite SCSG Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as CBAN may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.    Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with CBAN as follows:
(a)    Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
Annex A Exhibit A - 2

(b)    This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CBAN, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)    Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of SCSG other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any SCSG Restricted Shares.
Section 4.    No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 6, Shareholder, in his, her or its capacity as a shareholder of SCSG, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) except in his capacity as a director or officer of SCSG and under circumstances for which such actions are permitted for SCSG under the Merger Agreement, participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than CBAN) any information or data with respect to SCSG or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition
Annex A Exhibit A - 3

Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of SCSG’s shareholders with respect to an Acquisition Proposal.
Section 5.    Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of CBAN to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CBAN if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CBAN will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CBAN has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with CBAN’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, CBAN shall have the right to inform any third party that CBAN reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CBAN hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with CBAN set forth in this Agreement may give rise to claims by CBAN against such third party.
Section 6.    Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement or (d) three (3) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 7.    Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 8.    Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be
Annex A Exhibit A - 4

performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 9.    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 10.    Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of SCSG and it shall not apply in any manner to Shareholder in his, her or its capacity as a director of SCSG, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director of SCSG, if applicable.
Section 11.    Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Georgia, without regard for conflict of law provisions.
Section 12.    Jurisdiction. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Georgia in Ben Hill County or the United States District Court, Middle District of Georgia. Each party consents to the jurisdiction of such Georgia court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Georgia court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 13.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.
Annex A Exhibit A - 5

Section 14.    Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at CBAN’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CBAN, Colony Bank, SCSG, SouthCrest Bank, N.A. or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
Section 15.    Disclosure. Shareholder hereby authorizes SCSG and CBAN to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that CBAN shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.
Section 16.    Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]
Annex A Exhibit A - 6

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COLONY BANKCORP, INC.

By:
T. Heath Fountain
President and Chief Executive Officer

SHAREHOLDER

Number of Shares of SCSG Common Stock Subject to this Agreement:

Number of Shares of SCSG Series AAA Preferred Stock Subject to this Agreement:

Number of Shares of SCSG Series D Preferred Stock Subject to this Agreement:

Total Number of Share of SCSG Stock Subject to this Agreement:
[Signature Page – SouthCrest Voting Agreement]

EXHIBIT B
FORM OF VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is dated as of April 22, 2021, by and between the undersigned holder (“Shareholder”) of common stock of Colony Bankcorp, Inc., a Georgia corporation (“CBAN”), and SouthCrest Financial Group, Inc., a Georgia corporation (“SCSG”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, CBAN and SCSG are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) SCSG will merge with and into CBAN, with CBAN as the surviving entity, and (ii) SouthCrest Bank, N.A., a national banking association and a direct wholly owned subsidiary of SCSG, will merge with and into Colony Bank, a Georgia state-chartered bank and a direct wholly owned subsidiary of CBAN, with Colony Bank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of SCSG stock will be converted into and exchanged for the right to receive the Per Share Merger Consideration and cash in lieu of fractional shares.
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of CBAN Common Stock indicated on the signature page of this Agreement under the heading “Number of Shares of CBAN Common Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of CBAN Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of SCSG to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, SCSG entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by SCSG in connection therewith, Shareholder and SCSG agree as follows:
Section 1.    Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of CBAN, however called for the purpose of voting on the transactions contemplated by the Merger Agreement, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by SCSG, Shareholder shall:
(a)    appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)    vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of the transactions contemplated by the Merger Agreement (including any amendments or modifications of the terms thereof approved by the board of directors of CBAN and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; and (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CBAN contained in the Merger Agreement or of Shareholder contained in this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of CBAN, to approve the transactions contemplated by the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.    No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the approval of shareholders of CBAN of the transactions contemplated by the Merger Agreement, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as SCSG may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.    Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with CBAN as follows:
(a)    Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)    This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by SCSG, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization,
Annex A Exhibit B - 2

moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)    Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of CBAN Common Stock other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any restricted stock issued by CBAN.
Section 4.    Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of SCSG to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to SCSG if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, SCSG will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that SCSG has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with SCSG’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, SCSG shall have the right to inform any third party that SCSG reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of SCSG hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with SCSG set forth in this Agreement may give rise to claims by SCSG against such third party.
Section 5.    Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written
Annex A Exhibit B - 3

agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any change to the Merger Consideration), (c) termination of the Merger Agreement or (d) three (3) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 6.    Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 7.    Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 8.    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.    Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of CBAN and it shall not apply in any manner to Shareholder in his, her or its capacity as a director of CBAN, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director of CBAN, if applicable.
Section 10.    Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Georgia, without regard for conflict of law provisions.
Section 11.    Jurisdiction. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Georgia in Ben Hill County or the United States District Court, Middle District of Georgia. Each party consents to the jurisdiction of such Georgia court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Georgia court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Annex A Exhibit B - 4

Section 12.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.
Section 13.    Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]
Annex A Exhibit B - 5

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SOUTHCREST FINANCIAL GROUP, INC.

By:
Brian D. Schmitt
President and Chief Executive Officer

SHAREHOLDER

Number of Shares of CBAN Common Stock Subject to this Agreement:
[Signature Page – Colony Voting Agreement]

EXHIBIT C
FORM OF BANK PLAN OF MERGER AND MERGER AGREEMENT
This PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of April [      ], 2021, by and between SouthCrest Bank, N.A., a national banking association with its main office located at 1475 West Peachtree Street NE, Suite 200, Atlanta, Georgia 30309, and Colony Bank, a Georgia state-chartered banking institution with its main office located at 302 South Main Street, Fitzgerald, Georgia 31750, to provide for the merger of SouthCrest Bank, N.A. with and into Colony Bank (the “Bank Merger”). SouthCrest Bank, N.A. and Colony Bank are referred to herein as the “Merging Banks”.
WHEREAS, Colony Bankcorp, Inc. (“CBAN”), which owns all of the outstanding shares of Colony Bank, and SouthCrest Financial Group, Inc. (“SCSG”), which owns all of the outstanding shares of SouthCrest Bank, N.A., have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, contemplates the merger of SCSG with and into CBAN, all subject to the terms and conditions of such Merger Agreement (the “Merger”);
WHEREAS, the Merger Agreement contemplates the merger of SouthCrest Bank, N.A. with and into Colony Bank, with Colony Bank as the surviving bank (the “Surviving Bank”), conditioned upon and immediately following consummation of the Merger;
WHEREAS, the respective boards of directors of SCSG, SouthCrest Bank, N.A., CBAN, and Colony Bank have approved the Bank Merger, upon the terms and subject to the conditions set forth in this Agreement, and have determined that the Bank Merger and the other transactions contemplated by this Agreement are in the best interests of their respective shareholders; and
WHEREAS, the Bank Merger has been approved by a majority of the board of directors of Colony Bank, by CBAN, as the sole shareholder of Colony Bank, by a majority of the board of directors of SouthCrest Bank, N.A., and by SCSG, as the sole shareholder of SouthCrest Bank, N.A., in each case in accordance with the provisions of 12 U.S.C § 215 and O.C.G.A. § 7-1-531.
NOW, THEREFORE, in consideration of the premises and of the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Merging Banks, intending to be legally bound, hereby make, adopt and approve this Agreement, and hereby prescribe the terms and conditions of the Bank Merger and the mode of effecting the Bank Merger as follows:
ARTICLE I
TERMS OF BANK MERGER
Section 1.1.    The Bank Merger.
(a)    As a result of the Bank Merger, (i) each share of common stock of SouthCrest Bank, N.A., par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (ii) each share of capital stock of Colony Bank, par value $10.00 per share, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time. For purposes of this Agreement, the Bank Merger shall become effective on the date and time the Articles of Merger (“Articles of Merger”) reflecting the Bank Merger shall become effective with the Secretary of State of the State of Georgia (the “Effective Time”). Any shareholder of SouthCrest Bank, N.A. voting against the Bank Merger shall have dissenters’ rights of appraisal in accordance with applicable law.
(b)    At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Merging Banks and thereupon and thereafter all the property, rights, privileges, powers and franchises of each of the Merging Banks shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Banks and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. In addition, any reference to either of the Merging Banks in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Merging Banks is a party shall not be deemed to have abated or to have been discontinued by reason of the Bank Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Bank Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Banks if the Bank Merger had not occurred.
Section 1.2.    Name of Surviving Bank and Principal Office. The name of the Surviving Bank shall be “Colony Bank.” The principal office of Colony Bank shall continue to be 302 South Main Street, Fitzgerald, Georgia 31750 after the Effective Time. The branch offices of Colony Bank and SouthCrest Bank, N.A. will be operated as branch offices of the Surviving Bank immediately following the Effective Time.
Section 1.3.    Articles of Incorporation. On and after the Effective Time, the Articles of Incorporation of Colony Bank shall be the Articles of Incorporation of the Surviving Bank until amended in accordance with applicable law.
Section 1.4.    Bylaws. On and after the Effective Time, the Bylaws of Colony Bank shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.
Section 1.5.    Directors and Officers. On and after the Effective Time, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank, (i) the directors
Annex A Exhibit C - 2

of the Surviving Bank shall be the directors of Colony Bank immediately prior to the Effective Time, together with such individuals as may be appointed to the Board of Directors of the Surviving Bank in accordance with the Merger Agreement and named in the Articles of Merger related to the Bank Merger, and (ii) the officers of the Surviving Bank shall be the officers of Colony Bank immediately prior to the Effective Time, together with such individuals as shall be named by the Board of Directors of the Surviving Bank following the Effective Time. The directors and officers of the Surviving Bank shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.
Section 1.6.    Capital of Surviving Bank. The amount of capital stock of the Surviving Bank authorized immediately following the Effective Time shall continue to be 150,000 shares of common stock, par value $10.00 per share, of which 90,000 shares of common stock are issued and outstanding as of the date hereof.
Section 1.7.    Income Tax Treatment. Each party to this Agreement agrees to treat the Bank Merger for all income tax purposes as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended and hereby adopt this Agreement as a result of execution thereof as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties shall file a tax return or take any position with any taxing authority that is inconsistent with the tax treatment described in the preceding sentence.
ARTICLE II
MISCELLANEOUS
Section 2.1.    Conditions Precedent. The respective obligations of each party pursuant to this Agreement shall be subject to (i) the closing of the transactions contemplated by the Merger Agreement; (ii) the approval of the Federal Deposit Insurance Corporation (the “FDIC”), (iii) the approval of the Georgia Department of Banking and Finance (the “GDBF”); (iv) approval by the shareholders of each of the Merging Banks.
Section 2.2.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States and the laws of the State of Georgia, without regard to any applicable principles of conflicts of laws that would result in the application of the law of another jurisdiction.
Section 2.3.    Counterparts. This Agreement may be executed (by facsimile or otherwise) by any one or more of the parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
Section 2.4.    Amendments. To the extent permitted by the FDIC, the GDBF and the Office of the Comptroller of the Currency, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.
Annex A Exhibit C - 3

Section 2.5.    Successors. This Agreement shall be binding on the successors of SouthCrest Bank, N.A. and Colony Bank.
[Signature page follows]
Annex A Exhibit C - 4

IN WITNESS WHEREOF, SouthCrest Bank, N.A. and Colony Bank have caused this Plan of Bank Merger and Merger Agreement to be executed by their duly authorized officers as of the date first set forth above.

COLONY BANK

ATTEST:

By:
Name:		Name:
Title:		Title:

SOUTHCREST BANK, N.A.

ATTEST:

By:
Name:		Name:
Title:		Title:
[Signature Page – Bank Plan of Merger and Merger Agreement]

EXHIBIT D
FORM OF NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is dated as of April [      ], 2021, by and between the undersigned director of SouthCrest Financial Group, Inc. (“Director”), and Colony Bankcorp, Inc., a Georgia corporation (“CBAN”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, CBAN and SouthCrest Financial Group, Inc., a Georgia corporation (“SCSG”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) SCSG will merge with and into CBAN, with CBAN as the surviving entity, and (ii) SouthCrest Bank, N.A., a national banking association and a direct wholly-owned subsidiary of SCSG, will merge with and into Colony Bank, a Georgia state-chartered bank and a direct wholly-owned subsidiary of CBAN, with Colony Bank as the surviving bank (collectively, the “Merger”);
WHEREAS, Director is a shareholder of SCSG and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of SCSG Common Stock held by Director;
WHEREAS, as of and prior to the date hereof, Director serves and has served as a member of the Board of Directors of SCSG or SouthCrest Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);
WHEREAS, as a result of the Merger, CBAN will succeed to all of the Confidential Information and Trade Secrets, for which CBAN as of the Effective Time will have paid valuable consideration and desires reasonable protection; and
WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of SCSG and SouthCrest Bank, including Director, enter into this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CBAN and Director, each intending to be legally bound, covenant and agree as follows:
Section 1.    Restrictive Covenants.
(a)    Director acknowledges that (i) CBAN has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.
(b)    Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with CBAN as follows:
(i)    From and after the date hereof, Director will not disclose or use any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law, provide CBAN with prompt notice of such requirement prior to the disclosure so that CBAN may waive the requirements of this Agreement or seek an appropriate protective order at CBAN’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.
(ii)    Except as expressly provided on Schedule I to this Agreement, for a period beginning on the date hereof and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CBAN), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of CBAN, Colony Bank, SCSG or SouthCrest Bank (each a “Protected Party”), including actively sought prospective customers of SouthCrest Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.
(iii)    Except as expressly provided on Schedule I to this Agreement, for a period beginning on the date hereof and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CBAN), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which offers products or services that are Competitive and which has an office located within the Restricted Territory.
(iv)    For a period beginning on the date hereof and ending two (2) years after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at
Annex A Exhibit D - 2

will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.
(c)    For purposes of this Section 1, the following terms shall be defined as set forth below:
(i)    “Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of any Protected Party.
(ii)    “Confidential Information” means data and information:
(A)    relating to the business of SCSG and its Subsidiaries, including SouthCrest Bank, regardless of whether the data or information constitutes a Trade Secret;
(B)    disclosed to Director or of which Director became aware as a consequence of Director’s relationship with SCSG and/or SouthCrest Bank;
(C)    having value to SCSG and/or SouthCrest Bank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CBAN and/or Colony Bank; and
(D)    not generally known to competitors of SCSG or CBAN (including competitors to SouthCrest Bank or Colony Bank).
Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from SCSG or CBAN, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.
(iii)    “Restricted Territory” means each county in Georgia where SouthCrest Bank operates a banking office at the Effective Time and each county contiguous to each of such counties.
(iv)    “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or
Annex A Exhibit D - 3

suppliers, that is not commonly known by or available to the public and which information:
(A)    derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(B)    is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(d)    Director acknowledges that irreparable loss and injury would result to CBAN upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, CBAN may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
Section 2.    Term; Termination. This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (a) termination of the Merger Agreement prior to the consummation of the Merger or; (ii) two (2) years following the Effective Time. For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until the earlier of (a) two (2) years after the Effective Time or (b) upon a Change in Control of CBAN. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.
Section 3.    Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.
Annex A Exhibit D - 4

If to CBAN:	Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, GA 31750
Attn: T. Heath Fountain, President & CEO
E-mail: heath.fountain@colonybank.com

If to Director:	The address of Director’s principal residence as it appears in SCSG’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to CBAN.
Section 4.    Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Georgia, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Georgia in Ben Hill County or the United States District Court, Middle District of Georgia. Each party consents to the jurisdiction of such Georgia court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Georgia court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 5.    Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CBAN. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 6.    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 7.    Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 8.    Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Annex A Exhibit D - 5

Section 9.    Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in No way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.
Annex A Exhibit D - 6

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COLONY BANKCORP, INC.

By:
T. Heath Fountain
President and Chief Executive Officer

DIRECTOR

Signature Page - Non-Competition and Non-Disclosure Agreement

Schedule I
For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b) (iii) shall not apply to any of the following activities of Director:
1.    The provision of legal services by Director to any Person.
2.    The provision of private equity/venture capital financing by Director to any Person.
3.    The provision of accounting services by Director to any Person.
4.    The ownership of 5% or less of any class of securities of any Person.
5.    The provision of automobile financing in connection with the operation of auto dealerships.
6.    Obtaining banking-related services or products for entities owned or controlled by the Director.
7.    Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

EXHIBIT E
FORM OF CLAIMS LETTER
April [      ], 2021
Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, GA 31750
Ladies and Gentlemen:
This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of April [      ], 2021 (the “Merger Agreement”), by and between Colony Bankcorp, Inc., a Georgia corporation (“CBAN”), and SouthCrest Financial Group, Inc., a Georgia corporation (“SCSG”).
Concerning any claims which the undersigned may have against SCSG or any of its subsidiaries, including SouthCrest Bank, N.A. (each, a “SCSG Entity”), in his or her capacity as an officer, director or employee of any SCSG Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:
Section 1.    Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.
Section 2.    Release of Certain Claims.
(a)    The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each SCSG Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any SCSG Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to CBAN on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

(b)    For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:
(i)    any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any SCSG Entity, including, but not limited to, (A) Claims as a borrower under written loan commitments and agreements between the undersigned and SouthCrest Bank, N.A., (B) Claims as a depositor under any deposit account with SouthCrest Bank, N.A., (C) Claims as the holder of any Certificate of Deposit issued by SouthCrest Bank, N.A., (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any SCSG Entity; (E) Claims in his or her capacity as a shareholder of SCSG, and (F) Claims as a holder of any check issued by any other depositor of SouthCrest Bank, N.A.;
(ii)    the Claims excluded in Section 2(a)(i) above;
(iii)    any Claims that the undersigned may have under the Merger Agreement; or
(iv)    any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any SCSG Entity, under Georgia law or the Merger Agreement.
Section 3.    Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.
Section 4.    Miscellaneous.
(a)    This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Georgia, without regard for conflict of law provisions.
(b)    This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Released Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.
(c)    This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.
Annex A Exhibit E - 2

(d)    This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(e)    The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.
(f)    This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.
(g)    If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
(h)    Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.
(i)    Any civil action, counterclaim, proceeding or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Georgia in
Annex A Exhibit E - 3

Ben Hill County or the United States District Court, Middle District of Georgia. Each party consents to the jurisdiction of such Georgia court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Georgia court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.
[Signature Page Follows]
Annex A Exhibit E - 4

Sincerely,

Signature of Director

Name of Director
[Signature Page – Claims Letter]

On behalf of Colony Bankcorp, Inc., I hereby acknowledge receipt of this letter as of this [      ] day of April, 2021.

COLONY BANKCORP, INC.

By:
T. Heath Fountain
President and Chief Executive Officer
[Signature Page – Claims Letter]

Annex B
April 22, 2021
Board of Directors
SouthCrest Financial Group, Inc.
1475 Peachtree Street NE
Atlanta, GA 30309
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, $0.01 per share par value (“Company Stock”), of SouthCrest Financial Group, Inc. (the “Company”) of the Per Share Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated April 22, 2021 (the “Agreement”), by and among Colony Bankcorp, Inc. (“CBAN”), and the Company. The Agreement provides for the merger of the Company with and into CBAN with CBAN as the surviving entity (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The terms of the Merger are set forth more fully in the Agreement and descriptions of any such terms herein are qualified in their entirety by reference to the Agreement.
Subject to the Agreement, each share of SCSG Stock (excluding Dissenting Shares and SCSG Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of the Agreement, into and exchanged for the right to receive either (i) a cash payment, without interest, in an amount equal to $10.45 (subject to adjustment as provided in section 2.02(a) of the Agreement) (the “Per Share Cash Consideration”); or (ii) 0.7318 (subject to adjustment as provided in section 2.02(a) of the Agreement) (the “Exchange Ratio”) of a share of CBAN Common Stock (the “Per Share Stock Consideration”), subject to election provided that the aggregate number of shares of CBAN stock to be issued as Per Share Stock Consideration shall equal 3,987,898 (the “Stock Conversion Maximum”).
Janney Montgomery Scott LLC ("Janney"), as part of its investment banking business, is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. This opinion has been reviewed and approved by Janney’s Fairness Committee. In addition to fees associated with our engagement in connection with this Merger, Janney has provided financial services and received compensation from the Company during the prior two years.
We were retained by the Company to render our opinion as to the fairness, from a financial point of view, in connection with the proposed Merger. We will receive compensation from the Company in connection with our services, of which we became entitled to receive upon delivery of this opinion. The portion of our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Merger. The Company has agreed to indemnify us and our affiliates for certain liabilities arising out of our engagement.
Annex B - 1

During the course of our engagement and for the purposes of our analyses and the opinion set forth herein, we have:
(i)reviewed the Agreement;
(ii)familiarized ourselves with information made available to us by the Company and CBAN regarding their respective financial condition, business, operations, assets, forecasts, including financial forecast assumptions provided by the Company and CBAN reflecting the views of senior management to the Company and CBAN as to the future of financial performance of the Company and CBAN;
(iii)reviewed certain financial statements, both audited and unaudited, and related financial information of the Company and CBAN, including reports filed by the the Company and CBAN with the Federal Deposit Insurance Corporation and the Federal Reserve Board;
(iv)reviewed estimates of the managements of the Company and CBAN as to the timing and amount of cost savings, net of costs to achieve such cost savings, anticipated by such managements to result from the Merger;
(v)compared certain aspects of the financial performance of the Company and CBAN with similar data available for certain other financial institutions;
(vi)reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving financial institutions that we considered and deemed relevant; and
(vii)performed such other analyses and considered such other factors as we have deemed relevant and appropriate.
We have taken into account our assessment of general economic, market and financial conditions, our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.
In arriving at our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Company and CBAN and in the discussions with the Company’s and CBAN’s respective management teams. We have not independently verified the accuracy or completeness of any such information. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of our analyses and this opinion, we have assumed that, with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company and CBAN (as the case may be) as to the expected future results of operations
Annex B - 2

and financial condition of the Company and CBAN and the other matters covered thereby. We have also assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of the Company and CBAN and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Company or CBAN or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or CBAN nor any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.
We have assumed that the proposed Merger will be consummated in accordance with the terms set forth in the Agreement, without any modification, amendment or waiver of any terms that would be material to our analyses. We have assumed that the proposed Merger is, and will be, in compliance with all laws and regulations that are applicable to the Company and CBAN. In rendering this opinion, we have been advised by both the Company and CBAN that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the proposed Merger. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory or other third party approvals or consents in connection with the proposed Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, CBAN or the contemplated benefits of the proposed Merger, including without limitation, the cost savings expected by the Company and CBAN to result from the proposed Merger.
Our opinion is based solely upon the information available to us and the financial, economic, market and other circumstances as they exist and can be evaluated as of the date hereof. Events occurring and information that comes to our attention after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that comes to our attention after the date hereof. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, tax or other similar professional advice. We have assumed that the Company has or will obtain such advice or opinions from the appropriate professional sources.
This opinion addresses solely the fairness, from a financial point of view, to the holders of the Company Stock of the Per Share Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. Our opinion does not address the merits of the underlying decision by the Company to engage in the proposed Merger and does not constitute a recommendation to the Board of Directors of the Company with respect to the Merger or any holder of the Company Stock as to how such holder should vote or otherwise act with respect to the proposed Merger or any other
Annex B - 3

matter. We do not express any opinion with respect to the amount or nature of any compensation to be received in the proposed Merger by any officer, director, or employee of any party to the Merger, or any class of such persons, relative to the Per Share Merger Consideration or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.
As you are aware, the financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, the Company, or CBAN, and our opinion does not purport to address potential developments in any such markets (including as a result of the COVID-19 pandemic and related matters).
This letter is solely for the information of the Board of Directors of the Company in its evaluation of the proposed Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld.
Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the holders of the Company Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Sincerely,

/s/ Janney Montgomery Scott LLC
Janney Montgomery Scott LLC
Annex B - 4

Annex C
April 22, 2021
Board of Directors
Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, Georgia 31750
Dear Board of Directors:
Hovde Group, LLC (“we” or “Hovde”) understand that Colony Bankcorp, Inc., a Georgia corporation (“CBAN”), and SouthCrest Financial Group, Inc., a Georgia corporation (“SCSG” and, together with CBAN, the “Parties” and each a “Party”) are about to enter into an Agreement and Plan of Merger (the “Agreement”) to be dated on or about April 22, 2021. Subject to the terms and conditions of the Agreement, in accordance with the Georgia Business Corporation Code (the “GBCC”), at the Effective Time, SCSG shall merge with and into CBAN pursuant to the terms of the Agreement (the “Merger’). CBAN shall be the surviving company in the Merger (the “Surviving Entity”) and shall continue its existence as a corporation under the laws of the State of Georgia, and as of the Effective Time, the separate corporate existence of SCSG shall cease. Immediately following the Effective Time, SouthCrest Bank, National Association, a national banking association and a direct wholly-owned subsidiary of SCSG (“SouthCrest Bank”), shall be merged (the “Bank Merger”) with and into Colony Bank, a Georgia state-chartered bank and a direct wholly-owned subsidiary of CBAN, in accordance with the provisions of applicable federal and state banking laws and regulations, and Colony Bank shall be the surviving bank (the “Surviving Bank”). The board of directors of each of the Parties will, on the date of the Agreement, approve a separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached to the Agreement as Exhibit C, and CBAN and SCSG in their capacities as sole shareholders of Colony Bank and SouthCrest Bank respectively will cause the Bank Plan of Merger to be executed and delivered on the date of the Agreement. The Parties intend that each of the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that the Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations for each of the Merger and the Bank Merger. Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all article and section references herein shall refer to articles and sections in the Agreement. For purposes of our analysis and opinion, Agreement as used herein shall refer to the draft Agreement labeled "Execution Copy” provided to Hovde by CBAN on April 21, 2021.
The Agreement provides that at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of SCSG and subject to the allocation provisions of Section 2.03(b) of the Agreement, each share of SCSG Stock (excluding Dissenting Shares and SCSG Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted and exchanged for the right to receive either: (i) a cash payment, without interest, in an amount equal to $10.45 (subject to adjustment as provided in Section 2.02(a), the “Per Share Cash Consideration”); or (ii) 0.7318 (subject to adjustment as provided in Section 2.02(a), the “Exchange Ratio”) of a share of CBAN Common Stock (the “Per Share Stock Consideration”). The aggregate Per Share Stock Consideration and the aggregate Per Share Cash Consideration to be paid to the Holders of SCSG Stock is referred to as the “Merger Consideration”. Additionally, the Agreement provides that the Merger shall not be consummated unless at least 50% of the Merger Consideration shall be in the form of CBAN Common Stock and further provides that the aggregate number of shares of CBAN stock to be issued as Per Share Stock Consideration pursuant to Section 2.03 shall be 3,987,898 shares (the
Annex C - 1

Board of Directors
Colony Bankcorp, Inc.
April 22, 2021

“Stock Conversion Maximum”); provided, however, the Stock Conversion Maximum is subject to adjustment. As provided in Section 2.02(a) if the Tangible Equity Capital of SCSG as of the Closing Date is less than the Tangible Equity Capital Minimum, then the Merger Consideration will be reduced by an amount (the “Capital Deficiency Amount”) equal to (A) the Tangible Equity Capital Minimum minus (B) the Tangible Equity Capital of SCSG on the Closing Date, and the Per Share Cash Consideration and the Exchange Ratio shall be adjusted to produce the aggregate Merger Consideration as reduced by such Capital Deficiency Amount. Tangible Equity Capital Minimum means (i) $49,950,000 if the Closing Date occurs on or before July 31, 2021, (ii) $50,475,000 if the Closing Date occurs on or after August 1, 2021 but before September 1, 2021, and (iii) $51,000,000 if the Closing Date occurs on or after September 1, 2021. No later than five (5) Business Days after the Effective Time, CBAN shall cause the Exchange Agent to effect the allocation among Holders of SCSG Stock of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration as set forth in Section 2.03(b) of the Agreement.
With your knowledge and consent and for purposes of our analysis and opinion, we have assumed that there will be no adjustment to the Per Share Cash Consideration or the Exchange Ratio due to any Capital Deficiency Amount, and therefore (i) based upon the closing price of CBAN Common Stock as of April 21, 2021 of $15.00 and (ii) 7,516,464 shares of SCSG Stock outstanding, the aggregate value of the Stock Consideration is $59,818,463 or $7.96 per Share of SCSG Stock and based upon the Exchange Ratio, the aggregate value of the Cash Consideration is $21,600,438 or $2.87 per Share of SCSG Stock resulting in the Merger Consideration being $81,418,902 or $10.83 per Share of SCSG Stock. Additionally, Section 2.04 of the Agreement stipulates the economic treatment as a result of the SCSG Stock-Based Awards consisting of the SCSG Restricted Shares, the SCSG Options and SCSG Phantom Option Units, and based upon the assumptions outlined above, the total SCSG Stock-Based Awards Payment by CBAN is $2,629,295 resulting in the aggregate Merger Consideration being $84,048,197 (i.e., Merger Consideration of $81,418,902 plus total SCSG Stock- Based Awards Payment of $2,629,295).
We note that the Agreement stipulates that CBAN shall cause all shares of CBAN Common Stock issuable pursuant to the Agreement to be approved for listing on the Nasdaq Global Select Market prior to the Effective Time. Additionally, Article VI of the Agreement sets forth the respective obligations of the Parties to consummate the Merger which include usual and customary closing conditions including having obtained (i) shareholder approval from both CBAN and SCSG shareholders, (ii) all necessary regulatory approvals, and (iii) favorable tax opinions relating to the Merger, and Dissenting Shares being less than 7.5% of the issued and outstanding shares of SCSG Stock.
We also note that the Agreement may be terminated pursuant to the terms of Section 7.01 of the Agreement which include, among other usual and customary conditions, the termination by either CBAN or SCSG if the Effective Time shall not have occurred at or before March 31, 2022 (the “Termination Date”) or, the termination by SCSG as set forth in Section 5.09 of the Agreement in the event SCSG receives an unsolicited bona fide Acquisition Proposal, and SCSG’s Board concludes in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal and SCSG determines to pursue such Superior Proposal. Additionally, the Agreement may be terminated by SGSC in the event of a decline in the stock price of CBAN and a subsequent adjustment to the Exchange Ratio as set forth in Section 7.01(i). If the Agreement is terminated by CBAN pursuant to Section 7.01(g) (Adverse Recommendation of SCSG Board) or by SCSG pursuant to Section 7.01(h), (SCSG Acceptance of a Superior Proposal) then SCSG shall pay to CBAN, within one (1) Business Day after receipt of CBAN’s notification of such termination, the amount of $3,200,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account specified by CBAN.
Annex C - 2

Board of Directors
Colony Bankcorp, Inc.
April 22, 2021

With your consent and for purposes of our analysis and opinion, we have assumed that the Agreement will not be terminated, that there will be no adjustment to the Per Share Cash Consideration or the Exchange Ratio, that CBAN will have sufficient cash to fund the aggregate Per Share Cash Consideration, and that the Merger will be consummated in accordance with the terms of the Agreement.
You have requested our opinion as to the fairness to the holders of CBAN Common Stock, from a financial point of view, of the aggregate Merger Consideration to be paid by CBAN to SCSG in connection with the Merger. This opinion addresses only the fairness of the aggregate Merger Consideration to be paid by CBAN in connection with the Merger, and we are not opining on any individual stock, cash, option, or other components of the consideration.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)    reviewed a draft of the Agreement labeled “Execution Copy” as provided to Hovde by CBAN on April 21, 2021;
(ii)    reviewed financial statements of SCSG for the twelve-month period ended December 31, 2020;
(iii)    reviewed certain historical publicly available business and financial information concerning SCSG;
(iv)    reviewed certain internal financial statements and other financial and operating data concerning SCSG;
(v)    worked with CBAN to develop a financial forecast for SCSG and a pro forma projection of the combined company following the Merger;
(vi)    discussed with certain members of senior management of CBAN the business, financial condition, results of operations and future prospects of each entity; the history and past and current operations of the SCSG and CBAN; SCSG’s and CBAN’s historical financial performance; and their assessment of the rationale for the Merger;
(vii)    reviewed and analyzed materials detailing the Merger prepared by CBAN and SCSG, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the Merger (the “Merger Adjustments”);
(viii)    analyzed the pro forma financial impact of the Merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the Merger based on assumptions relating to the Merger Adjustments;
(ix)    assessed current general economic, market and financial conditions;
(x)    reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;
Annex C - 3

Board of Directors
Colony Bankcorp, Inc.
April 22, 2021

(xi)    taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;
(xii)    reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and
(xiii)    performed such other analyses and considered such other factors as we have deemed appropriate.
We have assumed, without investigation, that there have been, and from the date hereof through the Effective Time will be, no material changes in the financial condition and results of operations of SCSG or CBAN since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by SCSG and CBAN are true and complete. We have relied upon the management of CBAN and SCSG as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by CBAN and SCSG, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by CBAN and SCSG on a basis reflecting the best currently available information and CBAN’s and SCSG’s judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by CBAN to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial and other information that was available to us from public sources, that was provided to us by CBAN or SCSG or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of CBAN and SCSG that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for CBAN and SCSG are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of CBAN or SCSG, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals; nor did we review any loan or credit files of CBAN or SCSG.
We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which CBAN or SCSG is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the
Annex C - 4

Board of Directors
Colony Bankcorp, Inc.
April 22, 2021

possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither CBAN nor SCSG is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin- off, other than the Merger contemplated by the Agreement.
We have relied upon and assumed with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by CBAN or SCSG or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. CBAN has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on CBAN or SCSG or would have a material adverse effect on the contemplated benefits of the Merger.
Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on CBAN or its stockholders; (ii) any advice or opinions provided by any other advisor to the Board of CBAN; (iii) any other strategic alternatives that might be available to CBAN; or (iv) whether CBAN has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.
Our opinion does not constitute a recommendation to CBAN as to whether or not CBAN should enter into the Agreement or to any stockholders of CBAN as to how such stockholders should vote at any meetings of stockholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of CBAN relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Merger Consideration is necessarily the lowest or best price that could be obtained in a merger or combination transaction with SCSG. We do not express any opinion as to the value of CBAN Common Stock following the announcement of the proposed Merger, or the value of CBAN Common Stock following the consummation of the Merger, or the prices at which shares of CBAN Common Stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of CBAN or SCSG.
This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of CBAN and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of CBAN Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.
Annex C - 5

Board of Directors
Colony Bankcorp, Inc.
April 22, 2021

Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to our engagement agreement with CBAN, we will receive from CBAN a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee contingent upon the consummation of the Merger. CBAN has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.
In the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to SCSG for which it received a fee. During the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to CBAN for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from CBAN in connection with future transactions, or in connection with potential advisory services and corporate transactions. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, CBAN or SCSG or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of CBAN or SCSG for its own accounts and for the accounts of customers. Except for the foregoing, during the past two years there have not been and there currently are no mutual agreements regarding any future material transactions between Hovde and CBAN.
Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the aggregate Merger Consideration to be paid to SCSG by CBAN in connection with the Merger is fair from a financial point of view to the shareholders of CBAN.

Sincerely,

HOVDE GROUP, LLC

Annex C - 6

Annex D
ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE
(GEORGIA DISSENTERS’ RIGHTS STATUTE)
14-2-1301.    Definitions.
As used in this article, the term:
(1)“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(2)“Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.
(3)“Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(4)“Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.
(5)“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
(6)“Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.
(7)“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(8)“Shareholder” means the record shareholder or the beneficial shareholder.
14-2-1302.    Right to dissent.
(a)    A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
(1)    Consummation of a plan of merger to which the corporation is a party:
(A)    If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:
(i)    The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;
(ii)    Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and
(iii)    The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or
(B)    If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;
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(2)    Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
(3)    Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;
(4)    An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or
(5)    Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the Board of Directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
(b)    A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.
(c)    Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:
(1)    In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:
(A)    Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or
(B)    Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or
(2)    The articles of incorporation or a resolution of the Board of Directors approving the transaction provides otherwise.
14-2-1303.    Dissent by nominees and beneficial owners.
A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
14-2-1320.    Notice of dissenters’ rights.
(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.
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(b)    If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.
14-2-1321.    Notice of intent to demand payment.
(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders meeting, a record shareholder who wishes to assert dissenters’ rights:
(1)    Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
(2)    Must not vote his shares in favor of the proposed action.
(b)    A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.
14-2-1322.    Dissenters’ notice.
(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.
(b)    The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:
(1)    State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(2)    Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(3)    Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and
(4)    Be accompanied by a copy of this article.
14-2-1323.    Duty to demand payment.
(a)    A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.
(b)    A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(c)    A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.
14-2-1324.    Share restrictions.
(a)    The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.
(b)    The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
14-2-1325.    Offer of payment.
(a)    Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who
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complied with Code Section 14-2-1323 offer to pay such dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
(b)    The offer of payment must be accompanied by:
(1)    The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2)    A statement of the corporation’s estimate of the fair value of the shares;
(3)    An explanation of how the interest was calculated;
(4)    A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and
(5)    A copy of this article.
(c)    If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer, or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.
14-2-1326.    Failure to take action.
(a)    If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b)    If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.
14-2-1327.    Procedure if shareholder dissatisfied with payment or offer.
(a)    A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:
(1)    The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or
(2)    The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
(b)    A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his shares, as provided in Code Section 14-2-1325.
(c)    If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:
(1)    The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and
(2)    The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.
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14-2-1330.    Court action.
(a)    If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b)    The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c)    The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.
(d)    The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.
(e)    Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.
14-2-1331.    Court costs and counsel fees.
(a)    The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.
(b)    The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:
(1)    Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or
(2)    Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
(c)    If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
14-2-1332.    Limitations of actions.
No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.
5

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
Subsection (a) of Section 14-2-851 of the GBCC provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851 of the GBCC or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her.
Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that it is fair and reasonable to indemnify such director in view of all the relevant circumstances, even if such director has not met the standard of conduct set forth in Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable according to Section 14-2-851 of the GBCC. However, if such director was adjudged liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding. If the court orders indemnification and/or advance of expenses pursuant to Section 14-2-854 of the GBCC, the court may also order the corporation to pay the director’s reasonable expenses in obtaining the court-ordered indemnification or advance of expenses.
Section 14-2-852 of the GBCC provides that if a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.
Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, a resolution of its board of directors or a contract except for liability arising out of conduct that constitutes: (i) appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) receipt of an improper personal benefit; or (iv) making distributions in violation of Section 14-2-640 of the GBCC. Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court-ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy that may be provided by its articles of incorporation, bylaws, action of its board of directors or by contract.
Section 14-2-858 of the GBCC provides that a corporation may purchase and maintain on behalf of a director, officer, employee or agent of a corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status.
The Colony Bylaws provide that any person, his heirs, executors, or administrators, may be indemnified or reimbursed by Colony for reasonable expense actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he or she shall be made a party by reason of the fact that he or she is or was a director, trustee, officer, employee, or agent of Colony, or that he or she is or was serving, at the request of Colony, trust or other organization or enterprise; provided; however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he or she shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to Colony, or to such other firm, corporation, trust, organization, or enterprise; and provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been in the subject of a compromise settlement, except with the approval of (i) a court of competent jurisdiction, (ii) the holders of record of a majority of the outstanding shares of capital stock of Colony, or (iii) a majority of the members of the Board of Directors then holding office, excluding the votes of any directors who are parties to the same or substantially the same action, suit or proceeding.
The Colony Bylaws also provide that expenses incurred in defending any action, suit or proceeding referred to above may be paid by Colony in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as provided above.
The Colony Bylaws further provide that Colony may purchase and maintain on behalf of a director, officer, employee or agent of Colony insurance against liability asserted against or incurred by that person serving in such capacity for Colony or arising from his status with Colony whether or not Colony would have the power to indemnify that person under the Colony Bylaws.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21. Exhibits and Financial Statement Schedules.
(a) List of Exhibits

Exhibit 2.1	-	Agreement and Plan of Merger, dated April 22, 2021, by and between Colony Bankcorp, Inc. and SouthCrest Financial Group, Inc. (attached as Annex A to the proxy statement/prospectus).

Exhibit 3.1	-	Articles of Incorporation, as amended, (incorporated herein by reference from Exhibit 99.1 to Colony’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, filed on August 4, 2014).

Exhibit 3.2	-	Amended and Restated Bylaws of Colony Bankcorp, Inc. (incorporated herein by reference from Exhibit 3.1 to Colony’s Current Report on Form 8-K, filed on September 18, 2020).

Exhibit 4.1	-	Description of Securities (incorporated by reference from Exhibit 4.1 to Colony's Annual Report on Form 10-K, filed on March 23, 2021)

Exhibit 5.1	-	Legal Opinion of Fenimore, Kay, Harrison & Ford, LLP

Exhibit 8.1	-	Tax Opinion of Fenimore, Kay, Harrison & Ford, LLP*

Exhibit 8.2	-	Tax Opinion of Alston & Bird LLP*

Exhibit 21.1	-	Subsidiaries of the Registrant (incorporated herein by reference from Exhibit 21 to Colony’s Form 10-K, filed on March 23, 2021).

Exhibit 23.1	-	Consent of Wipfli LLP

Exhibit 23.2	-	Consent of McNair, McLemore, Middlebrooks & Co., LLC

Exhibit 23.3	-	Consent of Alston & Bird LLP (included in Exhibit 8.2)*

Exhibit 23.4	-	Consent of Fenimore, Kay, Harrison & Ford, LLP (included in Exhibits 5.1 and 8.1*)

Exhibit 23.5	-	Consent of Porter Keadle Moore, LLC

Exhibit 24	-	Power of Attorney (included on the signature page)

Exhibit 99.1	-	Form of Proxy to be used by Holders of Shares of SouthCrest Common Stock at SouthCrest Financial Group, Inc. Annual Shareholders Meeting.*

Exhibit 99.2	-	Form of Proxy to be used by Holders of Shares of SouthCrest Preferred Stock at SouthCrest Financial Group, Inc. Annual Shareholders Meeting.*

Exhibit 99.3	-	Form of Proxy to be used by Holders of Shares of Colony Common Stock at Colony Bankcorp, Inc. Special Shareholders Meeting.*

Exhibit 99.4	-	Consent of Janney Montgomery Scott LLC

Exhibit 99.5	-	Consent of Hovde Group LLC
*To be filed by amendment
(b) Financial Statement Schedules
None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.
(c) Opinion of Financial Advisor
Furnished as Annex B (with respect to SouthCrest) and Annex C (with respect to Colony) to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.
Item 22. Undertakings.
The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fitzgerald and State of Georgia, on May 28, 2021.

COLONY BANKCORP, INC.

By:	/s/ T. Heath Fountain
Name: T. Heath Fountain
Title: President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Heath Fountain his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ T. Heath Fountain	President, Chief Executive Officer and Director (principal executive officer)	May 28, 2021
T. Heath Fountain

/s/ Tracie Youngblood	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	May 28, 2021
Tracie Youngblood

/s/ Mark H. Massee	Chairman of the Board	May 28, 2021
Mark H. Massee

/s/ Michael Frederick Dwozan Jr.	Director	May 28, 2021
Michael Frederick Dwozan Jr.

/s/ Scott Lowell Downing	Director	May 28, 2021
Scott Lowell Downing

/s/ Terry L. Hester	Director	May 28, 2021
Terry L. Hester

/s/ Edward Percy Loomis Jr.	Director	May 28, 2021
Edward Percy Loomis Jr.

/s/ Meagan M. Mowry	Director	May 28, 2021
Meagan M. Mowry

/s/ Matthew D. Reed	Director	May 28, 2021
Matthew D. Reed

Director
Jonathan W. R. Ross